Filed pursuant to Rule 424(b)(3)
Registration No. 333-163079

CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Aggregate Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(2)
Ordinary Shares, $0.01 par value	23,000,000	$22.25	$511,750,000	$28,555.65

(1)	Includes 3,000,000 additional ordinary shares that the underwriters have the option to purchase from certain of the selling shareholders.
(2)	Calculated pursuant to Rule 457(r) under the Securities Act of 1933 (the “Securities Act”).

PROSPECTUS SUPPLEMENT

(To Prospectus Dated November 13, 2009)

Warner Chilcott plc

20,000,000 Ordinary Shares

We are offering 20,000,000 of our ordinary shares.

Our ordinary shares are listed on The NASDAQ Stock Exchange under the symbol “WCRX.” On November 19, 2009, the last reported sale price of our ordinary shares on The NASDAQ Stock Exchange was $23.15 per share.

All of the ordinary shares in this offering are being sold by the selling shareholders, which include members of our senior management, identified in this prospectus supplement. Warner Chilcott plc will not receive any of the proceeds from the sale of the shares being sold by the selling shareholders.

	Per Share	Total
Public offering price	$22.2500	$445,000,000
Underwriting discounts and commissions	$0.8343	$16,686,000
Proceeds, before expenses, to the selling shareholders	$21.4157	$428,314,000

To the extent that the underwriters sell more than 20,000,000 ordinary shares, the underwriters have the option to purchase up to an additional 3,000,000 shares from certain of the selling shareholders at the initial price to the public less the underwriting discount.

Investing in our ordinary shares involves risks. See “Risk Factors” beginning on page S-14 of this prospectus supplement for more information.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the shares on or about November 25, 2009.

Joint Book-Running Managers

Goldman, Sachs & Co.	Morgan Stanley
Credit Suisse	J.P.Morgan

Co-Managers

BofA Merrill Lynch		Barclays Capital
Citi		Deutsche Bank Securities
UBS Investment Bank

The date of this prospectus supplement is November 19, 2009.

Prospectus Supplement

Prospectus

You should rely on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus and any free writing prospectus we provide to you. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement is accurate only as of the date on the front cover of this prospectus supplement. Our business, financial condition, results of operations and prospects may have changed since that date.

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This document contains two parts. The first part consists of this prospectus supplement, which describes the specific terms of this offering and the securities offered. The second part, the accompanying prospectus, provides more general information, some of which may not apply to this offering. If the description of the offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.

Before purchasing any securities, you should carefully read both this prospectus supplement and the accompanying prospectus, together with the additional information described under the heading “Where You Can Find More Information.”

Unless otherwise noted, the information in this prospectus supplement assumes that the underwriters’ option to purchase up to an additional 3,000,000 ordinary shares will not be exercised.

MARKET AND INDUSTRY DATA

This prospectus supplement includes market share and industry data that we obtained from industry publications and surveys and internal company sources. IMS Health, Inc. (“IMS”) was the primary source for third-party industry data and forecasts. Unless otherwise stated, all market information reflects IMS data for the last twelve month (“LTM”) period ended August 31, 2009 (the latest period for which such information is available) for constructed markets on a filled prescription basis in the United States. Industry publications and surveys generally state that the information contained therein has been obtained from sources believed to be reliable, but we have not independently verified any of the data from third-party sources nor have we ascertained the underlying economic assumptions relied upon therein. Statements as to our market position are based on market data currently available to us. While we are not aware of any misstatements regarding our industry data presented herein, our estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors” in this prospectus supplement.

S-ii

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights certain information contained elsewhere or incorporated by reference in this prospectus supplement. Because this is only a summary, it does not contain all the information that may be important to you. For a more complete understanding of our business and this offering, you should read the entire prospectus supplement and the accompanying prospectus and the documents incorporated herein and therein by reference, including the annual financial statements included elsewhere or incorporated by reference in this prospectus supplement. You should also carefully consider the matters discussed under “Risk Factors.”

Unless otherwise noted or the context otherwise requires, references in this prospectus supplement to “Warner Chilcott,” “the Company,” “our company,” “we,” “us” or “our” refer to Warner Chilcott plc and its direct and indirect subsidiaries. The company that we acquired in 2005, Warner Chilcott PLC, is referred to as the “Predecessor” for all 2004 periods.

References in this prospectus supplement to “pro forma” financial information mean that such financial information has been adjusted on a pro forma basis to give effect to the PGP Acquisition and related financing thereof and the LEO Transaction. See “Unaudited Pro Forma Condensed Combined Financial Information.”

Our Business

We are a leading global specialty pharmaceutical company currently focused on the gastroenterology, women’s healthcare, dermatology and urology segments of the U.S. and Western European pharmaceuticals markets. We are a fully integrated company with internal resources dedicated to the development, manufacture and promotion of our products. Prior to the PGP Acquisition (as defined below), our broad portfolio of established branded products included oral contraceptives (LOESTRIN 24 FE and FEMCON FE), hormone therapies (ESTRACE Cream, FEMHRT and others) and an oral anti-infective for acne (DORYX). On October 30, 2009, we acquired the global branded pharmaceuticals business of The Procter & Gamble Company (“PGP”) for approximately $2.9 billion in cash and the assumption of certain liabilities (the “PGP Acquisition”). The purchase price remains subject to certain post-closing purchase price adjustments. Under the terms of the purchase agreement, we acquired PGP’s portfolio of branded pharmaceutical products, PGP’s prescription drug pipeline and its manufacturing facilities in Puerto Rico and Germany. PGP has two primary products: ASACOL and ACTONEL. ASACOL is the leading treatment for ulcerative colitis in the U.S. market for orally administered 5-aminosalicylic acid (“5-ASA”) products. ACTONEL is the leading branded product in the U.S. non-injectable osteoporosis market for the prevention and treatment of osteoporosis in women. ACTONEL is marketed under a global collaboration agreement with Sanofi-Aventis US LLC (“Sanofi”). In addition to ASACOL and ACTONEL, PGP markets several other products, including ENABLEX, which serves the overactive bladder market.

The PGP Acquisition has transformed us into a global pharmaceuticals company with significant scale and geographic reach. The PGP Acquisition adds a highly attractive specialty segment in gastroenterology (ASACOL), expands our presence in women’s healthcare (ACTONEL) and establishes us in the urology market (ENABLEX) as our development work continues on two new erectile dysfunction (“ED”) products. The combined company has an expanded sales force and infrastructure to better promote products in the United States, major Western European and other markets, increased diversity of revenue sources, enhanced product development capabilities and a deeper pipeline. Moreover, the PGP Acquisition provides an opportunity for us to apply our demonstrated expertise in the management of pharmaceutical product life cycles to PGP’s market-leading products.

On September 23, 2009, we agreed to terminate our exclusive product licensing rights from LEO Pharma A/S (“LEO”) in the United States to TACLONEX, TACLONEX SCALP, DOVONEX and all other products in LEO’s development pipeline, and sold the related assets to LEO, for $1.0 billion in cash (the “LEO Transaction”). In connection with the LEO Transaction, we entered into a distribution agreement with LEO under which we agreed to continue to distribute DOVONEX and TACLONEX on behalf of LEO, in exchange for a distribution fee, through December 31, 2009. The LEO Transaction resulted in a gain for us for the quarter ended September 30, 2009 of $380.1 million, net of tax. The aggregate gain from the LEO Transaction is expected to be $447.6 million, net of tax. However, approximately $68.9 million of the pre-tax gain relating to certain inventories is expected to be recognized as part of income during the distribution agreement period. These gains, or the relevant portion thereof, are not included in the pro forma figures presented in the following paragraph. We believe the LEO Transaction will allow us to concentrate on the acquisition and integration of PGP.

For the year ended December 31, 2008 and the nine-month period ended September 30, 2009, on a pro forma basis giving effect to the PGP Acquisition and related financing and the LEO Transaction, we would have generated revenues of $3,076.3 million and $2,222.1 million and a net (loss) / income of $(93.1 million) and $239.6 million, respectively.

We market and sell the following principal products:

	Our Principal Products
	Product (Active Ingredient)	Indication	U.S. Patent Expiry(1)	Twelve Months Ended June 30, 2009 Revenue ($mm)(2)
Gastroenterology	Ulcerative Colitis
	ASACOL 400 mg (Mesalamine)	Treatment of mild to moderate ulcerative colitis and maintenance of remission	July 2013	$679	(3)

	ASACOL 800 mg (Mesalamine)	Treatment of moderately active ulcerative colitis	November 2021

Women’s Healthcare	Osteoporosis
	ACTONEL (Risedronate sodium)	Prevention and treatment of postmenopausal osteoporosis	June 2014 and November 2023 with notices of allowance received on additional patents pending	$1,366	(4)
	Oral Contraceptives
	LOESTRIN 24 FE (Norethindrone acetate and ethinyl estradiol)	Prevention of pregnancy	July 2014	$210

	FEMCON FE (Norethindrone and ethinyl estradiol)	Prevention of pregnancy	April 2019	$50

	Hormone Therapy
	ESTRACE Cream (17-beta estradiol)	Vaginal cream for treatment of vaginal and vulvar atrophy	Patent expired March 2001	$95

Dermatology	Acne
	DORYX (Doxycycline hyclate)	Oral adjunctive therapy for severe acne in 75, 100 and 150 mg strength delayed-release tablets	December 2022	$187

Urology	Overactive bladder
	ENABLEX (darifenacin)	Treatment of overactive bladder	March 2015	$80

(1)	See “Risk Factors—Risks Relating to Our Business—If generic products that compete with any of our branded pharmaceutical products are approved and sold, sales of our products may be adversely affected,” “Business—Our Principal Products” and “Business—Competition” and “Business—Legal Proceedings.” In particular, we have received Paragraph IV certification notice letters in respect of several of our products, and certain of our products are no longer protected by patent or entitled to exclusivity.
(2)	We are presenting June 30, 2009 information because we do not have precise product-by-product information for PGP for the three months ended September 30, 2009. We do not believe, however, that the PGP product revenues for the three months ended September 30, 2009 were materially different than for prior periods.
(3)	Represents total ASACOL revenues (400 mg and 800 mg). ASACOL 800 mg (known as ASACOL HD in the United States) was launched in the United States in June 2009.
(4)	Calculated on a pro forma basis, and therefore excludes PGP revenues related to product rights divested to Ajinomoto Company (“Ajinomoto”).

Our Competitive Strengths

Diversified portfolio of branded products.    We have an established and diversified portfolio of products. The addition of the PGP products creates depth in our women’s healthcare platform and further diversifies us into the gastroenterology and urology specialty segments. The following chart presents a percentage share breakdown of pro forma revenues by product for the twelve-month period ended June 30, 2009.

Pro Forma Revenue by Product—

Twelve Months Ended June 30, 2009

Total pro forma revenue: $2,974.8 million

(1)	For the twelve-month period ended June 30, 2009, PGP made payments to Sanofi under a collaboration agreement totaling $472.5 million related to ACTONEL product sales. As a result, the profit contribution of ACTONEL relative to other products is less than it may appear based on product revenues alone.
(2)	Warner Chilcott Dermatology revenues based on sales of DORYX.

Well-positioned in attractive markets.    We have a portfolio of leading branded products in each of our target segments. We believe that through product differentiation, effective marketing and utilization of our experience in brand life cycle management, we are well-positioned to further enhance our product leadership positions. Most of our principal products are leading brands in their respective segments including ASACOL, the leading branded product in the U.S. market for orally administered 5-ASA class drugs, and ACTONEL, the leading branded and second most prescribed non-injectable osteoporosis treatment in the United States.

Leading sales and marketing expertise.    Our sales force is comprised of approximately 1,300 representatives (including the PGP sales force), primarily in the United States and Western Europe, that promote our products to physicians. We believe the success of our sales team is driven by our precision marketing strategies. We identify the high-prescribing physicians in our therapeutic categories and then target our sales force’s activities to reach those specific physicians. We believe this strategy results in an efficient and effective return on our marketing efforts. The acquisition of PGP expands the scope of our sales force’s reach, and we believe that the success of our sales efforts and our precision marketing strategies can be applied not only to our legacy products but also to the PGP portfolio.

Strong intellectual property portfolio with successful management of product patent risk.    Many of our products are protected by patents. We have successfully developed improvements to our existing patent-protected products, including new and enhanced dosage forms, which provide benefits to patients and, in some cases, result in new patent protection and/or extended regulatory exclusivity. Recent examples of successful improvements include approvals by the U.S. Food and Drug Administration (the “FDA”) for our patent-protected products LOESTRIN 24 FE and DORYX 150 mg tablets. PGP also has a history of successful development of product improvements, including an 800 mg dosage of ASACOL launched in June 2009. Additionally, product improvements are under development for the patent-protected ACTONEL franchise, including a new ACTONEL once-a-week product for which PGP submitted a New Drug Application (“NDA”) in the United States in September 2009 and in Canada in October 2009 and other next-generation ACTONEL products, which, if approved, are expected to provide the opportunity to regain market share in the segment and to extend the ACTONEL franchise.

Substantial development pipeline from modest investment.    Our product development efforts are focused primarily on new products with established regulatory guidance and extending proprietary protection of our existing products through product improvements that may include new and enhanced dosage forms. These development efforts tend to be lower-cost endeavors with a higher probability of success than typical development programs run by other pharmaceutical and biotechnology companies. The success of our approach to R&D is reflected in our third quarter 2009 performance, when more than half of our revenues were generated by products developed in-house, approved by the FDA and launched within the last five years (i.e. LOESTRIN 24 FE, FEMCON FE, DORYX and FEMRING). Our R&D efforts benefit from an experienced team of scientists, clinicians and regulatory professionals with proven product development expertise. We currently have an NDA on file with the FDA for our next generation “low dose” oral contraceptive, as well as several other projects in various stages of development for products that treat various indications including acne and erectile dysfunction. Through the PGP Acquisition, we have supplemented our existing pipeline and strengthened our team of experienced R&D professionals. Current PGP development projects include a new ACTONEL once-a-week product for which an NDA was submitted in the United States in September 2009 and in Canada in October 2009, other next generation versions of ACTONEL and ASACOL, as well as a nonfluorinated quinolone (class of antibiotics) and an oral anti-arrhythmic agent.

Strong free cash flow generation.    Our business has historically generated strong free cash flow, as it benefits from modest capital expenditure requirements, favorable tax rates and relatively modest working capital requirements. While our capital expenditures as a percentage of sales are slightly higher in the nine months ended September 30, 2009 due to investments in our Fajardo, Puerto Rico manufacturing facility, our historical capital expenditures have averaged approximately 2% of sales between 2005 and 2008. Our favorable tax structure primarily stems from an agreement with the Puerto Rican tax authorities under which we enjoy a 2% tax rate on income in Puerto Rico through 2019. Additionally, we recently completed the redomestication of our parent holding company to Ireland from Bermuda, a move intended to ensure that we are headquartered in a stable long-term legal and regulatory environment. We expect that our favorable tax structure will apply to many of the PGP assets acquired in the PGP Acquisition. We believe that following the PGP Acquisition our strong free cash flow will provide us with the financial flexibility to continue to invest in our business and prepay our debt.

Proven and experienced management team.    We have an experienced management team with extensive pharmaceutical industry expertise and a track record of identifying, developing and promoting specialty pharmaceutical products. Our management has demonstrated the ability to select and successfully bring to market products in different stages of development through a number of partnerships and collaborations. Our senior management team, led by Roger Boissonneault, Chief Executive Officer, averages over 25 years of experience in the pharmaceutical industry and has been responsible for growing our revenues (not giving effect to the LEO Transaction described below) by a compound annual growth rate (“CAGR”) of 11.5% between 2006 and 2008.

Our Strategy

Our primary strategy is to continue to develop our specialty pharmaceutical products business by focusing on therapeutic areas dominated by specialist and other high-prescribing physicians. We remain committed to driving long-term revenue and profit growth by continuing to improve upon our portfolio of products and market those products through our precision marketing techniques. Furthermore, we intend to supplement this growth and broaden our market position in our existing franchises through ongoing product development and selectively reviewing potential product in-licensing, acquisition and partnership opportunities.

Focus on selected therapeutic markets.    While large pharmaceutical companies have focused on developing “blockbuster” drugs, we concentrate our efforts on branded products that are prescribed by high-prescribing physicians, as well as developing products that complement those products and therapeutic segments.

Drive long-term growth.    We seek to drive organic growth in product franchises by employing precision marketing techniques and focus our promotional efforts on those products that are most sensitive to promotion. The LEO Transaction presents an opportunity for us to redeploy our sales force to promote our key products and focus our resources on an efficient and successful integration of PGP. The PGP Acquisition has expanded our therapeutic and geographic reach and provides a platform from which our combined sales forces will seek to drive market share by promoting complementary products.

Execute focused, efficient R&D effort.    Our product development efforts are focused primarily on developing new products that target therapeutic areas with established regulatory guidance. Substantial time and attention is devoted to making proprietary improvements to our existing products and developing new and enhanced dosage forms. This strategy will continue with the PGP products by leveraging each R&D team’s expertise to bring new products to market.

Selectively acquire products that enhance our existing product portfolio.    To supplement our organic growth, we continually evaluate opportunities to expand our pharmaceutical product portfolio by reviewing potential product in-licensing, acquisition and partnership opportunities, such as our transactions with PGP, Paratek Pharmaceuticals, Inc. (“Paratek”), Dong-A PharmTech Co. Ltd (“Dong-A”) and NexMed, Inc. (“NexMed”). We focus on acquisitions and partnerships in therapeutic categories that we believe will complement our strategic focus. The PGP Acquisition has continued this strategy by broadening our product breadth in women’s healthcare, and by expanding our reach into gastroenterology and urology. Gastroenterology is a specialty segment that we believe is well suited to our marketing strategies as it is characterized by a small concentrated base of physicians. The expansion into the urology market complements our existing product development efforts in the ED category.

Industry

The U.S. pharmaceutical market generated sales of approximately $300 billion in 2008 and has grown at a CAGR of approximately 4.1% since 2004, according to IMS. This market accounted for approximately 75% of our pro forma revenues in the nine months ended September 30, 2009. Large pharmaceutical companies have been consolidating and are focusing on developing and marketing “blockbuster” drugs. The focus by large pharmaceutical companies on blockbuster products creates opportunities for specialty pharmaceutical companies like us to compete effectively in smaller but lucrative therapeutic markets such as gastroenterology, women’s healthcare, dermatology and urology, described below.

Gastroenterology

Ulcerative colitis (“UC”) is a form of inflammatory bowel disease that involves inflammation of the inner lining of the colon and rectum. There are an estimated 500,000 people with UC in the United States, according to the Crohn’s and Colitis Foundation of America. Typically, people are diagnosed with UC in their mid-30’s, (although the disease can occur at any age) and UC typically has a long-term impact on sufferers. Treatment varies, depending on whether the patient is trying to control a flare-up and induce remission or maintain remission. UC is generally treated with orally administered 5-ASA class drugs, such as ASACOL. 5-ASAs are typically preferred over other treatments (corticosteroids, biologics and surgery) due to lower cost and fewer side effects. ASACOL is the leading treatment for ulcerative colitis in the U.S. market for 5-ASAs with approximately 42% of the market share, based on filled prescriptions, and approximately 49% of the market share, based on revenues, in the $1.3 billion market, in each case according to IMS.

Women’s healthcare

Osteoporosis

Osteoporosis is a disease of the bone that leads to an increased risk of fracture and is most common in women after menopause. Osteoporosis can be prevented and treated with lifestyle changes and medications. The leading prescription therapies for the treatment of osteoporosis are a class of drugs called bisphosphonates, such as ACTONEL. ACTONEL is the leading branded and second most prescribed non-injectable osteoporosis treatment in the United States for the prevention and treatment of osteoporosis in postmenopausal women, with a 20% market share, based on filled prescriptions, in the $2.8 billion market, according to IMS.

Hormonal contraception

Hormonal contraception in the United States is a $4.0 billion promotionally sensitive market, according to IMS, where we are able to apply our promotional expertise and enjoy favorable competitive dynamics. Our total market share is approximately 6% based on filled prescriptions, according to IMS. Most prescriptions in this market are written by obstetrician/gynecologists (“OB/GYNs”). Hormonal contraception is a highly brand-dependent market, with share of new customer starts being led by promoted branded products.

Hormone therapy

Hormone therapy is a $1.9 billion market in the United States, according to IMS, which has been declining over the last several years due, in large part, to the negative impact of the discontinuation of two Women’s Health Initiative (“WHI”) studies in 2002 and 2004. The discontinuation of the WHI studies called into question the risks of systemic hormone therapy relative to the benefits. While the systemic portion of the market has been in decline, local acting therapies, such as topical creams, have proven more resilient and, in fact, have shown some growth over the last several years. Our ESTRACE Cream is a topical estrogen product for the treatment of urogenital symptoms of menopause and accounted for a 22% share of filled prescriptions in the $430 million topical cream segment of the U.S. hormone therapy market, according to IMS.

Dermatology

The United States market for dermatology products includes treatment for acne, psoriasis, infectious diseases of the skin, dermatitis, rosacea and other diseases. We target acne, one of the larger segments of the dermatology market. DORYX, a tetracycline-class oral antibiotic, is indicated for adjunctive treatment of severe acne and accounts for approximately 4% of U.S. filled prescriptions of the $1.1 billion market for antibiotics associated with the treatment of acne, according to IMS. Branded antibiotics for acne are particularly sensitive to promotion, and dermatologists are favorably disposed to prescribing differentiated branded products.

Recent Developments

PGP Acquisition

On October 30, 2009, we acquired the global branded pharmaceuticals business of The Procter & Gamble Company for approximately $2.9 billion in cash and the assumption of certain liabilities. The purchase price remains subject to certain post-closing purchase price adjustments. Under the terms of the purchase agreement, we acquired PGP’s portfolio of branded pharmaceutical products, PGP’s prescription drug pipeline and its manufacturing facilities in Puerto Rico and Germany.

In order to fund the PGP Acquisition, certain of our subsidiaries entered into new senior secured credit facilities, comprised of $2.95 billion in aggregate term loan facilities (which includes a $350.0 million delayed draw term loan facility) and a $250.0 million revolving credit facility. At closing, $2.6 billion was borrowed under the term loan facilities and no borrowings were made under the delayed draw term loan facility or the revolving credit facility. The PGP Acquisition and the entry into the new senior secured credit facilities are referred to herein as the “Transactions.”

LEO Transaction

On September 23, 2009, we entered into a definitive asset purchase agreement with LEO pursuant to which LEO paid us $1.0 billion in cash in order to terminate our exclusive license to distribute LEO’s DOVONEX and TACLONEX products (including all products in LEO’s development pipeline) in the United States and to acquire certain assets related to our distribution of DOVONEX and TACLONEX products in the United States. In connection with the LEO Transaction, we entered into a distribution agreement with LEO pursuant to which we agreed to, among other things, (1) continue to distribute DOVONEX and TACLONEX on behalf of LEO, for a distribution fee, through December 31, 2009 and (2) purchase inventories of DOVONEX and TACLONEX from LEO. In addition, we agreed to provide certain transition services to LEO for a period of up to one year after the closing.

The LEO Transaction resulted in a gain of $380.1 million, net of tax, in the quarter ended September 30, 2009. The aggregate gain from the LEO Transaction is expected to be $447.6 million, net of tax. However, approximately $68.9 million of the pre-tax gain relating to certain inventories is expected to be recognized as part of income during the distribution agreement period. We used approximately $481.8 million of the proceeds from the LEO Transaction to repay the entire remaining principal balance of the loans outstanding under our prior senior secured credit facilities of $479.8 million, as well as accrued and unpaid interest and fees of $2.0 million. This repayment resulted in the termination of the prior senior secured credit facilities, including the write-off of $6.6 million related to deferred loan costs.

Redomestication to Ireland

In August 2009, we completed a redomestication from Bermuda to Ireland, whereby each Class A common share of Warner Chilcott Limited was exchanged on a one-for-one basis for an ordinary share of Warner Chilcott plc, a newly formed public limited company organized in, and tax resident of, Ireland, and Warner Chilcott Limited became a wholly owned subsidiary of Warner Chilcott plc.

Our Sponsors

Our sponsors, Bain Capital Partners, DLJ Merchant Banking, J.P. Morgan Partners (advised by CCMP Capital) and Thomas H. Lee Partners, L.P. (the “Sponsors”) are each leading global private equity firms with established track records of successful investments and extensive experience managing investments in the healthcare industry.

We are a public limited company incorporated under the laws of Ireland. Our principal executive offices are located at Unit 19 Ardee Business Park, Hale Street, Ardee, Co. Louth, Ireland, and our telephone number at that address is +353 41 685 6983. We maintain a website at www.wcrx.com, where general information about us is available. We are not incorporating the contents of our website into this prospectus supplement.

The Offering

Ordinary shares offered by the selling shareholders	20,000,000 ordinary shares (or 23,000,000 ordinary shares if the underwriters exercise their option to purchase additional shares in full).

Option to purchase additional shares	Certain of the selling shareholders have granted the underwriters an option to purchase up to 3,000,000 additional ordinary shares.

Ordinary shares to be outstanding after this offering	251,450,079 ordinary shares.

Use of proceeds	We will not receive any proceeds from the ordinary shares being sold by the selling shareholders.

Dividends	We do not intend to pay dividends on our ordinary shares in the foreseeable future. We plan to retain any earnings for use in the operation of our business and to fund future growth.

The NASDAQ Stock Exchange symbol	“WCRX”

Risk factors	Investing in our ordinary shares involves substantial risks. You should carefully consider all the information in this prospectus supplement prior to investing in our ordinary shares. In particular, we urge you to carefully consider the factors set forth under “Risk Factors.”

Conflicts of interest	Affiliates of J.P. Morgan Securities Inc. and Credit Suisse Securities (USA) LLC each beneficially own more than 10% of our ordinary shares. For more information, see “Conflicts of Interest.”

The number of our ordinary shares to be outstanding immediately after the closing of this offering is based on 251,450,079 ordinary shares outstanding as of October 30, 2009, but excludes 6,479,625 shares issuable upon exercise of outstanding options and 10,667,230 shares reserved for issuance under our Equity Incentive Plan.

Summary Historical Financial Data

The following table presents summary historical financial data for Warner Chilcott and PGP for the periods presented. The historical financial data for Warner Chilcott as of and for the years ended December 31, 2006, 2007 and 2008 has been derived from the audited consolidated financial statements of Warner Chilcott. The historical financial data as of and for the nine months ended September 30, 2009 was derived from the unaudited consolidated financial statements of Warner Chilcott. All historical financial data for December 31, 2008 and prior periods is presented with Warner Chilcott Limited, now a wholly owned subsidiary of Warner Chilcott plc, as the parent of the group. Warner Chilcott plc was not formed as of or during the 2008 periods.

The historical financial data for PGP as of June 30, 2008 and 2009 and for the years ended June 30, 2007, 2008 and 2009 has been derived from the audited combined financial statements of PGP. The historical financial data for PGP as of and for the three months ended September 30, 2009 was derived from the unaudited combined financial statements of PGP.

The summary unaudited pro forma condensed combined financial data for the year ended December 31, 2008 and as of and for the nine months ended September 30, 2009 are based on the audited and unaudited historical consolidated financial statements described above, as adjusted to illustrate the estimated pro forma effect of the LEO Transaction and the Transactions as if they had occurred on January 1, 2008. The pro forma adjustments are based upon available information and certain assumptions that we believe are reasonable. The summary unaudited pro forma condensed combined financial data are for informational purposes only and do not purport to represent what our results of operations or financial position actually would have been if the LEO Transaction and the Transactions had occurred at any other date, and such data do not purport to project the results of operations for any future period. The audited and unaudited financial statements of Warner Chilcott and of PGP are incorporated into this prospectus supplement by reference. See “Unaudited Pro Forma Condensed Combined Financial Information” and “Where You Can Find More Information.”

	Warner Chilcott				PGP(4)				Unaudited Pro Forma Combined
	Fiscal Year Ended December 31			Nine Months Ended September 30 2009	Fiscal Year Ended June 30			Three Months Ended September 30	Fiscal Year Ended December 31	Nine Months Ended September 30
	2006	2007	2008		2007(3)	2008(3)	2009(3)	2009	2008	2009
	($ in millions except per share amounts)
Income statement data:
Revenues	$754.5	$899.6	$938.1	$749.6	$2,444.9	$2,531.7	$2,317.5	$577.7	$3,076.3	$2,222.1
Gross profit(1)(4)	602.7	713.5	739.3	609.5	2,162.0	2,257.9	2,069.7	526.4	2,715.1	1,984.0
Selling, general and administrative expenses(2)(4)	253.9	265.8	192.7	158.9	1,274.7	1,283.6	1,044.5	254.6	1,372.1	869.4
Research and development(4)	26.8	54.5	50.0	47.4	301.9	266.2	180.5	30.3	281.5	168.9
Amortization of intangibles(4)	253.4	228.3	223.9	171.0	24.0	25.1	24.4	6.1	697.2	471.7
(Gain) on sale of assets	—	—	—	(393.1)	—	—	—	(193.5)	—	—
Accretion on preferred stock of subsidiary	26.2	—	—	—	—	—	—	—	—	—
Impairment of intangible assets	—	—	163.3	—	8.3	2.8	1.8	—	166.1	1.8
Interest (income)	(4.7)	(4.8)	(1.3)	(0.1)	—	—	—	—	(1.3)	(0.1)
Interest expense	211.7	122.4	94.4	57.3	—	—	—	—	216.2	154.1

Income/(loss) before income taxes	(164.6)	47.3	16.3	568.1	553.1	680.2	818.5	428.9	(16.7)	318.1
Provision/(benefit) for income taxes	(11.1)	18.4	24.7	44.5	163.8	210.8	279.2	144.9	76.4	78.5

Net income/(loss)	$(153.5)	$28.9	$(8.4)	$523.6	$389.3	$469.4	$539.3	$284.0	$(93.1)	$239.6

Earnings per share
Basic	$(1.63)	$0.12	$(0.03)	$2.09					$(0.37)	$0.96
Diluted	(1.63)	0.12	(0.03)	2.09					(0.37)	0.96

	Warner Chilcott				PGP(4)				Unaudited Pro Forma Combined
	Fiscal Year Ended December 31			Nine Months Ended September 30 2009	Fiscal Year Ended June 30			Three Months Ended September 30 2009	Fiscal Year Ended December 31 2008	Nine Months Ended September 30 2009
	2006	2007	2008		2007(3)	2008(3)	2009(3)
					($ in millions)
Balance sheet data:
Cash and cash equivalents	$84.5	$30.8	$35.9	$753.7		$2.7	$2.7	$4.4		$217.1
Total assets	3,162.5	2,885.0	2,582.9	2,726.3		1,157.2	989.4	949.1		5,805.8
Long term debt	1,550.8	1,200.2	962.6	380.0		—	—	—		2,980.0
Total liabilities	1,834.3	1,530.6	1,233.0	832.5		700.7	627.9	629.0		3,921.5
Total shareholders’ equity	1,328.2	1,354.4	1,349.9	1,893.6		456.5	361.5	320.1		1,884.3

Other data:
Adjusted EBITDA(5)	382.6	450.6	517.9	451.5					$1,094.4	1,019.0
Cash flows from operations	122.7	339.6	313.3	340.9	470.2	443.2	514.2	120.9
Cash flows from investing activities	(282.8)	(42.8)	(71.9)	958.5	(8.4)	22.1	72.1	209.2
Cash flows from financing activities	233.0	(350.4)	(236.2)	(581.6)	(461.9)	(470.3)	(586.0)	(328.6)

(1)	With respect to Warner Chilcott, gross profit excludes amortization and impairments of intangible assets.
(2)	With respect to PGP, includes expenses for payments to Sanofi under a collaboration agreement in the amount of $554.8 million, $546.8 million, $472.5 million and $110.8 million for the fiscal years ended June 30, 2007, 2008 and 2009 and the three-month period ended September 30, 2009, respectively. With respect to PGP for periods presented, SG&A represents SG&A plus other operating expense less research and development.
(3)	Revenues for fiscal years ended June 30, 2007, 2008 and 2009 and for the three-month period ended September 30, 2009 include $32.9 million, $36.3 million, $44.5 million and $4.2 million, respectively, related to the divestiture of rights to market ACTONEL in Japan to Ajinomoto.
(4)	Certain reclassifications have been made between the audited combined financial statements of PGP and the summary historical financial data presented in this table. These reclassifications are outlined as follows:

Gross profit per the audited combined financial statements of PGP amounted to $2,100.2 million, $2,283.6 million and $2,183.0 million for the fiscal years ended June 30, 2009, 2008 and 2007, respectively, and $532.8 million for the unaudited condensed combined financial statements for the three months ended September 30, 2009. A reclassification of royalty expense related to ASACOL has been made from Other operating expense as per the audited and unaudited combined financial statements of PGP to cost of sales for the summary historical financial data in the amount of $30.5 million, $25.7 million and $21.0 million, for the fiscal years ended June 30, 2009, 2008 and 2007, respectively, and $6.4 million for the three months ended September 30, 2009.

Other operating expense per the audited combined financial statements of PGP amounted to $456 million, $603.9 million and $595.9 million for the fiscal years ended June 30, 2009, 2008 and 2007, respectively, and $131.3 million for the unaudited condensed combined financial statements for the three months ended September 30, 2009. These costs have been reclassified in their entirety into Selling, general and administrative expenses for the summary historical financial data.

Selling, general and administrative expenses per the audited combined financial statements of PGP amounted to $825.7 million, $999.5 million and $1,034.0 million for the fiscal years ended June 30, 2009, 2008 and 2007, respectively, and $166.1 million for the unaudited condensed combined financial statements for the three months ended September 30, 2009. Research and development costs in the amount of $180.5 million, $266.2 million and $301.9 million for the fiscal years ended June 30, 2009, 2008 and 2007, respectively, and $30.3 million for the three months ended September 30, 2009 have been reclassified from Selling, general and administrative expenses and included as a separate line. Amortization of intangibles in the amount of $24.4 million, $25.1 million and $24.0 million for the fiscal years ended June 30, 2009, 2008 and 2007, respectively, and $6.1 million for the three months ended September 30, 2009 have been reclassified from Selling, general and administrative expenses and included as a separate line. Impairment of intangibles in the amount of $1.8 million, $2.8 million and $8.3 million for the fiscal years ended June 30, 2009, 2008 and 2007, respectively, and $0 million for the three months ended September 30, 2009 have been reclassified from Selling, general and administrative expenses and included as a separate line.

(5)

EBITDA is defined as net income before depreciation and amortization, interest (income)/expense, and income taxes. Adjusted EBITDA is calculated by adjusting EBITDA by the items described below. We believe EBITDA and Adjusted EBITDA are useful as supplemental measures in evaluating the performance of our operating businesses and provide greater transparency into our consolidated and combined results of operations. EBITDA and Adjusted EBITDA are measures used by our management and are factors in measuring compliance with debt covenants relating to certain of our borrowing arrangements. EBITDA and Adjusted EBITDA should not be considered in isolation or as a substitute for net income or other income statement data prepared in accordance with U.S. generally accepted accounting principles (“GAAP”). Our presentation of EBITDA and Adjusted EBITDA may not be comparable to similarly titled measures used by other companies. A reconciliation of EBITDA and Adjusted EBITDA to net income is included in the table below.

We believe EBITDA and Adjusted EBITDA facilitate company to company operating performance comparisons by backing out potential differences caused by variations in capital structures (affecting net interest expense), taxation and the age and book depreciation of facilities (affecting relative depreciation expense), which may vary for different companies for reasons unrelated to operating performance. We further believe that EBITDA and Adjusted EBITDA are frequently used by securities analysts, investors and other interested parties in their evaluation of companies, many of which present an EBITDA measure when reporting their results. EBITDA and Adjusted EBITDA are not necessarily comparable to other similarly titled financial measures of other companies due to the potential inconsistencies in the method of calculation. In addition, Adjusted EBITDA, as presented in this table, corresponds to the definition of EBITDA used in the indenture for our existing notes.

EBITDA and Adjusted EBITDA have limitations as analytical tools, and you should not consider them either in isolation or as substitutes for analyzing our results as reported under GAAP. Some of these limitations are:

•	EBITDA and Adjusted EBITDA do not reflect changes in, or cash requirements for, our working capital needs;

•	EBITDA and Adjusted EBITDA do not reflect our interest expense, or the cash requirements necessary to service interest or principal payments, on our debt;

•	EBITDA and Adjusted EBITDA do not reflect our income tax expense or the cash requirements to pay our taxes;

•	EBITDA and Adjusted EBITDA do not reflect historical cash expenditures or future requirements for capital expenditures or contractual commitments;

•

Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA and Adjusted EBITDA do not reflect any cash requirements for such replacements; and

•	Other companies in our industry may calculate EBITDA and Adjusted EBITDA differently so they may not be comparable.

A reconciliation of net income to EBITDA and Adjusted EBITDA for each of the periods presented above is set forth in the following tables:

Warner Chilcott Historical

	Year Ended December 31,			Nine Months Ended September 30,
	2006	2007	2008	2009
	($ in millions)
Net income / (loss)	$(153.5)	$28.9	$(8.4)	$523.6
Interest expense, net	207.0	117.6	93.1	57.2
Provision for income taxes	(11.1)	18.4	24.7	44.5
Depreciation and amortization of intangible assets	260.5	238.6	235.3	180.7
Impairment of intangible assets	—	—	163.3	—

EBITDA	302.9	403.5	508.0	806.0

Adjustments to historical EBITDA:
Non-cash share-based compensation	17.8	6.1	7.9	9.4
R&D milestone payments	3.0	14.5	2.0	11.5
Litigation settlements	—	26.5	—	—
PGP Acquisition-related expenses	—	—	—	17.7
Accretion on preferred stock of subsidiaries	26.2	—	—	—
Sponsors' management fees recorded in selling, general and administrative expenses	31.2	—	—	—
Stepped up inventory recorded in cost of goods sold	1.5	—	—	—
(Gain) on sale of assets relating to the LEO Transaction	—	—	—	(393.1)

Adjusted EBITDA	$382.6	$450.6	$517.9	$451.5

Pro Forma Combined Company

	Pro Forma Year Ended December 31, 2008	Pro Forma Nine Months Ended September 30, 2009
	($ in millions)
Net income / (loss)	$(93.1)	$239.6
Interest expense, net(a)	214.9	154.1
Provision for income taxes	76.4	78.5
Depreciation recorded in selling, general and administrative expenses . . . .	43.0	40.6
Amortization of intangible assets . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	697.2	471.7
Impairment of intangible assets	166.1	1.8

EBITDA	1,104.4	986.6

Adjustments to historical EBITDA:
Employee restructuring charges(b)	30.3	7.3
Non-cash share-based compensation(c)	26.6	19.5
Operating income from divested products(d)	(10.5)	(5.6)
(Gain) on sale of divested products(d)	(58.5)	—
R&D milestone payments(e)	2.0	11.5

Adjusted EBITDA	$1,094.4	$1,019.0

(a)       Represents (1) pro forma interest expense of $216.2 million, net of pro forma interest income of $1.3 million for the year ended December 31, 2008 and (2) pro forma interest expense of $154.1 million, net of pro forma interest income of $(0.1) million for the nine months ended September 30, 2009.

(b)       Represents employee restructuring charges within the PGP business.

(c)       Represents non-cash share-based compensation of (1) $7.9 million of our company and $18.7 million of PGP for the year ended December 31, 2008 and (2) $9.4 million of our company and $10.1 million of PGP for the nine months ended September 30, 2009.

(d)       Represents operating income and associated gains from divested product rights of PGP.

(e)       Represents milestone payments of our company to third parties related to research and development.

RISK FACTORS

In addition to the other information included or incorporated by reference in this prospectus supplement, including the matters addressed in “Cautionary Statement Regarding Forward-Looking Statements,” you should carefully consider the following risk factors set forth below before making an investment in our ordinary shares. In addition, you should read and consider the risk factors associated with our business because these risk factors may also affect the operations and financial results reported by the combined company. See “Where You Can Find More Information.”

Risks Relating to Our Business

If generic products that compete with any of our branded pharmaceutical products are approved and sold, sales of our products will be adversely affected.

Generic equivalents for branded pharmaceutical products are typically sold by competing companies at a lower cost than the branded product. After the introduction of a competing generic product, a significant percentage of the prescriptions written for the branded product are often written for the generic version, resulting in a commensurate loss in revenues of the branded product. In addition, legislation enacted in most states in the United States allows or, in some instances mandates, that a pharmacist dispense an available generic equivalent when filling a prescription for a branded product, in the absence of specific instructions from the prescribing physician. Our branded pharmaceutical products are or may become subject to competition from generic equivalents because there is no proprietary protection for some of the branded pharmaceutical products we sell, because our patent protection expires or because our patent protection is not sufficiently broad. In addition, we may not be successful in our efforts to extend the proprietary protection afforded our branded products through the development and commercialization of proprietary product improvements and new and enhanced dosage forms. Competition from generic equivalents could have a material adverse impact on our revenues, financial condition, results of operations and cash flows.

ESTRACE Cream, ESTRACE Tablets, ESTROSTEP FE, SARAFEM, OVCON 50 and OVCON 35 are currently not protected by patents. Generic equivalents are currently available for ESTROSTEP FE, SARAFEM capsules, ESTRACE Tablets and OVCON 35. ASACOL is not currently protected by a patent in the United Kingdom. Although our patent covering FEMHRT expires in May 2010, under a 2004 settlement of certain patent litigation, we granted Barr Pharmaceuticals, Inc. (together, with its subsidiaries, “Barr,” which is now a division of Teva Pharmaceutical Industries, Ltd., together with its subsidiaries, “Teva”) a non-exclusive license to launch a generic version of the product six months prior to the expiration of our patent.

During the next five years, additional products of ours will lose patent protection or likely become subject to generic competition. As a result of our settlements of our outstanding patent litigation relating to LOESTRIN 24 FE and FEMCON FE, we granted non-exclusive licenses to third-parties to launch generic versions of these products during the next five years. More specifically, in January 2009, we settled patent litigation related to LOESTRIN 24 FE with Watson Pharmaceuticals, Inc. (together with its subsidiaries, “Watson”). Under the agreement, Watson will be permitted to commence marketing its generic equivalent product on the earlier of January 22, 2014 or the date on which another generic version of LOESTRIN 24 FE enters the U.S. market. In July 2009, we received a Paragraph IV certification notice letter from Lupin Ltd. and its wholly owned subsidiary Lupin Pharmaceuticals, Inc. (together, “Lupin”) in relation to the patent covering LOESTRIN 24 FE, but we do not believe that Lupin will be able to enter the market with a generic equivalent product prior to Watson. In December 2008, we settled our patent litigation related to FEMCON FE with Barr (now Teva). Under the terms of the agreement, Teva may not enter the market until the earlier of July 1, 2012 or, among other circumstances, the date that is two years following the date of the filing of an Abbreviated New Drug

Application (“ANDA”) with a Paragraph IV certification by a third-party. On July 31, 2009, the Company received a Paragraph IV certification notice letter from Lupin indicating that it had submitted to the FDA an ANDA seeking approval to manufacture and sell a generic version of FEMCON FE. If Lupin filed its ANDA with respect to FEMCON FE during 2009, Teva may be able to enter the market with a generic version of FEMCON FE as early as 2011. We do not believe that Lupin will be able to enter the market with a generic equivalent product prior to Teva. In January 2009, we announced that we settled our patent litigation related to FEMCON FE with Watson. Under the agreement, Watson will be permitted to commence marketing its generic equivalent product on the earlier of 180 days after Teva enters the market with a generic equivalent product, or January 1, 2013. In late 2010, ACTONEL will lose exclusivity in certain Western European markets.

Potential generic competitors may challenge the patents protecting our branded pharmaceutical products. For example, in addition to the patent challenges resulting in the settlements described above, in December 2008 and January 2009, we and Mayne Pharma International Pty. Ltd. (“Mayne”) received Paragraph IV certification notice letters from Actavis Elizabeth LLC (“Actavis”), Mutual Pharmaceutical Company, Inc. (“Mutual”), Mylan Pharmaceuticals Inc. (“Mylan”), Impax Laboratories, Inc. (“Impax”) and Sandoz Inc. (“Sandoz”) indicating that each had submitted to the FDA an ANDA seeking approval to manufacture and sell generic versions of DORYX 75 mg and 100 mg delayed-release tablets. Those notice letters contend that the DORYX patent is invalid, unenforceable or not infringed. As a result of the enactment of the QI Program Supplemental Funding Act of 2008 (the “QI Act”) on October 8, 2008, Mayne submitted to the FDA for listing in the FDA’s Orange Book the U.S. patent covering DORYX, and potential generic competitors that had filed an ANDA prior to the listing of the DORYX patent were permitted to certify to the listed patent within 120 days of the enactment of the QI Act. Under interpretations by the FDA, DORYX 75 mg and 100 mg will not benefit from the 30-month stay on potential approvals of generic versions of those products. There are two ANDA filers for DORYX 150 mg. Based on the FDA’s interpretive guidance, we believe that DORYX 150 mg is entitled to a 30-month stay on the approval of any generic versions. We believe that stay would run out in September 2011. While we and Mayne filed infringement lawsuits against each of the potential generic competitors in response to their submissions and intend to vigorously defend the DORYX patent and pursue our legal rights, we can offer no assurance that generic equivalent products to the DORYX products will not enter the market prior to the expiration of the patent covering DORYX in 2022. On November 9, 2009, pursuant to an agreement among the Company, Mayne and Mutual, the court dismissed the lawsuit against Mutual concerning generic versions of the DORYX 75 mg and 100 mg products following Mutual’s agreement to withdraw its ANDA with respect to such products. Our remaining lawsuits against Actavis, Mylan, Impax and Sandoz relating to the DORYX 75 mg and 100 mg products, as well as our lawsuits against Impax and Mylan relating to the DORYX 150 mg products, remain pending.

Certain of the products we acquired in the PGP Acquisition have also been challenged by generic competitors. For example, in July 2004, PGP received a Paragraph IV certification notice letter from Teva that it had submitted to the FDA an ANDA seeking approval to manufacture and sell generic versions of ACTONEL. PGP filed a patent infringement suit against Teva in August 2004. In that case, Teva admitted patent infringement and the U.S. District Court for the District of Delaware decided in favor of PGP, upholding the ACTONEL New Chemical Entity (“NCE”) patent as valid and enforceable. Teva appealed, and the U.S. Court of Appeals for the Federal Circuit unanimously upheld the decision of the district court in May 2009. PGP and Roche, which licenses a patent covering once-a-month ACTONEL 150 mg to PGP, filed a patent infringement suit against Teva in September 2008, against Sun Pharma Global, Inc. (“Sun”) in January 2009 and against Apotex Inc. and Apotex Corp. (together, “Apotex”) in March 2009 related to the Paragraph IV certification notice letters received indicating that each of Teva, Sun and Apotex is seeking approval from the FDA to manufacture and sell a generic version of the once-a-month ACTONEL 150 mg product. The suit against Teva triggered a 30-month stay of FDA approval with respect to the above mentioned ANDA, which will expire upon the earlier of

February 2011 or the resolution of the suit. Additionally, once-a-month ACTONEL 150 mg has FDA exclusivity through April 2011, and the underlying ACTONEL NCE patent expires in June 2014. We can offer no assurance that a generic equivalent will not be approved and enter the market prior to the expiration of the once-a-month ACTONEL 150 mg patent in 2023. In addition, in September 2007, Roxane Laboratories, Inc. (“Roxane”), a division of Boehringher Ingelheim Corporation, sent PGP a Paragraph IV certification notice letter that it had submitted to the FDA an ANDA seeking approval to manufacture and sell a generic equivalent of the ASACOL 400 mg product. PGP and Medeva Pharma Suisse A.G. (“Medeva”), the owner of the patent for the ASACOL product, filed a patent infringement suit against Roxane in October 2007, which triggered a 30-month stay of FDA approval with respect to the above mentioned ANDA. The stay will expire upon the earlier of March 2010 or the resolution of the suit. The trial has not been scheduled and is not expected to begin before March 2010. While we intend to vigorously defend the ASACOL patent and pursue our legal rights, we can offer no assurance that this lawsuit will be successful or that a generic equivalent of the ASACOL 400 mg product will not be approved and enter the market prior to the expiration of the ASACOL patent in 2013.

We cannot predict what effect, if any, such matters will have on our financial condition, results of operations and cash flows.

Our trademarks, patents and other intellectual property are valuable assets, and if we are unable to protect them from infringement or challenges, our business prospects may be harmed.

Due to our focus on branded products, we consider our trademarks to be valuable assets. Therefore, we actively manage our trademark portfolio, maintain long-standing trademarks and obtain trademark registrations for new brands. We also police our trademark portfolio against infringement. Our efforts to defend our trademarks may be unsuccessful and we may not have adequate remedies in the event of a finding of infringement due, for example, to the fact that a violating company may be insolvent.

We also rely on patents, trade secrets and proprietary knowledge to protect our products. We take steps to protect our proprietary rights by filing applications for patents on certain inventions, by entering into confidentiality, non-disclosure and assignment of invention agreements with our employees, consultants, licensees and other companies and enforcing our legal rights against third parties that we believe may infringe our intellectual property rights. We do not ultimately control whether we will be successful in enforcing our legal rights against third-party infringers, whether our patent applications will result in issued patents, whether our patents will be subjected to inter parte reexamination by the USPTO, whether our confidentiality, non-disclosure and assignment of invention agreements will be breached and whether we will have adequate remedies in the event of any such breach, or whether our trade secrets will become known by competitors.

We are today, and have in the past been, involved in litigation with respect to the validity and infringement of our patents. In addition, we may be involved in such litigation in the future. The outcome of this type of litigation is unpredictable, and if unfavorable, may deprive us of market exclusivity or from marketing and selling a product altogether. In addition, bringing and defending these lawsuits is costly, and consequently we may decide to not bring or defend such suits and to abandon the products to which they relate. If we lose market exclusivity for or stop marketing a product, our business, financial condition, results of operations and cash flows could be adversely affected.

Delays in production could have a material adverse impact on our business.

Our pharmaceutical manufacturing facility located in Fajardo, Puerto Rico currently manufactures many of our products, including LOESTRIN 24 FE, FEMCON FE, ESTROSTEP FE and OVCON 50

oral contraceptives, and packages our delayed-release DORYX tablets, FEMHRT, FEMTRACE and OVCON 35 samples. The PGP facilities we acquired in Manati, Puerto Rico and Weiterstadt, Germany currently manufacture many of the PGP products we acquired in the PGP Acquisition, including ASACOL and ACTONEL. Because the manufacture of pharmaceutical products requires precise and reliable controls, and due to significant compliance obligations imposed by laws and regulations, we may face delays in qualifying the Fajardo, Manati and Weiterstadt facilities for the manufacture of new products or for our other products that are currently manufactured for us by third parties. In addition, natural disasters such as hurricanes, floods, fires and earthquakes could adversely affect the ability of our manufacturing facilities to supply products to us. Hurricanes are relatively common in Puerto Rico and the severity of such natural disasters is unpredictable.

In addition, certain of our pharmaceutical products are currently manufactured for us under contracts with third parties. Our contract manufacturers may not be able to manufacture our products without interruption and may not comply with their obligations under our various supply arrangements, and we may not have adequate remedies for any breach. Our contract manufacturers have occasionally been unable to meet all of our orders, which has led to the depletion of our safety stock and temporary shortages of trade supply and promotional samples.

Failure by our own manufacturing facility or any third-party manufacturer (each a “product supplier”) to comply with regulatory requirements could adversely affect their ability to supply products to us. All facilities and manufacturing techniques used for the manufacture of pharmaceutical products must be operated in conformity with current Good Manufacturing Practices (“cGMPs”). In complying with cGMP requirements, product suppliers must continually expend time, money and effort in production, record-keeping and quality assurance and control to ensure that their products meet applicable specifications and other requirements for product safety, efficacy and quality. Manufacturing facilities are subject to periodic unannounced inspections by the FDA and other regulatory authorities. Failure to comply with applicable legal requirements (including, in the case of our manufacturing facility located in Fajardo, certain obligations that we assumed in our purchase of the facility arising out of a consent decree entered into by the previous owner) subjects the product suppliers to possible legal or regulatory action, including shutdown, which may adversely affect their ability to supply us with product.

The FDA and other regulatory authorities must approve suppliers of certain active and inactive pharmaceutical ingredients and certain packaging materials used in our products as well as suppliers of finished products. The development and regulatory approval of our products are dependent upon our ability to procure these ingredients, packaging materials and finished products from suppliers approved by the FDA and other regulatory authorities. Such approval of a new supplier would be required if, for example, active ingredients, packaging materials or finished products were no longer available from the initially approved supplier or if that supplier had its approval from the FDA or other regulatory authority withdrawn. The qualification of a new product supplier or a new supplier of product components could potentially delay the manufacture of the drug involved. Furthermore, we may not be able to obtain active ingredients, packaging materials or finished products from a new supplier on terms that are as favorable to us as those agreed to with the initially approved supplier or at reasonable prices.

A delay in supplying, or failure to supply, products by any product supplier could result in our inability to meet the demand for our products, the loss of all or a portion of our market share with respect to such products, and adversely affect our revenues, financial condition, results of operations and cash flows.

Pricing pressures from third-party payors, including managed care organizations, government sponsored health systems and regulations relating to Medicare and Medicaid, healthcare reform, pharmaceutical reimbursement and pricing in general could decrease our U.S. revenues.

Our commercial success in producing, marketing and selling products in the United States depends, in part, on the availability of adequate reimbursement from third-party healthcare payors, such as managed care organizations and government bodies and agencies for the cost of the products and related treatments. The market for our products may be limited by actions of third-party payors.

Managed care organizations and other third-party payors try to negotiate the pricing of medical services and products to control their costs, including by developing formularies to encourage plan beneficiaries to utilize preferred products for which the plans have negotiated favorable terms. Exclusion of a product from a formulary, or placement of a product on a disfavored formulary tier, can lead to sharply reduced usage in the managed care organization patient population. If our products are not included within an adequate number of formularies or if adequate reimbursements are not provided, or if reimbursement policies increasingly favor generic products, our market share and business could be negatively affected.

Reforms in Medicare added an out-patient prescription drug reimbursement beginning in 2006 for all Medicare beneficiaries. Private plans contracting with the government to deliver the benefit, through their purchasing power under these programs, are demanding discounts from pharmaceutical companies that may implicitly create price controls on prescription drugs. These reforms may decrease our future revenues from products such as ACTONEL, that are covered by the Medicare drug benefit.

We also face pricing pressures and potential pricing pressures for our drug products reimbursed under the Medicaid program. Most states have established preferred drug lists (“PDLs”) and require that manufacturers pay supplemental rebates, in addition to the federal rebate, to the state in order to be included in the PDL or to avoid being placed in a disfavored position on the state formulary.

Further, a number of other legislative and regulatory measures aimed at changing the healthcare system have been proposed, including federal proposals to permit the U.S. government to use its purchasing power to negotiate further discounts from pharmaceutical companies under Medicare, and proposals to increase the federal rebates we must pay to the states based on the utilization of our products under Medicaid. In addition, Congress is considering various other legislative proposals that generally are intended to expand healthcare coverage to currently uninsured Americans and to limit the rate of increase in healthcare spending. While we cannot predict whether any such proposals will be adopted or the effect such proposals may have on our business, the existence of such proposals, as well as the adoption of any proposal, may increase industry-wide pricing pressures or increase the cost of doing business (for example by imposing taxes on pharmaceutical manufacturers), thereby adversely affecting our results of operations and cash flows.

Government regulation in the European Union of the price and reimbursement status of medicinal products could limit market acceptance of our products or reduce the prices we receive for our products.

Most European Union member states impose controls on the prices at which medicines are reimbursed under state-run healthcare schemes. In many countries reimbursement of a product is conditional on the agreement by the seller not to sell the product above a fixed price in that country. Often the reimbursement price is established unilaterally by the national authorities, often accompanied by the inclusion of the product on a list of reimbursable products. Some member states operate reference pricing systems in which they set national reimbursement prices by reference to those in other member states. Increased pressures to reduce government healthcare spending and increased transparency of prices following the adoption of the euro have meant that an increasing number of governments have adopted this approach. Furthermore, with increased price transparency, parallel importation of pharmaceuticals from lower price level countries to higher priced markets has grown; and these parallel imports lower our effective average selling price.

Taxing authorities could reallocate our taxable income among our subsidiaries, which could increase our consolidated tax liability, and changes in tax laws and regulations could materially adversely affect our results of operations, financial position and cash flows.

We conduct operations world-wide through subsidiaries in various tax jurisdictions. Certain aspects of the transactions between our subsidiaries, including our transfer pricing (which is the pricing we use in the transfer of products and services among our subsidiaries) and our intercompany financing arrangements, could be challenged by applicable taxing authorities. While we believe both our transfer pricing and our intercompany financing arrangements are reasonable, either or both could be challenged by the applicable taxing authorities. Following any such challenge, our taxable income could be reallocated among our subsidiaries. Such reallocation could both increase our consolidated tax liability and adversely affect our financial condition, results of operations and cash flows.

Our U.S. operating subsidiaries previously entered into an Advance Pricing Agreement (the “APA”) with the Internal Revenue Service (the “IRS”) covering the calendar years 2006 through 2010. We cannot ensure that we will be able to enter into a new APA covering calendar years after 2010 or that any new APA will contain terms comparable to those in our existing APA. If we do not enter into a new APA, while we believe that our transfer pricing arrangements comply with applicable U.S. tax rules, the IRS could challenge our transfer pricing arrangements.

In addition, our future operating results, financial position and cash flows could be materially adversely affected by changes in the application of tax principles, including tax rates, new tax laws, or revised interpretations of existing tax laws and precedents, which result in a shift of taxable earnings between tax jurisdictions.

Changes in market conditions, including lower than expected cash flows or revenues for our branded pharmaceutical products, may result in our inability to realize the value of these products, in which case we may have to record an impairment charge.

The pharmaceutical industry is characterized by rapid product development and technological change, and as a result, our pharmaceutical products could be rendered obsolete or their value may be significantly decreased by the development of new technology or new pharmaceutical products to treat the conditions currently addressed by our products, technological advances that reduce the cost of production or marketing or pricing actions by one or more of our competitors. Some of the companies we compete against have significantly greater resources than we do, and therefore, may be able to adapt more quickly to new or emerging technologies and changes in customer requirements, or devote greater resources to the promotion and sale of their products than we can. Our inability to compete successfully with respect to these or other factors may materially and adversely affect our cash flows or revenues, or may result in our inability to realize the value of our branded pharmaceutical products, including products acquired from third parties, and may require us to record an impairment charge.

Recent legal and regulatory requirements could make it more difficult for us to obtain new or expanded approvals for our products, and could limit or make more burdensome our ability to commercialize our approved products.

The Food and Drug Administration Amendments Act of 2007 contains significant additional regulatory requirements affecting pharmaceutical manufacturers. The legislation grants the FDA extensive additional authority to impose post-approval clinical study and clinical trial requirements, require safety-related changes to product labeling, review advertising aimed at consumers, and require the adoption of risk management plans, referred to in the legislation as risk evaluation and mitigation strategies (“REMS”). The REMS may include requirements for special labeling or medication guides for patients, special communication plans for healthcare professionals, and restrictions on distribution and use. For example, if the FDA were to make the requisite findings, it might require that a new product be prescribed only by physicians with certain specialized training, only in certain designated healthcare settings, or only in conjunction with special patient testing and monitoring.

The legislation also includes, among other new requirements, provisions requiring the disclosure to the public of certain information regarding ongoing clinical trials for drugs through a clinical trial registry and for disclosing clinical trial results to the public through a clinical trial database; renewed requirements for conducting trials to generate information on the use of products in pediatric patients; and new penalties, for such acts as false or misleading consumer drug advertising. Other proposals have been made to impose additional requirements on drug approvals, further expand post-approval requirements, and restrict sales and promotional activities.

New requirements have also been imposed in some states, and proposed in other states, requiring us to provide paper or electronic pedigree information for the drugs that we distribute to help establish their authenticity and to track their movement from the manufacturer through the chain of distribution. These new federal and state requirements, and additional requirements that have been proposed and might be adopted, may make it more difficult or burdensome for us to obtain new or expanded approvals for our products, may be more restrictive or come with onerous post-approval or other requirements, may hinder our ability to commercialize approved products successfully, and may harm our business.

Delays and uncertainties in clinical trials or the government approval process for new products could result in lost market opportunities and hamper our ability to recoup costs associated with product development.

FDA approval is generally required before a prescription drug can be marketed in the United States. For innovative, or non-generic, new drugs, an FDA-approved New Drug Application (“NDA”) is required before the drugs may be marketed in the United States. The NDA must contain data to demonstrate that the drug is safe and effective for its intended uses, and that it will be manufactured to appropriate quality standards. Products marketed outside the United States are also subject to government regulation, which may be equally or more demanding. The clinical trials required to obtain regulatory approvals can be complex and expensive, and their outcomes are uncertain. Positive results from pre-clinical studies and early clinical trials do not ensure positive results in later clinical trials that form the basis of an application for regulatory approval. Even where clinical trials are completed successfully, the FDA or other regulatory authorities may determine that a product does not present an acceptable risk-benefit profile, and may not approve an NDA or its foreign equivalent or may only approve an NDA or its foreign equivalent with significant restrictions or conditions. The drug development and approval process can be time-consuming and expensive without assurance that the data will be adequate to justify approval of proposed new products. If we are unable to obtain regulatory approval for our products, we will not be able to commercialize our products and recoup our R&D costs. Furthermore, even if we were to obtain regulatory approvals, the terms of any product approval, including labeling, may be more restrictive than desired and could affect the marketability of our products, and the approvals may be contingent upon burdensome post-approval study commitments. If we are unable to obtain timely product approvals on commercially viable terms, our profitability and business could suffer. We are currently conducting Phase II and Phase III clinical trials and have pending NDAs for a number of important products, including our next generation ACTONEL product. If the NDA is not approved, we may not be able to commercialize that product in the United States and may not be able to realize the full anticipated value of the PGP Acquisition.

Changes in laws and regulations could adversely affect our results of operations, financial position or cash flows.

Our future operating results, financial position or cash flows could be adversely affected by changes in laws and regulations such as (i) changes in the FDA or equivalent foreign approval processes that may cause delays in, or limit or prevent the approval of, new products, (ii) new laws, regulations and judicial decisions affecting product marketing, promotion or the healthcare field generally and (iii) new laws or judicial decisions affecting intellectual property rights.

The perceived health effects of estrogen and combined estrogen-progestogen hormone therapy products may affect the acceptability and commercial success of our HT products.

ESTRACE Tablets, ESTRACE Cream, FEMRING and FEMTRACE are estrogen therapy products, and FEMHRT is a combined estrogen-progestogen therapy product. These hormone therapy (“HT”) products are used by women to alleviate symptoms associated with menopause. Recent studies have analyzed the health effects of estrogen therapy and estrogen-progestogen therapy products and the American College of Obstetricians and Gynecologists has recommended that consumers use these products in the lowest possible dose for the shortest possible duration. We believe the publicity surrounding some of these studies resulted in a significant industry-wide decrease in the number of prescriptions being written for estrogen therapy and estrogen-progestogen therapy products, including FEMHRT. The ultimate effect of these studies, and any further changes in labeling for our products, may further affect the acceptability of our products by patients, the willingness of physicians to prescribe our products for their patients or the duration of their therapy. In any such event, our overall rate of growth may be lower.

The loss of the services of members of our senior management team or scientific staff or the inability to attract and retain other highly qualified employees could impede our ability to meet our strategic objectives and adversely affect our business.

Our success is dependent on attracting and retaining highly qualified scientific, sales and management staff, including our Chief Executive Officer, Roger Boissonneault. We face intense competition for personnel from other companies, academic institutions, government entities and other organizations. The loss of key personnel, or our failure to attract and retain other highly qualified employees, may impede our ability to meet our strategic objectives.

Pursuant to our business strategy, we intend to develop proprietary product improvements as well as new products. This strategy may require us to hire additional employees with expertise in areas that relate to product development. We cannot fully anticipate or predict the time and extent to which we will need to hire this type of specialized personnel. We may not be successful in attracting and retaining the personnel necessary to pursue our business strategy fully. In addition, if competition continues to intensify, then our cost of attracting and retaining employees may escalate.

Product liability claims and product recalls could harm our business.

The development, manufacture, testing, marketing and sale of pharmaceutical products entail significant risk of product liability claims or recalls. Our products are, in the substantial majority of cases, designed to affect important bodily functions and processes. Unforeseen side-effects caused by, or manufacturing defects inherent in, the products sold by us could result in exacerbation of a patient’s condition, further deterioration of the patient’s condition or even death. The occurrence of such an event could result in product liability claims and/or the recall of one or more of our products. Claims may be brought by individuals seeking relief for themselves or, in certain jurisdictions, by groups seeking to represent a class. For example, as of September 30, 2009, approximately 707 product liability suits, including some with multiple plaintiffs, have been filed against, or tendered pursuant to acquisition agreements to, us in connection with the HT products FEMHRT, ESTRACE Tablets, ESTRACE Cream and medroxyprogesterone acetate. The lawsuits were likely triggered by the July 2002 and March 2004 announcements by the National Institutes of Health (“NIH”) of the terminations of two large-scale randomized controlled clinical trials, which were part of the Women’s Health Initiative (“WHI”), examining the long-term effect of HT on the prevention of coronary heart disease and osteoporotic fractures, and any associated risk for breast cancer in postmenopausal women. In the case of the trial terminated in 2002, which examined combined estrogen and progestogen therapy (the “E&P Arm of the WHI Study”), the safety monitoring board determined that the risks of long-term estrogen and progestogen therapy exceeded the benefits, when compared to a placebo. WHI investigators found that combined estrogen and progestogen therapy did not prevent heart disease in the study subjects and despite a decrease in the incidence of hip fracture and colorectal cancer, there was an increased risk of invasive breast cancer, coronary heart disease, stroke, blood clots and dementia. In the trial terminated in 2004, which examined estrogen therapy, the trial was ended one year early because the NIH did not believe that the results were likely to change in the time remaining in the trial and that the increased risk of stroke could not be justified by the additional data that could be collected in the remaining time. As in the E&P Arm of the WHI Study, WHI investigators again found that estrogen only therapy did not prevent heart disease and although study subjects experienced fewer hip fractures and no increase in the incidence of breast cancer compared to subjects randomized to placebo, there was an increased incidence of stroke and blood clots in the legs. The estrogen used in the WHI Study was conjugated equine estrogen and the progestin was medroxyprogesterone acetate, the compounds found in Premarin® and Prempro™, products marketed by Pfizer, Inc. (formerly Wyeth). See “Business—Legal Proceedings—Warner Chilcott Legal Proceedings.”

Further, we may be liable for product liability, warranty or similar claims in relation to PGP products that are pending as of the closing of the PGP Acquisition. Our agreement with P&G provides that P&G will indemnify us for 50% of the losses from any such claims, subject to certain limits. One such set of claims may relate to litigation in connection with ACTONEL. Beginning in 2003, case reports in scientific literature reported a series of adverse events involving post-menopausal women who developed osteonecrosis of the jaw (“ONJ”) subsequent to alleged use of medications for osteoporosis. The majority of these reports involved multiple myeloma patients who used high doses of intravenous bisphosphonates as part of their cancer therapy. Beginning in 2006, several complaints were filed against P&G and Sanofi-Aventis US LLC (“Sanofi”) regarding ONJ. We and P&G are aware of 86 claimants, in 78 cases, against P&G and Sanofi. Generally, the plaintiffs allege that ACTONEL increases the risk of ONJ and that this risk was not included in the product’s warnings. See “Business—Legal Proceedings—PGP Legal Proceedings.”

Product liability insurance coverage is expensive, can be difficult to obtain and may not be available in the future on acceptable terms, if at all. Our product liability insurance may not cover all the future liabilities we might incur in connection with the development, manufacture or sale of our products. In addition, we may not continue to be able to obtain insurance on satisfactory terms or in adequate amounts.

We currently maintain product liability insurance coverage for claims between $25.0 million and $100.0 million, above which we are self-insured. Our insurance may not apply to damages or defense costs related to the above mentioned HT claims or the above mentioned ONJ claims, including any claim arising out of HT products with labeling that does not conform completely to FDA hormone replacement therapy communications to manufacturers of HT products. A successful claim or claims brought against us in connection with our HT product liability litigation, the ONJ litigation or other matters that is in excess of available insurance coverage could subject us to significant liabilities and have a material adverse effect on our business, financial condition, results of operations and cash flows. Such claims could also harm our reputation and the reputation of our products, thereby adversely affecting our ability to market our products successfully. In addition, irrespective of the outcome of product liability claims, defending a lawsuit with respect to such claims could be costly and significantly divert management’s attention from operating our business. Furthermore, we could be rendered insolvent if we do not have sufficient financial resources to satisfy any liability resulting from such a claim or to fund the legal defense of such a claim.

Product recalls may be issued at our discretion or at the discretion of certain of our suppliers, the FDA, other government agencies and other entities that have regulatory authority for pharmaceutical sales. From time to time, we have recalled some of our products; however, to date none of these recalls have been significant. Any recall of a significant product could materially adversely affect our business and profitability by rendering us unable to sell that product for some time.

Sales of our products may be adversely affected by the consolidation among wholesale drug distributors and the growth of large retail drug store chains.

The network through which we sell our products has undergone significant consolidation marked by mergers and acquisitions among wholesale distributors and the growth of large retail drugstore chains. As a result, a small number of large wholesale distributors control a significant share of the market, and the number of independent drug stores and small drugstore chains has decreased. For example, during the year ended December 31, 2007, CVS, a national retail drug store chain that previously accounted for over 10% of our net revenues and accounts receivable, began purchasing through one of our existing wholesale customers. As a result of this change, our customer concentration was increased. Three large wholesale distributors accounted for an aggregate of 86% of our net revenues during the year ended December 31, 2008 and 67% of the combined company’s gross revenues for the three-month period ended September 30, 2009, on a pro forma basis. In addition, excess inventory levels held by large distributors may lead to periodic and unanticipated future reductions in revenues and cash flows. Consolidation of drug wholesalers and retailers, as well as any increased pricing pressure that those entities face from their customers, including the U.S. government, may increase pricing pressure and place other competitive pressures on drug manufacturers, including us.

If we fail to comply with government regulations we could be subject to fines, sanctions and penalties that could adversely affect our ability to operate our business.

We are subject to regulation by national, regional, state and local agencies, including, in the United States, the FDA, the Drug Enforcement Administration, the Department of Justice, the Federal Trade Commission, the Office of the Inspector General of the U.S. Department of Health and Human Services, the U.S. Environmental Protection Agency and other regulatory bodies. The Federal Food, Drug and Cosmetic Act, the Public Health Service Act and other federal and state statutes and regulations in the United States, and equivalent laws and regulations in the European Union, govern to varying degrees, the research, development, manufacturing and commercial activities relating to prescription pharmaceutical products, including pre-clinical and clinical testing, approval, production, labeling, sale, distribution, import, export, post-market surveillance, advertising, dissemination of information and promotion.

Our sales, marketing, research and other scientific/educational programs must also comply with the anti-kickback and fraud and abuse provisions of the Social Security Act, the False Claims Act, the privacy provisions of the Health Insurance Portability and Accountability Act, and similar state laws. Pricing and rebate programs must comply with the Medicaid drug rebate requirements of the Omnibus Budget Reconciliation Act of 1990 and the Veterans Health Care Act of 1992. If products are made available to authorized users of the Federal Supply Schedule of the General Services Administration, additional laws and requirements apply.

All of these activities are also potentially subject to federal and state consumer protection and unfair competition laws. In addition, in recent years, several states in the United States, including California, Massachusetts, Maine, Minnesota, Nevada, New Hampshire, New Mexico, Texas, Vermont and West Virginia, as well as the District of Columbia, have enacted legislation requiring pharmaceutical companies to establish marketing compliance programs, file periodic reports with the state, make periodic public disclosures on sales, marketing, pricing, clinical trials and other activities, and/or register their sales representatives, as well as to prohibit pharmacies and other healthcare entities from providing certain physician prescribing data to pharmaceutical companies for use in sales and marketing and prohibit certain other sales and marketing practices. Similar legislation is being considered in other states and at the federal level in the United States. Many of these requirements are new and their breadth and application are uncertain.

Noncompliance with these and other government regulations and other legal requirements may result in civil fines, criminal fines and prosecution, the recall of products, the total or partial suspension of manufacture and/or distribution, seizure of products, injunctions, whistleblower lawsuits, failure to obtain approval of pending product applications, withdrawal of existing product approvals, exclusion from participation in government healthcare programs and other sanctions. Any threatened or actual government enforcement action can also generate adverse publicity and require that we devote substantial resources that could be used productively on other aspects of our business. Any of these enforcement actions could affect our ability to commercially distribute our products and could materially and adversely affect our business, financial condition, results of operations and cash flows.

We may not be able to successfully identify, develop, acquire, license or market new products as part of growing our business.

In order to grow and achieve success in our business, we must continually identify, develop, acquire and license new products that we can ultimately market. Any future growth through new product acquisitions will be dependent upon the continued availability of suitable acquisition candidates at favorable prices and upon advantageous terms and conditions. Even if such opportunities are present, we may not be able to successfully identify products as candidates for potential acquisition, licensing, development or collaborative arrangements. Moreover, other companies, many of which may have substantially greater financial, marketing and sales resources, are competing with us for the right to acquire such products.

If an acquisition candidate is identified, the third parties with whom we seek to cooperate may not select us as a potential partner or we may not be able to enter into arrangements on commercially reasonable terms or at all. Furthermore, we do not know if we will be able to finance the acquisition or integrate an acquired product into our existing operations. The negotiation and completion of potential acquisitions could result in a significant diversion of management’s time and resources and potentially disrupt our ongoing business. Future product acquisitions may result in the incurrence of debt and contingent liabilities and an increase in interest expense and amortization expenses, as well as significant charges relating to integration costs.

At each stage between developing or sourcing new products and marketing these products, there are a number of risks and uncertainties, and failure at any stage could have a material adverse effect on our ability to achieve commercial success with a product or to maintain or increase revenues, profits and cash flow. In addition, if we are unable to manage the challenges surrounding product development, acquisitions or the successful integration of acquisitions, it could have materially adverse effects on our business, financial condition, results of operations and cash flows.

Prescription drug importation from Canada and other countries could increase pricing pressure on certain of our products and could decrease our revenues and profit margins.

Under current U.S. law, U.S. individuals may import prescription drugs that are unavailable in the United States from Canada and other countries for their personal use under specified circumstances. Other imports, although illegal under U.S. law, also enter the country as a result of the resource constraints and enforcement priorities of the FDA and the U.S. Customs Service. The volume of prescription drug imports from Canada and elsewhere could increase due to a variety of factors, including the further spread of Internet pharmacies and actions by certain state and local governments to facilitate Canadian and other imports. These imports may harm our business.

We currently sell FEMHRT, ACTONEL, ASACOL, DANTRIUM, DIDRONEL, MACROBID and ZOMIG in Canada. In addition, ESTRACE Tablets are sold in Canada by third parties. Due to government price regulation in Canada and other countries, these products are generally sold in Canada and other countries for lower prices than in the United States. As a result, if these drugs are imported into the United States from Canada or elsewhere, we may experience reduced revenue or profit margins.

We have a significant amount of intangible assets, which may never generate the returns we expect.

Our identifiable intangible assets, which include trademarks and trade names, license agreements and patents acquired in acquisitions, were $3,535.2 million on a pro forma basis at September 30, 2009, representing approximately 60.9% of our pro forma total assets of $5,805.8 million. Goodwill, which relates to the excess of cost over the fair value of the net assets of the businesses acquired, was $998.7 million on a pro forma basis at September 30, 2009, representing approximately 17.2% of our pro forma total assets. The majority of our intangible assets are owned by one of our Puerto Rican subsidiaries.

Goodwill and identifiable intangible assets are recorded at fair value on the date of acquisition. Under Accounting Standards Codification (“ASC”) No. 320, goodwill is reviewed at least annually for impairment and definite-lived intangible assets are reviewed for impairment whenever events or changes in circumstances indicate that their carrying value may not be recoverable. Future impairment may result from, among other things, deterioration in the performance of the acquired business or product line, adverse market conditions and changes in the competitive landscape, adverse changes in applicable laws or regulations, including changes that restrict the activities of the acquired business or product line, changes in accounting rules and regulations, and a variety of other circumstances. The amount of any impairment is recorded as a charge to the statement of operations. We may never realize the full value of our intangible assets. Any determination requiring the write-off of a significant portion of intangible assets may have an adverse effect on our financial condition and results of operations. For example, in connection with our annual review of intangible assets during the fourth quarter of 2008, we recorded a non-cash impairment charge of $163.3 million relating to our OVCON / FEMCON FE product family. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations” for details.

If we fail to comply with our reporting and payment obligations under the Medicaid rebate program or other governmental pricing programs, we could be subject to additional reimbursements, penalties, sanctions and fines which could have a material adverse effect on our business.

We participate in the federal Medicaid rebate program established by the Omnibus Budget Reconciliation Act of 1990, as well as several state supplemental rebate programs. Under the Medicaid rebate program, we pay a rebate to each state Medicaid program for our products that are reimbursed by those programs. The minimum amount of the rebate for each unit of product is set by law as 15.1% of the average manufacturer price (“AMP”) of that product, or if it is greater, the difference between AMP and the best price available from us to any customer. The rebate amount also includes an inflation adjustment, if necessary.

As a manufacturer of different types of drug products, including products the Centers for Medicare and Medicaid Services treats as innovators (usually branded products) and noninnovators (usually generic products), rebate calculations vary among products and programs. The calculations are complex and, in certain respects, subject to interpretation by us, governmental or regulatory agencies and the courts. For example, the Medicaid rebate amount is computed each quarter based on our submission to the Centers for Medicare and Medicaid Services at the U.S. Department of Health and Human Services of our current AMP and best price for each of our products. The terms of our participation in the program impose an obligation to correct the prices reported in previous quarters, if necessary. Any such corrections could result in an overage or underage in our rebate liability for past quarters, depending on the direction of the correction. In addition to retroactive rebates (and interest, if any), if we are found to have knowingly submitted false information to the government, the statute provides for civil monetary penalties in the amount of $0.1 million per item of false information. Governmental agencies may also make changes in program interpretations, requirements or conditions of participation, some of which may have implications for amounts previously estimated or paid.

Federal law requires that any company that participates in the Medicaid rebate program extend comparable discounts to qualified purchasers under the Public Health Services (“PHS”) pharmaceutical pricing program. The PHS pricing program extends discounts comparable to the Medicaid rebates to a variety of community health clinics and other entities that receive health services grants from the PHS, as well as hospitals that serve a disproportionate share of economically disadvantaged patients.

Under the Veterans Health Care Act (“VHCA”), manufacturers are required to offer certain drug and biologics at a discount to a number of federal agencies including Veterans’ Administration (“VA”), Department of Defense, and the Public Health Service in order to participate in other federal funding programs including Medicare and Medicaid. Through contractual agreements with VA implementing the requirements of the VHCA, we must offer certain products on the VA Federal Supply Schedule and through other contract vehicles at prices that are equal to or lower than the Federal Ceiling Price, which is a price determined through the use of a statutory formula that provides for a discount off the average price to wholesalers. In addition, recent legislative changes purport to require that similarly discounted prices be offered for certain Department of Defense purchases for its TRICARE program via a rebate system.

Rebate and pricing calculations vary among products and programs. The calculations are complex and, in certain respects, subject to interpretation by us, governmental or regulatory agencies and the courts. For example, the Medicaid rebate amount is computed each quarter based on our submission to the Centers for Medicare and Medicaid Services at the U.S. Department of Health and Human Services of our current AMP and best price for each of our products, while the Federal Ceiling Price is calculated annually by VA based on quarterly and annual sales submissions The terms of our participation in the Medicaid program impose an obligation to correct the prices reported in previous quarters, as may be necessary. Any such corrections could result in an overage or underage in our rebate liability for past quarters, depending on the direction of the correction. In addition to retroactive rebates (and interest, if any), if we are found to have knowingly submitted false information to the government, the statute provides for civil monetary penalties in the amount of $0.1 million per item of false information. Similar risks and obligations apply to the VHCA program. Finally, governmental agencies may also make changes in program interpretations, requirements or conditions of participation, some of which may have implications for amounts previously estimated or paid.

Adverse outcomes in our outstanding litigation matters could negatively affect our business, results of operations, financial condition and cash flows.

Our financial condition could be negatively affected by unfavorable results in our outstanding litigation matters, including those described in “Business—Legal Proceedings,” or in lawsuits that may be initiated in the future. These matters include intellectual property litigation and product liability litigation, any of which, if adversely decided, could negatively affect our business, results of operations, financial condition and cash flows.

Risks Related to the PGP Acquisition

We may not realize the anticipated opportunities from the PGP Acquisition.

The success of the PGP Acquisition will depend, in part, on our ability to realize the anticipated growth opportunities from integrating the business of PGP with our business, including utilization of its sales force to expand our reach outside the United States. Our success depends on the successful integration of our and PGP’s businesses and operations including information systems, manufacturing and R&D operations, and financial systems. We cannot assure you that we will be able to realize such opportunities or that our management will not be distracted.

We may be required to satisfy a significant contractual obligation to Sanofi.

Sanofi currently collaborates with P&G on a global basis to develop and commercialize risedronate products (including ACTONEL) pursuant to a collaboration agreement. The PGP Acquisition constituted a change-of-control of PGP under the collaboration agreement, which gives Sanofi the right to exercise an option to put its interest in marketing ACTONEL to us at a fair market value to be determined by independent third-party firms (the “Sanofi Put”). Sanofi has until December 14, 2009 (45 days following the closing of the PGP Acquisition) to exercise its put option. If the Sanofi Put is exercised, we will fund the Sanofi Put through cash on hand and/or borrowings under the $350.0 million delayed draw term loan facility (which is part of the new senior secured credit facilities we entered into at the time of the closing of the PGP Acquisition) up to a specified threshold amount previously agreed to with P&G. If the fair market value of the Sanofi Put exceeds this threshold amount, we have the option to require P&G to provide funding for any amount in excess of the threshold amount. In exchange, P&G would receive a right to future payments based on a proportionate share of the incremental operating profits that would otherwise accrue to us following the Sanofi Put closing date through December 31, 2014 (which is in line with the expiration of the Sanofi collaboration agreement if the Sanofi Put is not exercised). If P&G funds a portion of the price of the Sanofi Put, we have the right to repay P&G (with no interest) within six months of the Sanofi Put closing date, in which case P&G will not receive any profit share payments. If Sanofi exercises its put right, our business, results of operations, financial condition and cash flows could be negatively affected in a number of ways. First, our total debt will increase in order to fund the put. Second, while we will no longer be required to make payments to Sanofi, Sanofi will no longer market our products and we will need to increase our sales force and selling expense to substitute for Sanofi’s efforts and/or seek alternative arrangements to market the products in some jurisdictions. Our management may be diverted during a transitional period, and our revenues may be affected during such period. See “Business—PGP Alliance with Sanofi.”

The PGP business faces business, regulatory and other risks, some of which may be different from the risks we currently face.

We entered into the PGP Acquisition based on a number of assumptions and determinations regarding future revenues and cash flow from PGP’s products and risks relating to the PGP business that may prove to be incorrect. Although we believe the PGP business is complementary to our current business and is consistent with our strategy, operating our combined company will require managing operations and risks that are different, in some respects, from those we currently face, including the following:

•

PGP’s business is more geographically dispersed than our business. While we currently sell our products primarily in North America, 31% of PGP’s revenues for the year ended June 30, 2009, were outside North America, primarily in Western Europe.

•

Both ASACOL and ACTONEL, PGP’s principal products, will contribute significantly more to our pro forma revenue than any of our existing products, and our business could be significantly affected by any decrease in net sales from those products that is more than we have estimated or any liability relating to them.

•

We expect net sales of PGP’s products in the aggregate to decline over the next several years for a variety of reasons. Although we have strategies in place to mitigate this decline and in certain instances, increase revenues, those strategies may prove unsuccessful:

•

Net sales of ACTONEL declined 11% in the year ended June 30, 2009 compared to the prior year period, mainly due to decreased demand in the United States driven by aggressive managed care initiatives implemented to favor generic versions of once-a-week FOSAMAX and market share gains by once-a-month BONIVA. Our efforts to address market share pressures through, among other things, the marketing of once-a-month ACTONEL 150 mg and the development of a next generation once-a-week ACTONEL product, may not succeed in limiting the loss of market share in non-injectable osteoporosis treatment products.

•	ACTONEL will lose exclusivity in major Western European markets beginning in late 2010.

•

PGP began to experience some erosion of its market share for ASACOL in the United States in 2007 due to introduction of competition, and the increase in net sales of ASACOL in the acquired business’s fiscal year ended June 30, 2009 compared to the prior year period was primarily due to higher net selling prices in the United States, which more than offset decreased demand in the United States. Our ability to increase selling prices to offset decreases in demand will be limited by the effect of higher selling prices on our market share. Our efforts to address market share pressures through, among other things, the marketing of ASACOL 800 mg may prove ineffective.

•

We may lose exclusivity in the United States for the ASACOL 400 mg product as early as March 2010, when a 30-month stay of FDA approval for a generic version of that product developed by Roxane expires. See “Risks Related to Our Business—If generic products that compete with any of our branded pharmaceutical products are approved and sold, sales of our products will be adversely affected” and “Business—Legal Proceedings.”

These and other operational factors and risks could prove more difficult to manage than we have estimated, which could cause the benefits of the PGP Acquisition to be less than we had anticipated and could materially adversely affect our revenues and results of operations.

We have a substantial amount of indebtedness following the PGP Acquisition, which may adversely affect our cash flow and our ability to operate our business, remain in compliance with debt covenants and make payments on our indebtedness.

We have a significant amount of indebtedness. As of September 30, 2009, on a pro forma basis giving effect to the PGP Acquisition and the related financing thereof, we had total indebtedness of $2.98 billion.

Our substantial level of indebtedness increases the possibility that we may be unable to generate cash sufficient to pay, when due, the principal of, interest on or other amounts due in respect of our indebtedness. Our substantial indebtedness, combined with our leases and other financial obligations and contractual commitments, could have other important consequences. For example, it could:

•

make it more difficult for us and certain of our direct and indirect subsidiaries to satisfy our obligations with respect to our indebtedness and any failure to comply with the obligations of any of our debt instruments, including financial and other restrictive covenants, could result in an event of default under the agreements governing our indebtedness;

•	make us more vulnerable to adverse changes in general economic, industry and competitive conditions and adverse changes in government regulation;

•

require us or our subsidiaries to dedicate a substantial portion of our or their cash flow from operations to payments on our indebtedness, thereby reducing the availability of cash flows to fund working capital, capital expenditures, acquisitions and other general corporate purposes;

•	limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

•	place us at a competitive disadvantage compared to our competitors that have less debt; and

•	limit our ability to borrow additional amounts for working capital, capital expenditures, acquisitions, debt service requirements, execution of our business strategy or other purposes.

Any of the above listed factors could materially adversely affect our business, financial condition and results of operations. Furthermore, our interest expense could increase if interest rates increase because debt under our senior secured credit facility bears interest at our option at adjusted LIBOR plus an applicable margin or ABR plus an applicable margin. If we do not have sufficient earnings to service our debt, we may be required to refinance all or part of our existing debt, sell assets, borrow more money or sell securities, none of which we can guarantee we will be able to do.

In addition, the agreements governing our indebtedness contain financial and other restrictive covenants that limit our subsidiaries’ ability to engage in activities that may be in our long-term best interests. A failure to comply with those covenants could result in an event of default which, if not cured or waived, could result in the acceleration of all our debt.

Risks Relating to the Offering

Future sales of our shares could depress the market price of our ordinary shares.

Sales of a substantial number of shares of our ordinary shares, in the public market or otherwise, following this offering, or the perception that such sales could occur, could adversely affect the market price of our ordinary shares. We currently have and upon completion of this offering will continue to have a total of approximately 251.5 million of our ordinary shares outstanding. Upon completion of this offering, 97.6 million of our outstanding ordinary shares will be freely tradable (or 100.6 million shares if the underwriters exercise the option to purchase additional shares in full), without restriction, in the public market, unless the shares are purchased by our affiliates, as that term is defined in Rule 144 of the Securities Act. All remaining shares were issued and sold by us in private transactions and are eligible for public sale if registered under the Securities Act or sold in accordance with Rule 144 thereunder, subject to volume and manner of sale limits in certain cases contractual restrictions in some cases. Bain Capital Partners, DLJ Merchant Banking, J.P. Morgan Partners (advised by CCMP Capital) and Thomas H. Lee Partners, L.P. (the “Sponsors”) have the right, subject to certain conditions, to cause us to register their shares following the consummation of this offering, and substantially all remaining shares that were issued in prior transactions have “piggyback” registration rights in respect of such registrations. In addition, our articles of association permit the issuance of up to approximately 248.5 million additional ordinary shares after this offering. Thus, we have the ability to issue substantial amounts of ordinary shares in the future, which would dilute the percentage ownership held by the investors who purchase our shares in this offering.

Except as disclosed in this prospectus supplement, we, our directors and executive officers and the selling shareholders have agreed with the underwriters not to sell, dispose of, or hedge any of our ordinary shares or securities convertible into or exchangeable for our ordinary shares, subject to specified exceptions, during the period from the date of this prospectus supplement continuing through the date that is 90 days after the date of this prospectus supplement. However, this agreement is subject to a number of exceptions that may result in sales prior to the expiration of the 90-day period. In addition, the underwriters may consent to the release of some or all of these shares that are subject to lock-up agreements for sale prior to the expiration of the applicable lock-up agreement. Immediately after the expiration of the 90-day lock-up period, these shares will be eligible for resale under Rule 144 or Rule 701 of the Securities Act, subject to volume limitations and applicable holding period requirements, or may be registered for sale pursuant to the registration rights described above. In particular, immediately following the expiration of the 90-day lock-up period, approximately 50.1 million shares will be eligible for resale by one of our Sponsors and certain of our institutional shareholders under Rule 144 without compliance with any volume or manner of sale limitations.

The market price of our ordinary shares may be volatile, which could cause the value of your investment to decline significantly.

Securities markets worldwide experience significant price and volume fluctuations in response to general economic and market conditions and their effect on various industries. This market volatility could cause the price of our ordinary shares to decline significantly and without regard to our operating performance. In addition, the market price of our ordinary shares could decline significantly if our future operating results fail to meet or exceed the expectations of public market analysts and investors.

Some specific factors that may have a significant effect on our ordinary shares’ market price include:

•	actual or expected fluctuations in our operating results;

•	actual or expected changes in our growth rates or our competitors’ growth rates;

•	conditions in our industry generally;

•	conditions in the financial markets in general or changes in general economic conditions;

•	our inability to raise additional capital;

•	changes in market prices for our products; and

•	changes in stock market analyst recommendations regarding our ordinary shares, other comparable companies or our industry generally.

Provisions of our articles of association could delay or prevent a takeover of us by a third party.

Our articles of association could delay, defer or prevent a third party from acquiring us, despite the possible benefit to our shareholders, or otherwise adversely affect the price of our ordinary shares. For example, our articles of association:

•	permit our board of directors to issue one or more series of preferred shares with rights and preferences designated by our board;

•	impose advance notice requirements for shareholder proposals and nominations of directors to be considered at shareholder meetings;

•	stagger the terms of our board of directors into three classes; and

•

require the approval of at a supermajority of the voting power of the shares of our share capital entitled to vote generally in the election of directors for shareholders to amend or repeal our articles of association.

These provisions may discourage potential takeover attempts, discourage bids for our ordinary shares at a premium over the market price or adversely affect the market price of, and the voting and other rights of the holders of, our ordinary shares. These provisions could also discourage proxy contests and make it more difficult for you and other shareholders to elect directors other than the candidates nominated by our board.

Because our Sponsors will continue to own a significant amount of our ordinary shares and, if they act collectively, would effectively control us after this offering, the influence of our public shareholders over significant corporate actions may be limited, and conflicts of interest between our Sponsors and us or you could arise in the future.

After giving effect to this offering, assuming that the underwriters’ option to purchase additional shares is not exercised, our Sponsors will collectively beneficially own 54.4% of our outstanding ordinary shares. As a result, if our Sponsors act collectively, they could exercise significant control over the composition of our board of directors and could effectively control the vote of our ordinary shares. If this were to occur, our Sponsors could have control over our decisions to enter into any corporate transaction and could have the ability to prevent any transaction that requires the approval of equityholders regardless of whether or not other equityholders believe that any such transactions are in their own best interests. For example, if our Sponsors act collectively, they effectively could cause us to make acquisitions that increase our indebtedness or sell revenue-generating assets. Additionally, our Sponsors are in the business of making investments in companies and may from time to time acquire and hold interests in businesses that compete directly or indirectly with us. Our Sponsors may also pursue acquisition opportunities that may be complementary to our business, and as a result, those acquisition opportunities may not be available to us. So long as our Sponsors continue to own a significant amount of our equity, even if such amount is less than 50%, and they exercise their shareholder rights collectively, they would continue to be able to significantly influence or effectively control our decisions.

We are incorporated in Ireland, and Irish law differs from the laws in effect in the United States and may afford less protection to shareholders.

Our shareholders may have more difficulty protecting their interests than would shareholders of a corporation incorporated in a jurisdiction of the United States. As an Irish company, we are governed by the Irish Companies Acts (the “Companies Act”). The Companies Act differs in some material respects from laws generally applicable to U.S. corporations and shareholders, including the provisions relating to interested directors, mergers, amalgamations and acquisitions, takeovers, shareholder lawsuits and indemnification of directors.

Under Irish law, the duties of directors and officers of a company are generally owed to the company only. Shareholders of Irish companies generally do not have rights to take action against directors or officers of the company, and may only do so in limited circumstances. Officers of an Irish company must, in exercising their powers and performing their duties, act in good faith and in the interests of the company as a whole and must exercise due care, skill and diligence. Directors have a duty not to put themselves in a position in which their duties to the company and their personal interests may conflict and also are under a duty to disclose any personal interest in any contract or arrangement with the company or any of its subsidiaries. If a director or officer of an Irish company is found to have breached his or her duties to that company, he or she may be held personally liable to the company in respect of that breach of duty. A director may be liable jointly and severally with other directors implicated in the same breach of duty.

We are an Irish company and it may be difficult for you to enforce judgments against us.

We are incorporated in Ireland and a substantial portion of our assets are or may be located in jurisdictions outside the United States. It may therefore be difficult for investors to effect service of process against us or to enforce against us judgments of U.S. courts predicated upon civil liability provisions of the U.S. federal securities laws.

There is no treaty between Ireland and the United States providing for the reciprocal enforcement of foreign judgments. The following requirements must be met before the foreign judgment will be deemed to be enforceable in Ireland:

•	The judgment must be for a definite sum;

•	The judgment must be final and conclusive; and

•	The judgment must be provided by a court of competent jurisdiction.

An Irish court will also exercise its right to refuse judgment if the foreign judgment was obtained by fraud, if the judgment violated Irish public policy, if the judgment is in breach of natural justice or if it is irreconcilable with an earlier judgment.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement and the financial statements and other documents incorporated by reference in this prospectus supplement contains forward-looking statements, including statements concerning our operations, our economic performance and financial condition, and our business plans and growth strategy and product development efforts. These statements constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The words “may,” “might,” “will,” “should,” “estimate,” “project,” “plan,” “anticipate,” “expect,” “intend,” “outlook,” “believe” and other similar expressions are intended to identify forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their dates. These forward-looking statements are based on estimates and assumptions by our management that, although we believe to be reasonable, are inherently uncertain and subject to a number of risks and uncertainties.

The following represent some, but not necessarily all, of the factors that could cause actual results to differ from historical results or those anticipated or predicted by our forward-looking statements:

•	our substantial indebtedness;

•	competitive factors in the industry in which we operate (including the approval and introduction of generic or branded products that compete with our products);

•	our ability to protect our intellectual property;

•

a delay in qualifying our manufacturing facility to produce our products or production or regulatory problems with either third-party manufacturers upon whom we may rely for some of our products or our own manufacturing facilities;

•

pricing pressures from reimbursement policies of private managed care organizations and other third-party payors, government-sponsored health systems, the continued consolidation of the distribution network through which we sell our products, including wholesale drug distributors and the growth of large retail drug store chains;

•	the loss of key senior management or scientific staff;

•	adverse outcomes in our outstanding litigation or an increase in the number of litigation matters to which we are subject;

•

government regulation affecting the development, manufacture, marketing and sale of pharmaceutical products, including our ability and the ability of companies with which we do business to obtain necessary regulatory approvals;

•	our ability to manage the growth of our business by successfully identifying, developing, acquiring or licensing new products at favorable prices and marketing such new products;

•	our ability to obtain regulatory approval and customer acceptance of new products, and continued customer acceptance of our existing products;

•	changes in tax laws or interpretations that could increase our consolidated tax liabilities;

•	our ability to realize the anticipated opportunities from the PGP Acquisition (defined herein);

•	our potential obligations to satisfy a significant contractual obligation to Sanofi-Aventis US LLC after the closing of the PGP Acquisition; and

•

the other factors that are described under “Risk Factors” and in our periodic filings including our most recent annual report, our Current Report on Form 8-K filed on November 2, 2009, and other risks detailed from time-to-time in our public filings, financial statements and other investor communications.

Our actual results or performance could differ materially from those expressed in, or implied by, any forward-looking statements relating to those matters. Accordingly, no assurances can be given that any of the events anticipated by the forward-looking statements will transpire or occur, or if any of them do so, what impact they will have on our results of operations or financial condition. Except as required by law, we are under no obligation, and expressly disclaim any obligation, to update, alter or otherwise revise any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future events or otherwise.

USE OF PROCEEDS

We will not receive any proceeds from the ordinary shares being sold by the selling shareholders.

CAPITALIZATION

The following table sets forth the cash and cash equivalents and capitalization as of September 30, 2009 on an actual and pro forma basis to give effect to the Transactions. The information in this table should be read in conjunction with “Unaudited Pro Forma Condensed Combined Financial Information,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other financial information, in each case, included elsewhere in this prospectus supplement.

	As of September 30, 2009
	Actual	Pro Forma for the Transactions
	($ in millions)
Cash and cash equivalents	$753.7	$217.1

Long-term debt, including current portion:
Senior secured credit facilities:
Revolving credit facility	$—	$—
Term A loan and Term B loan facilities	—	2,600.0
Delayed draw term loan facility(1)	—	—
Existing senior subordinated notes	380.0	380.0

Total debt	380.0	2,980.0
Shareholders’ equity	1,893.6	1,884.3	(2)

Total capitalization	$2,273.6	$4,864.3

(1)	If the Sanofi Put is exercised, we may borrow up to $350.0 million under the delayed draw term loan facility. If the Sanofi Put is not exercised, the delayed draw term loan facility commitment will expire. See “Business—PGP Alliance with Sanofi.”
(2)	Reduction reflects recognition of fees and expenses expected to be incurred in connection with the Transactions. See “Unaudited Pro Forma Condensed Combined Financial Information.”

PRICE RANGE OF ORDINARY SHARES

Our ordinary shares are listed and traded on The NASDAQ Stock Exchange (“Nasdaq”) under the symbol “WCRX.” The following table sets forth, for the periods indicated, the high and low closing prices per share of the ordinary shares on Nasdaq.

	High	Low
2007
First quarter	$15.38	$13.32
Second quarter	18.95	14.73
Third quarter	20.02	16.50
Fourth quarter	19.55	16.50
2008
First quarter	$18.07	$15.30
Second quarter	18.46	16.26
Third quarter	18.37	14.45
Fourth quarter	15.72	10.81
2009
First quarter	$14.85	$9.24
Second quarter	13.64	9.64
Third quarter	22.94	12.60
Fourth quarter (through November 19, 2009)	24.45	20.66

On November 19, 2009, the last reported sale price of our ordinary shares on Nasdaq was $23.15 per share. As of November 10, 2009, there were approximately 174 holders of record of our ordinary shares.

DIVIDEND POLICY

We have never paid cash dividends on our ordinary shares, and we intend to retain our future earnings, if any, to fund the growth of our business. We therefore do not anticipate paying any cash dividends on our ordinary shares in the foreseeable future. Our future decisions concerning the payment of dividends on our ordinary shares will depend upon our results of operations, financial condition and capital expenditure plans, as well as any other factors that the board of directors, in its sole discretion, may consider relevant.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial information has been prepared to reflect estimated adjustments to the financial condition and results of operations of the Company to give effect to:

(i) The September 23, 2009 definitive asset purchase agreement (the “LEO Transaction Agreement”) with LEO Pharma A/S (“LEO”) pursuant to which LEO paid to the Company $1.0 billion in cash in order to terminate the Company’s exclusive license to distribute LEO’s DOVONEX and TACLONEX products (including all products in LEO’s development pipeline) in the United States and to acquire certain assets related to the Company’s distribution of DOVONEX and TACLONEX products in the United States (the “LEO Transaction”); the transaction was approved by the respective boards of directors of the Company and LEO, and closed simultaneously with the execution of the LEO Transaction Agreement; and

(ii) The acquisition from The Procter & Gamble Company (“P&G”) of P&G’s global branded pharmaceutical business (“PGP”) consummated on October 30, 2009 (the “PGP Acquisition”). The PGP Acquisition was funded through cash on hand and borrowings under the Company’s new senior secured credit facilities. At the closing of the PGP Acquisition on October 30, 2009, the Company borrowed $1.0 billion under a five-year Term A loan facility and $1.6 billion under a five-and-a-half-year Term B loan facility. See Note 5 below for a further description of the new senior secured credit facilities.

The unaudited pro forma condensed combined financial statements as of and for the nine months ended September 30, 2009 are based on our historical unaudited consolidated financial statements and the historical audited and unaudited combined financial statements of PGP. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2008 is based on our historical audited consolidated financial statements and the historical audited and unaudited combined financial statements of PGP. Our historical audited consolidated financial statements were filed with our Annual Report on Form 10-K for the year ended December 31, 2008, and our historical unaudited financial statements as of and for the nine months ended September 30, 2009 were filed with our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2009. The historical audited and unaudited combined financial statements of PGP were filed with our Current Report on Form 8-K filed on November 13, 2009 incorporated by reference herein. PGP’s audited combined financial statements are presented with the income statement for each financial year ending on June 30. Notes 7 and 8 below describe the method of calculating the statement of operations of PGP for the year ended December 31, 2008, and for the nine months ended September 30, 2009, respectively.

The unaudited pro forma condensed combined financial information should be read in conjunction with the accompanying notes and assumptions as well as the historical consolidated financial statements and related notes of Warner Chilcott and the historical combined financial statements and related notes of PGP. Now that the PGP Acquisition has been completed, we will conduct a review of PGP’s accounting policies in an effort to determine if differences in accounting policies require restatement or reclassification of PGP’s results of operations or financial position to conform to our accounting policies and classifications. As a result of a preliminary review, we have made certain reclassifications within these pro forma financial statements. In particular, we have reclassified royalty obligations related to the global collaboration agreement with Sanofi from other operating expense in PGP’s combined financial statements to selling expense in the pro forma condensed combined financial statements in the amount of $537.9 million for the year ended December 31, 2008 and $315.4 million for the nine months ended September 30, 2009. After further review, we may identify additional differences between the accounting policies of the two companies that, when conformed, could have a material impact on these pro forma condensed combined financial statements. During the preparation of these pro forma condensed combined financial statements, we were not aware of any further material differences other than those described above between the accounting policies of the two companies, and accordingly, these pro forma condensed combined financial statements do not assume any further material differences in accounting policies between the two companies.

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2008 and the nine months ended September 30, 2009 assumes that the LEO Transaction and the PGP Acquisition (and the related financing thereof) occurred on January 1, 2008. The unaudited pro forma condensed combined balance sheet as of September 30, 2009 assumes that the PGP Acquisition (and the related financing thereof) occurred on September 30, 2009 (the LEO Transaction is included in our historical balance sheet as of September 30, 2009). The unaudited pro forma condensed combined financial information has been prepared by management for illustrative purposes only and is not necessarily indicative of the condensed consolidated financial position or results of operations that would have been realized had the LEO Transaction or the PGP Acquisition occurred as of the dates indicated, nor is it meant to be indicative of any anticipated condensed consolidated financial position or future results of operations that the combined company will experience. The historical consolidated financial information has been adjusted in the accompanying unaudited pro forma condensed combined financial statements to give effect to pro forma events that are (1) directly attributable to the LEO Transaction and the PGP Acquisition, (2) factually supportable and (3) with respect to the unaudited pro forma condensed combined statements of operations, are expected to have a continuing impact on the combined results. Accordingly, the accompanying unaudited pro forma condensed combined statements of operations do not include any synergies that may be achievable subsequent to the LEO Transaction and the PGP Acquisition, or the impact of any one-time transaction costs.

PGP’s historical condensed combined financial statements have been “carved out” from P&G’s consolidated financial statements and reflect certain assumptions and allocations made by P&G. PGP’s historical condensed combined financial statements include all revenues, costs, assets and liabilities directly attributable to the PGP business. In addition, certain expenses reflected in the condensed combined financial statements include allocations of corporate expenses from P&G. As part of the PGP Acquisition, we entered into a transition services agreement, under which P&G will provide certain services to us that were previously provided when PGP was wholly-owned by P&G. The costs of the transition services agreement, in the aggregate, are expected to be consistent with the costs that P&G has historically allocated to PGP, and no additional adjustments are required with respect to costs to be incurred under the transition services agreement.

The PGP Acquisition has been accounted for as a business purchase combination using the acquisition method of accounting under the provisions of Accounting Standard Codification (“ASC”) No. 805, “Business Combinations”, (“ASC 805”), and applying the pro forma assumptions and adjustments described in the accompanying notes to the unaudited pro forma condensed combined financial information. The acquisition method of accounting uses the fair value concepts defined in ASC 820, “Fair Value Measurements and Disclosures.” ASC 805 requires, among other things, that most assets acquired and liabilities assumed in a business purchase combination be recognized at their fair values as of the PGP Acquisition date and that the fair value of acquired in-process research and development (“IPR&D”) be recorded on the balance sheet regardless of the likelihood of success of the related product or technology as of the completion of the PGP Acquisition. The process for estimating the fair values of IPR&D, identifiable intangible assets and certain tangible assets requires the use of significant estimates and assumptions, including estimating future cash flows, developing appropriate discount rates, estimating the costs, timing and probability of success to complete in-process projects and projecting regulatory approvals. Under ASC 805, transaction costs are not included as a component of consideration transferred and will be expensed as incurred. The excess of the purchase price (consideration transferred), if any, over the estimated amounts of identifiable assets and liabilities of PGP as of the effective date of the acquisition will be allocated to goodwill in accordance with ASC 805. The purchase price allocation is subject to completion of our analysis of the fair value of the assets and liabilities of PGP as of the effective date of the PGP Acquisition. Accordingly, the purchase price allocation in the unaudited pro forma condensed combined financial statements is preliminary and will be adjusted upon completion of the final valuation. These adjustments could be material. The final valuation is expected to be completed as soon as practicable but no later than one year from the consummation of the acquisition on October 30, 2009. The establishment of the fair value of the consideration for the acquisition, and the allocation to identifiable tangible and intangible assets and liabilities requires the extensive use of accounting estimates and management judgment. We believe the fair values assigned to the assets to be acquired and liabilities to be assumed are based on reasonable estimates and assumptions based on data currently available.

If the fair value of an asset or liability that arises from a contingency can be determined, the asset or liability would be recognized in accordance with ASC 450, “Accounting for Contingencies” (“ASC 450”). If the fair value is not determinable and the ASC 450 criteria are not met, no asset or liability is recognized.

Unaudited pro forma condensed combined statement of operations for the year ended December 31, 2008

	Year Ended December 31, 2008
	WC	Adjustments for the LEO Transaction(1)	WC post LEO Transaction	PGP(7)	Pro forma adjustments		Pro forma
	($ in millions)
Revenue
Net sales	$919.0	$(276.7)	$642.3	$2,454.0	$(39.1	)(2)	$3,057.2
Other revenue	19.1	—	19.1	—	—		19.1

Total revenue	938.1	(276.7)	661.4	2,454.0	(39.1)		3,076.3

Costs, Expenses and Other
Cost of sales (excluding amortization and impairment of intangible assets)	198.8	(101.2)	97.6	263.6	—		361.2
Selling, general and administrative	192.7	(11.1)	181.6	1,190.5	—		1,372.1
Research and development	50.0	(0.3)	49.7	231.8	—		281.5
Amortization of intangible assets	223.9	(19.6)	204.3	24.8	468.1	(4)	697.2
Impairment of intangible assets	163.3	—	163.3	2.8	—		166.1
Interest (income)	(1.3)	—	(1.3)	—	—		(1.3)
Interest expense	94.4	(58.5)	35.9	—	180.3	(5)	216.2

Income / (loss) before taxes	16.3	(86.0)	(69.7)	740.5	(687.5)		(16.7)

Provision / (benefit) for income taxes	24.7	(1.0)	23.7	242.4	(189.7	)(6)	76.4

Net (loss) / income	$(8.4)	$(85.0)	$(93.4)	$498.1	$(497.8)		$(93.1)

Earnings / (loss) per share:

Basic	$(0.03)		$(0.37)				$(0.37)
Diluted	(0.03)		(0.37)				(0.37)

Unaudited pro forma condensed combined statement of operations for the nine months ended September 30, 2009

	Nine Months Ended September 30, 2009
	WC	Adjustments for the LEO Transaction(1)	WC post LEO Transaction	PGP(8)	Pro forma adjustments		Pro forma
	($ in millions)
Revenue
Net sales	$732.6	$(187.8)	$544.8	$1,686.3	$(26.0	)(2)	$2,205.1
Other revenue	17.0	—	17.0	—	—		17.0

Total revenue	749.6	(187.8)	561.8	1,686.3	(26.0)		2,222.1

Costs, Expenses and Other
Cost of sales (excluding amortization and impairment of intangible assets)	140.1	(69.8)	70.3	167.8	—		238.1
Selling, general and administrative	158.9	(7.4)	151.5	735.6	(17.7	)(3)	869.4
(Gain) on sale of assets	(393.1)	393.1	—	(193.5)	193.5	(2)	—
Research and development	47.4	(0.2)	47.2	121.7	—		168.9
Amortization of intangible assets	171.0	(16.1)	154.9	18.4	298.4	(4)	471.7
Impairment of intangible assets	—	—	—	1.8	—		1.8
Interest (income)	(0.1)	—	(0.1)	—	—		(0.1)
Interest expense	57.3	(31.1)	26.2	—	127.9	(5)	154.1

Income / (loss) before taxes	568.1	(456.3)	111.8	834.4	(628.1)		318.1
Provision / (benefit) for income taxes	44.5	(16.4)	28.1	283.2	(232.8	)(6)	78.5

Net income / (loss)	$523.6	$(439.9)	$83.7	$551.2	$(395.3)		$239.6

Earnings per share:
Basic	$2.09		$0.33				$0.96
Diluted	2.09		0.33				0.96

Notes to unaudited pro forma condensed combined statement of operations

(1)	Reflects adjustment to give effect to the operations of the LEO Transaction. The Company used approximately $481.8 million of the proceeds from the LEO Transaction to repay the entire remaining principle balance of the loans outstanding under its prior senior secured credit facilities of $479.8 million, as well as accrued and unpaid interest and fees of $2.0 million. This repayment resulted in the termination of the prior senior secured credit facilities.
(2)	Reflects the exclusion of royalty income and the gain on sale of an asset associated with the Ajinomoto license agreement that was excluded from the PGP Acquisition.
(3)	Reflects the elimination of advisory, legal and regulatory costs that were directly attributable to the PGP Acquisition but that are not expected to have a continuing impact on the combined entity’s results.
(4)	Reflects the adjustment to historical intangible amortization expense previously recorded by PGP to reflect the new fair value of intangible assets acquired as part of the PGP Acquisition calculated as follows:

			Amortization
	Weighted Average Useful Life	Estimated Fair Value	Year Ended December 31, 2008	Nine Months Ended September 30, 2009
			($ in millions)
Brand Intellectual Property (“IP”)	Eight years	$2,615.2	$492.9	$316.8
IPR&D	Indefinite	308.6	—	—

Total brand IP		$2,923.8	$492.9	$316.8

Removal of PGP historical intangible assets amortization		$(208.0)	$(24.8)	$(18.4)

Total adjustment		$2,715.8	$468.1	$298.4

(5)	Reflects the inclusion of interest expense related to the new debt issued in connection with the PGP Acquisition. The proceeds from the LEO Transaction were used to repay the prior senior secured credit facilities, and the related interest expense was adjusted as part of the LEO Transaction adjustments within the pro forma condensed combined statement of operations. Pro forma adjusted interest expense was calculated as follows:

	Year Ended December 31, 2008	Nine Months Ended September 30, 2009
	($ in millions)
New debt issued:
Revolver commitment fee(a)	$1.9	$1.4
Term A loan facility(b)	52.9	35.1
Term B loan facility(c)	91.7	68.1
Delayed draw term loan(d)	3.0	—
Amortization of debt issue costs and other(e)	30.8	23.3

Total adjustment	$180.3	$127.9

Interest on existing notes(f)	35.9	26.2

Pro forma adjusted interest expense(g)	$216.2	$154.1

(a)	Reflects a commitment fee of 75 basis points applied to the fully undrawn revolver of $250.0 million. If drawn, interest rates would be consistent with the Term B loan.
(b)	Reflects interest expense on the variable rate senior secured Term A loan at a rate of 5.50%. Borrowings under the senior secured credit facilities generally bear interest based on a margin over, at our option, the base rate or the reserve-adjusted LIBOR (with a LIBOR floor of 2.25%). At November 12, 2009, LIBOR was below the floor set at 2.25%. As a result, 2.25% plus 325 basis points (the fixed portion of the interest rate) is used for the calculation of interest expense on this facility. Pro forma interest expense assumes scheduled principal payments as specified in the new senior secured credit facilities agreement, as if the debt were issued on January 1, 2008. See (g) below for sensitivity of a 0.125% change in the interest rate on variable rate debt.
(c)

Reflects interest expense on the variable rate senior secured Term B loan at a rate of 5.75%. Borrowings under the senior secured credit facilities generally bear interest based on a margin over, at our option, the base rate or the reserve-adjusted LIBOR (with a LIBOR floor of 2.25%). At November 12, 2009, LIBOR was below the floor set at 2.25%. As a result, 2.25% plus 350 basis points

(the fixed portion of the interest rate) is used for the calculation of interest expense on this facility. Pro forma interest expense assumes scheduled principal payments as specified in the new senior secured credit facilities agreement, as if the debt were issued on January 1, 2008. See (g) below for sensitivity of a 0.125% change in the interest rate on variable rate debt.

(d)	The Term B loan has a delayed draw term loan facility of $350 million. We did not draw down on the facility at closing. However, there is a commitment fee of 175 basis points for 180 days after the closing of the PGP Acquisition, at which point the facility terminates if the facility has not been borrowed at such time.
(e)	Reflects debt amortization expense related to the new debt structure of the combined entity, based on $147.4 million in financing fees incurred, which will be amortized over the weighted average life of the debt of 5.1 years.
(f)	Reflects interest expense and debt amortization expense related to the existing senior subordinated notes, with a fixed interest rate of 8.75%.
(g)	If the variable interest rate was to increase or decrease by 0.125% from the rates assumed, pro forma interest expense would change by approximately $3.2 million for the fiscal year ended December 31, 2008 and $2.4 million for the nine months ended September 30, 2009.
(6)	For purposes of determining the estimated income tax expense for PGP and pro forma adjustments reflected in the unaudited pro forma condensed combined statement of operations, an estimated weighted average statutory tax rate has been applied, based upon the various jurisdictions of the pro forma combined company where pre-tax profits and adjustments are reasonably expected to occur. The effective tax rate of the combined company could be significantly different (either higher or lower) depending on post-acquisition activities, including repatriation decisions, cash needs and the geographical mix of income.
(7)	The fiscal year for PGP, as reflected in its audited financial statements, ends on June 30, and adjustments were required to present the combined statement of operations for the year ended December 31, 2008. To this end, unaudited interim financial information of PGP was prepared for the six months ended December 31, 2007 and 2008. The table below shows the method of calculation, including pro forma reclassifications.

	Year Ended June 30, 2008	Less: Six Months Ended December 2007	Plus: Six Months Ended December 2008	Year Ended December 31, 2008
Revenue	($ in millions)
Total revenue	$2,531.7	$1,286.6	$1,208.9	$2,454.0
Costs, expenses and other
Cost of sales (excluding amortization and impairment of intangible assets)	273.8	141.5	131.3	263.6
Selling, general and administrative	1,283.6	656.6	563.5	1,190.5
Research and development	266.2	123.4	89.0	231.8
Amortization of intangible assets	25.1	12.4	12.1	24.8
Impairment of intangible assets	2.8	—	—	2.8
Interest (income)	—	—	—	—
Interest expense	—	—	—	—

Income before taxes	680.2	352.7	413.0	740.5
Provision for income taxes	210.8	109.3	140.9	242.4

Net income	$469.4	$243.4	$272.1	$498.1

Certain reclassifications have been made between the six months ended December 31, 2007 and 2008 financial information of PGP and the pro forma condensed combined financial statements. These reclassifications are outlined as follows:

Gross profit per the condensed combined financial statements of PGP amounted to $1,092.1 million and $1,156.3 million for the six months ended December 31, 2008 and 2007, respectively. A reclassification of royalty expense related to ASACOL has been made from Other operating expense, as per the financial information of PGP, to cost of sales for the unaudited pro forma condensed combined financial information, in the amount of $14.5 million and $11.2 million for the six months ended December 31, 2008 and 2007, respectively.

Other operating expense per the condensed combined financial statements of PGP amounted to $238.1 million and $313.6 million for the six months ended December 31, 2008 and 2007, respectively. These costs have been reclassified in their entirety to Selling, general and administrative expenses for the unaudited pro forma condensed combined financial information.

Selling, general and administrative expenses per the financial information of PGP amounted to $441.0 million and $490.0 million for the six months ended December 31, 2008 and 2007, respectively. Research and development costs in the amount of $89.0 million and $123.4 million for the six months ended December 31, 2008 and 2007, respectively, have been reclassified from Selling, general and administrative expenses and included as a separate line. Amortization of intangibles in the amount of $12.1 million and $12.4 million for the six months ended December 31, 2008 and 2007, respectively, have been reclassified from Selling, general and administrative expenses and included as a separate line.

(8)	The fiscal year for PGP, as reflected in its audited financial statements, ends on June 30, and adjustments were required to present the combined statement of operations for the nine months ended September 30, 2009. To this end, unaudited interim financial information of PGP was prepared for the three months ended September 30, 2008 and 2009, incorporated by reference herein, and for the six months ended December 31, 2008. The table below shows the method of calculation, including pro forma reclassifications.

	Year Ended June 30, 2009	Less: Six Months Ended December 2008	Plus: Three Months Ended September 2009	Nine Months Ended September 30, 2009
Revenue	($ in millions)
Total revenue	$2,317.5	$1,208.9	$577.7	$1,686.3
Costs, expenses and other
Cost of sales (excluding amortization and impairment of intangible assets)	247.8	131.3	51.3	167.8
Selling, general and administrative	1,044.5	563.5	254.6	735.6
(Gain) on sale of assets	—	—	(193.5)	(193.5)
Research and development	180.5	89.0	30.3	121.7
Amortization of intangible assets	24.4	12.1	6.1	18.4
Impairment of intangible assets	1.8	—	—	1.8
Interest (income)	—	—	—	—
Interest expense	—	—	—	—

Income before taxes	818.5	413.0	428.9	834.4
Provision for income taxes	279.2	140.9	144.9	283.2

Net income	$539.3	$272.1	$284.0	$551.2

Certain reclassifications have been made between the condensed combined financial statements of PGP for the three months ended September 30, 2009 and the pro forma condensed combined financial statements. These reclassifications are outlined as follows:

Gross profit per the condensed combined financial statements of PGP amounted to $532.8 million. A reclassification of royalty expense related to ASACOL has been made from Other operating expenses as per the financial information of PGP, to cost of sales for the unaudited pro forma condensed combined financial information, in the amount of $6.4 million.

Other operating expense per the condensed combined financial statements of PGP amounted to $131.3 million. These costs have been reclassified in their entirety to Selling, general and administrative expenses for the unaudited pro forma condensed combined financial information.

Selling, general and administrative expenses per the condensed combined financial statements of PGP amounted to $166.1 million. Research and development expenses in the amount of $30.3 million have been reclassified from Selling, general and administrative expenses and included as a separate line. Amortization of intangibles in the amount of $6.1 million has been reclassified from Selling, general and administrative expenses and included as a separate line.

Unaudited pro forma condensed combined balance sheet as of September 30, 2009

	As of September 30, 2009
	WC	Historical PGP	Adjustments		Pro Forma
	($ in millions)
Assets
Current assets:
Cash and cash equivalents	$753.7	$4.4	$(541.0	)(9)	$217.1
Accounts receivable, net	110.7	260.5	—		371.2
Inventories, net	68.8	74.2	77.9	(10a)	220.9
Prepaid expenses and other current assets	85.9	104.2	(59.8	)(11)	130.3

Total current assets	1,019.1	443.3	(522.9)		939.5
Property, plant and equipment, net	87.3	75.1	—		162.4
Intangible assets, net	611.4	208.0	2,715.8	(10c)	3,535.2
Goodwill	998.7	156.7	(156.7	)(10)	998.7
Other non-current assets	9.7	66.0	94.3	(12)	170.0

Total assets	$2,726.2	$949.1	$2,130.5		$5,805.8

Liabilities and Stockholders Equity
Current liabilities:
Accounts payable	$144.6	$54.4	$—		$199.0
Accrued expenses and other current liabilities	204.3	429.6	(28.6	)(10d)	605.3
Income taxes payable	7.3	—	—		7.3
Current portion of long-term debt	—	—	116.0	(13)	116.0

Total current liabilities	356.2	484.0	87.4		927.6
Long-term debt, excluding current portion	380.0	—	2,484.0	(13)	2,864.0
Other non-current liabilities	96.4	145.0	(111.5	)(10e)	129.9

Total liabilities	832.6	629.0	2,459.9		3,921.5
Stockholders’ equity	1,893.6	320.1	(329.4	)(14)	1,884.3

Total liabilities and stockholders’ equity	$2,726.2	$949.1	$2,130.5		$5,805.8

Notes to unaudited pro forma condensed combined balance sheet as of September 30, 2009

(9)	Reflects the net effect to cash resulting from the following:

Issuance of debt:
Face value (see note 13)	$2,600.0
Fees and discount (see note 9a)	(147.4)

2,452.8

PGP Acquisition:
Purchase price (see note 10)	(3,100.0)
Adjustments (see note 9b)	115.7
Fees (see note 9c)	(9.3)

(2,993.6)

Net change	$(541.0)

(a)	Reflects financing fees associated with the new debt structure.
(b)	Reflects our estimate of adjustments to the purchase price for PGP in respect of certain liabilities to be funded by PGP.
(c)	Reflects estimated fees and expenses incurred in connection with the PGP Acquisition, including the advisory fees, other transaction costs and professional fees. Total estimated fees incurred amounted to $27.0 million, $17.7 million of which was incurred and is reflected within our September 30, 2009 historical financial statements.
(10)	Reflects adjustments to record assets acquired and liabilities assumed at their estimated fair values, as of September 30, 2009. Estimated values have been based on a preliminary purchase price of $2,984.3 million. Allocation of the purchase price was based on currently available information and could change materially upon receipt of more detailed information. The preliminary purchase price allocation is as follows:

Calculation of consideration:
Purchase price	$3,100.0
Adjustments	(115.7)

Total consideration	$2,984.3

Preliminary allocation of consideration:
Historical book value of net assets	320.1
Eliminate historical goodwill	(156.7)
Eliminate historical intangible assets	(208.0)
Inventory(10a)	77.9
Deferred tax assets(10b)	(112.9)
Intangible assets(10c)	2,923.8
Accrued expenses and other current liabilities(10d)	28.6
Other noncurrent liabilities(10e)	111.5

$2,984.3

Total pro forma consideration in the table above differs from the actual purchase price consideration of $2,919.3 million paid on the closing date (October 30, 2009) due to the additional month between the pro forma acquisition date (September 30, 2009) and actual acquisition date, resulting in a differing amount of purchase price adjustments.

(a)	At the time of the acquisition, inventories are required to be measured at fair value, which we believe will approximate net realizable value. In general, the fair valuation of inventories will result in an increase over book value to market value. We have estimated the fair value adjustment to inventories using information about the inventory of major products (principally ACTONEL and ASACOL) and utilizing assumptions (including profit margins and turnover ratios) to establish a net realizable value. The impact of the adjustment is not reflected in the unaudited pro forma condensed combined statement of operations because the adjustment will not have a continuing impact. However, the inventory adjustment will result in an increase in materials and production costs in periods subsequent to the completion of the acquisition when related inventories are sold.

(b)	Reflects the elimination of net deferred tax assets, valued at zero under purchase accounting, driven by Section 338(h)(10)/338(g) elections made regarding the portion of the PGP Acquisition structured as stock transactions. This estimate is preliminary and is subject to change based on our final determination of the fair value of assets acquired and liabilities assumed. See also Notes (11) and (12) below.
(c)	Of the total estimated consideration of $2,984.3 million, approximately $2,923.8 million has been allocated to identified intangible assets, of which $2,615.2 million represents currently marketed products that are expected to be amortized over a weighted average useful life on an accelerated basis of approximately 8 years, and approximately $308.6 million has been allocated to identified IPR&D intangible products. Pro forma intangible assets on the face of the balance sheet of $3,535.2 million is comprised of WC post LEO Transaction intangible assets of $611.4 million and the intangible assets on acquisition of $2,923.8 million.

The IPR&D will be capitalized and accounted for as an indefinite-lived intangible asset and will be subject to impairment testing until the completion or abandonment of the project. Upon successful completion and launch of each project, we will make a separate determination of useful life of the IPR&D intangible, and subsequent amortization will be recorded as an expense. As the IPR&D intangibles are not currently marketed, no amortization of these items is reflected in the unaudited pro forma condensed combined statements of operations.

The fair value of identifiable intangible assets is determined primarily using the “income approach,” which is a valuation technique that provides an estimate of the fair value of an asset based on market participant expectations of the cash flows an asset would generate over its remaining useful life. Some of the significant assumptions inherent in the development of the identifiable intangible asset valuations, from the perspective of a market participant, include the estimated net cash flows for each year for each project or product (including net revenues cost of sales, research and development costs, selling and marketing costs and working capital/asset contributory asset charges), the appropriate discount rate to select in order to measure the risk inherent in each future cash flow stream, the assessment of each asset’s life cycle, competitive trends impacting the asset and each cash flow stream and other factors. The major risks and uncertainties associated with the timely and successful completion of the IPR&D projects include legal risk and regulatory risk. The underlying assumptions used to prepare the discounted cash flow analysis may change or projects may not be completed to commercial success on time or at all. For these and other reasons, actual results may vary significantly from estimated results.

(d)	Reflects the exclusion of (i) the write-off of $8.8 million of the current portion of historical deferred revenue and (ii) $14.8 million and $5.0 million for restructuring and bonus accruals, respectively, which will not be transferred as part of the PGP Acquisition.
(e)	Reflects (i) the write-off of $45.9 million of historical non-current deferred revenue, (ii) an adjustment of $67.3 million to reduce pension and post-employment obligations to their fair value of zero, reflecting their fully funded status upon transfer in accordance with the purchase agreement governing the PGP Acquisition, and net of (iii) $1.7 million recognized by PGP for a UK pension liability, for which PGP provided an equal amount of cash.
(11)	Reflects the elimination of the current portion of deferred tax assets consistent with Note (10)(b) above of $59.8 million.
(12)	Reflects (i) the recognition of the of deferred financing costs on the issuance of new debt of $147.4 million, net of (ii) the elimination of $53.1 million of long term deferred tax assets, consistent with Note 10(b) above.
(13)	Reflects the issuance of $2.6 billion of new debt under the new senior secured credit facilities.
(14)	Reflects the elimination of PGP’s historical equity accounts upon the PGP Acquisition and the recognition of $9.3 million in additional transaction fees related to the PGP Acquisition.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

The following discussion and analysis of our results of operations and financial condition covers periods prior to the consummation of the PGP Acquisition. Accordingly, the discussion and analysis of historical periods for Warner Chilcott do not reflect the significant impact that the Transactions and the LEO Transaction, each as defined herein, will have on us. This discussion and analysis contains forward-looking statements, which involve risks and uncertainties. Our actual results may differ materially from those we currently anticipate as a result of many factors, including the factors we describe under “Risk Factors” and elsewhere in this prospectus supplement.

Overview

We are a leading global specialty pharmaceutical company currently focused on the gastroenterology, women’s healthcare, dermatology and urology segments of the U.S. and Western European pharmaceuticals markets. We are a fully integrated company with internal resources dedicated to the development, manufacture and promotion of our products. Prior to the PGP Acquisition, our broad portfolio of established branded products included oral contraceptives (LOESTRIN 24 FE and FEMCON FE), hormone therapies (ESTRACE Cream, FEMHRT and others) and an oral anti-infective for acne (DORYX).

On October 30, 2009, we acquired the global branded pharmaceuticals business of The Procter & Gamble Company (“PGP”) for approximately $2.9 billion in cash and the assumption of certain liabilities (the “PGP Acquisition”). The purchase price remains subject to certain post-closing purchase price adjustments. Under the terms of the purchase agreement, we acquired PGP’s portfolio of branded pharmaceutical products, PGP’s prescription drug pipeline and its manufacturing facilities in Puerto Rico and Germany. PGP’s principal products are ACTONEL for osteoporosis and ASACOL for ulcerative colitis (“UC”). PGP also has co-promotion rights to ENABLEX for the treatment of overactive bladder.

In order to fund the PGP Acquisition, certain of our subsidiaries entered into new senior secured credit facilities, comprised of $2.95 billion in aggregate term loan facilities (which includes a $350.0 million delayed draw term loan facility) and a $250.0 million revolving credit facility. At closing, $2.6 billion was borrowed under the term loan facilities and no borrowings were made under the delayed draw term loan facility or the revolving credit facility. We refer to the PGP Acquisition and the entry into the senior secured credit facilities as the “Transactions.”

On September 23, 2009, we agreed to terminate our exclusive product licensing rights from LEO Pharma A/S (“LEO”) in the United States to TACLONEX, TACLONEX SCALP, DOVONEX and all other products in LEO’s development pipeline, and sold the related assets to LEO, for $1.0 billion in cash (the “LEO Transaction”). In connection with the LEO Transaction, we entered into a distribution agreement with LEO under which we agreed to continue to distribute DOVONEX and TACLONEX on behalf of LEO, in exchange for a distribution fee, through December 31, 2009. The LEO Transaction resulted in a gain for us for the quarter ended September 30, 2009 of $380.1 million, net of tax. The aggregate gain from the LEO Transaction is expected to be $447.6 million, net of tax. However, approximately $68.9 million of the gain relating to certain inventories is expected to be recognized as part of pre-tax income during the distribution agreement period. These gains, or the relevant portion thereof, are excluded from the pro forma figures presented in the following paragraph. We believe the LEO Transaction will allow us to concentrate on the acquisition and integration of PGP.

For the year ended December 31, 2008 and the nine-month period ended September 30, 2009, on a pro forma basis giving effect to the PGP Acquisition (and the related financing thereof) and the LEO Transaction, we would have generated revenues of $3,076.3 million and $2,222.1 million and a net (loss) / income of $(93.1 million) and $239.6 million, respectively.

Factors Affecting our Results of Operations

Revenue

We generate two types of revenue: revenue from product sales (including contract manufacturing) and other revenue which currently includes royalty revenue.

As a result of the PGP Acquisition we expect to generate substantial additional revenues in the United States, Western Europe, Canada and other countries mainly from the sale of ACTONEL and ASACOL. PGP’s revenues, similar to ours, consist of revenue from product sales and royalties from third parties. Revenue from collaborative products with third parties are recognized on a gross basis as product sales in cases where PGP is the principal in the transaction. Revenue from collaborative products based on the collaborative partners’ net sales are recognized on a net basis.

Net Sales

We promote a portfolio of branded prescription pharmaceutical products currently focused on the gastroenterology, women’s healthcare, dermatology and urology segments of the U.S. and Western European pharmaceuticals markets. To generate demand for our products, our sales representatives make face-to-face promotional and educational presentations to physicians who are potential prescribers of our products to their patients. By informing these physicians of the attributes of our products, we generate demand for our products with physicians, who then write prescriptions for their patients, who in turn go to the pharmacy where the prescription is filled. Pharmacies buy our products either through wholesale pharmaceutical distributors or directly from us (for example, retail drug store chains). We recognize revenue when title passes to our customers, generally free on board (“FOB”), destination, net of sales-related deductions, although PGP recognizes revenue from the point of shipping.

When our unit sales to customers in any period exceeds consumer demand (as measured by filled prescriptions in units), our sales in excess of demand must be absorbed before our customers begin to order again. We refer to the estimated amount of inventory held by our customers and pharmacies that purchase our product from our direct customers, generally measured in the number of days of demand on hand, as “pipeline inventory.” Pipeline inventories expand and contract in the normal course of business. When comparing reported product sales between periods, it is important to consider whether estimated pipeline inventories increased or decreased during each period.

Historically, we generated our revenue primarily from the sale of branded pharmaceutical products in the United States, including our oral contraceptives (LOESTRIN 24 FE, FEMCON FE, ESTROSTEP FE, and OVCON), our HT products (primarily ESTRACE Cream, FEMHRT, and FEMRING), our oral antibiotic for the adjunctive treatment of severe acne (DORYX), our psoriasis products prior to the LEO Transaction (TACLONEX and DOVONEX) and our treatment for pre-menstrual dysphoric disorder (“PMDD”) (SARAFEM). Our revenue from sales of these products consists primarily of sales invoiced less returns and other sales-related deductions. In addition to the products listed above, we earn revenues from the sale of generic products, including TILIA™ FE (a generic version of ESTROSTEP FE) and ZENCHENT (a generic version of OVCON 35) under profit-sharing supply and distribution agreements with Watson. Prior to the LEO Transaction, we also recognized revenue on a generic version of DOVONEX Solution under a profit-sharing supply and distribution agreement with Hi-Tech. The revenue we earn under these agreements is included with our related branded product revenue for financial reporting purposes.

Included in net sales are amounts earned under contract manufacturing agreements. These activities are by-products of our May 2004 acquisition of the Fajardo, Puerto Rico manufacturing facility from a subsidiary of Pfizer Inc. (“Pfizer”) and the March 2004 sale of rights to two LOESTRIN products to a unit of Teva Pharmaceutical Industries Ltd. (“Teva”) (then Barr Pharmaceuticals, Inc. (“Barr”)). In connection with these transactions, we agreed to manufacture certain products for Pfizer and Teva for specified periods. Contract manufacturing is not an area of strategic focus for us as these contracts produce profit margins significantly below the margins realized on sales of our branded products. We have phased out the manufacturing of all but one of the Pfizer products (the supply agreement for the production of Dilantin® was extended for three years effective July 31, 2006, subject to two one-year renewals at Pfizer’s option, the first of which renewal options has been exercised). We continue to manufacture Dilantin® for Teva.

PGP generates net sales primarily from the sale of ACTONEL, which accounted for $1.4 billion of PGP’s net sales of $2.3 billion in the year ended June 30, 2009 (of which between $500 and $550 million represented sales outside of North America), and ASACOL, which accounted for $679.0 million of PGP’s net sales in the year ended June 30, 2009. For the year ended June 30, 2009, approximately 69% of PGP’s net sales were in North America, and approximately 31% of its revenues were outside of North America, primarily in Western Europe.

Changes in revenue from sales of our products from period to period are affected by factors that include the following:

•	changes in the level of competition faced by our products, including the launch of new products by competitors and the introduction of generic equivalent products;

•	changes in the level of promotional or marketing support for our products and the size of our sales force;

•	expansion or contraction of the levels of pipeline inventories of our products held by our customers;

•	changes in the regulatory environment;

•	our ability to successfully develop or acquire and launch new proprietary products;

•	changes in the level of demand for our products, including changes based on general economic conditions in the U.S. and other major Western European economies;

•	long-term growth of our core therapeutic markets, currently gastroenterology, women’s healthcare, dermatology and urology;

•

price increases, which are common in the branded pharmaceutical industry and for the purposes of our period-over-period comparisons, reflect the average gross selling price billed to our customers before any sales-related deductions; and

•	changes in the levels of sales related deductions.

Following the PGP Acquisition, changes in our revenue will also be affected by these factors as they relate to PGP, its principal products and its additional therapeutic markets of gastroenterology and urology. Changes in PGP’s revenues may differ between its North American and Western European markets, including as a result of the following factors:

•	the loss of exclusivity for ACTONEL in PGP’s major Western European markets beginning in 2010;

•

market share pressures on ACTONEL in the United States, mainly due to aggressive managed care initiatives implemented to favor generic versions of once-a-week FOSAMAX and market share gains by once-a-month Boniva, and our success in mitigating the loss of market share through the marketing of once-a-month ACTONEL 150 mg and the development of next generation once-a-week ACTONEL product;

•	the lack of patent protection for ASACOL in the United Kingdom and the effect of market share pressures from generic competitors in the Western European market; and

•

the erosion of market share for ASACOL in the United States since 2007 due to competition, and our success in mitigating market share pressures through, among other things, the marketing of ASACOL HD (800 mg).

Other Revenue

Beginning in the fourth quarter of 2006, we began to generate revenue related to licensing rights to sell products using our patents to third parties as a component of other revenue.

Cost of Sales (excluding Amortization and Impairment of Intangible Assets)

We currently contract with third parties to manufacture certain of our products, although we now manufacture most of our women’s healthcare oral dose products in our facility in Fajardo, Puerto Rico. We also have supply contracts with our third-party development partners, such as LEO (DOVONEX and TACLONEX) (prior to the LEO Transaction), Contract Pharmaceuticals Limited (“CPL”) (ESTRACE Cream) and Mayne (DORYX). Our supply agreements with these third-party manufacturers and development partners may include minimum purchase requirements and may provide that the price we pay for the products we sell can be increased based on factors outside of our control such as inflation, increases in costs or other factors.

For products that we manufacture and package (as of September 30, 2009, LOESTRIN 24 FE, FEMCON FE, ESTROSTEP FE, OVCON 50 and FEMRING), our direct material costs include the costs of purchasing raw materials and packaging materials. For products that we only package (as of September 30, 2009, DORYX, FEMHRT, OVCON 35), our direct material costs include the costs of purchasing packaging materials. Direct labor costs for these products consist of payroll costs (including benefits) of employees engaged in production, packaging and quality control in our manufacturing plants in Fajardo, Puerto Rico and Larne, Northern Ireland. The largely fixed indirect costs of our manufacturing plants consist of production, overhead and certain laboratory costs. We do not include amortization or impairments of intangible assets as components of cost of sales.

A significant factor that influences the cost of sales, as a percentage of product net sales, is the terms of our supply agreements with our third-party manufacturers. As of September 2005 and January 2006, we became the exclusive licensee of the U.S. sales and marketing rights to TACLONEX and DOVONEX, respectively, under agreements with LEO. We were obligated to pay LEO specified supply fees and royalties based on a percentage of our net sales. We terminated these arrangements with LEO as part of the LEO Transaction. In addition, with respect to DOVONEX, we were obligated to pay Bristol-Myers Squibb Company (“Bristol-Myers”) a royalty of 5% of net sales through December 31, 2007.

As part of the PGP Acquisition, we acquired pharmaceutical manufacturing facilities in Manati, Puerto Rico and Weiterstadt, Germany. The Manati facility currently manufactures ACTONEL products. The Weiterstadt facility manufactures ASACOL products and packages ACTONEL products for sale in markets outside the United States. The application of purchase accounting adjustments to plant, property and equipment associated with the manufacture of the PGP products may result in an increase in depreciation expense included in cost of goods sold. In addition, a purchase accounting adjustment increasing the opening value of the inventories acquired in the PGP Acquisition will result in a non-recurring charge which will be recorded in our cost of goods sold as that inventory is sold to our customers. The effect of the write up of the opening value of the PGP inventory will be to reduce our gross margin on product sales with the impact expected to be reflected in our income statement during the months following the closing of the PGP Acquisition. Once the inventory write-up flows through our cost of goods sold, we expect gross margin on total revenue to be positively affected by the PGP Acquisition.

SG&A Expenses

SG&A expenses consist of selling and distribution expenses, advertising and promotion expenses (“A&P”) and general and administrative expenses (“G&A”). Selling and distribution and A&P expenses consist of all expenditures incurred in connection with the sales and marketing of our products, including warehousing costs. The major items included in selling and distribution and A&P expenses are:

•	costs associated with employees in the field sales forces, sales force management and marketing departments, including salaries, benefits and incentive bonuses;

•	promotional and advertising costs, including samples, medical education programs and direct-to-consumer campaigns; and

•

distribution and warehousing costs reflecting the transportation and storage associated with transferring products from our manufacturing facilities to our distribution contractors and on to our customers.

Changes in selling and distribution and A&P expenses, as a percentage of our revenue, may be affected by a number of factors, including:

•	changes in sales volumes, as higher sales volumes enable us to spread the fixed portion of our selling and A&P expenses over higher sales;

•	changes in the mix of products we promote, as some products (such as those in launch phase, for example) require more intensive promotion than others; and

•	changes in the size and configuration of our sales forces, such as when we establish a sales force to market a new product or expand or reduce our sales forces.

G&A expenses consist of management salaries, benefits, incentive compensation, rent, legal and professional fees and miscellaneous administration and overhead costs.

The PGP Acquisition will significantly increase the size and scope of our selling, marketing and administrative functions and our overall SG&A expenses. The majority of PGP’s sales and marketing employees joined us at the closing. General and administrative costs within PGP’s historical SG&A expense are comprised of both direct administrative costs, mainly personnel, and the cost of outside services, as well as allocated indirect overhead costs for corporate functions and shared services. Over the next year our G&A costs associated with the acquired PGP business are expected to include the costs of transition services provided for us by P&G, other direct G&A costs embedded within the acquired business and incremental costs we expect to incur as we add administrative infrastructure to support the larger, global business. In the near term we expect our total G&A costs associated with the acquired business to be at levels similar to those reported by PGP on a stand-alone basis for the year ended June 30, 2009. At the same time, PGP has recently reduced its G&A spending significantly to reduce costs and maximize profitability in light of (1) the ACTONEL franchise facing the loss of exclusivity in the major Western European markets in 2010 and (2) a decision to focus more on improvements to currently marketed brands in the United States rather than more costly, higher risk, potentially higher reward projects.

Research and Development (“R&D”)

Our R&D expenses consist mainly of development costs. These development costs are typically associated with:

•	developing improvements to our existing products, including new dosage forms;

•	developing new products based on compounds which have been previously shown to be safe and effective; and

•	supporting and conducting clinical trials and subsequent registration of products we develop internally or license from third parties.

In addition, we have certain projects that focus on earlier stage exploratory research. R&D costs also include payments to third-party licensors when products that we have licensed reach contractually-defined milestones. Milestone payments are recognized as expenses, unless they meet the criteria of an intangible asset, in which case they are capitalized and amortized over their useful lives.

The aggregate level of our R&D expense in any period is related to the number of products in development and the stage of their development process. Development costs for any particular product may increase progressively during the development process, with Phase III clinical trials generally accounting for a significant part of the total development costs of a product.

The PGP Acquisition will increase the scale of our R&D activities, adding both personnel and a number of ongoing product development projects. At the same time, PGP has recently reduced its R&D spending significantly to reduce costs and maximize profitability.

Other Operating Expense (Income)

The historical statements of income for the PGP business include a significant line item for other operating expenses, which includes the payments made to Sanofi-Aventis US LLC (“Sanofi”) under the global collaboration agreement for the promotion of risedronate products, including ACTONEL. For the year ended June 30, 2009 and the three-month period ended September 30, 2009, other operating expenses totaled $456 million and $(62) million and consisted of a $473 million and a $111 million obligation to Sanofi and other expenses of $62 million and $21 million, which were offset in part by a $79 million and a $194 million gain on the sale of divested assets, respectively. Going forward, we will report the Sanofi expenses and royalty costs as part of selling and distribution expenses and intend to classify the other expense amounts in expense line items consistent with our historical presentation of our operating results.

As a result of the PGP Acquisition, Sanofi will have the right to put its interest in marketing ACTONEL under the global collaboration agreement to us. If the Sanofi Put is exercised, the collaboration agreement will be terminated and we will have the right to market ACTONEL in all of the markets in which Sanofi currently markets the product and will no longer have to share any of the profits from ACTONEL in the regions where we market the product with Sanofi. We would expect to report higher revenues from the sale of ACTONEL in the markets in which Sanofi currently promotes the product (and would incur greater costs of sales and SG&A in association with sales and operations in the additional markets) and would no longer incur co-promotion expenses for sales in the regions where we market the product. We would, however, need to increase our sales force and selling expenses to substitute for Sanofi’s efforts and/or seek alternative arrangements to market the products in some jurisdictions.

If the Sanofi Put is exercised, we plan to fund it through cash on hand and proceeds from the delayed draw term loan facility under our new senior secured credit facilities. We also will have the ability to draw upon the revolving credit facility under our new senior secured credit facilities if we choose to do so. If the fair value of the Sanofi Put exceeds a previously agreed upon threshold amount, we have the option to require P&G to fund any amount in excess of the threshold, in which case P&G would be entitled to a proportionate share of profits from the sale of ACTONEL through 2014, which would reduce our margins. We also have the option to repay any amount funded by P&G within six months of the Sanofi Put closing date (with no interest), thereby terminating the P&G profit share arrangement. We do not expect funding of the Sanofi Put to materially increase our leverage ratio. See “Business—PGP Alliance with Sanofi.”

Depreciation and Amortization

Depreciation costs relate to the depreciation of property, plant and equipment and are included in our statement of operations, primarily in cost of sales and G&A expenses. Depreciation is calculated on a straight-line basis over the expected useful life of each class of asset. No depreciation is charged on land.

Amortization costs relate to the amortization of identified definite-lived intangible assets, which consists primarily of intellectual property rights. Amortization is calculated on either an accelerated or a straight-line basis over the expected useful life of the asset, with identifiable assets assessed individually or by product family. Patents and other intellectual property rights are amortized over periods not exceeding 15 years. We periodically review the amortization schedules for intangible assets to ensure that the methods employed and the amortization rates being used are consistent with our then current forecasts of future product cash flows. Where appropriate, we make adjustments to the remaining amortization to better match the expected benefit of the asset.

The application of purchase accounting adjustments related to the PGP Acquisition will lead to a significant increase in our future amortization expense and may increase the level of depreciation expense relative to the level of depreciation included in PGP’s historical results of operations.

Interest Income and Interest Expense (“Net Interest Expense”)

Interest income consists primarily of interest income earned on our cash balances. Interest (expense) consists of interest on outstanding indebtedness, amortization of deferred financing costs and the write-off of deferred financing costs associated with the early prepayment of debt.

In connection with the retirement of our prior senior secured credit facilities, we wrote off the balance of the deferred financing costs of $6.6 million related to the term loans under those facilities.

Upon the closing of the PGP Acquisition, we incurred substantial incremental indebtedness. As a result, our interest expense is expected to increase and include interest on outstanding indebtedness and the amortization of deferred financing costs.

Provision / (Benefit) for Income Taxes

Provision / (benefit) for income taxes consists of current corporate tax expense, deferred tax expense and any other accrued tax expense. In addition, interest and penalties accrued on our reserves recorded under ASC No. 740, “Income Taxes,” (“ASC 740”), are included as a component of our provision / (benefit) for income taxes. We are an Irish holding company with operating subsidiaries in the United States, Puerto Rico, the UK and the Republic of Ireland. We have a tax agreement with the Puerto Rican tax authorities whereby our earnings in Puerto Rico, which are a large component of our overall earnings, are subject to a 2% income tax for a period of 15 years expiring in 2019. See Note 15 to our audited consolidated financial statements incorporated by reference into this prospectus supplement for further discussion of our income taxes, including our application of ASC 740.

Following the PGP Acquisition, we will operate in a number of tax jurisdictions in addition to those where we now operate including many Western European countries, Australia and Canada. The PGP Acquisition was structured such that most of the acquired PGP pharmaceutical intangible assets will be owned by our Puerto Rican subsidiary. As a result, a substantial portion of the pre-tax income associated with the acquired PGP business is expected to be generated in Puerto Rico, where our earnings are subject to an income tax rate of 2% (pursuant to a grant application made to the Puerto Rico tax authorities), although we expect the portion of such pre-tax income that is not attributable to Puerto Rico to be subject to income tax at higher rates.

Our Results of Operations

The discussion below of our results of operations is based on our actual historical performance and is not presented on a pro forma basis giving effect to the LEO Transaction.

Operating Results for the Quarter and Nine Months ended September 30, 2009 and 2008

Revenue

The following table sets forth our revenue for the quarter and nine months ended September 30, 2009 and 2008, with the corresponding dollar and percentage change:

	Quarter Ended September 30,		Increase (Decrease)		Nine Months Ended September 30,		Increase (Decrease)
	2009	2008	Dollars	Percent	2009	2008	Dollars	Percent
	($ in millions)
Oral Contraception
LOESTRIN 24 FE	$64.6	$50.8	$13.8	27.2%	$175.0	$147.9	$27.1	18.3%
FEMCON FE	13.3	11.4	1.9	16.9%	38.6	32.9	5.7	17.3%
ESTROSTEP FE(1)	1.7	4.2	(2.5)	(59.4)%	9.7	15.3	(5.6)	(36.5)%
OVCON(1)	3.1	3.1	—	(1.3)%	8.0	9.9	(1.9)	(19.3)%

Total	82.7	69.5	13.2	19.0%	231.3	206.0	25.3	12.3%

Hormone therapy
ESTRACE Cream	30.7	19.9	10.8	54.1%	82.1	60.3	21.8	36.1%
FEMHRT	19.5	14.6	4.9	33.7%	45.3	47.0	(1.7)	(3.6)%
FEMRING	4.2	4.0	0.2	4.7%	11.7	11.0	0.7	6.5%
Other HT Products	2.6	2.8	(0.2)	(6.7)%	7.6	8.3	(0.7)	(7.8)%

Total	57.0	41.3	15.7	37.9%	146.7	126.6	20.1	15.9%

Dermatology
DORYX	48.2	44.8	3.4	7.6%	143.4	111.6	31.8	28.5%
TACLONEX	29.0	38.2	(9.2)	(24.0)%	102.1	113.9	(11.8)	(10.3)%
DOVONEX(1)	23.8	26.4	(2.6)	(9.9)%	85.7	92.9	(7.2)	(7.8)%

Total	101.0	109.4	(8.4)	(7.7)%	331.2	318.4	12.8	4.0%

PMDD
SARAFEM	4.2	2.0	2.2	105.5%	12.6	14.2	(1.6)	(11.3)%

Other product sales
Other	0.2	0.9	(0.7)	(82.9)%	1.6	0.0	1.6	n.m.
Contract manufacturing	3.0	4.5	(1.5)	(33.1)%	9.2	15.8	(6.6)	(41.6)%

Total product net sales	248.1	227.6	20.5	9.0%	732.6	681.0	51.6	7.6%

Other revenue
Royalty revenue	4.7	4.3	0.4	10.5%	17.0	14.6	2.4	15.7%

Total revenue	$252.8	$231.9	$20.9	9.0%	$749.6	$695.6	$54.0	7.8%

(1)	Includes revenue from related authorized generic product sales from the date of their respective launch.

Revenue in the quarter ended September 30, 2009 was $252.8 million, an increase of $20.9 million, or 9.0%, over the same quarter in the prior year. Revenue in the nine months ended September 30, 2009 was $749.6 million, an increase of $54.0 million, or 7.8%, over the same period in the prior year. The primary drivers of the increase in revenue for the nine months ended September 30, 2009 were the net sales of our promoted products DORYX, LOESTRIN 24 FE and ESTRACE Cream, which together contributed $28.0 million and $80.7 million of revenue growth for the quarter and nine months ended September 30, 2009, respectively, compared to the prior year periods. The growth delivered by these products was partially offset by net sales declines in certain other products, primarily TACLONEX and DOVONEX. Changes in the net sales of our products are a function of a number of factors including changes in: market demand, gross selling prices, sales-related deductions from gross sales to arrive at net sales and the levels of pipeline inventories of our products held by our direct and indirect customers. We use IMS estimates of filled prescriptions for our products as a proxy for market demand.

Net sales of our oral contraceptive products increased $13.2 million, or 19.0%, in the quarter ended September 30, 2009 and $25.3 million, or 12.3%, in the nine months ended September 30, 2009, compared with the prior year periods. LOESTRIN 24 FE generated revenues of $64.6 million in the quarter ended September 30, 2009, an increase of 27.2%, compared with $50.8 million in the prior year quarter. During the nine months ended September 30, 2009, LOESTRIN 24 FE generated revenues of $175.0 million, an increase of 18.3%, compared with $147.9 million in the prior year period. The increase in LOESTRIN 24 FE net sales in both periods was primarily due to increases in filled prescriptions of 28.1% and 15.7%, respectively, as well as higher average selling prices and an expansion of pipeline inventories relative to the prior year periods, offset in part by the impact of higher sales-related deductions. Increased utilization of the customer loyalty cards for LOESTRIN 24 FE drove an increase in sales-related deductions in the quarter and nine months ended September 30, 2009. FEMCON FE generated revenues of $13.3 million and $38.6 million in the quarter and nine months ended September 30, 2009, respectively, compared to $11.4 million and $32.9 million in the prior year periods. The increase in FEMCON FE net sales in the quarter ended September 30, 2009 was primarily due to higher average selling prices and lower sales-related deductions, offset in part by a decline in filled prescriptions of 3.8% relative to the prior year period. The increase in FEMCON FE net sales in the nine months ended September 30, 2009 is due to higher average selling prices and an increase in filled prescriptions of 5.7%, offset in part by higher sales-related deductions relative to the prior year period. We believe the increased prescription demand and market share for LOESTRIN 24 FE and the modest declines for FEMCON FE are reflective of our promotional emphasis.

Net sales of our dermatology products decreased $8.4 million, or 7.7%, in the quarter ended September 30, 2009 but increased $12.8 million, or 4.0%, in the nine months ended September 30, 2009, compared with the prior year periods. Net sales of DORYX increased $3.4 million, or 7.6%, in the quarter ended September 30, 2009, compared to the prior year quarter, primarily due to a 45.2% increase in filled prescriptions and higher average selling prices, which was offset in part by higher sales-related deductions and a contraction of pipeline inventories relative to the prior year period. The increase in filled prescriptions primarily relates to DORYX 150 mg, which we launched in the third quarter of 2008 and to which we have dedicated significant promotional efforts, including our recently launched customer loyalty card program. Increased utilization of the customer loyalty card for DORYX 150 mg drove an increase in sales-related deductions in the 2009 periods. Net sales of DORYX increased $31.8 million, or 28.5%, in the nine months ended September 30, 2009, compared to the prior year period, primarily due to a 36.4% increase in filled prescriptions, as well as higher average selling prices, which were offset in part due to higher sales-related deductions. Net sales of TACLONEX decreased $9.2 million, or 24.0%, to $29.0 million in the quarter ended September 30, 2009, compared to $38.2 million in the prior year quarter. Net sales of TACLONEX decreased $11.8 million, or 10.3%, to $102.1 million in the nine months ended September 30, 2009, compared to $113.9 million in the prior year period. The decrease in net sales in the quarter and nine months ended September 30, 2009 is primarily due to a contraction of pipeline inventories relative to the prior year periods, higher sales-related deductions as well as a decline in filled prescriptions of 12.9% and 7.2%, respectively, offset in part by the impact of higher average selling prices. Net sales of DOVONEX decreased $2.6 million, or 9.9%, and $7.2 million, or 7.8%, in the quarter and nine months ended September 30, 2009 as compared to the prior year periods. The decline in DOVONEX net sales in the quarter and nine months ended September 30, 2009 was due primarily to decreases in filled prescriptions of 19.4% and 23.1%, respectively, offset in part by higher average selling prices and lower sales-related deductions relative to the prior year period. The decline in filled prescriptions was due primarily to customers switching to other therapies, as well as the introduction of generic versions of DOVONEX Solution into the market in the second quarter of 2008, including our authorized generic product. As a result of the LEO Transaction and related distribution agreement with LEO, we will continue to record revenue from the distribution of the products through December 31, 2009. This will negatively impact our gross margin percentage during the fourth quarter of 2009. Beginning in January 2010, we will no longer be the distributor for LEO and therefore will not record any revenue or cost of sales related to the LEO products.

Net sales of our hormone therapy products increased $15.7 million, or 37.9%, in the quarter ended September 30, 2009 and $20.1 million, or 15.9%, in the nine months ended September 30, 2009, compared with the prior year periods. Net sales of ESTRACE Cream increased $10.8 million, or 54.1%, and $21.8 million, or 36.1%, in the quarter and nine months ended September 30, 2009, respectively, compared to the prior year periods. We began promotional efforts for ESTRACE Cream in early 2009. As a result, the increases in net sales were primarily due to an increase in filled prescriptions of 21.9% and 19.6% in the quarter and nine months ended September 30, 2009, respectively, and higher average selling prices. Net sales of FEMHRT increased $4.9 million, or 33.7%, in the quarter ended September 30, 2009, and decreased $1.7 million, or 3.6%, in the nine months ended September 30, 2009. The increase in FEMHRT net sales in the quarter ended September 30, 2009 was due to the expansion of pipeline inventories relative to the prior year period as well as higher average selling prices, offset in part by a decline in filled prescriptions of 14.8%. The decrease in FEMHRT net sales in the nine months ended September 30, 2009 was primarily due to a decline in filled prescriptions of 13.8%, offset in part by the impact of higher average selling prices. Generic competition may negatively impact net sales of FEMHRT beginning as early as November 2009.

Cost of Sales (excluding Amortization of Intangible Assets)

The tables below show the calculation of cost of sales and cost of sales percentage for the nine months ended September 30, 2009 and 2008:

	Quarter Ended September 30, 2009	Quarter Ended September 30, 2008	$ Change	Percent Change
	($ in millions)
Product net sales	$248.1	$227.6	$20.5	9.0%
Cost of sales (excluding amortization)	44.4	46.8	(2.4)	(5.2)%
Cost of sales percentage	17.9%	20.6%

	Nine Months Ended September 30, 2009	Nine Months Ended September 30, 2008	$ Change	Percent Change
	($ in millions)
Product net sales	$732.6	$681.0	$51.6	7.6%
Cost of sales (excluding amortization)	140.1	145.6	(5.5)	(3.8)%
Cost of sales percentage	19.1%	21.4%

Cost of sales (excluding amortization) decreased $2.4 million, or 5.2%, and $5.5 million, or 3.8%, in the quarter and nine months ended September 30, 2009, respectively, compared with the prior year periods. Our cost of sales, as a percentage of product net sales, decreased in both the quarter and nine months ended September 30, 2009. The decrease is due to a number of factors, primarily a favorable mix of products sold as compared to the prior periods, offset in part by increases in manufacturing costs.

SG&A Expenses

SG&A expenses were comprised of the following expenses for the nine months ended September 30, 2009 and 2008:

	Quarter Ended September 30, 2009	Quarter Ended September 30, 2008	$ Change	Percent Change
	($ in millions)
Advertising and Promotion (“A&P”)	$7.6	$9.7	$(2.1)	(21.5)%
Selling and Distribution	19.8	22.0	(2.2)	(9.9)%
General, Administrative and Other (“G&A”)	31.7	14.2	17.5	122.7%

Total	$59.1	$45.9	$13.2	28.7%

	Nine Months Ended September 30, 2009	Nine Months Ended September 30, 2008	$ Change	Percent Change
	($ in millions)
A&P	$25.8	$37.2	$(11.4)	(30.8)%
Selling and Distribution	63.0	68.6	(5.6)	(8.2)%
G&A	70.1	42.4	27.7	65.4%

Total	$158.9	$148.2	$10.7	7.2%

SG&A expenses for the quarter ended September 30, 2009 were $59.1 million, an increase of $13.2 million, or 28.7%, from $45.9 million in the prior year quarter. SG&A expenses for the nine months ended September 30, 2009 were $158.9 million, an increase of $10.7 million, or 7.2%, from $148.2 million in the prior year period. A&P expenses in the quarter and nine months ended September 30, 2009 decreased $2.1 million, or 21.5%, and $11.4 million, or 30.8%, compared with the prior year periods. The decrease in the quarter ended September 30, 2009 is primarily due to an overall decrease in sampling and promotional spending due to a reduction in promotional activity as a result of a lower average headcount for the field sales force relative to the prior year quarter. The decrease in the nine months ended September 30, 2009 is primarily due to an $8.7 million decrease in direct-to-consumer advertising as well as an overall decrease in other sampling and promotional spending in the 2009 period. Selling and distribution expenses decreased by $2.2 million, or 9.9%, and $5.6 million, or 8.2%, in the quarter and nine months ended September 30, 2009, respectively, as compared to the prior year periods. The decrease in both periods is primarily due to a lower average headcount relative to the prior year periods, offset in part by new promotion expenses related to FEMRING in the current year periods. G&A expenses increased $17.5 million, or 122.7%, and $27.7 million, or 65.4%, in the quarter and nine months ended September 30, 2009, respectively, as compared with the prior year periods. The increase in the quarter ended September 30, 2009 is due in large part to increases in professional and legal fees primarily relating to the PGP Acquisition of $14.5 million and, to a lesser extent, increases in compensation expenses. The increase in the nine months ended September 30, 2009 is due in large part to increases in professional and legal fees primarily relating to the PGP Acquisition of $17.7 million, fees associated with our redomestication to Ireland of $6.3 million and, to a lesser extent, increases in compensation expenses.

R&D

Our investment in R&D for the quarter ended September 30, 2009 was $11.6 million, an increase of $1.6 million, or 16.3%, compared with $10.0 million in the prior year quarter. Our R&D expense for the nine months ended September 30, 2009 was $47.4 million, an increase of $12.7 million, or 36.6% compared with $34.7 million in the prior year period. Included in the nine months ended September 30, 2009 was a $9.0 million payment to Dong-A PharmTech Co. Ltd (“Dong-A”) upon the achievement of a developmental milestone under our existing agreement for an orally-administered udenafil product for the treatment of ED. Also included in the nine months ended September 30, 2009 was a $2.5 million payment to NexMed, Inc. (“NexMed”) in connection with our acquisition of the rights to its topically applied alprostadil cream for the treatment of ED. Excluding the $11.5 million of payments to Dong-A and NexMed during the nine months ended September 30, 2009, R&D expenditures were essentially flat compared to the prior year period.

Amortization of Intangible Assets

Amortization of intangible assets in the quarters ended September 30, 2009 and 2008 was $57.0 million and $59.1 million, respectively. Amortization of intangible assets in the nine months ended September 30, 2009 and 2008 was $171.0 million and $164.8 million, respectively. The increase in the nine months ended September 30, 2009 compared to the prior year period was due to the impact of additional accelerated amortization of the OVCON/FEMCON FE product family beginning in the quarter ended December 31, 2008 partially offset by decreases in the amortization of ESTROSTEP, due to our acceleration methodology pursuant to which we recognized greater expense in the 2008 period relative to the 2009 period. In addition, the increased amortization during the nine months ended September 30, 2009 was partially offset by decreases in the amortization of SARAFEM, which was fully amortized as of the quarter ended June 30, 2008. We continuously review our products’ remaining useful lives based on each product family’s estimated future cash flows. Our amortization methodology is calculated on either an accelerated or a straight-line basis to match the expected useful life of the asset, with identifiable assets assessed individually or by product family.

Net Interest Expense

Net interest expense for the quarter ended September 30, 2009 was $24.0 million, an increase of $0.4 million, or 1.4%, from $23.6 million in the prior year quarter. Net interest expense for the nine months ended September 30, 2009 was $57.2 million, a decrease of $15.0 million, or 20.8%, from $72.2 million in the prior year period. Included in net interest expense in the quarter ended September 30, 2009 was $6.6 million relating to the write-off of deferred loan costs associated with the repayment of $479.8 million of indebtedness under our prior senior secured credit facilities, as compared to a $1.3 million expense relating to the write-off of deferred loan costs associated with the optional prepayment of $90.0 million of indebtedness under our prior senior secured credit facilities in the quarter ended September 30, 2008. Included in net interest expense in the nine months ended September 30, 2009 was $7.8 million relating to the write-off of deferred loan costs associated with the repayment of $578.6 million of indebtedness under our prior senior secured credit facilities, as compared to a $2.4 million expense relating to the write-off of deferred loan costs associated with the optional prepayment of $160.0 million of indebtedness under our prior senior secured credit facilities in the nine months ended September 30, 2008. The decrease in net interest expense in the nine months ended September 30, 2009 was primarily the result of cumulative reductions in outstanding debt during 2008 and 2009 which reduced the average debt balance outstanding from $1,174.6 million in the nine months ended September 30, 2008 to $881.8 million in the nine months ended September 30, 2009. The cumulative reduction in the average debt level is the result of prepayments and purchases made using cash flows from operations and cash on hand, net of investing activities.

Income Taxes

As of September 30, 2009, we operated primarily in five tax jurisdictions: the United Kingdom, the United States, the Republic of Ireland, Bermuda and Puerto Rico. Our effective tax rates for the quarter and nine months ended September 30, 2009 were 5.7% and 7.8%, respectively, each of which includes the tax impact of the LEO Transaction of $13.0 million. Excluding the $380.1 million of net income resulting from the LEO Transaction, the effective tax rates were 22.2% and 18.0% for the quarter and nine months ended September 30, 2009, respectively, as compared to 13.8% and 17.5%

in the prior year periods, respectively. The effective income tax rate for interim reporting periods is volatile due to changes in income mix among the various tax jurisdictions in which we operate, the impact of discrete items, as well as the overall level of consolidated income before income taxes.

Net Income

Due to the factors described above, we reported net income of $424.2 million and $40.1 million in the quarters ended September 30, 2009 and 2008, respectively, and $523.6 million and $107.3 million in the nine months ended September 30, 2009 and 2008, respectively.

Operating results for the years ended December 31, 2008 and 2007

Revenue

The following table sets forth our revenue for the years ended December 31, 2008 and 2007, with the corresponding dollar and percentage change:

	Year Ended December 31,		Increase (Decrease)
	2008	2007	Dollars	Percent
	($ in millions)
Oral contraceptives
LOESTRIN 24 FE	$197.2	$148.9	$48.3	32.4%
FEMCON FE	45.8	32.4	13.4	41.5%
ESTROSTEP FE(1)	20.8	70.2	(49.4)	(70.3)%
OVCON 35/50 (“OVCON”)(1)	12.9	15.5	(2.6)	(16.7)%

Total	$276.7	$267.0	$9.7	3.7%

Hormone therapy (“HT”)
ESTRACE Cream	$83.8	$73.1	$10.7	14.7%
FEMHRT	61.5	63.7	(2.2)	(3.4)%
FEMRING	14.2	15.5	(1.3)	(8.2)%
Other HT products	11.7	13.5	(1.8)	(13.3)%

Total	$171.2	$165.8	$5.4	3.3%

Dermatology
DORYX	$158.9	$115.8	$43.1	37.3%
TACLONEX	153.3	127.2	26.1	20.6%
DOVONEX (1)	123.3	145.3	(22.0)	(15.1)%

Total	$435.5	$388.3	$47.2	12.2%

PMDD
SARAFEM	$16.9	$37.7	$(20.8)	(55.1)%

Other product net sales
Other	—	3.7	(3.7)	(100.0)%
Contract manufacturing	18.7	25.7	(7.0)	(27.3)%

Total product net sales	$919.0	$888.2	$30.8	3.5%
Other Revenue
Royalty revenue	19.1	11.4	7.7	68.3%

Total Revenue	$938.1	$899.6	$38.5	4.3%

(1)	Includes revenue from related authorized generic product sales from the date of their respective launch.

Revenue in the year ended December 31, 2008 totaled $938.1 million, an increase of $38.5 million, or 4.3%, over the year ended December 31, 2007. The primary drivers of the increase in revenue were the net sales of our promoted products LOESTRIN 24 FE, DORYX, TACLONEX and FEMCON FE, which together contributed $130.9 million of revenue growth for the year ended December 31, 2008 compared to the prior year. The growth delivered by these products was offset primarily by significant declines in ESTROSTEP FE and SARAFEM net sales due to generic competition and declines in DOVONEX net sales. Changes in the net sales of our products are a function of a number of factors including changes in: market demand, gross selling prices, sales-related deductions from gross sales to arrive at net sales and the levels of pipeline inventories of our products. We use IMS estimates of filled prescriptions for our products as a proxy for market demand.

Net sales of our oral contraceptive products increased $9.7 million, or 3.7%, in the year ended December 31, 2008, compared with the prior year. LOESTRIN 24 FE generated revenues of $197.2 million in the year ended December 31, 2008, an increase of 32.4%, compared with $148.9 million in the prior year. The increase in LOESTRIN 24 FE net sales was primarily due to an increase in filled prescriptions of 28.8% in the year ended December 31, 2008, and to a lesser extent, higher average selling prices compared to the prior year. FEMCON FE generated revenues of $45.8 million in the year ended December 31, 2008, compared to $32.4 million in the prior year. The increase in FEMCON FE net sales in the year ended December 31, 2008 was primarily due to an increase in filled prescriptions of 58.2% versus the prior year, offset partially by the impact of higher sales-related deductions in the year ending December 31, 2008. ESTROSTEP FE net sales decreased $49.4 million, or 70.3%, in the year ended December 31, 2008, as compared to the prior year. The decrease in ESTROSTEP FE net sales was primarily due to an 80.2% decline in filled prescriptions in the year ended December 31, 2008, compared to the prior year, as a result of generic versions of ESTROSTEP FE being introduced in the fourth quarter of 2007, including our authorized generic Tilia™ FE. Our revenue from net sales of Tilia™ FE, is reported in our net sales for ESTROSTEP FE.

Net sales of our dermatology products increased $47.2 million, or 12.2%, in the year ended December 31, 2008, as compared to the prior year. Net sales of DORYX increased $43.1 million, or 37.3%, in the year ended December 31, 2008, compared to the prior year, primarily due to the launch of DORYX 150 mg in the third quarter of 2008, as well as higher average selling prices and a 10.7% increase in total DORYX filled prescriptions. In addition, we believe the average value of a DORYX 150 mg prescription is roughly one-third higher than that of a DORYX 100 mg prescription. Net sales of TACLONEX increased $26.1 million, or 20.6%, to $153.3 million in the year ended December 31, 2008, compared to $127.2 million in the prior year. The increase in net sales was primarily due to increases in filled prescriptions, measured on a per-gram basis, and higher average selling prices in the year ended December 31, 2008, compared to the prior year. The introduction of our TACLONEX scalp product in June 2008 also contributed to the increase compared to the prior year. We believe the increases in filled prescriptions for TACLONEX are not fully reflective of the increases in demand for the product during these periods. In August 2007, we began offering TACLONEX in 100 gram tubes, in addition to our original 60 gram tubes, resulting in an increase in the average grams per filled TACLONEX prescription during the year ended December 31, 2008 compared with the prior year. Net sales of DOVONEX decreased $22.0 million, or 15.1%, in the year ended December 31, 2008 as compared to the prior year. The decline in DOVONEX net sales in the year ended December 31, 2008 was due primarily to a decrease in filled prescriptions of 23.3%, and, to a lesser extent, increases in sales-related deductions during the 2008 period, which were partially offset by higher average selling prices. The decline in filled prescriptions was due primarily to the introduction of generic versions of DOVONEX Solution into the market in the second quarter of 2008, including our authorized generic product, and also due to customers switching to other therapies.

Net sales of our hormone therapy products increased $5.4 million, or 3.3%, in the year ended December 31, 2008 as compared to the prior year. Net sales of ESTRACE Cream increased $10.7 million, or 14.7%, in the year ended December 31, 2008, compared to the prior year, primarily due to higher average selling prices, and an increase in filled prescriptions of 2.0%, offset in part by a contraction of pipeline inventories relative to the prior year. Net sales of FEMHRT decreased $2.2 million, or 3.4%, in the year ended December 31, 2008, compared to the prior year. The decline in FEMHRT net sales was due primarily to a decrease in filled prescriptions of 14.1% as well as higher sales-related deductions for the year ended December 31, 2008, offset partially by higher average selling prices as compared with the prior year. Generic competition may negatively impact net sales of FEMHRT beginning as early as November 2009.

Net sales of SARAFEM, our product used to treat symptoms of PMDD, decreased $20.8 million, or 55.1%, in the year ended December 31, 2008, compared with the prior year. The decrease in net sales was due primarily to a decline in filled prescriptions of 51.7% in the year ended December 31, 2008 compared to the prior year. During the first half of 2008 we discontinued sales of SARAFEM Capsules and commenced sales of SARAFEM Tablets. Generic versions of SARAFEM Capsules were introduced in May 2008 and negatively impacted our SARAFEM net sales. We expect generic competition to continue to have an adverse impact on our SARAFEM net sales in the future.

Our other product net sales declined in the year ended December 31, 2008 due to a recall of certain non-core products manufactured by a third party. As a result of the recall, our other product net sales during the year ended December 31, 2008 were negatively impacted due to contra-sales related accruals for the product recalls. We do not expect this product recall to materially affect our operating results in future periods. Our contract manufacturing revenues relate to certain products which we manufacture for third parties. Additionally, in the year ended December 31, 2008, we generated $19.1 million of revenue which consisted of royalties earned on the net sales of an oral contraceptive product sold by a third party under a license relating to one of our patents, as compared to $11.4 million in the prior year.

Cost of Sales (excluding Amortization and Impairment of Intangible Assets)

The table below shows the calculation of cost of sales and cost of sales percentage for the years ended December 31, 2008 and 2007:

	Year Ended December 31, 2008	Year Ended December 31, 2007	$ Change	Percent Change
	($ in millions)
Product net sales	$919.0	$888.2	$30.8	3.5%
Cost of sales (excluding amortization)	198.8	186.0	12.8	6.9%
Cost of sales percentage	21.6%	20.9%

Cost of sales increased $12.8 million in the year ended December 31, 2008 compared with the prior year, due in part to the 3.5% increase in product net sales. Our cost of sales, as a percentage of product net sales, increased from 20.9% in the year ended December 31, 2007 to 21.6% in the year ended December 31, 2008. Our cost of sales increased due to higher expenses relating to inventory reserves totaling $14.7 million in the year ended December 31, 2008 as compared to $10.9 million in the year ended December 31, 2007. Also contributing to the increase in the current year were higher costs relative to the prior year, partially offset by the absence of a 5% royalty on our net sales of DOVONEX which we were required to pay in the prior year under a contract with Bristol-Myers that terminated on December 31, 2007.

SG&A Expenses

Our SG&A expenses were comprised of the following for the years ended December 31, 2008 and 2007:

	Year Ended December 31, 2008	Year Ended December 31, 2007	$ Change	Percent Change
	($ in millions)
A&P	$47.3	$81.0	$(33.7)	(41.7)%
Selling and distribution	90.0	89.5	0.5	0.5%
G&A	55.4	95.3	(39.9)	(41.8)%

Total	$192.7	$265.8	$(73.1)	(27.5)%

SG&A expenses for the year ended December 31, 2008 were $192.7 million, a decrease of $73.1 million, or 27.5%, compared to the prior year. A&P expenses for the year ended December 31, 2008 decreased $33.7 million, or 41.7%, versus the prior year, primarily due to a $25.4 million decrease in direct-to-consumer advertising in the year ended December 31, 2008, as well as a decrease in other promotional spending. Selling and distribution expenses for the year ended December 31, 2008 increased $0.5 million, or 0.5%, over the prior year. The increase in selling and distribution expenses was primarily due to normal inflationary increases in compensation costs offset by the impact of a lower average headcount within our sales forces during the year ended December 31, 2008 as compared to the prior year. G&A expenses in the year ended December 31, 2008 decreased $39.9 million, or 41.8%, as compared to the prior year. The year ended December 31, 2007 included a $26.5 million expense, related to the settlement of a class action lawsuit in connection with our OVCON 35 litigation. Outside legal fees (excluding litigation settlements) in the year ended December 31, 2008 decreased by $11.8 million compared with the prior year, primarily as a result of the timing of our litigation settlements.

R&D

Our investment in R&D for the year ended December 31, 2008 was $50.0 million, a decrease of $4.5 million, or 8.4%, compared with the prior year. Included in the year ended December 31, 2008 was a $2.0 million upfront payment to Dong-A to acquire certain rights to its orally-administered udenafil product, a phosphodiesterase type 5 (“PDE5”) inhibitor for the treatment of ED. R&D expense for the year ended December 31, 2007 included a $4.0 million upfront payment to Paratek Pharmaceuticals, Inc. (“Paratek”) to acquire certain rights to novel tetracyclines for the treatment of acne and rosacea. Also included in the year ended December 31, 2007 was a $10.0 million milestone payment to LEO, which was triggered by the FDA’s acceptance of LEO’s NDA submission for a TACLONEX scalp product. Excluding these one time payments in both periods, R&D expense increased $7.5 million, or 18.4%, in the year ended December 31, 2008 compared to the prior year due to costs incurred for clinical studies relating to two oral contraceptives, as well as new projects which were initiated towards the end of 2007 and early 2008. We completed the treatment phase of the Phase III clinical study for a new low-dose oral contraceptive in the third quarter of 2008.

Amortization of Intangible Assets (including Impairment of Intangible Assets)

Amortization of intangible assets in the years ended December 31, 2008 and 2007 was $387.2 million (including an impairment of intangible assets of $163.3 million) and $228.3 million, respectively. Our amortization methodology is calculated on either an accelerated or a straight-line basis to match the expected useful life of the asset, with identifiable assets assessed individually or by product family. We regularly review the remaining useful lives of our identified intangible assets based on each product family’s estimated future cash flows. During the third quarter of 2008, we accelerated the amortization on certain unimpaired non-core products based on our review. As a result, the year ended December 31, 2008 included additional amortization expense of $16.0 million.

In connection with our annual review of intangible assets, in the fourth quarter of 2008 we recorded an impairment charge of $163.3 million relating to our OVCON / FEMCON FE product family. Based on changes in a number of assumptions, including those relating to the allocation of our expected future promotional emphasis between LOESTRIN 24 FE, FEMCON FE and other oral contraceptives currently in development and our product viability estimates in light of the future expected entrance of generic competition for FEMCON FE, the projected future revenue and related cash flows for the OVCON / FEMCON FE product family declined compared to previous forecasts. The undiscounted cash flows relating to this product family no longer exceeded the book value of the intangible assets. We estimated the fair value of the product family using a discounted cash flow analysis. The fair value was compared to the then current carrying value of the intangible asset for this product family and the difference was recorded as an impairment expense in the quarter ended December 31, 2008.

Net Interest Expense

Net interest expense for the year ended December 31, 2008 was $93.1 million, a decrease of $24.5 million, or 20.8%, from $117.6 million in the prior year. Included in net interest expense in the years ended December 31, 2008 and 2007 were $3.5 million and $6.6 million, respectively, relating to the write-off of deferred loan costs associated with the optional prepayments of debt. We made optional prepayments totaling $220.0 million of outstanding indebtedness under our prior senior secured credit facilities and purchased and retired $10.0 million aggregate principal amount of our existing notes, at a discount, in the year ended December 31, 2008. In the year ended December 31, 2007, we made optional prepayments totaling $340.0 million of outstanding indebtedness under our prior senior secured credit facilities. The decrease in net interest expense in the year ended December 31, 2008 was primarily the result of the above mentioned prepayments of our outstanding debt which reduced the weighted average debt outstanding in the year ended December 31, 2008 by $281.5 million as compared to the prior year. The cumulative reductions in debt were accomplished through the use of our free cash flow.

Provision / (Benefit) for Income Taxes

Our effective tax rates, as a percentage of pre-tax income / (loss), for the years ended December 31, 2008 and 2007 were 151.0% and 38.9%, respectively. Our corporate effective tax rate with respect to any period may be volatile based on the mix of income in the tax jurisdictions in which we operate and the amount of our consolidated income / (loss) before taxes. Our Puerto Rican subsidiary holds the majority of our intangible assets and records the majority of the related amortization expense. As a result, the proportion of our consolidated book income / (loss) before taxes generated in Puerto Rico, where our tax rate is 2.0%, has a significant impact on the effective tax rate. For the year ended December 31, 2008, our U.S. subsidiaries generated income before taxes while our operations in the tax jurisdictions where we are subject to a lower tax rate, mainly Puerto Rico, generated significant losses. For the year ended December 31, 2007, our U.S. subsidiaries generated over half of our consolidated book income before taxes. As a result, the effective tax rate for the years ended December 31, 2008 and 2007 was greater than the U.S. statutory rate in both periods.

The valuation allowance for deferred tax assets of $9.9 million and $11.8 million as of December 31, 2008 and 2007, respectively, relates principally to the uncertainty of the utilization of certain deferred tax assets, primarily tax loss carryforwards in various jurisdictions. We expect to generate sufficient future taxable income to realize the tax benefits related to the remaining net deferred tax assets on our consolidated balance sheets. The valuation allowance was calculated in accordance with the provisions of ASC No. 740, Income Taxes, which requires a valuation allowance to be established or maintained when it is “more likely than not” that all or a portion of deferred tax assets will not be realized.

Our calculation of tax liabilities involves uncertainties in the application of complex tax regulations in various tax jurisdictions. Amounts related to tax contingencies that management has assessed as unrecognized tax benefits have been appropriately recorded under the provisions of ASC 740. For any tax position, a tax benefit may be reflected in the financial statements only if it is “more likely than not” that we will be able to sustain the tax return position, based on its technical merits. Potential liabilities arising from tax positions taken are recorded based on our estimate of the largest amount of benefit that is cumulatively greater than 50 percent. These liabilities may be adjusted to take into consideration changing facts and circumstances. Due to the complexity of some of these uncertainties, the ultimate resolution may result in a payment that is different from the current estimate of the tax liabilities. These potential tax liabilities are recorded in accrued expenses in our consolidated balance sheets. We intend to continue to reinvest accumulated earnings of our subsidiaries for the foreseeable future; as such, no additional provision has been made for U.S. or non-U.S. income taxes on the undistributed earnings of subsidiaries or for differences related to investments in subsidiaries.

On February 25, 2008, our U.S. operating subsidiaries entered into an APA with the IRS covering the calendar years 2006 through 2010. The APA is an agreement with the IRS that specifies the agreed upon terms under which our U.S. subsidiaries are compensated for services provided on behalf of our non-U.S. subsidiaries. The APA provides us with greater certainty with respect to the mix of our pretax income in the various tax jurisdictions in which we operate.

Net Income

Due to the factors described above, we reported net (loss) / income of $(8.4) million and $28.9 million in the years ended December 31, 2008 and 2007, respectively.

Operating Results for the Years ended December 31, 2007 and 2006

Revenue

The following table sets forth our revenue for the years ended December 31, 2007 and 2006, with the corresponding dollar and percentage change:

	Year Ended December 31,		Increase (Decrease)
	2007	2006	Dollars	Percent
	($ in millions)
Oral Contraceptives
LOESTRIN 24 FE	$148.9	$44.2	$104.7	237.2%
FEMCON FE	32.4	7.5	24.9	330.2%
ESTROSTEP FE(1)	70.2	103.0	(32.8)	(31.9)%
OVCON(1)	15.5	73.8	(58.3)	(79.0)%

Total	$267.0	$228.5	$38.5	16.8%

Hormone Therapy
ESTRACE Cream	$73.1	$65.8	$7.3	11.2%
FEMHRT	63.7	58.7	5.0	8.4%
FEMRING	15.5	11.3	4.2	36.9%
Other HT	13.5	10.9	2.6	24.5%

Total	$165.8	$146.7	$19.1	13.0%

Dermatology
DORYX	$115.8	$102.4	$13.4	13.0%
TACLONEX	127.2	60.1	67.1	111.5%
DOVONEX	145.3	146.9	(1.6)	(1.1)%

Total	$388.3	$309.4	$78.9	25.4%

PMDD
SARAFEM	$37.7	$37.9	$(0.2)	(0.6)%

Other Product Net Sales
Other	3.7	8.6	(4.9)	(53.8)%
Contract manufacturing	25.7	20.8	4.9	23.2%

Total Product Net Sales	$888.2	$751.9	$136.3	$18.1%
Other Revenue
Royalty revenue	11.4	2.6	8.8	352.2%

Total Revenue	$899.6	$754.5	$145.1	19.2%

(1)	Includes revenue from related authorized generic product sales from the date of their respective launch.

Revenue in the year ended December 31, 2007 totaled $899.6 million, an increase of $145.1 million, or 19.2%, over 2006. The primary drivers of the increase in revenue were the net sales of two products introduced in March 2006, LOESTRIN 24 FE and TACLONEX, which together contributed $171.8 million of revenue growth for the year ended December 31, 2007, compared to the prior year.

Sales of our oral contraceptive products increased $38.5 million, or 16.8%, in the year ended December 31, 2007, compared with the prior year. In February 2006, we received FDA approval to market our oral contraceptive, LOESTRIN 24 FE, and began commercial sales of the product in March 2006. Beginning in April 2006, LOESTRIN 24 FE became our top promotional priority amongst our oral contraceptive brands. LOESTRIN 24 FE generated revenue of $148.9 million in the year ended December 31, 2007, compared to $44.2 million in the prior year, an increase of $104.7 million, or 237.2%. The increase in revenues is primarily attributable to an increase in filled prescriptions of 300.7% compared to the prior year. We introduced and began commercial sales of FEMCON FE in the second half of 2006, but did not initiate promotional efforts in support of the product until April 2007. Beginning in April 2007, FEMCON FE became a promotional priority for our newly expanded sales force. The product generated revenues of $32.4 million in the year ended December 31, 2007 compared to $7.5 million in the prior year, an increase of $24.9 million, or 330.2%. The increase in revenues is primarily attributable to an increase in filled prescriptions of 807.8% compared to the prior year. ESTROSTEP FE net sales decreased $32.8 million, or 31.9%, in the year ended December 31, 2007, compared with the prior year as filled prescriptions declined by 37.7%. This decrease was offset partially by the impact of higher selling prices in the year ended December 31, 2007. ESTROSTEP FE filled prescriptions declined due to the shift of our promotional efforts away from the product beginning in April 2006. In addition, the decline in both prescription demand and net sales accelerated in the fourth quarter of 2007 as generic versions of ESTROSTEP FE were introduced in late October 2007. At the time of the launch of a generic version of ESTROSTEP FE by Barr Pharmaceuticals, Inc., which was subsequently acquired by Teva, we partnered with Watson and launched TILIA™ FE, an authorized generic version of ESTROSTEP FE. OVCON net sales declined $58.3 million, or 79.0%, for the year ended December 31, 2007, compared with the prior year. The decline in OVCON revenue was primarily due to the introduction of generic versions of OVCON 35 beginning in late October 2006, which led to an 84.3% decline in filled prescriptions for OVCON 35 in the year ended December 31, 2007, compared to the prior year. The decline in filled prescriptions was partially offset by price increases.

Sales of our dermatology products increased $78.9 million, or 25.4%, in the year ended December 31, 2007, compared to the prior year. This increase was primarily due to the increase in TACLONEX sales of $67.1 million in the year ended December 31, 2007 compared to the prior year. Sales of TACLONEX, which was launched in April 2006, increased primarily due to an increase in filled prescriptions of 105.4% in the year ended December 31, 2007, compared to the prior year. Sales of DORYX increased $13.4 million, or 13.0%, in the year ended December 31, 2007, compared with the prior year. DORYX prescriptions, which had been growing during the period from July 1, 2005 through June 30, 2006, softened in the second half of 2006 due to decreased promotional emphasis following the April 2006 launch of TACLONEX. In January 2007, we took steps to increase our Dermatology sales force’s emphasis on DORYX. While filled prescriptions for DORYX declined 5.4% in the year ended December 31, 2007 compared to the prior year, DORYX net sales in the year increased, as higher selling prices more than offset the decline in filled prescriptions. As a result of the promotional emphasis on DORYX, filled prescriptions increased 4.8% in the quarter ended December 31, 2007, compared to the prior year quarter. Sales of DOVONEX decreased by $1.6 million, or 1.1%, in the year ended December 31, 2007 compared with the prior year. The decline was due to a decrease in filled prescriptions of 18.8%, offset partially by higher selling prices compared with the prior year. In April 2006, we began to promote TACLONEX as the first line topical therapy for mild to moderate psoriasis. We believe the decline in filled prescriptions of DOVONEX in the year ended December 31, 2007 compared with the prior year was due, in part, to our efforts to grow TACLONEX. During the year ended December 31, 2007, we implemented marketing strategies to encourage physicians to prescribe TACLONEX instead of DOVONEX as we believe that TACLONEX is a superior topical therapy.

Sales of our hormone therapy products increased $19.1 million, or 13.0%, in the year ended December 31, 2007, compared with the prior year. FEMHRT filled prescriptions declined 8.3% in the year ended December 31, 2007 compared with the prior year, the impact of which was more than offset by higher selling prices. Filled prescriptions for ESTRACE Cream declined 2.2% in the year ended December 31, 2007, compared with the prior year. This increase was more than offset by higher selling prices. Sales of SARAFEM, our product used to treat symptoms of PMDD, decreased

$0.2 million, or 0.6%, in the year ended December 31, 2007, compared with the prior year. The decrease in sales was due to the decline in filled prescriptions of 23.8% in the year ended December 31, 2007, compared to the prior year. This decrease was partially offset by price increases.

Our contract manufacturing revenues relate to certain products manufactured for Pfizer and Teva. Additionally in the year ended December 31, 2007, we generated $11.4 million of revenue which consisted of royalties earned on the net sales of a product sold by a third party under a license relating to one of our patents, as compared to $2.6 million in the year ended December 31, 2006.

Cost of Sales (excluding Amortization and Impairment of Intangible Assets)

The table below shows the calculation of cost of sales and cost of sales percentage for the years ended December 31, 2007 and 2006:

	Year Ended December 31, 2007	Year Ended December 31, 2006	$ Change	Percent Change
	($ in millions)
Product net sales	$888.2	$751.9	$136.3	18.1%
Cost of sales (excluding amortization)	186.0	151.8	34.2	22.6%
Cost of sales percentage	20.9%	20.2%

Cost of sales increased $34.2 million in the year ended December 31, 2007, compared with the prior year, primarily due to the 18.1% increase in product net sales. Our cost of sales, as a percentage of product net sales, increased from 20.2% in the year ended December 31, 2006 to 20.9% in the year ended December 31, 2007. The increase was due to a number of factors, including the mix of products sold, with net sales of DOVONEX and TACLONEX accounting for 30.7% of our product net sales for the year ended December 31, 2007, compared with 27.5% in the prior year. The cost of sales for DOVONEX and TACLONEX (which includes royalties based on our net sales, as defined in the relevant supply agreements), expressed as a percentage of product net sales, are significantly higher than the cost of sales for our other products. Under our contract with Bristol-Myers, which expired on December 31, 2007, we were required to pay royalties of 5.0% on our product net sales of DOVONEX. Our cost of sales was also increased during the year ended December 31, 2007 as a result of a $3.6 million expense relating to inventories of certain DOVONEX products which were not sold due to a shift in our marketing strategies relating to DOVONEX.

SG&A Expenses

The Company’s SG&A expenses were comprised of the following for the years ended December 31, 2007 and 2006:

	Year Ended December 31, 2007	Year Ended December 31, 2006	$ Change	Percent Change
	($ in millions)
A&P	$81.0	$72.0	$9.0	12.5%
Selling and Distribution	89.5	75.8	13.7	18.1%
G&A	95.3	106.1	(10.8)	(10.2)%

Total	$265.8	$253.9	$11.9	4.7%

SG&A expenses for the year ended December 31, 2007 were $265.8 million, an increase of $11.9 million, or 4.7%, compared to the prior year. A&P expenses for the year ended December 31, 2007 increased $9.0 million, or 12.5%, over the prior year, primarily due to a $17.3 million increase in direct-to-consumer advertising expenses in support of LOESTRIN 24 FE and FEMCON FE. The increase in direct-to-consumer spending was partially offset by launch costs incurred in the year ended December 31, 2006 in support of LOESTRIN 24 FE and TACLONEX. Selling and distribution expenses for the year ended December 31, 2007 increased $13.7 million, or 18.1%, over the prior year primarily due to the expansion by approximately 75 territories to our field sales forces, in the first half of 2007, to support the initiation of promotional activities for FEMCON FE. G&A expenses in the year ended December 31, 2007 decreased $10.8 million, or 10.2%, as compared to the prior year primarily due to the one-time IPO costs of $42.1 million in the year ended December 31, 2006. The decrease was offset in part by an increase in legal expenses of $27.9 million in the year ended December 31, 2007, which included $26.5 million for the settlements of certain legal matters related to the OVCON 35 litigation.

R&D

Our investment in R&D for the year ended December 31, 2007 was $54.5 million, an increase of $27.7 million, or 103.3%, compared with the prior year. Included in the year ended December 31, 2007 was a $4.0 million upfront payment to Paratek to acquire certain rights to novel tetracyclines for the treatment of acne and rosacea. Also included in the year ended December 31, 2007 was a $10.0 million milestone payment to Leo, which was triggered by the FDA’s acceptance of Leo’s NDA submission for a TACLONEX scalp product. R&D expense for the year ended December 31, 2006 included a $3.0 million expense representing our cost to acquire an option to purchase certain rights with respect to a topical dermatology product currently in development by Leo. Excluding the payments to Leo in the years ending December 31, 2007 and 2006, and to Paratek in the year ended December 31, 2007, R&D expense increased $16.7 million, or 70.2%, in the year ended December 31, 2007, compared to the prior year due to the increased level of clinical study activity during the 2007 period. More specifically, we completed the enrollment of one clinical study for a low-dose oral contraceptive in July 2007 and completed the enrollment of another clinical study for an oral contraceptive in December 2007.

Amortization of Intangible Assets

Amortization of intangible assets in the years ended December 31, 2007 and 2006 was $228.3 million and $253.4 million, respectively. Our amortization methodology is calculated on either an accelerated or a straight-line basis to match the expected useful life of the asset, with identifiable assets assessed individually or by product family. As a result of changing assumptions in evaluating intangible assets for impairment, certain assets which are not impaired may be subject to a change in amortization recognized in future periods to approximate expected future cash flows.

Net Interest Expense

Net interest expense for the year ended December 31, 2007 was $117.6 million, a decrease of $89.4 million, or 43.2%, from $207.0 million in the prior year. Included in net interest expense in the years ended December 31, 2007 and 2006 were $6.6 million and $19.8 million, respectively, relating to the write-off of deferred loan costs associated with the optional prepayments of debt. In the year ended December 31, 2007, we made optional prepayments totaling $340.0 million of outstanding indebtedness under our prior senior secured credit facilities. In the year ended December 31, 2006, we made optional prepayments totaling $455.0 million of outstanding indebtedness under our senior secured credit facility and redeemed $210.0 million aggregate principal amount of our existing notes. The decrease in net interest expense in the year ended December 31, 2007 was primarily the result of the above mentioned prepayments of our outstanding debt which reduced the weighted average debt outstanding in the year ended December 31, 2007 by $642.5 million as compared to the prior year. The cumulative reductions in debt were accomplished through the use of cash generated from our free cash flow during the previous five quarters ended December 31, 2007 and proceeds from our IPO.

Accretion on Preferred Stock in Subsidiary

Total accretion on the Preferred Shares for the year ended December 31, 2006 was $26.2 million. The Preferred Shares were redeemed for cash or converted to Class A common shares in conjunction with the IPO in September 2006. There was no accretion on the Preferred Shares in the year ended December 31, 2007 and there will be no future accretion on the Preferred Shares.

Provision / (Benefit) for Income Taxes

Our effective tax rate for the years ended December 31, 2007 and 2006 was 38.9% and (6.8%), respectively. The tax provision for the year ended December 31, 2007 includes a $4.7 million expense related to our ASC 740 liabilities, of which $3.9 million relates to accrued interest. In addition, we recorded a tax benefit of $3.1 million related to the release of a deferred state tax valuation allowance.

Our corporate effective tax rate with respect to any period may be volatile based on the mix of income in the tax jurisdictions in which we operate and the amount of our consolidated income before taxes. For the year ended December 31, 2007, our U.S. entities generated almost two-thirds of our consolidated book income before taxes. Our Puerto Rican subsidiary holds the majority of our intangible assets and records the majority of the related amortization expense. As a result, the proportion of our consolidated book income before taxes generated in Puerto Rico, where our tax rate is 2.0%, was low relative to the proportion of our consolidated book income generated in the other jurisdictions, where our tax rate may be higher. Our corporate effective tax rate in 2007 was also unfavorably impacted by U.S. state income taxes and U.S. permanent non-deductible tax adjustments, which resulted in our tax rate on U.S. activities being higher than the federal statutory rate of 35.0%. The effective tax rate for the year ended December 31, 2006 was favorably impacted due primarily to the expense mix of the IPO-related costs amongst the various jurisdictions.

The valuation allowance for deferred tax assets of $11.8 million and $17.8 million as of December 31, 2007 and 2006, respectively, relates principally to the uncertainty of the utilization of certain deferred tax assets, primarily tax loss carryforwards in various jurisdictions. We expect to generate sufficient future taxable income to realize the tax benefits related to the remaining net deferred tax assets on our consolidated balance sheets. The valuation allowance was calculated in accordance with the provisions of ASC 740, which requires a valuation allowance be established or maintained when it is “more likely than not” that all or a portion of deferred tax assets will not be realized.

Our calculation of tax liabilities involves uncertainties in the application of complex tax regulations in various tax jurisdictions. Amounts related to tax contingencies that management has assessed as unrecognized tax benefits have been appropriately recorded under the provisions of ASC 740. For any tax position, a tax benefit may be reflected in the financial statements only if it is “more likely than not” that we will be able to sustain the tax return position, based on its technical merits. Potential liabilities arising from tax positions taken are recorded based on our estimate of the largest amount of benefit that is cumulatively greater than 50 percent. These liabilities may be adjusted to take into consideration changing facts and circumstances. Due to the complexity of some of these uncertainties, the ultimate resolution may result in a payment that is different from the current estimate of the tax liabilities. These potential tax liabilities are recorded in accrued expenses in the consolidated balance sheets. We intend to continue to reinvest accumulated earnings of our subsidiaries for the foreseeable future; as such, no additional provision has been made for U.S. or non-U.S. income taxes on the undistributed earnings of subsidiaries or for differences related to investments in subsidiaries.

Net Income / (Loss)

Due to the factors described above, we reported net income / (loss) of $28.9 million and $(153.5) million in the years ended December 31, 2007 and 2006, respectively.

PGP Results of Operations

The table below summarizes PGP’s results from operations for the three months ended September 30, 2009 and 2008 and the years ended June 30, 2009, 2008 and 2007 and the changes for 2009 compared with 2008 and for 2008 compared with 2007:

	Three-Month Period Ended September 30,		Fiscal Year Ended June 30,			Increase (Decrease)
						F2008 vs. F2007		F2009 vs. F2008
	2008	2009	2007	2008	2009	Dollars	Percent	Dollars	Percent
	($ in millions)
Net sales	$602	$578	$2,445	$2,532	$2,318	$87	4%	$(214)	(8)%
Cost of products sold	60	45	262	248	217	(14)	(5)%	(31)	(12)%

Gross profit	542	533	2,183	2,284	2,100	101	5%	(184)	(8)%
Gross profit margin	90%	92%	89%	90%	91%

SG&A and R&D expense	220	166	1,034	1,000	826	(34)	(3)%	(174)	(17)%
Other operating expense (income)	99	(62)	596	604	456	8	1%	(148)	(24)%

Operating income	223	429	553	680	819	127	23%	139	20%
Income taxes	76	145	164	211	279	47	29%	68	32%

Net income	$147	$284	$389	$469	$539	$80	21%	$70	15%

PGP’s fiscal year ends June 30. Our fiscal year ends December 31, and we will continue to operate on a calendar-year basis after the PGP Acquisition. The following discussion of PGP’s results covers the three months ended September 30, 2009 and 2008 and the three years ended June 30, 2009, 2008 and 2007.

PGP Operating Results for the Three Months ended September 30, 2009 and 2008

For the three-months ended September 30, 2009 compared with the prior year, PGP’s operating income (including the impact of gains of $36 million and $194 million for the three months ended September 30, 2008 and 2009, respectively) increased $206 million, as reductions in operating and other costs more than offset a 4% decline in revenue. Net sales declines in ACTONEL were offset, in part, by an increase in ASACOL as a result of the sales of the 800 mg product which was launched in June 2009.

Net sales of ACTONEL declined as compared with the prior year mainly due to the continued decreased demand in the United States. Net sales of ASACOL increased driven by the new 800 mg product, which was launched in the United States in June 2009. Revenue from ENABLEX increased over the prior year period. The remaining decrease was due to decreases from other minor brands, most significantly the continued decline of DIDRONEL, primarily from the loss of exclusivity in Canada.

SG&A and R&D expense declined $54 million, or 25%, in 2009 compared with 2008. The decease was driven by a decline in R&D of $17 million, or 36%, selling expenses of $14 million, or 21%, marketing expenses of $10 million, or 23%, and administrative expenses of $5 million, or 17%. The reduction in operating costs was a result of steps taken by PGP to reduce costs and maximize profitability in light of the ACTONEL franchise facing the loss of exclusivity in the major Western European markets beginning in 2010. Also, restructuring expense of $10 million was included in the prior year, compared with only $2 million in the three months ended September 30, 2009.

Other operating (income) / expense includes the amount paid to Sanofi under the global collaboration agreement, as well as other expenses, net of gains realized on the sale of divested assets. Other operating income was $62 million for the three months ended September 30, 2009 compared with the prior year expense of $99 million. The difference of $161 million is primarily the result of increases in net gains on sales of divestitures of $158 million (as the three months ended September 30, 2009 included the gain of $194 million from the sale of ACTONEL market rights in Japan to Ajinomoto Company) and lower Sanofi obligations of $13 million from lower ACTONEL sales, offset, partially by higher other expenses.

PGP’s effective tax rate remained relatively flat at 34% for the three-months ended September 2009 and 2008.

PGP Operating Results for the Years ended June 30, 2009 and 2008

For the year ended June 30, 2009 compared with the prior year, PGP’s operating income increased 20% as reductions in operating and other costs more than offset an 8% decline in revenue.

Net sales of ACTONEL declined $169 million, or 11% compared with the prior year mainly due to decreased demand in the United States, particularly in the first and second calendar quarters, due to the impact of aggressive managed care initiatives implemented to favor use of generic versions of once-a-week FOSAMAX. The impact of these program changes were most pronounced in the first calendar quarter of 2009 and moderated in the second quarter. Net sales of ASACOL increased $28 million, or 4%, as the impact of slightly decreased demand in the U.S. market was more than offset by higher net selling prices. ASACOL sales outside the United States, mainly in the United Kingdom, were essentially flat compared with 2008. Revenue from ENABLEX increased $7 million. Global DIDRONEL sales decreased $22 million primarily from the loss of exclusivity on DIDROCAL in Canada. The remaining basket of “all other” products includes smaller generally non-promoted products mainly outside the United States and is expected to continue to decline in the future. Sales of these products decreased $58 million compared to the prior year (from divested brands and to a lesser extent foreign currency exchange fluctuations). Net sales of PGP products in the aggregate are expected to decline over the next several years. In particular, ACTONEL will lose exclusivity in the major Western European markets beginning in 2010. See also “Factors Affecting our Results of Operations—Net Sales.”

SG&A expense and R&D expense declined $174 million in 2009 compared with 2008. More than half of the decrease was outside the United States as PGP pared its selling, marketing, R&D and administrative costs by $90 million or 28% as steps were taken to reduce costs and maximize profitability in light of the ACTONEL franchise facing the loss of exclusivity in the major Western European markets beginning in 2010. Operating costs in North America, other than R&D, decreased a more modest $14 million, or 3%, while R&D in North America decreased $69 million as PGP adjusted the portfolio of product development projects to focus more on improvements to currently marketed brands and away from more costly, higher risk, potentially higher reward projects, resulting in headcount reductions and decreased costs for outside services.

Other operating expense includes the amount paid to Sanofi under the global collaboration agreement as well as other expenses and is net of gains realized on the sale of divested assets. Other operating expense decreased $148 million in 2009 compared with 2008 due to a $74 million or 14% decrease in the 2009 Sanofi expense driven by lower global ACTONEL sales and $69 million more gains on divested assets in 2009 compared to 2008.

PGP’s effective tax rate increased in 2009 to 34% from 31% in 2008 mainly due to the change in mix of pre-tax income between the United States and the other foreign jurisdictions where PGP operates.

PGP Operating Results for the Years ended June 30, 2008 and 2007

For the year ended June 30, 2008 compared with the prior year, PGP’s revenue increased 4% while operating and other costs were reduced, which resulted in a 23% increase in operating income.

Net sales of ACTONEL increased $43 million, or 3%, in 2008 compared to the prior year. ACTONEL sales in the United States accounted for most of the increase, as sales outside the United States were essentially flat. Increased net selling prices in the United States for ACTONEL more than offset decreased demand. During 2008, ACTONEL lost market share in the United States to both once-a-month BONIVA and to generic versions of FOSAMAX, which made an impact beginning in February of 2008. Net sales of ASACOL increased $38 million or 6% as the impact of modestly decreased demand in the U.S. market due to competitive pressure from LIALDA was more than offset by higher net selling prices. ASACOL sales outside the United States, mainly in the United Kingdom, were essentially flat compared with 2007. Revenue from ENABLEX increased $14 million and all other products decreased $8 million, or 3%, compared to the prior year. The basket of all “all other” products includes smaller generally non-promoted products mainly outside the United States and is expected to decline in the future.

SG&A expense and R&D expense declined $34 million, or 3%, in 2008 compared with 2007. Increased general and administrative costs were more than offset by a reduction in research and development expense and a modest decrease in selling expense.

Other operating expense includes the amounts due to Sanofi under the global collaboration agreement as well as other expenses and is net of gains realized on the sale of divested assets. Other operating expense in 2008 was essentially flat compared to 2007.

PGP’s effective tax rate increased slightly in 2008 to 31% from 30% in 2007, mainly due to a slight change in the mix of pre-tax income between the United States and the other foreign jurisdictions where PGP operates.

Financial Condition, Liquidity and Capital Resources

Our principal sources of liquidity are cash flow from operations and borrowings under our new senior secured credit facilities. Our principal uses of cash are debt service requirements, capital expenditures and, potentially, acquisitions and in-licensing arrangements. We believe that these funds will provide us with sufficient liquidity and capital resources for us to meet our current and future financial obligations, including our scheduled principal and interest payments, as well as to provide funds for working capital, capital expenditures and other needs for at least the next twelve months.

Cash Flows

Nine Months Ended September 30, 2009 and 2008

At September 30, 2009, our cash on hand was $753.7 million, as compared to $35.9 million at December 31, 2008. At September 30, 2009, our total debt was $380.0 million and consisted of the aggregate principal amount of our outstanding existing notes. At December 31, 2008, our cash on hand was $35.9 million, as compared to $30.8 million at December 31, 2007. At December 31, 2008, our debt, net of cash, was $926.7 million and consisted of $582.6 million of borrowings under our prior senior secured credit facilities plus $380.0 million aggregate principal amount of our outstanding existing notes, less $35.9 million of cash on hand.

The following table summarizes our net increase / (decrease) in cash and cash equivalents for the nine months ended September 30, 2009 and 2008:

	Nine Months Ended September 30, 2009	Nine Months Ended September 30, 2008
	($ in millions)
Net cash provided by operating activities	$340.9	$210.2
Net cash provided by / (used in) investing activities	958.5	(62.0)
Net cash (used in) financing activities	(581.6)	(165.7)

Net increase / (decrease) in cash and cash equivalents	$717.8	$(17.5)

Our net cash provided by operating activities for the nine months ended September 30, 2009 increased $130.7 million over the prior year period. We reported net income of $523.6 million in the nine months ended September 30, 2009, of which $380.1 million related to the gain on the LEO Transaction ($393.1 million before tax), as compared to $107.3 million in the nine months ended September 30, 2008. In the nine months ended September 30, 2009, we paid $34.4 million in respect of income taxes as compared to $85.4 million in the prior year period. During the nine months ended September 30, 2008, the income tax payments were made primarily based upon (1) estimates of the amounts payable in connection with the anticipated final settlement of U.S. federal tax audits related to the tax periods ended September 30, 2003, September 30, 2004, January 17, 2005 and December 31, 2005, (2) estimates of U.S. income taxes for the December 31, 2007 and 2008 tax years, and (3) amended income tax returns filed for the tax year ended December 31, 2006 resulting from the APA signed with the IRS. Our liability for unrecognized tax benefits (including interest) under ASC Topic 740, “Accounting for Income Taxes” (“ASC 740”), which is expected to settle within the next twelve months is $1.9 million. Our liability for unrecognized tax benefits (including interest) under ASC 740 which is expected to settle after twelve months is $2.2 million. Also impacting our cash flows from operating activities relative to the prior year period was a $9.0 million cash payment made in the nine months ended September 30, 2008 relating to the final settlement of our OVCON 35 litigation which was included in net income in the year ended December 31, 2007.

Our net cash provided by investing activities during the nine months ended September 30, 2009 totaled $958.5 million, consisting of $1.0 billion of proceeds from the LEO Transaction, offset by $8.7 million of contingent purchase consideration paid to Pfizer in connection with the 2003 acquisition of FEMHRT and $32.8 million relating to capital expenditures. The cash flows used in investing activities in the nine months ended September 30, 2008 totaled $62.0 million, consisting of $8.7 million of contingent purchase consideration paid to Pfizer in connection with the 2003 acquisition of FEMHRT, $40.0 million to acquire the rights to sell TACLONEX Scalp, and $13.3 million relating to capital expenditures. Our capital expenditures in 2009 have increased significantly over the 2008 levels primarily due to continued investments in our Fajardo, Puerto Rico manufacturing facility.

Our net cash used in financing activities in the nine months ended September 30, 2009 was $581.6 million. This included the prepayment in full of the remaining $582.6 million of indebtedness under our prior senior secured credit facilities. Our net cash used in financing activities in the nine months ended September 30, 2008 was primarily the result of our repayment of $166.0 million of debt under the prior senior secured credit facilities.

We currently intend to use future cash flows provided by operating activities, net of cash used in investing activities, to make optional prepayments of our long-term debt or purchases of such debt in privately negotiated or open market transactions, by tender offer or otherwise.

Year Ended December 31, 2008 and 2007

The following table summarizes our net increase / (decrease) in cash and cash equivalents for the year ended December 31, 2008 and 2007:

	Year Ended December 31, 2008	Year Ended December 31, 2007
	($ in millions)
Net cash provided by operating activities	$313.3	$339.6
Net cash (used in) investing activities	(71.9)	(42.8)
Net cash (used in) financing activities	(236.3)	(350.5)

Net increase / (decrease) in cash and cash equivalents	$5.1	$(53.7)

Our net cash provided by operating activities for the year ended December 31, 2008 decreased $26.3 million compared with the prior year. We reported a net (loss) of $(8.4) million for the year ended December 31, 2008 as compared to net income of $28.9 million for the prior year. The year ended December 31, 2008 included a non-cash impairment of intangible assets of $163.3 million. In addition, during the year ended December 31, 2008, we paid amounts in respect of income taxes totaling $99.5 million as compared $9.6 million in the prior year. During the year ended December 31, 2008, the income tax payments were made primarily based upon (1) estimates of the amounts payable in connection with the settlement of U.S. federal tax audits related to the tax periods ended September 30, 2003, September 30, 2004, January 17, 2005 and December 31, 2005, (2) estimates of U.S. income taxes for the December 31, 2007 and 2008 tax years and (3) amended income tax returns filed for the tax year ended December 31, 2006 resulting from the APA signed with the IRS. Our liability for unrecognized tax benefits (including interest) under ASC 740 which is expected to settle within the next twelve months is $2.4 million. Our liability for unrecognized tax benefits (including interest) under FIN48 which is expected to settle after twelve months is $2.3 million. Also impacting our cash flows from operating activities was a $9.0 million cash payment made in the quarter ended March 31, 2008 relating to the final settlement of the Company’s OVCON 35 litigation which was included in net income in the year ended December 31, 2007.

Our net cash used in investing activities during the year ended December 31, 2008 totaled $71.9 million, consisting of $11.6 million of contingent purchase consideration paid to Pfizer in connection with the 2003 acquisition of FEMHRT, $40.0 million to acquire the rights to sell the TACLONEX scalp product and $20.3 million relating to capital expenditures. The cash flows used in investing activities in the year ended December 31, 2007 consisted of $24.0 million of contingent purchase consideration paid to Pfizer in connection with the 2003 acquisitions of ESTROSTEP FE and FEMHRT and $18.8 million of capital expenditures.

Our net cash used in financing activities in the year ended December 31, 2008 was $236.3 million and included scheduled repayments of $7.7 million and optional prepayments of $220.0 million of debt under our prior senior secured credit facilities. During the year ended December 31, 2008, we also purchased and retired $10.0 million of aggregate principal amount of existing notes, at a discount, in privately negotiated open market transactions. Our net cash used in financing activities in the year ended December 31, 2007 was primarily the result of our repayment of $350.5 million of term debt under our prior senior secured credit facilities.

Debt

On a pro forma basis, as of September 30, 2009, we had total indebtedness of approximately $2.98 billion and $250.0 million of borrowings available under the revolving facility of our new senior secured credit facilities, subject to customary conditions.

Prior Senior Secured Credit Facilities

On January 18, 2005, Warner Chilcott Holdings Company III, Limited and its subsidiaries, Warner Chilcott Corporation (“WCC”) and Warner Chilcott Company, Inc. (“WCCI”), entered into $1.79 billion senior secured credit facilities, with Credit Suisse as administrative agent and lender, and other lenders and parties thereto. The prior senior secured credit facilities consisted of a $1.64 billion term loan facility and a $150.0 million revolving credit facility, of which $30.0 million and $15.0 million were available for letters of credit and swing line loans, respectively, to WCC and WCCI. The prior senior secured credit facilities also contemplated up to three uncommitted tranches of term loans up to an aggregate of $250.0 million. However, the lenders were not committed to provide these additional tranches.

All of the outstanding debt under the prior senior secured credit facilities was repaid with a portion of the proceeds of the LEO Transaction.

Existing Notes

On January 18, 2005, WCC issued $600.0 million aggregate principal amount of 8.75% notes due 2015 (the “existing notes”). In connection with the IPO, WCC exercised its option to redeem $210.0 million aggregate principal amount of the existing notes on October 31, 2006 for a total price of $228.4 million (108.75% of the principal amount), plus accrued interest. In addition, during the fourth quarter of 2008, WCC purchased and retired $10.0 million aggregate principal amount of the existing notes, at a discount, in privately negotiated open market transactions.

As of September 30, 2009, the existing notes were guaranteed on a senior subordinated basis by the Company, Holdings III, WC Luxco S.à r.l, Warner Chilcott Intermediate (Luxembourg) S.à r.l., WC Pharmaceuticals I Limited, our U.S. operating subsidiary (Warner Chilcott (US), LLC) and WCCL (collectively, the “existing notes guarantors”). Interest payments on the existing notes are due semi-annually in arrears on each February 1 and August 1. The issuance costs related to the existing notes are being amortized to interest expense over the ten-year term of the existing notes using the effective interest method. The existing notes are unsecured senior subordinated obligations of WCC, are guaranteed on an unsecured senior subordinated basis by the existing notes guarantors and rank junior to all existing and future senior indebtedness, including indebtedness under our senior secured credit facilities.

All or some of the existing notes may be redeemed at any time prior to February 1, 2010 at a redemption price equal to par plus a “make-whole” premium specified in the indenture. On or after February 1, 2010, WCC may redeem all or some of the existing notes at redemption prices declining from 104.38% of the principal amount to 100.00% on or after February 1, 2013.

New Senior Secured Credit Facilities

The new senior secured credit facilities consist of a five-year $250.0 million revolving credit facility and an aggregate of $2.95 billion in term loan facilities, primarily comprised of a $1.0 billion five-year Term A loan facility and a $1.6 billion five-and-a-half-year Term B loan facility. We borrowed $2.6 billion under the term loan facilities to fund the PGP Acquisition. At our election, up to $350.0 million under the term loan facilities will be available as a delayed draw term loan facility, which may be drawn at any time on or prior to 180 days following the closing of the PGP Acquisition to pay our obligations in connection with the Sanofi Put, subject to conditions. Borrowings under the new senior secured credit facilities will generally bear interest based on a margin over, at our option, the base rate or the reserve-adjusted LIBOR (with a LIBOR floor of 2.25%). The new senior secured credit facilities will be secured by first priority interests in substantially all of the tangible and intangible assets owned by the borrowers and guarantors under such facilities.

Capital expenditures

We anticipate that our capital expenditures following the Transactions, as a percentage of revenue, will not exceed our capital expenditures for the nine months ended September 30, 2009, as a percentage of revenue.

Acquisitions

As a part of our business strategy, from time to time we consider acquisitions, in-licensing and partnership opportunities involving complimentary products. We cannot guarantee that any such transactions will be consummated.

Contractual Commitments

The following table summarizes our financial commitments as of December 31, 2008 on an actual basis without giving effect to the Transactions:

	Cash Payments Due by Period
	Total	Less than 1 Year	From 1 to 3 Years	From 4 to 5 Years	More than 5 Years
	($ in millions)
Long-term debt:
Prior senior secured credit facilities	$582.6	$6.0	$10.5	$566.1	$—
Existing notes	380.0	—	—	—	380.0
Interest payments on long-term debt(1)	282.0	62.0	107.0	71.4	41.6
Supply agreement obligations(2)	72.2	53.0	19.2	—	—
Lease obligations	9.2	3.6	3.6	2.0	—
Other	5.8	5.8	—	—	—

Total contractual obligations	$1,331.8	$130.4	$140.3	$639.5	$421.6

(1)	Interest rates reflect borrowing rates for our outstanding long-term debt as of December 31, 2008 (including debt which is subject to our interest rate swap) and the mandatory future reductions of long-term debt. Based on our variable rate debt levels of $382.6 million as of December 31, 2008, after taking into account the impact of our applicable interest rate swap, a 1.0% change in interest rates would impact our annual interest payments by approximately $3.8 million.
(2)	Supply agreement obligations consist of outstanding commitments for raw materials and commitments under non-cancelable minimum purchase requirements.

The table above does not include payments related to any of the items mentioned below.

We may owe additional future purchase consideration to Pfizer in connection with our 2003 acquisition of FEMHRT. These payments are contingent on FEMHRT maintaining market exclusivity through the first quarter of 2010. Assuming market exclusivity is maintained during this period, we would pay Pfizer additional amounts of up to $14.5 million in aggregate for FEMHRT in quarterly installments. These payments are expected to be made as follows: $11.6 million in less than one year and $2.9 million in one to three years.

Our liability for unrecognized tax benefits under ASC 740 is not included in the table above. The amounts which are expected to settle during 2009 are $2.4 million and amounts expected to be settled after 2009 are $2.3 million, including interest. See Note 15 to our audited consolidated financial statements incorporated by reference into this prospectus supplement for more information about our accounting for unrecognized tax benefits under ASC 740.

In July 2007, we entered into an agreement with Paratek under which we acquired the rights to certain products under development used to treat acne and rosacea. We paid an upfront fee of $4.0 million, which was included in R&D expense in the year ended December 31, 2007, and agreed to reimburse Paratek for R&D expenses incurred during the term of the agreement. We may make additional payments to Paratek upon the achievement of various developmental milestones that could aggregate up to $24.5 million. In addition, we agreed to pay royalties to Paratek based on the net sales, if any, of the products covered under the agreement.

In November 2007, we entered into an agreement with NexMed under which we acquired an exclusive license of the U.S. rights to NexMed’s topically applied alprostadil cream for the treatment of ED. NexMed’s NDA for the product was accepted for review by the FDA in November 2007. We paid a license fee of $0.5 million which was recognized in R&D expense in the year ended December 31, 2007. On February 3, 2009, we acquired the U.S. rights to NexMed’s product and the previous license agreement between us and NexMed relating to the product was terminated. Under the terms of the acquisition agreements, we paid NexMed an up-front payment of $2.5 million (which was included as R&D expense in the first quarter of 2009) and agreed to pay a milestone payment of $2.5 million upon the FDA’s approval of the product NDA. We are currently working to prepare our response to the non-approvable letter that the FDA delivered to NexMed in July 2008 with respect to the product.

In December 2008, we signed an agreement with Dong-A, to develop and market its orally-administered udenafil product, a PDE5 inhibitor for the treatment of ED in the United States. We paid $2.0 million in connection with signing the agreement, which was included in R&D expense for the year ended December 31, 2008. In March 2009, we paid $9.0 million to Dong-A, which was included in R&D expense for the six months ended June 30, 2009, upon the achievement of a developmental milestone under the agreement. We agreed to pay for all development costs incurred during the term of the agreement and we may make additional payments to Dong-A of $13.0 million upon the achievement of a contractually-defined milestone. In addition, we agreed to pay a profit-split to Dong-A based on operating profit (as defined in the agreement), if any, on the product.

As a result of the Transactions, our financial commitments have changed materially. See the unaudited pro forma condensed combined balance sheet reflecting the Transactions set forth in “Unaudited Pro Forma Condensed Combined Financial Information.” In particular:

•

we incurred substantial additional indebtedness of approximately $2.6 billion, the terms of which are as described above under “Financial Condition, Liquidity and Capital Resources—Debt,” which will substantially increase the principal and interest payments on our long-term debt. See “Unaudited Pro Forma Condensed Combined Financial Information”;

•

PGP has purchase commitments for materials, supplies, services and property, plant and equipment as part of the normal course of business. Commitments made under take-or-pay obligations are as follows: fiscal 2010–$5.0 million, fiscal 2011–$3.1 million, fiscal 2012–$3.0 million, fiscal 2013–$2.8 million, fiscal 2014–$2.6 million and $1.0 million thereafter; and

•

PGP leases certain property and equipment for varying periods. Future minimum rental commitments under non-cancelable operating leases are as follows: fiscal 2010–$4.2 million, fiscal 2011–$2.3 million, fiscal 2012–$1.0 million, fiscal 2013–$0.9 million, fiscal 2014–$0.9 million and $1.3 million thereafter.

PGP and Sanofi are parties to an agreement to co-promote ACTONEL on a global basis, excluding Japan. The rights and obligations of PGP and Sanofi are specified by geographic market. In certain geographic markets, PGP’s share of development and promotion costs as well as product profits are based on contractual percentages. In geographic markets where PGP is deemed to be the principal in transactions with customers, revenues and related product costs are recognized on a gross basis and contractual profit-sharing costs are recognized in other operating expense. The amount of such costs is dependent upon profits.

PGP and Novartis are parties to an agreement to co-promote ENABLEX, developed by Novartis, in the United States. PGP and Novartis share development and promotion costs pursuant to the agreement, and PGP receives a contractual percentage of Novartis’ sales of ENABLEX. PGP is obligated to pay Novartis a maximum of $20.0 million by March 31, 2012 if certain clinical and sales milestones are achieved.

Off-Balance Sheet Arrangements

Prior to the closing of the PGP Acquisition, Sanofi collaborated with P&G on a global basis to develop and commercialize risedronate products (including ACTONEL) pursuant to a global collaboration agreement. The PGP Acquisition constituted a change-of-control of PGP under the collaboration agreement, which gives Sanofi the right to exercise an option to put its interest in marketing ACTONEL to us at a fair market value to be determined by independent third-party firms. Sanofi has 45 days following the closing of the PGP Acquisition to exercise its put option. We have the option to require P&G to fund a portion of the Sanofi Put under circumstances, in which case it will receive a proportionate share of the incremental operating profits that would otherwise accrue to us. See “Business—PGP Alliance with Sanofi.”

New Accounting Pronouncements

See the discussion below under “—Critical Accounting Policies and Estimates,” as well as Note 2 to our audited consolidated financial statements for the year ended December 31, 2008, and Note 3 to the audited combined financial statements of PGP, in each case incorporated by reference in this prospectus supplement, for a discussion of recent accounting pronouncements.

Critical Accounting Policies and Estimates

We make a number of estimates and assumptions in the preparation of our financial statements in accordance with GAAP. Actual results could differ significantly from those estimates and assumptions. The following discussion addresses our most critical accounting policies, which we believe are important to the portrayal of our financial condition and results of operations and require management’s judgment regarding the effect of uncertain matters.

On an ongoing basis, management evaluates its estimates and assumptions, including those related to revenue recognition, recoverability of long-lived assets and the continued value of goodwill and intangible assets. Management bases its estimates and assumptions on historical experience and on various other factors that are believed to be reasonable at the time the estimates and assumptions are made. Actual results may differ from these estimates and assumptions under different circumstances or conditions.

Revenue Recognition

We recognize revenue in accordance with SAB No. 101, Revenue Recognition in Financial Statements, as amended by SAB No. 104, Revenue Recognition. Our accounting policy for revenue recognition has a substantial impact on our reported results and relies on certain estimates that require difficult, subjective and complex judgments on the part of management. Changes in the conditions used to make these judgments could have a material impact on our results of operations. Management does not believe that the assumptions which underlie its estimates are reasonably likely to change in the future. Revenue from product sales is recognized when title to the product transfers to our customers, generally FOB destination. Recognition of revenue also requires reasonable assurance of collection of sales proceeds and completion of all performance obligations. We warrant products against defects and for specific quality standards, permitting the return of products under certain circumstances. Product sales are recorded net of trade discounts, sales returns, rebates, coupons and fee for service arrangements with certain distributors. Revenues associated with royalty revenues are recognized based on a percentage of sales reported by third parties.

As part of our revenue recognition policies, we estimate the items that reduce our gross sales to net sales. We establish accruals for these contra revenues in the same period that we recognize the related sales. Our most significant sales-related deduction is for product returns by our customers.

We account for sales returns in accordance with ASC No. 605, “Revenue Recognition,” (“ASC 605”). When Right of Return Exists, by establishing an accrual in an amount equal to our estimate of the portion of sales that are expected to be returned for credit in a future period. For established products, we estimate the sales return accrual primarily based on historical experience regarding actual sales returns but we also consider other factors that could cause future sales returns to deviate from historical levels. These factors include levels of inventory in the distribution channel, estimated remaining shelf life of products sold or in the distribution channel, product recalls, product discontinuances, price changes of competitive products, introductions of generic products and introductions of new competitive products. We consider all of these factors and adjust the accrual periodically throughout each quarter to reflect actual experience and changes in expectations. The accruals needed for future returns of new products are estimated based on the historical sales returns experience of similar products, such as those within the same line of product or those within the same or similar therapeutic category.

We participate in state government-managed Medicaid programs as well as certain other qualifying federal and state government programs whereby discounts and rebates are provided to participating state and local government entities. Discounts and rebates provided through these programs are included in our Medicaid rebate accrual. We account for Medicaid rebates by establishing an accrual in an amount equal to our estimate of Medicaid rebate claims attributable to products at the time of sale. For established products, our estimate of the required accrual for Medicaid rebates is primarily based on our actual historical experience regarding Medicaid rebates on each of our products. We also consider any new information regarding changes in the Medicaid programs’ regulations and guidelines that could impact the amount of future rebates. We consider outstanding Medicaid claims, Medicaid payments and estimated levels of inventory in the distribution channel and adjust the accrual periodically to reflect actual experience and changes in expectations.

Promotional programs and other trade discounts are estimated on a per product basis based on historical experience in the period in which the corresponding product is sold. The value of the trade discounts is also evaluated based on known trends affecting our products. These sales deductions reduce revenue and are included as a reduction of accounts receivable or as a component of accrued expenses. The movement in our sales-related reserve accounts for the periods presented is as follows:

	Returns	Medicaid	Cash Discounts	Wholesaler Rebates	Coupons	Other	Total
December 31, 2005 balance	$23.7	$8.6	$1.0	$2.2	$0.7	$1.0	$37.2

Current provision related to sales(1)	41.3	14.9	16.7	16.2	6.3	8.3	103.7
Current processed returns/rebates	(29.5)	(17.4)	(16.1)	(14.0)	(5.8)	(7.5)	(90.3)

December 31, 2006 balance	$35.5	$6.1	$1.6	$4.4	$1.2	$1.8	$50.6

Current provision related to sales(1)	56.4	16.8	19.8	19.8	10.5	15.4	138.7
Current processed returns/rebates	(42.7)	(16.4)	(20.0)	(18.9)	(9.9)	(15.2)	(123.1)

December 31, 2007 balance	$49.2	$6.5	$1.4	$5.3	$1.8	$2.0	$66.2

Current provision related to sales(1)	62.7	20.1	21.1	22.0	16.8	29.3	172.0
Current processed returns/rebates	(50.6)	(17.8)	(20.6)	(22.0)	(12.9)	(24.8)	(148.7)

December 31, 2008 balance	$61.3	$8.8	$1.9	$5.3	$5.7	$6.5	$89.5

(1)	Adjustments of estimates to actual results were less than 1.0% of net sales for each of the periods presented.

Inventories and Inventory Reserves

Inventories are stated at the lower of cost or market value and consist of finished goods purchased from third party manufacturers and held for distribution, as well as raw materials, work-in-process and finished goods manufactured by us. We determine cost on a first-in, first-out basis.

We establish reserves for our inventory to reflect situations in which the cost of the inventory is not expected to be recovered. We review our inventory for products that are close to or have reached their expiration date and therefore are not expected to be sold, for products where market conditions have changed or are expected to change, and for products that are not expected to be saleable based on our quality assurance and control standards. The reserves we establish in these situations are equal to all or a portion of the cost of the inventory based on the specific facts and circumstances. In evaluating whether inventory is properly stated at the lower of cost or market, we consider such factors as the amount of product inventory on hand, estimated time required to sell such inventory, remaining shelf life and current and expected market conditions, including levels of competition. We record provisions for inventory obsolescence as part of cost of sales.

Valuation of Goodwill and Intangible Assets

Goodwill and intangible assets constitute a substantial portion of our total assets. As of December 31, 2008, goodwill represented approximately 48.5% of our total assets and intangible assets represented approximately 38.5% of our total assets. Both our goodwill and intangible assets are associated with our one reporting unit.

Goodwill

Goodwill represents the excess of the purchase price over the fair value of assets acquired net of liabilities assumed in a purchase business combination. We periodically evaluate goodwill for potential impairment indicators. Our judgments regarding the existence of impairment indicators are based on legal factors, market conditions and the operational performance of our business. We carry out an annual impairment review of goodwill unless an event occurs which triggers the need for an earlier review. Future events could cause us to conclude that impairment indicators exist and that goodwill associated with our business is impaired. Goodwill is tested for impairment at the reporting unit level in accordance with ASC No. 350, “Intangibles—Goodwill and other” (“ASC 350”), which, for us, is one reporting unit. In order to perform the impairment analysis, management makes key assumptions regarding future cash flows used to measure the fair value of the entity. These assumptions include discount rates, our future earnings and, if needed, the fair value of our assets and liabilities. In estimating the value of our intangible assets, as well as goodwill, management has applied a discount rate of 12.0%, our estimated weighted average cost-of-capital, to the estimated cash flows. Our cash flow model used a 5-year forecast with a terminal value. The factors used in evaluating goodwill for impairment are subject to change and are tracked against historical results by management. Changes in the key assumptions by management can change the results of testing. Any resulting impairment could affect our financial condition and results of operations. We completed our annual test during the quarter ended December 31, 2008 and no impairment charge resulted.

Definite-Lived Intangible Assets

We assess the impairment of definite-lived intangible assets, individually or on a product family basis, whenever events or changes in circumstances indicate that the carrying value of such assets may not be recoverable. Our analysis includes, but is not limited to, the following key assumptions:

•	review of period-to-period actual sales and profitability by product;

•	preparation of sales forecasts by product;

•	analysis of industry and economic trends and projected product growth rates;

•	internal factors, such as the current focus of our sales force’s promotional efforts;

•	projections of product viability over the estimated useful life of the intangible asset (including consideration of relevant patents); and

•	consideration of regulatory and legal environments.

When we determine that there is an indicator that the carrying value of definite-lived intangible assets may not be recoverable we test the asset for impairment based on undiscounted future cash flows. We measure impairment, if any, based on estimates of discounted future cash flows. These estimates include the assumptions described above about future conditions within our company and the industry. The assumptions used in evaluating intangible assets for impairment are subject to change and are tracked against historical results by management. If actual cash flows differ from those projected by management, or if there is a change in any of these key assumptions, additional write-offs may be required. Management does not believe that its key assumptions are reasonably likely to change in the future.

In connection with the annual review of our intangible assets, in the fourth quarter of 2008 we recorded an impairment expense of $163.3 million relating to our OVCON / FEMCON FE product family as a result of our review of the intangible asset for recoverability. In addition to impairments, as a result of changing assumptions in evaluating intangible assets for impairment, certain unimpaired assets may be subject to a change in amortization recognized in future periods to approximate expected future cash flows. During the third quarter of 2008, we accelerated the amortization on certain unimpaired non-core products based on our review. As a result, the year ended December 31, 2008 included additional amortization expense of $16.0 million.

Indefinite-Lived Intangible Assets

We also have a Warner Chilcott trademark with an indefinite life, which is not amortized. However, the carrying value would be adjusted if it were determined that the fair value has declined. The impairment test is performed on an annual basis, or more frequently if necessary, and utilizes the same key assumptions as those described above for our definite-lived assets. In addition, if future events occur that warrant a change to a definite life, the carrying value would then be amortized prospectively over the estimated remaining useful life. We completed our annual test during the quarter ended December 31, 2008 and no impairment charge resulted.

Income Taxes

We must make certain estimates and judgments in determining our net income for financial statement purposes. This process affects the calculation of certain of our tax liabilities and the determination of the recoverability of certain of our deferred tax assets, which arise from temporary differences between the tax and financial statement recognition of revenue and expense. Deferred tax assets and liabilities could also be affected by changes in tax laws and rates in the future.

A valuation allowance is established to reduce deferred tax assets if, based on available evidence, it is more likely than not that some portion or all of the recorded deferred tax assets will not be realized in future periods. All available positive and negative evidence is considered in evaluating the ability to recover deferred tax assets, including past operating results, the existence of cumulative losses in recent years and the forecast of future taxable income. Assumptions used to estimate future taxable income include the amount of future state, federal and international pretax operating income and the reversal of temporary differences. These assumptions are consistent with our plans and estimates used to manage our business, however, such assumptions require significant judgment about the forecasts of future taxable income.

Any recorded valuation allowances will be maintained until it is more likely than not that the deferred tax assets will be realized. Income tax expense recorded in the future will be reduced to the extent of decreases in these valuation allowances. The realization of remaining deferred tax assets is principally dependent on future taxable income. Any reduction in future taxable income may require an additional valuation allowance to be recorded against our deferred tax assets. An increase in the valuation allowance would result in additional income tax expense and could have a significant impact on future earnings.

In addition, the calculation of our tax liabilities involves uncertainties in the application of complex tax rules in various jurisdictions. Amounts related to tax contingencies that management has assessed as unrecognized tax benefits have been appropriately recorded under the provisions of ASC 740. For any tax position, a tax benefit may be reflected in the financial statements only if it is “more likely than not” that we will be able to sustain the tax return position, based on its technical merits. Potential liabilities arising from tax positions taken are recorded based on our estimate of the largest amount of benefit that is cumulatively greater than 50 percent. These liabilities may be adjusted to take into consideration changing facts and circumstances. Due to the complexity of some of these uncertainties, the ultimate resolution may result in a payment that is different from the current estimate of the tax liabilities. If the estimate of tax liabilities was less than the ultimate assessment, then an additional charge to expense would result. If payment of these amounts is ultimately less than the recorded amounts, then the reversal of the liabilities would result in tax benefits being recognized in the period when it is determined the liabilities are no longer necessary.

Litigation

We are involved in various legal proceedings in the normal course of our business, including product liability and other litigation and contingencies. We record reserves related to these legal matters when losses related to such litigation or contingencies are both probable and reasonably estimable. See “Business—Legal Proceedings.”

Business Combinations

The acquisition method of accounting is based on ASC No. 805 “Business Combinations,” (“ASC 805”), and uses the fair value concepts defined in ASC No. 820 “Fair Value Measurements and Disclosures,” (“ASC 820”), which we have adopted in the required periods.

ASC 805 requires, among other things, that most assets acquired and liabilities assumed in a business purchase combination be recognized at their fair values as of the acquisition and that the fair value of acquired in-process research and development be recorded on the balance sheet regardless of the likelihood of success of the related product or technology as of the acquisition.

The process for estimating the fair values of in-process research and development, identifiable intangible assets and certain tangible assets requires the use of significant estimates and assumptions, including estimating future cash flows, developing appropriate discount rates, estimating the costs, timing and probability of success to complete in-process projects and projecting regulatory approvals. Under ASC 805, transaction costs are not included as a component of consideration transferred, and will be expensed as incurred. The excess of the purchase price (consideration transferred) over the estimated amounts of identifiable assets and liabilities of PGP as of the effective date of the acquisition will be allocated to goodwill in accordance with ASC 805. The purchase price allocation is subject to completion of our analysis of the fair value of the assets and liabilities of PGP as of the effective date of the acquisition. Accordingly, the purchase price allocation in the unaudited pro forma condensed combined financial statements is preliminary and will be adjusted upon completion of the final valuation. Such adjustments could be material. The final valuation is expected to be completed as soon as practicable but no later than one year after the consummation of the acquisition.

ASC 805 requires that assets acquired and liabilities assumed in a business combination that arise from contingencies be recognized at fair value if fair value can reasonably be estimated. If the fair value of an asset or liability that arises from a contingency can be determined, the asset or liability would be recognized in accordance with ASC No. 450, “Accounting for Contingencies” (“ASC 450”). If the fair value is not determinable and the ASC 450 criteria are not met, no asset or liability would be recognized.

ASC 820 defines fair value, establishes the framework for measuring fair value for any asset acquired or liability assumed under GAAP, expands disclosures about fair-value measurements and specifies a hierarchy of valuation techniques based on the nature of the inputs used to develop the fair value measures. Fair value is defined in ASC 820 as “the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.” This is an exit price concept for the valuation of an asset or liability. Market participants are assumed to be buyers or sellers in the most advantageous market for the asset or liability. Fair value measurement for an asset assumes the highest and best use by these market participants. As a result of the requirements of ASC 820, we may be required to record assets that are not intended to be used or sold and/or to value assets at fair value measurements that do not reflect our intended use for those assets. Fair value measurements can be highly subjective and the reasonable application may result in a range of alternative estimates using the same facts and circumstances.

Quantitative and Qualitative Disclosures about Market Risk

The principal market risk (i.e., the risk of loss arising from adverse changes in market rates and prices) to which we are exposed is interest rate risk on our debt.

The following risk management discussion and the estimated amounts generated from analytical techniques are forward-looking statements of market risk assuming certain market conditions occur. Actual results in the future may differ materially from these projected results due to actual developments in the global financial markets.

Interest Rate Risk

We manage debt and overall financing strategies centrally using a combination of short- and long-term loans with either fixed or variable interest rates. We had entered into an interest rate swap contract which fixes the interest rate on a portion of our variable rate debt. On a pro forma basis, based on variable debt levels of $2.6 billion as of September 30, 2009, a 1.0% change in interest rates would impact net interest expense by $26.0 million per year.

Foreign Currency Risk

We had no foreign currency option contracts as of September 30, 2009.

Inflation

Inflation did not have a material impact on our operations during the nine months ended September 30, 2009 or the years ended December 31, 2006, 2007 and 2008.

BUSINESS

Business Overview

We are a leading global specialty pharmaceutical company currently focused on the gastroenterology, women’s healthcare, dermatology and urology segments of the U.S. and Western European pharmaceuticals markets. We are a fully integrated company with internal resources dedicated to the development, manufacture and promotion of our products. Prior to the PGP Acquisition, our broad portfolio of established branded products included oral contraceptives (LOESTRIN 24 FE and FEMCON FE), hormone therapies (ESTRACE Cream, FEMHRT and others), and an oral anti-infective for acne (DORYX).

Our franchises are comprised of complementary portfolios of established branded and development-stage products primarily focused in the women’s healthcare and dermatology markets. Our women’s healthcare franchise is anchored by our strong presence in the oral contraceptive and hormone therapy (“HT”) categories and our dermatology franchise is built on our established position in the market for acne therapy. Although the amount of promotional emphasis given to each product differs, we actively manage each product through its life cycle. Our success is not tied to any single product, as multiple products make up our existing sales base and several of these provide opportunities for future growth.

On October 30, 2009, we acquired the global branded pharmaceuticals business of The Procter & Gamble Company for approximately $2.9 billion in cash and the assumption of certain liabilities. The purchase price remains subject to certain post-closing adjustments. Under the terms of the purchase agreement, we acquired PGP’s portfolio of branded pharmaceutical products, PGP’s prescription drug pipeline and its manufacturing facilities in Puerto Rico and Germany. PGP has two primary products: ASACOL and ACTONEL. ASACOL is the leading treatment for ulcerative colitis in the U.S. market for orally administered 5-aminosalicylic acid (“5-ASA”) products, with approximately 42% of the market share based on filled prescriptions and approximately 49% of the market share based on revenues, each according to IMS. ACTONEL is the leading branded product in the U.S. non-injectable osteoporosis market for the prevention and treatment of osteoporosis in women, according to IMS. ACTONEL is marketed under a global collaboration agreement between PGP and Sanofi. PGP has approximately 1,650 employees engaged in marketing, selling, distribution, product research and development and administrative functions. Most of the PGP employees joined us at the closing of the PGP Acquisition. PGP has operations in the U.S., Canada, most of the major markets in Western Europe and Australia.

The PGP Acquisition has transformed us into a global pharmaceuticals company with significant scale and geographic reach. The PGP Acquisition adds a highly attractive specialty segment in gastroenterology (ASACOL), expands our presence in women’s healthcare (ACTONEL) and establishes us in the urology market (ENABLEX) as our development work continues on two new erectile dysfunction (“ED”) products. The combined company has an expanded sales force and infrastructure to better promote products in the United States, major Western European and other markets, increased diversity of revenue sources, enhanced product development capabilities and a deeper pipeline. Moreover, the PGP Acquisition provides an opportunity for us to apply our demonstrated expertise in the management of pharmaceutical product life cycles to PGP’s market-leading products.

On September 23, 2009, we agreed to terminate our exclusive product licensing rights from LEO in the United States to TACLONEX, TACLONEX SCALP, DOVONEX and all other products in LEO’s development pipeline, and sold the related assets to LEO, for $1.0 billion in cash. In connection with the LEO Transaction, we entered into a distribution agreement with LEO under which we agreed to continue to distribute DOVONEX and TACLONEX on behalf of LEO, in exchange for a distribution fee, through December 31, 2009. The LEO Transaction resulted in a gain for us in the quarter ended September 30, 2009 of $380.1 million, net of tax. The aggregate gain from the LEO Transaction is expected to be $447.6 million, net of tax. However, approximately $68.9 million of the pre-tax gain relating to certain inventories is expected to be recognized as part of income during the distribution agreement period. These gains, or the relevant portion thereof, are not included in the pro forma figures presented in the preceding paragraph. We believe the LEO Transaction will allow us to concentrate on the acquisition and integration of PGP.

For the year ended December 31, 2008 and the nine-month period ended September 30, 2009, on a pro forma basis giving effect to the PGP Acquisition (and the related financing thereof) and the LEO Transaction, we would have generated revenues of $3,076.3 million and $2,222.1 million and a net (loss) / income of $(93.1 million) and $239.6 million, respectively.

Our Competitive Strengths

Diversified portfolio of branded products.    We have an established and diversified portfolio of products. The addition of the PGP products creates depth in our women’s healthcare platform and presents diversification into the gastroenterology and urology specialty segments. The following chart presents a percentage share breakdown of pro forma revenues by product for the twelve-month period ended June 30, 2009.

Pro Forma Revenue by Product—

Twelve Months Ended June 30, 2009

Total pro forma revenue: $2,974.8 million

(1)	For the twelve-month period ended June 30, 2009, PGP made payments to Sanofi under a collaboration agreement totaling $472.5 million related to ACTONEL product sales. As a result, the profit contribution of ACTONEL relative to other products is less than it may appear based on product revenues alone.
(2)	Warner Chilcott Dermatology revenues based on sales of DORYX.

Well-positioned in attractive markets.    We have a portfolio of market-leading branded products in each of our target segments. We believe that through product differentiation, effective marketing and utilization of our experience in brand life cycle management, we are well-positioned to further enhance our product leadership positions. Most of our products are leading brands in their respective segments including ASACOL, the leading branded product in the U.S. market for orally administered 5-ASA class drugs, ACTONEL, the leading branded and second most prescribed non-injectable osteoporosis treatment in the United States.

Leading sales and marketing expertise.    Our sales force is comprised of approximately 1,100 representatives (including the PGP sales force), primarily in the United States and Western Europe, that promote our products to physicians. We believe the success of our sales team is driven by our precision marketing strategies. We identify the high-prescribing physicians in our categories and then target our sales force’s activities to reach those specific physicians. We believe this strategy results in an efficient and high return on our marketing efforts.

Strong intellectual property portfolio with successful management of product patent risk.    Many of our products are protected by patents. We have successfully developed improvements to our existing patent-protected products, including new and enhanced dosage forms, which provide benefits to patients as well as extending our patent protection and/or our regulatory periods of exclusivity. Recent examples of successful improvements include FDA approval of our patent-protected products LOESTRIN 24 FE and DORYX 150 mg tablets. PGP also has a history of successful development of product improvements which includes an 800 mg dosage of ASACOL. Additionally, product improvements are under development for the patent-protected ACTONEL franchise, including a new ACTONEL once-a-week product for which PGP submitted an NDA in the United States in September 2009 and in Canada in October 2009 and other next-generation ACTONEL products, which, if approved, are expected to provide the opportunity to regain share in the segment and to extend the ACTONEL franchise.

Substantial development pipeline from modest investment.    Our product development efforts are focused primarily on new products with established regulatory guidance and extending proprietary protection of our existing products through product improvements which can include new and enhanced dosage forms. These development efforts tend to be lower-cost endeavors with a higher probability of success than typical discovery programs run by large pharmaceutical and biotechnology companies. The success of our approach to R&D is reflected in our third quarter 2009 performance, when more than half of our historical revenues were generated by products developed in-house, approved by the FDA and launched within the last five years (i.e., LOESTRIN 24 FE, FEMCON FE, DORYX and FEMRING). Our R&D efforts benefit from an experienced team of scientists, clinicians and regulatory professionals with proven product development expertise. We currently have an NDA on file with the FDA for our next generation “low dose” oral contraceptive, as well as several other projects in various stages of development for products that treat various indications including acne and erectile dysfunction. Through the acquisition of PGP, we have supplemented our existing pipeline and strengthened our team of experienced R&D professionals. Current PGP development projects include a new ACTONEL once-a-week product for which an NDA was submitted in the United States in September 2009 and in Canada in October 2009, other next generation versions of ACTONEL and ASACOL, as well as a nonfluorinated quinolone (class of antibiotics) and an oral anti-arrhythmic agent.

Strong free cash flow generation.    Our business has historically generated strong free cash flow, as it benefits from modest capital expenditure requirements, favorable tax rates and relatively modest working capital requirements. While our capital expenditures as a percentage of sales are slightly higher in the nine months ended September 30, 2009 due to investments in our Fajardo, Puerto Rico manufacturing facility, our historical capital expenditures have averaged approximately 2% of sales between 2005 and 2008. Our favorable tax structure primarily stems from an agreement with the Puerto Rican tax authorities under which we enjoy a 2% tax rate on income in Puerto Rico through 2019. Additionally, we recently completed the redomestication of our parent holding company to Ireland from Bermuda, a move intended to ensure that we are headquartered in a stable long-term legal and regulatory environment. We expect that our favorable tax structure will apply to many of the

PGP assets acquired in the PGP Acquisition. We believe that following the PGP Acquisition our strong free cash flow will provide us with the financial flexibility to continue to invest in our business and prepay our debt.

Proven and experienced management team.    We have an experienced management team with extensive pharmaceutical industry expertise and a track record of identifying, developing and promoting specialty pharmaceutical products. Our management team has demonstrated the ability to select and successfully bring to market products in different stages of development through a number of partnerships and collaborations. Our senior management team, led by Roger Boissonneault, Chief Executive Officer, averages over 25 years of experience in the pharmaceutical industry and has been responsible for growing our revenues (not giving effect to the LEO Transaction) by a CAGR of 11.5% between 2006 and 2008.

Strategy

Our goal is to develop, improve upon, and acquire products in specialty therapeutic areas and apply our focused marketing, sales strategies and an efficient R&D approach to drive long-term revenue and profit growth. The acquisition of PGP is consistent with our strategy of reviewing potential product in-licensing, acquisition and partnership opportunities. PGP’s product portfolios are highly complementary to our existing portfolio, particularly in women’s healthcare and urology, and bring a new therapeutic category that is a natural extension of our historical specialty focused strategy because of its highly concentrated physician pool, gastroenterology. We believe that our streamlined corporate organization has the ability to efficiently integrate the PGP business, which we expect to give us the ability to continue to react rapidly to changing market dynamics.

Focus on selected therapeutic markets.    While large pharmaceutical companies have focused on developing “blockbuster” drugs, we concentrate our efforts on branded products that are prescribed by high-prescribing physicians, as well as developing products that complement those products and therapeutic segments.

Drive long-term growth.    We seek to drive organic growth in product franchises by employing our specialized precision marketing techniques. We focus our promotional efforts on those products that are most sensitive to promotion. We identify high-prescribing physicians in our therapeutic categories and then target our sales force’s activities to reach those physicians. Our sales force promotes our products with frequent face-to-face product presentations and by providing a consistent supply of product samples. We measure the performance of our sales representatives based primarily on increases in market share of our promoted products. The PGP Acquisition has expanded our therapeutic and geographic reach and provides a platform from which our combined sales forces can seek to increase market share by promoting complementary products. The LEO Transaction has presented an opportunity for us to redeploy our sales force to promote our key products and focus our resources on an efficient and successful integration of PGP.

Execute focused, efficient R&D effort.    Our product development efforts are focused primarily on developing new products that target therapeutic areas with established regulatory guidance. Substantial time and attention is devoted to making proprietary improvements to existing products and developing new and enhanced dosage forms. We have an experienced team of scientists, clinicians and regulatory professionals with proven product development expertise and have consistently demonstrated our ability to gain FDA approval of, and successfully commercialize, our products. When compared to the development of new products in therapeutic areas lacking established regulatory guidance, this approach to R&D historically has involved less development and regulatory risk, shorter time lines from concept to market, lower investment and higher probabilities of success. The success of this focused approach to R&D is reflected in our recent third quarter 2009 performance, when more than half of our revenues were generated by products developed in-house, approved by the FDA and launched within the last five years (i.e., LOESTRIN 24 FE, FEMCON FE, DORYX and FEMRING).

We expect to continue this strategy. PGP’s team of experienced professionals, who also have a history of successful product development, joined our company upon the completion of the PGP Acquisition. Recently, PGP launched ASACOL 800 mg (referred to as ASACOL HD in the United States) in the United Kingdom, Canada and, in June 2009, in the United States. ASACOL 800 mg provides dosing advantages relative to ASACOL 400 mg. Additionally, product improvements are under development for the ACTONEL franchise, including a new once-a-week ACTONEL product (for the treatment of post menopausal osteoporosis) for which PGP submitted an NDA in the United States in September 2009 and in Canada in October 2009 and other next generation ACTONEL products that address dosing-related food restrictions, a top consumer priority in this market. The next generation ACTONEL products, if approved, are expected to provide the opportunity to regain share in the segment and to extend the ACTONEL franchise.

Since March 2003, our internal development efforts have yielded a number of approvals from the FDA, including those for the following products:

•	DORYX 75 mg and 100 mg delayed-release tablets

•	DORYX 150 mg delayed-release tablets

•	FEMRING

•	FEMCON FE

•	FEMTRACE

•	LOESTRIN 24 FE

•	Low Dose FEMHRT

•	SARAFEM Tablets

PGP has built a global pharmaceuticals business that markets approximately 30 prescription drugs worldwide, comprised of primary brands. PGP has a highly regarded R&D team that has successfully developed and brought to the market products such as ACTONEL and ASACOL and is currently developing new products, including:

•

next generation ACTONEL products (for the treatment of postmenopausal osteoporosis), including a new ACTONEL once-a-week product for which PGP submitted an NDA in the United States in September 2009 and in Canada in October 2009

•	a next generation ASACOL product (for the treatment of ulcerative colitis)

•	AZIMILIDE (for the treatment of ventricular arrhythmias)

•	INTRINSA (for the treatment of hypoactive sexual desire disorder (“HSDD”) in postmenopausal women and congestive heart failure (“CHF”))

•	NEMONOXICIN (non-fluorinated quinolone for the treatment of pathogens such as methicillin-resistant staphylococcus aureus)

Selectively acquire products that enhance our existing product portfolio.    To supplement our organic growth, we continually evaluate opportunities to expand our pharmaceutical product portfolio by reviewing potential product in-licensing, acquisition and partnership opportunities, such as our transactions with PGP, LEO, Paratek, Dong-A and NexMed. We focus on therapeutic categories that we believe will complement our strategic focus, such as women’s healthcare and dermatology, and can benefit from promotion by our sales force. The PGP Acquisition has continued that strategy by expanding our reach into new therapeutic categories, including urology and gastroenterology. Gastroenterology is a specialty segment that we believe is well suited to our marketing strategies as it is characterized by a small concentrated base of physicians and the expansion into the urology market complements our existing product development efforts in the ED category. We have acquired a number of products through license co-promotion arrangements or purchase, including the following:

•	ACTONEL

•	ASACOL

•	ENABLEX

•	ESTRACE Cream

•	FEMHRT

•	LOESTRIN franchise

•	OVCON

Our Principal Products

We market and sell the following principal products:

	Our Principal Products
	Product (Active Ingredient)	Indication	U.S. Patent Expiry(1)	Twelve Months Ended June 30, 2009 Revenue ($mm)(2)
Gastroenterology	Ulcerative Colitis

	ASACOL 400 mg (Mesalamine)	Treatment of mild to moderate ulcerative colitis and maintenance of remission	July 2013(5)	$679	(3)

	ASACOL 800 mg (Mesalamine)	Treatment of moderately active ulcerative colitis	November 2021(6)

Women’s healthcare	Osteoporosis

	ACTONEL (Risedronate sodium)	Prevention and treatment of postmenopausal osteoporosis	June 2014(7) and November 2023(8) with notices of allowance received on additional patents pending	$1,366	(4)

	Oral Contraceptives

	LOESTRIN 24 FE (Norethindrone acetate and ethinyl estradiol)	Prevention of pregnancy	July 2014(9)	$210

	FEMCON FE (Norethindrone and ethinyl estradiol)	Prevention of pregnancy	April 2019(10)	$50

	Hormone Therapy

	ESTRACE Cream (17-beta estradiol)	Vaginal cream for treatment of vaginal and vulvar atrophy	Patent expired March 2001	$95

Dermatology	Acne

	DORYX (Doxycycline hyclate)	Oral adjunctive therapy for severe acne in 75, 100 and 150 mg strength delayed-release tablets	December 2022(11)	$187

	Our Principal Products
	Product (Active Ingredient)	Indication	U.S. Patent Expiry(1)	Twelve Months Ended June 30, 2009 Revenue ($mm)(2)

Urology	Overactive bladder

	ENABLEX (darifenacin)	Treatment of overactive bladder	March 2015(12)	$80

(1)	See “Risk factors—Risks Relating to our Business—If generic products that compete with any of our branded pharmaceutical products are approved and sold, sales of our products may be adversely affected” and “—Competition.”

Our products may lose exclusivity in other countries at earlier dates. For example, ASACOL has no exclusivity in the United Kingdom and ACTONEL will lose exclusivity in Western European markets beginning in 2010.

(2)	We are presenting June 30, 2009 information because we do not have precise product-by-
product	information for PGP for the three months ended September 30, 2009. We do not believe, however, that the PGP product revenues for the three months ended September 30, 2009 were materially different than for prior periods.

(3)	Represents total ASACOL revenues (400 mg and 800 mg). ASACOL 800 mg (known as ASACOL HD) was launched in the United States in June 2009.

(4)	Calculated on a pro forma basis and therefore excludes PGP revenues related to product rights divested to Ajinomoto.

(5)	In September 2007, Roxane, a division of Boehringher Ingelheim Corporation, sent PGP a Paragraph IV certification notice letter regarding the formulation and method patent for PGP’s ASACOL 400 mg product (the “ASACOL Method Patent”) communicating that it had submitted to the FDA an Abbreviated New Drug Application (“ANDA”) seeking approval to manufacture and sell a generic version of the ASACOL 400 mg product. PGP and Medeva, the owner of the ASACOL Method Patent, filed a patent infringement suit against Roxane in October 2007, which triggered a 30-month stay of FDA approval with respect to the above mentioned ANDA. The stay will expire on the earlier of March 2010 or the resolution of the suit. The trial is not yet scheduled and is not expected to begin before March 2010. While we intend to vigorously defend the ASACOL Method Patent and pursue our legal rights, we can offer no assurance that the lawsuit will be successful or that a generic equivalent of the ASACOL 400 mg product will not be approved and enter the market prior to the expiration of the ASACOL Method Patent in 2013.

(6)	ASACOL 800 mg, an improved product, was launched in June 2009 and has protection under a formulation patent until 2021, which is not currently subject to litigation. This patent does not protect the ASACOL 400 mg product.

(7)	New chemical entity (“NCE”) patent (including 6-month pediatric extension). In July 2004, PGP received a Paragraph IV certification notice letter from Teva regarding PGP’s NCE Patent covering ACTONEL and indicating that Teva had submitted to the FDA an ANDA seeking approval to manufacture and sell generic versions of ACTONEL. PGP filed a patent infringement suit against Teva in August 2004. In that case, Teva admitted patent infringement and the U.S. District Court for the District of Delaware decided in favor of PGP, upholding the ACTONEL NCE patent as valid and enforceable. Teva appealed, and the U.S. Court of Appeals for the Federal Circuit unanimously upheld the decision of the District Court in May 2009.

(8)	Method patent with respect to once-a-month product (the “ACTONEL Method Patent”) (including a 6-month pediatric extension). This patent does not protect the once-a-week product. PGP received Paragraph IV certification notice letters from Teva, Sun and Apotex regarding the ACTONEL Method Patent covering ACTONEL’s once-a-month product (not the NCE patent) and indicating that such companies had submitted to the FDA an ANDA seeking approval to manufacture and sell generic versions of the once-a-month ACTONEL product. PGP and Roche, which licenses the ACTONEL Method Patent to PGP, filed a patent infringement suit against Teva in September 2008, against Sun in January 2009 and against Apotex in March 2009 related to the Paragraph IV certification notice letters. The suit against Teva (which delivered the first Paragraph IV certification notice letter to PGP) triggered a 30-month stay of FDA approval with respect to Teva’s above-mentioned ANDA. The stay of approval of Teva’s ANDA will expire on the earlier of February 2011 or the resolution of the suit. Additionally, once-a-month ACTONEL has FDA exclusivity through April 2011, and the underlying ACTONEL NCE patent expires in June 2014. The suits against Teva and Apotex have been consolidated for pretrial purposes. While a pretrial schedule has been set, and a pretrial conference scheduled, no trial date has been set. While PGP and we intend to vigorously defend the ACTONEL Method Patent and protect PGP’s legal rights, we can offer no assurance that the lawsuits will be successful or that a generic equivalent will not be approved and enter the market prior to the expiration of the ACTONEL Method Patent in 2023.

(9)	In January 2009, we entered into a settlement and license agreement with Watson to resolve patent litigation related to LOESTRIN 24 FE. Under the agreement, Watson will be permitted to commence marketing its generic equivalent product on the earlier of January 22, 2014 or the date on which another generic version of LOESTRIN 24 FE enters the U.S. market. In July 2009, we received a Paragraph IV certification notice letter from Lupin advising us that Lupin had filed an ANDA to manufacture and sell a generic version of LOESTRIN 24 FE. We filed suit against Lupin in September 2009 for patent infringement. We do not believe that Lupin will be able to enter the market with a generic equivalent product prior to Watson

(10)	In December 2008, we entered into a settlement and license agreement with a subsidiary of Barr, which was subsequently acquired on December 23, 2008 by Teva, to resolve its patent litigation related to FEMCON FE. Under the terms of the agreement, Teva will have a license to launch a generic version of FEMCON FE as early as July 1, 2012, or earlier in certain circumstances. In January 2009, we entered into a settlement and license agreement with Watson to resolve patent litigation related to FEMCON FE. Under the agreement, Watson will be permitted to commence marketing its generic equivalent product on the earlier of 180 days after Teva enters the market with a generic equivalent product, or January 1, 2013. In July 2009, we received a Paragraph IV certification notice letter from Lupin advising us that Lupin had filed an ANDA to manufacture and sell a generic version of FEMCON FE. We filed suit against Lupin in September 2009 for patent infringement. As a result of the Paragraph IV filing by Lupin, Teva will have the right to launch a generic version of FEMCON FE as early as 2011.

(11)

We and Mayne have received Paragraph IV certification notice letters from five potential generic competitors indicating that each such party had submitted to the FDA an ANDA seeking approval to manufacture and sell generic versions of DORYX 100 mg and 75 mg delayed-release tablets. In December 2008 and January 2009, we and Mayne filed lawsuits against each of the potential generic competitors, charging them with infringement of the patent protecting the DORYX 100 mg and 75 mg products. In its joint-response to the citizen petitions of our company and several other petitioners, the FDA took the position that a 30-month stay would not apply to approvals for the ANDAs submitted with respect to the DORYX 100 mg and 75 mg products. We and Mayne also received Paragraph IV certification notice letters from Impax and Mylan indicating that each had submitted to the FDA an ANDA seeking approval to manufacture and sell a generic version of DORYX 150 mg delayed-release tablets. In March 2009, we and Mayne filed lawsuits against each of these potential generic competitors, charging them with infringement of the patent protecting the DORYX 150 mg product. Based on the FDA’s interpretive guidance issued to date, we believe that DORYX 150 mg is entitled to a 30-month stay on the approval of any generic versions of the product and that the stay will expire on the earlier of September 2011 or the resolution of the suits. While we and Mayne intend to vigorously defend the DORYX patent and pursue our legal rights, we can offer no assurance as to when the lawsuits will be decided, whether the court will find that the defendants’ ANDAs referencing the DORYX 150 mg, 100 mg and 75 mg products will infringe the DORYX patent or that a generic equivalent of these products will not be approved and enter the market prior to the expiration of the DORYX patent in 2022. On November 9, 2009, pursuant to an agreement among the Company, Mayne and Mutual, the court dismissed the lawsuit against Mutual concerning generic versions of the DORYX 75 mg and 100 mg products following Mutual’s agreement to withdraw its ANDA with respect to such products. The Company’s remaining lawsuits against Actavis, Mylan, Impax and Sandoz relating to the DORYX 75 mg and 100 mg products remain pending.

(12)	The NCE patent expires in March 2015 and the formulation patent expires in August 2016. PGP markets this product pursuant to a co-promotion agreement between Novartis Pharmaceuticals Corporation and PGP. We have been informed of Paragraph IV filings in connection with these patents.

Revenues by Product Class

The following product classes accounted for a significant portion of consolidated revenues in the periods presented below:

	Pro Forma(1)	Historical(2)
($ in millions)	Twelve Months Ended June 30, 2009	Year Ended December 31, 2008	Year Ended December 31, 2007
Gastroenterology	$678.2	$656.3	$646.9
Osteoporosis	1,365.6	1,545.7	1,518.8
Oral Contraceptives	288.8	276.7	267.0
Hormone Therapy	175.7	171.2	165.8
Dermatology	187.3	435.5	388.3
Urology	79.7	n/a	n/a

(1)	Pro forma giving effect to the PGP Acquisition and the LEO Transaction.
(2)	On a combined basis giving effect to the PGP Acquisition but without giving effect to the LEO Transaction.

For a discussion of product revenues and other results of our operations, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” For a discussion of our revenues and property, plant and equipment by country of origin, see Note 16 to the notes to the Warner Chilcott audited consolidated financial statements for the year ended December 31, 2008 incorporated by reference in this prospectus supplement.

History and Development of Warner Chilcott

Our company was formed principally through a series of acquisitions and divestitures. We began commercial operations on January 5, 2005 when we acquired Warner Chilcott PLC (our “Predecessor”). Our Predecessor was incorporated in 1968 as a sales and marketing organization focused on branded pharmaceutical products in Northern Ireland, but in September 2000 expanded into the U.S. pharmaceuticals market through the acquisition of a U.S. pharmaceutical business that marketed a portfolio of products including OVCON and ESTRACE Cream. Between 2001 and 2004, our Predecessor disposed of its pharmaceutical services businesses and its U.K. pharmaceutical products businesses and focused its strategy on strengthening its pharmaceutical products business in the United States, specifically in the areas of women’s healthcare and dermatology.

In November 2004, affiliates of the Sponsors reached an agreement to acquire our Predecessor. The acquisition became effective on January 5, 2005, and thereafter, following a series of transactions, we acquired 100% of the share capital of the Predecessor. We refer to this transaction as our “leveraged buyout.” To complete our leveraged buyout, the Sponsors, certain of their limited partners and certain members of our management indirectly funded equity contributions to us and certain of our subsidiaries, the proceeds of which were used to purchase 100% of the Predecessor’s share capital. On January 18, 2005, certain of our subsidiaries borrowed an aggregate of $2,020.0 million, consisting of an initial drawdown of $1,420.0 million under our $1,790.0 million prior senior secured credit facilities (the “prior senior secured credit facilities”) and the issuance of the existing notes by one of our U.S. subsidiaries, Warner Chilcott Corporation. The proceeds from the acquisition financings, together with cash on hand at our Predecessor, were used to pay the selling shareholders $3,014.4 million, to retire all of our Predecessor’s outstanding share options for $70.4 million, to retire all of our Predecessor’s previously outstanding funded indebtedness totaling $195.0 million and to pay related fees and expenses.

In September 2006, our parent company at that time, Warner Chilcott Limited, sold 70,600,000 of its Class A common shares (“Class A common shares”) in an initial public offering (the “IPO”) at a price to the public of $15.00 per share for an aggregate offering price of $1,059.0 million (before direct issuance fees). Immediately following the IPO, the Sponsors owned approximately 61% of the outstanding Class A common shares.

In August 2009, we completed a redomestication from Bermuda to Ireland, whereby each Class A common share of Warner Chilcott Limited was exchanged on a one-for-one basis for an ordinary share of Warner Chilcott plc, a newly formed public limited company organized in, and tax resident of, Ireland, and Warner Chilcott Limited became a wholly owned subsidiary of Warner Chilcott plc. As of November 10, 2009, the Sponsors owned approximately 61% of our ordinary shares.

PGP Alliance with Sanofi

Until the closing of the PGP Acquisition, Sanofi collaborated with P&G on a global basis to develop and commercialize risedronate products (including ACTONEL) pursuant to a collaboration agreement. The PGP Acquisition constituted a change-of-control of PGP under the collaboration agreement, which gives Sanofi the right to exercise an option to put its interest in marketing ACTONEL to us at a fair market value to be determined by independent third-party firms. Sanofi has until December 14, 2009 (45 days following the closing of the PGP Acquisition) to exercise its put option. We have agreed to fund the Sanofi Put through cash on hand and/or borrowings under the $350.0 million delayed draw term loan facility (which is part of the new senior secured credit facilities we entered into at the time of the closing of the PGP Acquisition) up to a specified threshold amount previously agreed to with P&G. If the fair market value of the Sanofi Put exceeds this threshold amount, we have the option to require P&G to provide funding for any amount in excess of the threshold amount. In exchange, P&G would receive a right to future payments based on a proportionate share of the incremental operating profits that would otherwise accrue to us following the Sanofi Put closing date through December 31, 2014 (which is in line with the expiration of the Sanofi collaboration agreement if the Sanofi Put is not exercised). If P&G funds a portion of the price of the Sanofi Put, we have the right to repay P&G (with no interest) within six months of the Sanofi Put closing date, in which case P&G will not receive any profit share payments.

Transition Services Agreement with P&G

In connection with the closing of the PGP Acquisition and in order to facilitate the transition of the PGP business to us, we and P&G entered into a Transition Services Agreement, effective as of October 30, 2009 (the “Transition Services Agreement”). Pursuant to the terms of the Transition Services Agreement, P&G will provide us with specified services for a limited time following closing of the PGP Acquisition, including with respect to the following: order acquisition and management, distribution, customer service, purchasing and procurement systems, integrated supply network systems, manufacturing execution systems, IT support, sales and marketing, research and development and regulatory and certain accounting and finance related services. We will pay P&G a fee for these services.

The initial term of the Transition Services Agreement is for a period of 12 months after the closing of the PGP Acquisition, unless earlier terminated. We may extend services (or a portion thereof) for additional one month periods (up to a maximum of six additional months) by providing 60 days prior notice to P&G. We are able to terminate the Transition Services Agreement by giving 60 days prior notice to P&G and may terminate individual services by giving 60 days prior notice to P&G provided that the terminated services can be segregated from the services that will continue to be provided under the Transition Services Agreement.

The Transition Services Agreement also addresses certain matters relating to the manner in which the services are provided, including the management of the relationship between the parties, the use of each other’s facilities, technology and software and contains customary indemnification provisions.

Product Acquisitions

In addition to the PGP Acquisition and our recent in-licensing arrangements with companies such as Paratek and Dong-A described under “—Research and development” below, we have built our pharmaceutical products business through a number of product acquisitions. These transactions include our acquisition of the OVCON oral contraceptive franchise and ESTRACE Cream from Bristol-Myers Squibb Company (“Bristol-Myers”) in 2000, our acquisition of ESTRACE Tablets from Bristol-Myers in 2001, our acquisition of the U.S. sales and marketing rights for SARAFEM from Eli Lilly and Company in 2003, our acquisition of LOESTRIN, ESTROSTEP FE and FEMHRT from Pfizer Inc. (“Pfizer”) in 2003 and our acquisition of the U.S. rights to NexMed’s topically applied alprostadil cream for the treatment of ED in February 2009.

Product Dispositions

We became the exclusive licensee of TACLONEX in the United States in 2005 and acquired the exclusive U.S. sales and marketing rights to DOVONEX from Bristol Myers in 2006. On September 23, 2009, we announced that, in exchange for a one-time cash payment of $1.0 billion to us, LEO reacquired our exclusive product licensing rights in the United States to our topical psoriasis treatment products TACLONEX, TACLONEX Scalp and DOVONEX, as well as rights to all products in LEO’s development pipeline, and acquired certain assets related to our distribution of DOVONEX and

TACLONEX in the United States. Our agreement with LEO contains customary representations, warranties and covenants in the transaction agreement. These include, among other things, customary indemnification obligations. We also entered into related transaction agreements at the closing, including an interim distribution agreement and a transition services agreement. See “Summary—Recent Developments.”

Research and Development

Our R&D team has significant experience and proven capabilities in pharmaceutical development and clinical development. We focus our R&D efforts primarily on developing new products that target therapeutic areas with established regulatory guidance, making proprietary improvements to our existing products and developing new and enhanced dosage forms. When compared to the development of new products in therapeutic areas lacking established regulatory guidance, this approach to R&D has historically involved less development and regulatory risk and shorter timelines from concept to market. In addition, as our product development strategy has continued to expand, we have added projects that involve higher risks but also offer higher potential returns, such as our in-licensing arrangements with Paratek and Dong-A described below. Our investment in R&D, funded primarily by our Puerto Rican subsidiary, consists of our internal development costs, fees paid to contracted development groups and license fees paid to license rights to products in development by third parties. License fees and milestone payments are recognized as R&D expense unless or until they relate to products approved by the FDA, at which time they are capitalized as part of intangible assets.

In July 2007, we entered into an agreement with Paratek under which we acquired certain rights to novel tetracyclines under development for the treatment of acne and rosacea. We paid an up-front fee of $4.0 million and agreed to reimburse Paratek for R&D expenses incurred during the term of the agreement. We may make additional payments to Paratek upon the achievement of certain developmental milestones that could aggregate up to $24.5 million. In addition, we agreed to pay royalties to Paratek based on the net sales of the products covered under the agreement.

In November 2007, we entered into an agreement with NexMed under which we acquired an exclusive license of the U.S. rights to NexMed’s topically applied alprostadil cream for the treatment of ED. We paid a license fee of $0.5 million which was recognized in R&D expense in the year ended December 31, 2007. On February 3, 2009, we acquired the U.S. rights to NexMed’s product and the previous license agreement between us and NexMed relating to the product was terminated. Under the terms of the asset purchase agreement, we agreed to pay NexMed an up-front payment of $2.5 million and a milestone payment of $2.5 million upon the FDA’s approval of the product’s NDA. We are currently working to prepare our response to the non-approvable letter that the FDA delivered to NexMed in July 2008 with respect to the product.

In December 2008, we signed an agreement with Dong-A, to develop and market their orally-administered udenafil product, a PDE5 inhibitor for the treatment of ED in the United States. We paid $2.0 million in connection with signing the agreement, which was included in R&D expense for the year ended December 31, 2008. In March 2009, we paid $9.0 million to Dong-A, which was included in R&D expense for the six months ended June 30, 2009, upon the achievement of a developmental milestone under the agreement. We agreed to pay for all development costs incurred during the term of the agreement and we may make additional payments to Dong-A of $13.0 million upon the achievement of a contractually-defined milestone. In addition, we agreed to pay a profit-split to Dong-A based on operating profit (as defined in the agreement), if any, on the product.

Our R&D team consists of approximately 340 professionals including those that have joined us from PGP at closing. We expect to benefit from PGP’s fully integrated, business-oriented R&D capabilities, which will be instrumental in our efforts to bring new products to market and increasing the value of the PGP brands. PGP has a highly regarded R&D team that has successfully developed and brought to the market products such as ACTONEL and ASACOL and is currently developing new products, including a new once-a-week ACTONEL product for which PGP submitted an NDA in the United States in September 2009 and in Canada in October 2009 and other next-generation ACTONEL products (for the treatment of postmenopausal osteoporosis); next-generation ASACOL products (for the treatment of ulcerative colitis); AZIMILIDE (for the treatment of ventricular arrhythmias); INTRINSA (for the treatment of hypoactive sexual desire disorder in postmenopausal women and congestive heart failure); and NEMONOXICIN (non-fluorinated quinolone for the treatment of pathogens such as methicillin-resistant staphylococcus aureus).

Product Pipeline

The following shows certain new products in our and PGP’s R&D pipeline and their respective stages of development. We note that the information below should be viewed with caution since there are a number of risks and uncertainties associated with the development and marketing of new products, including changes in market conditions, uncertainty as to whether any of our or PGP’s current product candidates will prove effective and safe in humans and whether we will be successful in obtaining required regulatory approvals. Specifically, the FDA and European approval processes can be time-consuming and expensive without assurance that approval will be forthcoming. Generally, without the approval of the relevant regulatory authority, products cannot be commercialized. Furthermore, even if we obtain regulatory approvals, the terms of any product approval, including labeling, may be more restrictive than desired and could affect the marketability of our products, and the approvals may be contingent upon burdensome post-approval study commitments.

Women’s Healthcare

PGP Osteoporosis Products.    PGP has completed a Phase III study for a once-a-week osteoporosis treatment for postmenopausal women and submitted an NDA for this product in the United States in September 2009 and in Canada in October 2009. In addition, PGP has other next generation ACTONEL products in development for the treatment of postmenopausal women and a novel small molecule product in preclinical development.

Other PGP Products.    PGP has completed and submitted an application to the European Medicines Agency for a treatment of hypoactive sexual desire disorder in naturally menopausal women (INTRINSA HSDD). PGP is currently in Phase III in the United States with respect to the development of a product for the treatment of congestive heart failure (INTRINSA CHF).

WC3016.    In August 2008, we completed the treatment phase of the Phase III clinical study for a low-dose oral contraceptive. We submitted an NDA for this product in March 2009.

WC3026.    In January 2009, we completed the treatment phase of the Phase III clinical study for another low-dose oral contraceptive. In January 2009, we entered into a license and supply agreement with Watson pursuant to which we granted Watson an exclusive license to market and sell the product. Under the agreement, we are responsible for completing development and obtaining approval of this product. We currently expect to submit an NDA for this product in the fourth quarter of 2009. Under the agreement, we agreed to exclusively supply Watson with the product on a cost plus margin basis in return for royalties based on product net sales.

Gastroenterology

PGP Ulcerative Colitis Products.    We are currently considering the development of 5-ASA-like compounds for the treatment of ulcerative colitis.

Dermatology

WC2055.    We commenced clinical development of an oral antibiotic for the treatment of acne in the second half of 2007 and completed a Phase II study in November 2008.

WC3035.    In July 2007, we entered into an agreement with Paratek under which we acquired certain rights to novel tetracyclines under development for the treatment of acne and rosacea. A lead compound is currently in preclinical development.

Urology

WC3036.    In November 2007, we entered into an agreement with NexMed under which we acquired an exclusive license of the U.S. rights to NexMed’s topically applied alprostadil cream for the treatment of ED. NexMed’s NDA for the product was accepted for review by the FDA in November 2007. In July 2008, NexMed announced that it had received a non-approvable letter from the FDA with respect to the product. On February 3, 2009, we acquired the U.S. rights to NexMed’s product and the previous license agreement between us and NexMed relating to the product was terminated. We are currently working to prepare our response to the non-approvable letter.

WC3043.    In December 2008, we entered into an agreement with Dong-A to develop and market their orally-administered udenafil product, a PDE5 inhibitor for the treatment of ED in the United States. Dong-A has successfully completed Phase II studies of the product in the United States. Phase III development of the product began in the third quarter of 2009.

Other

NEMONAXACIN.    PGP completed Phase II studies of non-fluorinated quinolone for the treatment of pathogens such as methicillin-resistant staphylococcus aureus.

AZIMILIDE.    PGP is currently in Phase III for a treatment of ventricular arrhythmias.

Sales and Marketing

We employ marketing techniques to identify and target physicians with the highest potential to prescribe our products. In connection with our marketing initiatives, we seek to efficiently size, deploy, direct and compensate our sales forces in order to grow our market share, sustain product sales growth, revitalize acquired products and successfully launch new products. We regularly review the size and effectiveness of our sales force as they execute our sales strategies and may further adjust the size of our sales force depending on general economic conditions, the sales of our promoted products and other factors. We also regularly review our promotional priorities. For example, beginning in January 2009, our sales force began to actively promote ESTRACE Cream. In addition, we may, from time to time, enter into collaboration agreements, such as our collaboration agreement with Watson under which Watson agreed to co-promote our FEMRING product to OB/GYNs commencing in the first quarter of 2009. In return, we agreed to pay Watson an annual fee, plus a portion of the net sales of FEMRING above an agreed upon threshold during the term of the agreement.

Our sales force as of November 1, 2009 is comprised of approximately 1,100 representatives (including the PGP sales force), primarily in the United States and Western Europe, that promote products to physicians with frequent face-to-face product presentations and a consistent supply of product samples. The PGP Acquisition will expand our therapeutic and geographic reach and provide a platform from which our sales force can drive market share by promoting complementary products.

Customers

While the ultimate end-users of our products are the individual patients to whom our products are prescribed by physicians, our direct customers include certain of the nation’s leading wholesale pharmaceutical distributors, such as McKesson Corporation (“McKesson”), AmerisourceBergen Corporation (“AmerisourceBergen”) and Cardinal Health, Inc. (“Cardinal”), and major retail drug and grocery store chains. In June 2007, CVS Caremark Corporation (“CVS”), a national retail drug store chain that previously accounted for over 10% of our net sales and accounts receivable, began purchasing through Cardinal, one of our existing wholesale customers. As a result of this change, our customer concentration was increased as the number of our direct customers was reduced from four to three. During the periods presented, the following customers accounted for 10% or more of our revenues (not reflecting the impact of the LEO Transaction):

	Year Ended December 31, 2008	Year Ended December 31, 2007	Year Ended December 31, 2006
Cardinal	40%	36%	30%
McKesson	36%	35%	36%
AmerisourceBergen	10%	10%	11%
CVS	0%	4%	10%

During the periods presented, the following customers accounted for 10% or more of PGP’s revenues:

	Year Ended June 30, 2009	Year Ended June 30, 2008	Year Ended June 30, 2007
Cardinal	24%	16%	17%
McKesson	23%	29%	28%
AmerisourceBergen	15%	11%	7%

Competition

The pharmaceutical industry is highly competitive. Our branded products compete with brands marketed by other pharmaceutical companies including large, fully integrated concerns with financial, marketing, legal and product development resources substantially greater than ours.

Our principal branded competitors include:

•	Gastroenterology—Shire (Lialda®, Pentasa®) and Salix Pharmaceuticals, Inc. (Colazal®);

•	Osteoporosis—Merck (Fosamax®), Roche (Boniva®) and Novartis (Reclast®);

•	Hormonal Contraceptives—Bayer AG (Yasmin®, Yaz®), Johnson & Johnson (Ortho Tri-Cyclen Lo®, Ortho Evra®), Schering-Plough Corporation (Nuvaring®) and Teva (Seasonique®);

•	Hormone Therapy—Wyeth (Premarin® , Premarin® Vaginal Cream, Prempro™), Novo Nordisk Pharmaceuticals, Inc. (Activella®), Bayer AG (Climara®) and Teva (Cenestin®);

•	Acne—Medicis Pharmaceutical Corporation (Solodyn®), Nycomed S.C.A. SICAR (Adoxa®) and Galderma (Oracea™); and

•	Urology—Pfizer (Detrol®), Ortho-McNeil Pharmaceutical, Inc. (Ditroban XL®), Esprit Pharmaceuticals, Inc. and Indevus Pharmaceuticals, Inc. (Sanctira®).

Our branded pharmaceutical products are or may become subject to competition from generic equivalents, and potential generic entrants may also challenge our patents. For example, generic competition may negatively impact net sales of FEMHRT beginning as early as November 2009. ESTRACE Cream, ESTRACE Tablets, ESTROSTEP FE, SARAFEM, OVCON 50 and OVCON 35 are currently not protected by patents. This is also true for certain of PGP’s products. For example, ASACOL is not currently protected by a patent in the United Kingdom and ACTONEL will lose exclusivity in the major Western European markets beginning in 2010. See “Risk factors—Risks Relating to Our Business—If generic products that compete with any of our branded pharmaceutical products are approved and sold, sales of our products may be adversely affected.” Generic equivalents for some of our branded pharmaceutical products are sold by other pharmaceutical companies at lower prices. As a result, drug retailers have economic incentives to fill prescriptions for branded products with generic equivalents when available. After the introduction of a generic competitor, a significant percentage of the prescriptions written for the branded product may be filled with the generic version at the pharmacy, resulting in a commensurate loss in sales of the branded product. In addition, legislation enacted in the United States allows or, in a few instances, in the absence of specific instructions from the prescribing physician, mandates the use of generic products rather than brand name products where a generic equivalent is available. The availability of generic equivalent products may cause a material decrease in revenue from our branded pharmaceutical products.

Manufacturing, Supply and Raw Materials

Our current primary pharmaceutical manufacturing facility is located in Fajardo, Puerto Rico and houses approximately 194,000 sq. ft. of manufacturing space. Adjacent to the facility is an approximately 24,000 sq. ft. warehouse that we lease from a third party. The Fajardo facility currently manufactures most of our women’s oral contraceptive and HT healthcare oral dose products, including LOESTRIN 24 FE, FEMCON FE, ESTROSTEP FE and OVCON 50 oral contraceptives, and packages delayed-release DORYX tablets, FEMHRT, FEMTRACE and OVCON 35 samples. We also utilize our facility in Larne, Northern Ireland to manufacture our FEMRING vaginal rings.

In the PGP Acquisition, we acquired manufacturing facilities in Weiterstadt, Germany and in Manati, Puerto Rico. The facility in Weiterstadt, Germany houses approximately 50,000 sq. ft. of manufacturing space and 54,000 sq. ft. of warehouse space. The Weiterstadt facility currently manufactures ASACOL tablets and packages ACTONEL. The manufacturing facility in Manati, Puerto Rico houses approximately 85,000 sq. ft. of manufacturing space and approximately 27,000 sq. ft. of warehouse space. The Manati facility currently manufactures ACTONEL tablets.

We currently contract with third parties to manufacture and supply certain of our other products. We will continue to rely on our third-party partners, Mayne for DORYX and CPL for ESTRACE Cream.

We conduct quality assurance audits of our manufacturing and other property sites, our contract manufacturers’ sites and our raw material suppliers’ sites and all related records to confirm compliance with the relevant regulatory requirements.

Product	Third-Party Manufacturer	Expiration
DORYX	Mayne	December 2011
ESTRACE Cream	CPL	February 2010
FEMHRT	Teva	September 2011

The products listed above accounted for a significant percentage of our product sales during the nine-month period ended September 30, 2009. If a supplier suffers an event that causes it to be unable to manufacture our product requirements for an extended period, the resulting shortages of inventory could have a material adverse effect on our business. See Note 19 to the notes to the Warner Chilcott audited consolidated financial statements for the year ended December 31, 2008 incorporated by reference in this prospectus supplement for information concerning supplier concentration. See “Risk factors—Risks Relating to Our Business—Delays in production could have a material adverse impact on our business.”

Patents, Proprietary Rights and Trademarks

Protecting our intellectual property, such as trademarks and patents, is a key part of our strategy.

Patents, Trade Secrets and Proprietary Knowledge

We rely on patents, trade secrets and proprietary knowledge to protect our products. We take steps to enforce our legal rights against third parties when we believe that our intellectual property or other proprietary rights have been infringed. The following is a description of recent actions we and PGP have taken to enforce our intellectual property rights against various third parties.

In June 2006, Watson submitted an ANDA to the FDA seeking approval to market a generic version of LOESTRIN 24 FE prior to the expiration of our patent, and we filed a complaint against Watson alleging that Watson’s submission of an ANDA for a generic version of LOESTRIN 24 FE infringed the patent covering our LOESTRIN 24 FE oral contraceptive. In January 2009, we settled the patent litigation related to LOESTRIN 24 FE with Watson. Under the agreement, Watson will be permitted to commence marketing its generic equivalent product on the earlier of January 22, 2014 or the date on which another generic version of LOESTRIN 24 FE enters the U.S. market. In July 2009, we received a Paragraph IV certification notice letter from Lupin advising us that Lupin had filed an ANDA to manufacture and sell a generic version of LOESTRIN 24 FE. We filed suit against Lupin in September 2009 for patent infringement.

In August 2007, each of Barr and Watson submitted an ANDA to the FDA seeking approval to market a generic version of FEMCON FE prior to the expiration of our patent. We filed infringement lawsuits against each of Watson and Barr in response to these submissions. In December 2008, we settled our patent litigation related to FEMCON FE with Barr (now Teva). Under the terms of the agreement, Teva will have a license to launch a generic version of FEMCON FE as early as July 1, 2012, or earlier in certain circumstances. In January 2009, we announced that we settled our patent litigation related to FEMCON FE with Watson. Under the agreement, Watson will be permitted to commence marketing its generic equivalent product on the earlier of 180 days after Teva enters the market with a generic equivalent product, or January 1, 2013. In July 2009, we received a Paragraph IV certification notice letter from Lupin notifying us that Lupin had filed an ANDA to manufacture and sell a generic version of FEMCON FE. In September 2009, we filed suit against Lupin for patent infringement. As a result of the Paragraph IV filing by Lupin, Teva will have the right to launch a generic version of FEMCON FE as early as 2011.

In December 2008, January 2009 and March 2009, we and Mayne received Paragraph IV certification notice letters from Actavis, Mutual, Mylan, Impax and Sandoz indicating that each had submitted to the FDA an ANDA seeking approval to manufacture and sell generic versions of DORYX 150 mg, 100 mg and 75 mg delayed-release tablets. We filed infringement lawsuits against each of these companies in response to these submissions. See “—Legal Proceedings.”

PGP filed a patent infringement suit against Teva in August 2004 alleging willful infringement of the new chemical entity patent covering ACTONEL. In that case, Teva admitted patent infringement and the U.S. district court for the district of Delaware decided in favor of PGP, upholding the ACTONEL

NCE patent as valid and enforceable. Teva appealed, and the U.S. Court of Appeals for the Federal Circuit unanimously upheld the decision of the district court in May 2009. In addition, PGP and Roche, which licenses the once-a-month ACTONEL patent to PGP, filed a patent infringement suit against Teva in September 2008, against Sun in January 2009 and against Apotex in March 2009 related to the Paragraph IV certification notice letters received by PGP indicating that each of Teva, Sun and Apotex is seeking approval from the FDA to manufacture and sell a generic version of the once-a-month ACTONEL 150 mg product. The suits against Teva and Apotex have been consolidated for pretrial purposes. While a pretrial schedule has been set, and a pretrial conference scheduled, no trial date has been set.

PGP and Medeva, the owners of the formulation and method patent for PGP’s ASACOL 400 mg product, filed a patent infringement suit against Roxane in October 2007 in response to a Paragraph IV certification notice letter indicating that it had submitted to the FDA an ANDA seeking approval to manufacture and sell a generic version of ASACOL. The trial is not yet scheduled and is not expected to start before March 2010.

We also seek to protect our proprietary rights by filing applications for patents on certain inventions and entering into confidentiality, non-disclosure and assignment of invention agreements with our employees, consultants, licensees and other companies. However, we do not ultimately control whether we will be successful in enforcing our legal rights against third-party infringers, whether our patent applications will result in issued patents, whether our patents will be subjected to inter parte reexaminations by the USPTO, whether our confidentiality, non-disclosure and assignment of invention agreements will be breached and whether we will have adequate remedies in the event of any such breach, or whether our trade secrets will become known by competitors. In addition, some of our key products are not protected by patents and proprietary rights and therefore are or may become subject to competition from generic equivalents. For a further discussion of our competition, see “—Competition” and “Risk Factors—Risks Relating to Our Business—If generic products that compete with any of our branded pharmaceutical products are approved and sold, sales of our products may be adversely affected.”

Trademarks

Due to our branded product focus, we consider our trademarks to be valuable assets. Therefore, we actively manage our trademark portfolio, maintain long-standing trademarks and obtain trademark registrations for new brands in key jurisdictions in which we operate. The names indicated below are certain of our and PGP’s key registered trademarks, some of which may not be registered in all relevant jurisdictions:

ACTONEL	FEMRING
DORYX	LOESTRIN
ESTRACE	OVCON
ESTROSTEP	SARAFEM
FEMCON	Warner Chilcott
FEMHRT

We also police our trademark portfolio against infringement and violation by third parties. However, our efforts to protect our trademarks may be unsuccessful and we may not have adequate remedies in the event such infringement or violation.

PGP is the exclusive licensee of the trademark ASACOL and ENABLEX in the United States.

Government Regulation

The U.S. pharmaceutical industry is subject to regulation by national, regional, state and local agencies, including the FDA, the Drug Enforcement Administration, the Department of Justice, the Federal Trade Commission, the Office of Inspector General of the U.S. Department of Health and Human Services, the Consumer Product Safety Commission, the Occupational Safety and Health Administration and the U.S. Environmental Protection Agency (“EPA”). The Federal Food, Drug and Cosmetic Act, the Public Health Service Act and other federal and state statutes and regulations govern to varying degrees the research, development and manufacturing of, and commercial activities relating to, prescription pharmaceutical products, including pre-clinical and clinical testing, approval, production, labeling, sale, distribution, import, export, post-market surveillance, advertising, dissemination of information and promotion. The manufacture and disposal of pharmaceutical products in the United States is also regulated by the EPA. Similar regulatory authorities and regulations exist in the member states of the European Union and in other foreign countries in which we manufacture, test, distribute and sell our products.

The process of testing, data analysis, manufacturing development and regulatory review necessary to obtain and maintain required governmental approvals is costly. Non-compliance with applicable legal and regulatory requirements can result in civil fines, criminal fines and prosecution, recall of products, the total or partial suspension of manufacture and/or distribution, seizure of products, injunctions, whistleblower lawsuits, failure to obtain approval of pending product applications, withdrawal of existing product approvals, exclusion from participation in government healthcare programs and other sanctions. Any threatened or actual government enforcement action can also generate adverse publicity and require that we devote substantial resources that could otherwise be used productively in other areas of our business.

U.S. Approval Requirements

FDA approval is required before a prescription drug can be marketed in the United States, except for narrow exceptions. For innovative, or non-generic, new drugs, an FDA-approved NDA is required before the drugs may be marketed in the U.S. The NDA must contain data to demonstrate that the drug is safe and effective for its intended uses and that it will be manufactured to appropriate quality standards. In order to demonstrate safety and effectiveness, an NDA generally must include or reference pre-clinical studies and clinical data from controlled trials in humans. For a new chemical entity, this generally means that lengthy, uncertain and rigorous pre-clinical and clinical testing must be conducted. For compounds that have a record of prior or current use, it may be possible to utilize existing data or medical literature and limited new testing to support an NDA. Any pre-clinical testing must comply with the FDA’s good laboratory practice and other requirements. Clinical testing in human subjects must be conducted in accordance with the FDA’s good clinical practice and other requirements.

In order to initiate a clinical trial, the sponsor must submit an investigational new drug application, or IND, to the FDA or meet one of the narrow exemptions that exist from the IND requirement. Clinical research must also be reviewed and approved by independent institutional review boards, or IRBs, at the sites where the research will take place, and the study subjects must provide informed consent. The FDA or an IRB can prevent a clinical trial from being started or require that a clinical trial be terminated or suspended. Some clinical trials are also monitored by data safety monitoring boards, which review available data from the studies and determine whether the studies may continue or should be terminated or modified based on ethical considerations and the best interest of the study subjects. There are also legal requirements to register clinical trials on public databases when they are initiated, and to disclose the results of the trials on public databases upon completion.

The FDA can, and does, reject NDAs, require additional clinical trials, or grant approvals on a restricted basis only, even when product candidates performed well in clinical trials. In addition, the FDA may approve an NDA subject to burdensome post-approval study or monitoring requirements, or require that other risk management measures be utilized. There are also requirements to conduct pediatric trials for all new NDAs and supplements to NDAs, unless a waiver or deferral applies.

The FDA regulates and often inspects manufacturing facilities, equipment and processes used in the manufacturing of pharmaceutical products before granting approval to market any drug. Each NDA submission requires a substantial user fee payment unless a waiver or exemption applies. The FDA has committed generally to review and make a decision concerning approval on an NDA within 10 months, and on a new priority drug within six months. However, final FDA action on the NDA can take substantially longer, and where novel issues are presented there may be review and recommendation by an independent FDA advisory committee. The FDA can also refuse to file and to review an NDA it deems incomplete or not properly reviewable.

The FDA continues to review marketed products even after approval. If previously unknown problems are discovered or if there is a failure to comply with applicable regulatory requirements, the FDA may restrict the marketing of an approved product, impose new risk management requirements, cause the withdrawal of the product from the market, or under certain circumstances seek recalls, seizures, injunctions or criminal sanctions. For example, the FDA may require withdrawal of an approved marketing application, labeling changes, additional studies, or other risk management measures for any marketed drug product if new information reveals questions about a drug’s safety or effectiveness. In addition, changes to the product, the manufacturing methods or locations, or labeling are subject to additional FDA approval, which may or may not be received, and which may be subject to a lengthy FDA review process.

Additional U.S. Regulatory Requirements

All drugs must be manufactured, packaged and labeled in conformity with current Good Manufacturing Practices (“cGMP”) requirements, and drug products subject to an approved application must be manufactured, packaged, labeled and promoted in accordance with the approved application. Certain of our products must also be packaged with child-resistant and senior-friendly packaging under the Poison Prevention Packaging Act and Consumer Product Safety Commission regulations. Our third-party manufacturers must also comply with cGMP requirements. In complying with cGMP requirements, manufacturers must continually expend time, money and effort in production, record keeping and quality assurance and control to ensure that their products meet applicable specifications and other requirements for product safety, efficacy and quality. The FDA and other regulatory agencies periodically inspect drug manufacturing facilities to ensure compliance with applicable cGMP requirements. Mutual recognition agreements for government inspections exist between the United States, the European Union, Canada, Australia and New Zealand. Failure to comply with the statutory and regulatory requirements, including, in the case of our own manufacturing facility in Fajardo, Puerto Rico, certain obligations that we assumed in our purchase of the facility arising out of a consent decree entered into by the previous owner before a U.S. District Court, subjects the manufacturer to possible legal or regulatory action.

The distribution of pharmaceutical products is subject to the Prescription Drug Marketing Act, or PDMA, which regulates the distribution of drugs and drug samples at the federal level and sets minimum standards for the registration and regulation of drug distributors at the state level. Under the PDMA and state law, states require the registration of manufacturers and distributors who provide pharmaceuticals in that state, including, in certain states, manufacturers and distributors who ship pharmaceuticals into the state even if such manufacturers or distributors have no place of business within the state. States also impose requirements on manufacturers and distributors to establish the pedigree of product in the chain of distribution, including some states that require manufacturers and others to adopt new technology capable of tracking and tracing product as it moves through the distribution chain. Both the PDMA and state laws impose requirements and limitations upon drug sampling to ensure accountability in the distribution of samples. The PDMA sets forth civil and criminal penalties for violations of these and other provisions.

Other reporting and recordkeeping requirements also apply for marketed drugs, including, for prescription products, requirements to review and report cases of adverse events. Product advertising and promotion are subject to FDA and state regulation, including requirements that promotional claims conform to any applicable FDA approval, be appropriately balanced with important safety information and otherwise be adequately substantiated. Adverse experiences with the use of products can result in the imposition of marketing restrictions through labeling changes, risk management requirements or product removal.

Other U.S. Regulation

Our sales, marketing and scientific/educational programs must comply with applicable requirements of the anti-kickback provisions of the Social Security Act, the False Claims Act, the Veterans Healthcare Act, and the implementing regulations and policies of the U.S. Health and Human Services Office of Inspector General and U.S. Department of Justice, as well as similar state laws. Although there are a number of statutory exemptions and regulatory safe harbors protecting certain common activities from prosecution, the exemptions and regulatory safe harbors are often limited, and promotional practices may be subject to scrutiny if they do not qualify for an exemption or safe harbor. In addition, several states have enacted legislation requiring pharmaceutical companies to establish marketing compliance programs, file periodic reports with the state, make periodic public disclosures on sales, marketing, pricing, clinical trials and other activities, and/or register their sales representatives, as well as to prohibit pharmacies and other healthcare entities from providing certain physician prescribing data to pharmaceutical companies for use in sales and marketing, and to prohibit certain other sales and marketing practices. Similar legislation is being considered in other states and at the federal level in the United States. All of our activities are potentially subject to federal and state consumer protection and unfair competition laws. We are subject to possible administrative and legal proceedings and actions under these laws. Such actions may result in the imposition of civil and criminal sanctions, which may include fines, penalties and injunctive or administrative remedies.

In recent years, Congress and some state legislatures have considered a number of proposals and have enacted laws that could effect major changes in the healthcare system, either nationally or at the state level. The Medicare Part D outpatient prescription drug benefit went into effect in January 2006. Coverage under Medicare Part D is provided primarily through private entities, which act as plan sponsors and negotiate price concessions from pharmaceutical manufacturers. In addition, Congress is considering various other legislative proposals to reform the U.S. healthcare system. These legislative proposals generally are intended to expand healthcare coverage to currently uninsured Americans and to limit the rate of increase in healthcare spending. Such legislation, if enacted, could decrease the price we receive or our sales volume or could impose taxes or other costs of doing business on pharmaceutical manufacturers.

We also participate in the Federal Medicaid rebate program established by the U.S. Omnibus Budget Reconciliation Act of 1990, as well as several state supplemental rebate programs. Under the Medicaid rebate program, we pay a rebate to each state Medicaid program for our products that are reimbursed by those programs. The Medicaid rebate amount is computed each quarter based on our submission to the Centers for Medicare and Medicaid Services at the U.S. Department of Health and Human Services of our current average manufacturing price and best price for each of our products. The terms of our participation in the program impose an obligation to correct the prices reported in previous quarters, as may be necessary. Any such corrections could result in an overage or underage in our rebate liability for past quarters, depending on the direction of the correction. In addition to retroactive rebates (and interest, if any), if we are found to have knowingly submitted false information to the government, the statute provides for civil monetary penalties in the amount of $100,000 per item of false information. Governmental agencies may also make changes in program interpretations, requirements or conditions of participation, some of which may have implications for amounts previously estimated or paid.

U.S. Manufacturing for Export

Products marketed outside of the United States that are manufactured in the United States are subject to certain FDA regulations, including rules governing export, as well as regulation by the country in which the products are sold. We currently supply LOESTRIN to Teva in Canada. Now that we have acquired PGP, we will market in Western Europe and Australia certain products, including ACTONEL, which will be manufactured in the United States.

Regulation in Europe

Whether or not FDA approval has been obtained, authorization of a pharmaceutical product by regulatory authorities must be obtained in any other country prior to the commencement of clinical trials or the marketing of the product in that country. The authorization process varies from country to country and the time may be longer or shorter than that required for FDA approval.

Under European regulatory systems, we must submit an application for and obtain a clinical trial authorization (“CTA”) in each member state in which we intend to conduct a clinical trial. The application for the CTA must include an Investigational Medicinal Product Dossier, or IMPD, which must contain pharmaceutical, pre-clinical and, if existing, previous clinical information on the drug substance and product. An overall risk-benefit assessment critically analyzing the non-clinical and clinical data in relation to the potential risks and benefits of the proposed trial must also be included. The application for the CTA must be submitted to the regulatory authorities of each member state where the trial is intended to be conducted prior to its commencement. The trial must be conducted on the basis of the proposal as approved by an ethics committee in each member state (the EU equivalent to an IRB) before the trial commences.

After we complete our clinical trials, we must obtain marketing authorization before we can market our product. In Europe, there are three procedures under the prevailing European pharmaceutical legislation that, if successfully completed, allow us to obtain marketing authorizations. For certain designated drugs, an applicant may obtain a marketing authorization from the European Commission pursuant to a centralized procedure following the issuance of a positive opinion from the European Medicines Agency. Such marketing authorizations are valid in each of the European Union member states. With the exception of products that are authorized centrally, the competent authorities of the member states are responsible for granting marketing authorizations for products that are placed on their markets. Applicants not relying on the centralized procedure who intend to market their product in more than one member state may seek marketing authorizations under the mutual recognition procedure or decentralized procedure. The mutual recognition procedure may be used if the product has already been authorized in one member state to facilitate mutual recognition of the existing authorization in another member state. The decentralized procedure, on the other hand, may be used in cases where the product has not received a marketing authorization in any member state. Under this procedure, the applicant may facilitate the grant of a marketing authorization in one or more member states on the basis of an identical dossier presented to such member states. The marketing authorization of a product may be made conditional on conducting post-marketing studies.

Irrespective of whether a marketing authorization for a product is obtained centrally, under the mutual recognition procedure or under the decentralized procedure, the product must be manufactured in accordance with the principles of good manufacturing practices set forth in the relevant European Union directives and other rules governing the manufacture of medicinal products in the European community. More specifically, our manufacturing facility in Weiterstadt, Germany is subject to regulation by the German Bundesinstitut für Arzneimittel und Medizinprodukte and the FDA. Our facility in Larne, Northern Ireland is approved and regularly inspected by the U.K. Medicines and Healthcare products Regulatory Agency and the FDA. Our manufacturing activities in Germany are governed by the German Arzneimittelgesetz and its ordinances, while our manufacturing activities in the United Kingdom are governed by the United Kingdom Medicines Act of 1968 and the regulations promulgated thereunder.

In addition to applicable regulations relating to the manufacture of medicinal products in the European Union, each marketing authorization carries with it the obligation to comply with many post-authorization regulations relating to the marketing and other activities of the authorized holder. These include requirements relating to adverse event reporting and other pharmacovigilance requirements, advertising, packaging and labeling, patient package leaflets, distribution and wholesale dealing. Violations of these regulations may result in civil and criminal liability, loss of marketing authorization and other sanctions.

Regulatory approval of prices for certain products is required in many countries outside the United States. In particular, many European countries make the reimbursement of a product within the national health insurance scheme conditional on the agreement by the seller not to sell the product above a fixed price in that country. Also common is the unilateral establishment of a reimbursement price by the national authorities, often accompanied by the inclusion of the product on a list of reimbursable products. Related pricing discussions and ultimate governmental approvals can take several months to years.

Seasonality

Our results of operations are minimally affected by seasonality.

Employees

As of September 30, 2009, we had approximately 1,000 employees and no unionized employees. Upon the closing of the PGP Acquisition on October 30, 2009, we had approximately 2,650 employees, approximately 1,650 in North America and approximately 1,000 in Europe and the rest of the world. None of our employees in the United States are unionized. Certain of our employees in Europe will be represented by works councils and certain employees are members of industry, trade and professional associations. We believe that our employee relations are satisfactory.

Environmental Matters

Our operations and facilities are subject to various U.S., foreign and local environmental laws and regulations, including those governing air emissions, water discharges, the management and disposal of hazardous substances and wastes and the cleanup of contaminated sites. We could incur substantial costs, including cleanup costs, fines and civil or criminal sanctions, or third-party property damage or personal injury claims, in the event of violations or liabilities under these laws and regulations, or noncompliance with the environmental permits required at our facilities. Potentially significant expenditures could be required in order to comply with environmental laws that may be adopted or imposed in the future.

We acquired our Fajardo, Puerto Rico facility from Pfizer in 2004. Under the purchase agreement, Pfizer retained certain liabilities relating to pre-existing contamination and indemnified us, subject to certain limitations, for other potential environmental liabilities. In addition, in 2008 and 2009, we acquired an aggregate of approximately 8.8 vacant acres adjacent to our Fajardo manufacturing facility in separate transactions not involving Pfizer, in respect of which we have no indemnification rights for potential environmental liabilities. As part of the PGP Acquisition we acquired manufacturing facilities in Manati, Puerto Rico and Weiterstadt, Germany. While we are not aware of any material claims or obligations relating to these sites, our current or former sites, or any off-site location where we sent hazardous wastes for disposal, the discovery of new or additional contaminants or the imposition of new or additional cleanup obligations at our Fajardo, Manati, Weiterstadt or other sites, or the failure of any other party to meet its financial obligations to us, could result in significant liability.

Properties

Our primary pharmaceutical manufacturing facility, which houses approximately 194,000 sq. ft. of manufacturing space, is located in Fajardo, Puerto Rico. Adjacent to the facility is an approximately 24,000 sq. ft. warehouse that we lease from a third party. The Fajardo facility currently manufactures most of our women’s healthcare oral dose products, including our LOESTRIN 24 FE, FEMCON FE, ESTROSTEP FE and OVCON 50 oral contraceptives, and packages delayed-release DORYX tablets, FEMHRT, FEMTRACE, and OVCON 35 samples.

We also own a 154,000 sq. ft. facility in Larne, Northern Ireland, 54,000 sq. ft. of which is leased to a third party. The remainder is dedicated to the manufacture of our vaginal rings, research and product development as well as development of analytical methods.

As of September 30, 2009, we leased approximately 67,000 sq. ft. of office space in Rockaway, New Jersey, where our U.S. operations are headquartered.

In the PGP Acquisition, we acquired manufacturing facilities in Weiterstadt, Germany and in Manati, Puerto Rico. The facility in Weiterstadt, Germany houses approximately 50,000 sq. ft. of manufacturing space and 54,000 sq. ft. of warehouse space. The Weiterstadt facility currently manufactures ASACOL tablets and ACTONEL packaging. The manufacturing facility in Manati, Puerto Rico houses approximately 85,000 sq. ft. of manufacturing space and 27,000 sq. ft. of warehouse space. The Manati facility currently manufactures ACTONEL tablets.

Legal Proceedings

Warner Chilcott Legal Proceedings

We are involved in various legal proceedings in the normal course of our business, including product liability and other litigation. We record reserves related to legal matters when losses related to such litigation or contingencies are both probable and reasonably estimable. We maintain insurance with respect to potential litigation in the normal course of our business based on our consultation with our insurance consultants and outside legal counsel, and in light of current market conditions, including cost and availability. In addition, we self-insure for certain liabilities not covered under our litigation insurance based on estimates of potential claims developed in consultation with our insurance consultants and outside legal counsel.

The following discussion is limited to our material on-going legal proceedings:

Hormone Therapy Product Liability Litigation

As of September 30, 2009, approximately 707 product liability suits, including some with multiple plaintiffs, have been filed against, or tendered to, us related to our hormone therapy (“HT”) products,

FEMHRT, ESTRACE, ESTRACE Cream and medroxyprogesterone acetate. Under the purchase and sale agreement pursuant to which we acquired FEMHRT from Pfizer in 2003, we agreed to assume product liability exposure with respect to claims made against Pfizer after March 5, 2003 and tendered to us relating to FEMHRT products. The cases are in the early stages of litigation, and we are in the process of analyzing and investigating the individual complaints.

The lawsuits were likely triggered by the July 2002 and March 2004 announcements by the NIH of the terminations of two large-scale randomized controlled clinical trials, which were part of the Women’s Health Initiative (“WHI”), examining the long-term effect of HT on the prevention of coronary heart disease and osteoporotic fractures, and any associated risk for breast cancer in postmenopausal women. In the case of the trial terminated in 2002, which examined combined estrogen and progestogen therapy (the “E&P Arm of the WHI Study”), the safety monitoring board determined that the risks of long-term estrogen and progestogen therapy exceeded the benefits, when compared to a placebo. WHI investigators found that combined estrogen and progestogen therapy did not prevent heart disease in the study subjects and, despite a decrease in the incidence of hip fracture and colorectal cancer, there was an increased risk of invasive breast cancer, coronary heart disease, stroke, blood clots and dementia. In the trial terminated in 2004, which examined estrogen therapy, the trial was ended one year early because the NIH did not believe that the results were likely to change in the time remaining in the trial and that the increased risk of stroke could not be justified for the additional data that could be collected in the remaining time. As in the E&P Arm of the WHI Study, WHI investigators again found that estrogen only therapy did not prevent heart disease and, although study subjects experienced fewer hip fractures and no increase in the incidence of breast cancer compared to subjects randomized to placebo, there was an increased incidence of stroke and blood clots in the legs. The estrogen used in the trials was conjugated equine estrogen and the progestin was medroxyprogesterone acetate, the compounds found in Premarin® and Prempro™, products marketed by Wyeth. Numerous lawsuits were filed against Wyeth, as well as against other manufacturers of HT products, after the publication of the summary of the principal results of the E&P Arm of the WHI Study.

Approximately 80% of the complaints filed against, or tendered to, us did not specify the HT drug alleged to have caused the plaintiff’s injuries. These complaints broadly allege that the plaintiff suffered injury as a result of an HT product. We have sought the dismissal of lawsuits that, after further investigation, do not involve any of our products. We have successfully reduced the number of HT suits we will have to defend. Of the approximately 707 suits that were filed against, or tendered to, us, 457 have been dismissed and 94 involving ESTRACE have been successfully tendered to Bristol-Myers pursuant to an indemnification provision in the asset purchase agreement pursuant to which we acquired ESTRACE. The purchase agreement included an indemnification agreement whereby Bristol-Myers indemnified us for product liability exposure associated with ESTRACE products that were shipped prior to July 2001. We have forwarded agreed upon dismissal motions in another 12 cases to plaintiffs’ counsel.

As of September 30, 2009, we currently maintain product liability insurance coverage for claims between $25 million and $100 million, above which we are self-insured. Our insurance may not apply to damages or defense costs related to the above mentioned claims, including any claim arising out of HT products with labeling that does not conform completely to FDA hormone replacement therapy communications to manufacturers of HT products. Labeling changes for ESTRACE Tablets that conform to such communications are currently pending before the FDA. Although it is impossible to predict with certainty the outcome of any litigation, an unfavorable outcome in these proceedings is not anticipated. An estimate of the range of potential loss, if any, to us relating to these proceedings is not possible at this time.

Patent Matters

As a result of the enactment of the QI Program Supplemental Funding Act of 2008 (the “QI Act”) on October 8, 2008, Mayne’s U.S. Patent No. 6,958,161 (the “161 patent”) covering our DORYX product was submitted to the FDA for listing in the FDA’s Orange Book, and potential generic competitors that had filed an ANDA prior to the listing of the 161 patent were permitted to certify to the listed patent within 120 days of the enactment of the QI Act. In November and December 2008, and January 2009, we and Mayne received Paragraph IV certification notice letters from Actavis, Mutual, Mylan, Impax and Sandoz indicating that each had submitted to the FDA an ANDA seeking approval to manufacture and sell generic versions of DORYX 100 mg and 75 mg products delayed-release tablets. Those notice letters contend that the 161 patent is invalid, unenforceable or not infringed. In December 2008 and January 2009, we and Mayne filed lawsuits against each of the potential generic competitors in the U.S. District Court for the District of New Jersey, charging them with infringement of the 161 patent. In March 2009, we received the FDA’s response to a citizen petition that it had submitted requesting that the FDA impose a 30-month stay of approval on ANDAs referencing DORYX 100 mg and 75 mg products that were filed prior to the listing of the 161 patent under the transition rules of the QI Act. In its joint-response to the citizen petitions of our company and several other petitioners, the FDA took the position that a 30-month stay would not apply to approvals for such ANDAs.

In March 2009, we and Mayne received Paragraph IV certification notice letters from Impax and Mylan indicating that each had submitted to the FDA an ANDA seeking approval to manufacture and sell a generic version of DORYX 150 mg delayed-release tablets. The notice letters contend that the 161 patent is not infringed. In March 2009, we and Mayne filed a lawsuit against Impax in the U.S. District Court for the District of New Jersey, charging Impax with infringement of the 161 patent. In May 2009, we and Mayne filed a lawsuit against Mylan in the U.S. District Court for the District of New Jersey charging Mylan with infringement of the 161 patent We believe that the FDA will stay approval of Impax’s and Mylan’s generic versions of DORYX 150 mg for up to 30 months, while the cases are pending in the district court.

All of the actions have been consolidated for discovery purposes. No trial date has been set by the district court. While we and Mayne intend to vigorously defend the 161 patent and pursue our legal rights, we can offer no assurance as to when the lawsuits will be decided, whether the district court will find that the defendants’ ANDAs referencing DORYX 150 mg, 100 mg and 75 mg will infringe the 161 patent or that a generic equivalent of DORYX 150 mg, 100 mg and 75 mg will not be approved and enter the market prior to the expiration of the 161 patent in 2022. On November 9, 2009, pursuant to an agreement among the Company, Mayne and Mutual, the court dismissed the lawsuit against Mutual concerning generic versions of the DORYX 75 mg and 100 mg products following Mutual’s agreement to withdraw its ANDA with respect to such products. Our remaining lawsuits against Actavis, Mylan, Impax and Sandoz relating to the DORYX 75 mg and 100 mg products remain pending.

In July 2009, we received Paragraph IV certification notice letters from Lupin indicating that it had submitted to the FDA ANDAs seeking approval to manufacture and sell generic versions of LOESTRIN 24 FE and FEMCON FE. The notice letters contend that the patents covering each of these products are invalid, unenforceable or not infringed. In September 2009, we filed lawsuits against Lupin in the District Court for the District of Delaware alleging that Lupin has infringed the patents covering LOESTRIN 24 FE and FEMCON FE. No trial date has been set.

PGP Legal Proceedings

PGP is subject to various legal proceedings and claims covering a wide range of matters such as product liability and patent litigation arising out of the normal course of business.

Patent Matters

In October 2007, Medeva and PGP filed a patent infringement lawsuit against Roxane in the U.S. District Court for the District of New Jersey. This lawsuit was filed in response to a notice that Roxane had filed an ANDA with the FDA seeking approval for a generic version of PGP’s ASACOL 400 mg product. The lawsuit asserts that Roxane’s proposed generic product is infringing one of the patents that protects the ASACOL product. That patent is owned by Medeva and is exclusively licensed to PGP. By filing the lawsuit within 45 days of receipt of the notice letter, approval of Roxane’s proposed generic product by the FDA was delayed until the earlier of 30 months from receipt of the notice letter (March 2010) or resolution of the patent infringement lawsuit by the court. Resolution of the lawsuit in PGP’s favor will prevent Roxane from marketing its generic product in the United States before expiration of the asserted patent in July 2013. While we and PGP, together with Medeva intend to vigorously defend the ASACOL patent and pursue our legal rights, we can offer no assurance as to when the lawsuits will be decided, whether the district court will find that Roxane’s proposed generic product will infringe the patent covering the ASACOL 400 mg product or that a generic equivalent of the ASACOL 400 mg product will not be approved and enter the market prior to the expiration of the patent at issue in 2013.

In July 2004, PGP received a Paragraph IV certification notice letter from Teva regarding PGP’s NCE Patent covering ACTONEL and indicating that Teva had submitted to the FDA an ANDA seeking approval to manufacture and sell generic versions of ACTONEL. PGP filed a patent infringement suit against Teva in August 2004. In that case, Teva admitted patent infringement and the U.S. District Court for the District of Delaware decided in favor of PGP, upholding the ACTONEL NCE patent, which expires in June 2014, as valid and enforceable. Teva appealed, and the U.S. Court of Appeals for the Federal Circuit unanimously upheld the decision of the District Court in May 2009.

PGP has received Paragraph IV certification notice letters from Teva, Sun and Apotex regarding the Method Patent covering ACTONEL’s once-a-month product and indicating that such companies had submitted to the FDA an ANDA seeking approval to manufacture and sell generic versions of the once-a-month ACTONEL product. PGP and Roche, which licenses the ACTONEL Method Patent to PGP, filed a patent infringement suit against Teva in September 2008, against Sun in January 2009 and against Apotex in March 2009 related to the Paragraph IV certification notice letters. The suit against Teva (which delivered the first Paragraph IV certification notice letter to PGP) triggered a 30-month stay of FDA approval with respect to Teva’s above-mentioned ANDA. The stay of approval of Teva’s ANDA will expire on the earlier of February 2011 or the resolution of the suit. Additionally, once-a-month ACTONEL 150 mg has FDA exclusivity through April 2011 and the underlying ACTONEL NCE patent expires in June 2014. The suits against Teva and Apotex have been consolidated for pretrial purposes. While a pretrial schedule has been set, and a pretrial conference scheduled, no trial date has been set. While PGP and we intend to vigorously defend the ACTONEL Method Patent and protect our legal rights, we can offer no assurance that the lawsuits will be successful or that a generic equivalent will not be approved and enter the market prior to the expiration of the ACTONEL Method Patent in 2023.

Product Liability Litigation

As of September 30, 2009, we are aware of PGP being a defendant in 78 cases involving 86 plaintiffs who allege, among other things, that its bisphosphonate prescription drug ACTONEL caused them to suffer osteonecrosis of the jaw. These cases have been filed in either federal or state courts in the United States, except for one lawsuit in provincial court in Canada. Sanofi co-promotes ACTONEL with PGP and is a defendant in most of the cases, and in some of the cases, manufacturers of other bisphosphonate products are also named as defendants. Plaintiffs have typically asked for unspecified monetary and injunctive relief, as well as attorney’s fees. In addition we are aware of three other potential claimants who are under a tolling agreement suspending the statutes of limitation related to their claims. PGP is in the initial stages of discovery in the litigation, and cannot at this time predict the outcome of these lawsuits and claims or their financial impact.

We may be liable for product liability, warranty or similar claims in relation to PGP products that are pending as of the closing of the PGP Acquisition. Our agreement with P&G provides that P&G will indemnify us for 50% of the losses from any such claims, subject to certain limits. Our product liability insurance may not provide coverage for any such claims.

MANAGEMENT

Our executive officers and directors, their positions and their ages as of November 12, 2009 are as listed below.

Name	Age	Position
Roger M. Boissonneault	61	Chief Executive Officer, President and Director
Paul Herendeen	53	Executive Vice President, Chief Financial Officer
Mahdi B. Fawzi, Ph.D	62	President, Research and Development
W. Carl Reichel	50	President, Pharmaceuticals
Marinus Johannes van Zoonen	52	President, Europe/International and Global Marketing
Anthony D. Bruno	53	Executive Vice President, Corporate Development
Leland H. Cross	53	Senior Vice President, Technical Operations
Herman Ellman, M.D.	62	Senior Vice President, Clinical Development
Izumi Hara	49	Senior Vice President, General Counsel and Corporate Secretary
Alvin D. Howard	55	Senior Vice President, Regulatory Affairs
Todd M. Abbrecht	41	Director
James H. Bloem	59	Director
David F. Burgstahler	41	Director
John P. Connaughton	44	Director
John A. King, Ph.D	60	Director
Stephen P. Murray	47	Director
Patrick J. O’Sullivan	68	Director

Roger M. Boissonneault was appointed Chief Executive Officer, President and Director of Warner Chilcott as of January 5, 2005. Mr. Boissonneault was appointed Chief Executive Officer and Director for the Predecessor in September 2000. From 1996 to 2000, he served as President and Chief Operating Officer of the company acquired by the Predecessor, which was also known as Warner Chilcott PLC, serving as a director from 1998 through 2000. From 1976 to 1996, Mr. Boissonneault served in various capacities with Warner-Lambert (now a part of Pfizer), including Vice President, Female Healthcare, Director of Corporate Strategic Planning and Director of Obstetrics/Gynecology Marketing.

Paul Herendeen joined Warner Chilcott as Chief Financial Officer and Executive Vice President on April 1, 2005 and is responsible for finance, accounting, treasury and management information system functions. Prior to joining the company, Mr. Herendeen was, from April 2001 to March 2005, Executive Vice President and Chief Financial Officer of MedPointe Inc. From 1998 through March 2001, Mr. Herendeen served as our Executive Vice President and Chief Financial Officer. Mr. Herendeen also served as a director of us and our predecessors from 1996 through March 2001.

Mahdi B. Fawzi, Ph.D., joined Warner Chilcott as President, Research and Development on October 20, 2009 after nearly 15 years at Wyeth, most recently as Executive Vice President, Preclinical Development. From 1984 to 1995, he served in various capacities at Warner-Lambert Company, including Vice President, Product Development. Prior to joining Warner-Lambert, Dr. Fawzi spent several years at The Procter & Gamble Company as well as a few years at Pfizer Inc. in the United Kingdom.

W. Carlton Reichel joined Warner Chilcott as President, Pharmaceuticals in October 2000 after nearly 20 years of experience at Parke-Davis, a division of Warner-Lambert (now a part of Pfizer), where he, together with Mr. Boissonneault, was a pioneer in the pharmaceutical marketing methods currently employed by the company. Most recently, he held the position of President, U.K./British Isles at Warner-Lambert.

Marinus Johannes van Zoonen joined Warner Chilcott as President, Europe/International & Global Marketing in November 2009 after 20 years at The Procter & Gamble Company, most recently as Vice President, Pharmaceuticals Europe, Australia & Japan and International Health Affairs. From 1989 to 2008, he served in various capacities at Procter & Gamble in their prescription and OTC divisions and from 2005 to 2009 represented the Industry as President of the European OTC Association. Prior to joining Procter & Gamble, Mr. van Zoonen spent a few years at Duphar Pharmaceuticals International.

Anthony D. Bruno joined Warner Chilcott in March 2001 as Senior Vice President, Corporate Development and General Counsel. Mr. Bruno was promoted to Executive Vice President in April 2003 and continued to serve as General Counsel of the company until August 1, 2005. Prior to joining the company, Mr. Bruno spent 17 years with Warner-Lambert (now a part of Pfizer), most recently serving as Vice President and Associate General Counsel, Pharmaceuticals, where he was responsible for all legal matters relating to Warner-Lambert’s pharmaceutical business worldwide.

Leland H. Cross joined Warner Chilcott as Senior Vice President, Technical Operations on September 1, 2001 and is responsible for technical operations worldwide. From 1994 to 2001, Mr. Cross was part of the Global Manufacturing group at Warner-Lambert (now part of Pfizer), where most recently he was General Manager of Pfizer Ireland Pharmaceuticals, responsible for Pfizer’s dosage manufacturing operations in Ireland. Prior to joining Warner-Lambert, Mr. Cross managed a manufacturing operation for Merck & Co. Inc.

Herman Ellman, M.D., joined Warner Chilcott as Senior Vice President, Clinical Development in June 2000. Dr. Ellman is responsible for clinical development and medical affairs activities. Prior to joining the company, Dr. Ellman held the position of Medical Director for Women’s Healthcare of Berlex Laboratories.

Izumi Hara joined Warner Chilcott as Senior Vice President and Deputy General Counsel in June 2001 and is responsible for the legal matters of the company. She was promoted to General Counsel as of August 1, 2005. Prior to joining the company, Ms. Hara held positions of increasing responsibility at Warner-Lambert (now part of Pfizer), where her most recent position was Vice President and Associate General Counsel, Corporate Affairs, and where she was responsible for all corporate legal matters, including acquisitions, divestitures, alliances and other transactions in all of Warner-Lambert’s lines of business worldwide.

Alvin D. Howard joined Warner Chilcott as Vice President, Regulatory Affairs in February 2001. He was promoted to Senior Vice President as of August 1, 2005 and is responsible for the registration of all products and for managing relationships with the FDA, Health Canada and other agencies regulating the sale of pharmaceutical products. Prior to joining the company, Mr. Howard was Vice President, Worldwide Regulatory Affairs at Roberts Pharmaceuticals.

Todd M. Abbrecht, Director, is a Managing Director with Thomas H. Lee Advisors, LLC, which is the general partner of Thomas H. Lee Partners, L.P. Prior to joining Thomas H. Lee Partners in 1992, Mr. Abbrecht was in the Mergers and Acquisitions department of Credit Suisse First Boston. Mr. Abbrecht serves on the board of Simmons Company, Michael Foods, Inc., Dunkin’ Brands, Inc. and ARAMARK Holdings Corporation.

James H. Bloem, Director, is a Senior Vice President and Chief Financial Officer of Humana Inc., a position he has held since 2001. Humana is one of the nation’s largest health benefit companies with over 11 million medical members. In addition, from 1996 to 2000, he served as a member of the board of directors of one of our predecessor companies. Mr. Bloem also currently serves on the boards of ResCare, Inc. and Rotech Healthcare, Inc.

David F. Burgstahler, Director, is President and Head of Healthcare at Avista Capital Partners, a leading private equity firm. Prior to joining Avista Capital Partners in 2005, Mr. Burgstahler was a Partner with DLJ Merchant Banking Partners, the private equity investment arm of Credit Suisse. Mr. Burgstahler joined Credit Suisse in 2000 when it merged with Donaldson, Lufkin & Jenrette. Mr. Burgstahler joined Donaldson, Lufkin & Jenrette in 1995. Mr. Burgstahler also serves on the board of Visant Corporation, WideOpenWest Holdings, Inc. BioReliance Corporation, Navilyst Medical, Inc., Lantheus Medical Imaging and ConvaTec.

John Connaughton, Director, has served as a Managing Director of Bain Capital Partners, LLC since 1997 and a member of the firm since 1989. Prior to joining Bain Capital Partners, LLC, Mr. Connaughton served as a consultant at Bain & Company, Inc., where he worked in the healthcare, consumer products and business services industries. Mr. Connaughton also serves as a director of Hospital Corporation of America (HCA), CRC Health Group, Quintiles Transnational, Warner Music Group, Clear Channel, SunGard Data Systems and The Boston Celtics. He also volunteers for a variety of charitable organizations, serving as a member of The Berklee College of Music Board of Trustees and the University of Virginia McIntire Foundation Board of Trustees.

John A. King, Ph.D., who became a Director of Warner Chilcott Limited in June 2005, is a private investor. Dr. King served in positions of increasing responsibility with the Predecessor for 26 years, most recently as Executive Chairman, a position he held from 2000 until January 5, 2005.

Stephen P. Murray, Director, is the President and Chief Executive Officer of CCMP Capital Advisors, LLC, a private equity firm formed in August 2006 when the buyout/growth equity professionals of J.P. Morgan Partners separated from JPMorgan Chase & Co. to form an independent private equity platform. Mr. Murray focuses on investments in consumer and retail services, financial services and healthcare infrastructure. Prior to joining JPMP in 1989, Mr. Murray was a Vice President with the Middle-Market Lending Division of Manufacturers Hanover. Currently, he serves on the board of directors of AMC Entertainment, ARAMARK Corporation, CareMore Medical Enterprises, Chef’s Warehouse, Crestcom, Generac Power Systems, Hanley Wood, Jetro Holdings, Legacy Hospital Partners (Holdings), LLC, Noble Environmental Power, Octagon Credit Investors, Quiznos Subs and Strongwood Insurance.

Patrick J. O’Sullivan, Director, is a pharmaceutical business consultant. Prior to retirement in 2006, Mr. O’Sullivan served in positions of increasing responsibility with LEO for over 30 years, most recently as the chief executive officer of LEO Pharma Ireland and a director of LEO. He also served as a director of LEO Pharmaceuticals Ltd. UK, LEO Pharma SA France and The LEO Foundation. Mr. O’Sullivan is a registered pharmacist, member and honorary fellow of the Pharmaceutical Society of Ireland and a Knight of the Order of the Dannebrog. Currently he serves on the board of directors of Chanelle Pharmaceuticals Manufacturing Ltd., as the Chairman of the Board of Trustees of the Beacon Hospital and as the Chairman of the Board of Directors and Chair of the Compensation Committee of Merrion Pharmaceuticals Plc.

PRINCIPAL AND SELLING SHAREHOLDERS

The following table and accompanying footnotes show information as of September 30, 2009 regarding the beneficial ownership of the ordinary shares of the company and the shares being offered by:

•	each person who is known by the company to own beneficially more than 5% of its ordinary shares;

•	each member of the board of directors and each named executive officer; and

•	each selling shareholder.

For purposes of the table below, we deem ordinary shares subject to options or warrants that are currently exercisable or exercisable within 60 days of September 30, 2009 to be outstanding and to be beneficially owned by the person holding the options or warrants for the purpose of computing the percentage ownership of that person but we do not treat them as outstanding for the purpose of computing the percentage ownership of any other person. Except as otherwise noted, the persons or entities in this table have sole voting and investing power with respect to all of the ordinary shares beneficially owned by them. On September 30, 2009, there were 251,375,280 ordinary shares outstanding. Unless otherwise specified, the address of each principal and selling shareholder is c/o Warner Chilcott plc, Unit 19 Ardee Business Park, Hale Street, Ardee, Co. Louth, Ireland.

	Shares Beneficially Owned Before Offering		Shares Being Offered	Shares Beneficially Owned After Offering(1)
Name and Address	Number	Percent		Number	Percent
Principal Securityholders:
Bain Capital Investors, LLC(2)	37,765,285	15.0%	3,946,020	33,819,265	13.5%
DLJ Merchant Banking III, Inc.(3)	39,485,537	15.7%	4,226,145	35,259,392	14.0%
JPMP Capital Corp.(4)	38,045,404	15.1%	4,226,145	33,819,259	13.5%
Thomas H. Lee Partners, L.P.(5)	38,045,410	15.1%	4,226,146	33,819,264	13.5%
D.E. Shaw & Co., L.P.(6)	22,232,929	8.8%	—	22,232,929	8.8%
Directors and Executive Officers:
Roger M. Boissonneault(7)	3,049,874	1.2%	322,736	2,727,138	1.1%
Todd M. Abbrecht(5)	—	—	—	—	—
James H. Bloem	8,876	*	—	8,876	*
David F. Burgstahler(8)	22,095	*	—	22,095	*
John P. Connaughton(2)	—	—	—	—	—
John A. King, Ph.D.(9)	1,355,387	*	—	1,355,387	*
Stephen P. Murray(4)	—	—	—	—	—
Patrick J. O’Sullivan	—	—	—	—	—
W. Carl Reichel(10)	1,523,616	*	164,528	1,359,088	*
Anthony D. Bruno(11)	1,450,204	*	156,375	1,293,829	*
Paul Herendeen	1,373,422	*	147,846	1,225,576	*
Mahdi B. Fawzi	—	—	—	—	—
Marinus Johannes van Zoonen	—	—	—	—	—
Izumi Hara	273,079	*	27,559	245,520	*
Leland H. Cross	355,082	*	—	355,082	*
Alvin D. Howard	246,624	*	24,510	222,114	*
Herman Ellman	268,093	*	27,127	240,966	*
Other selling shareholders
William J. Poll	248,770	*	27,633	221,137	*
Tina deVries	157,552	*	17,501	140,051	*
Attio D. Musacchio	159,138	*	17,677	141,461	*
Claire Gilligan	57,106	*	6,343	50,763	*
Phillip Kelly	42,000	*	4,665	37,335	*
Jose Negroni	127,618	*	14,176	113,442	*
Luis Gandara	100,818	*	11,199	89,619	*
Raymond G. Steitz	119,663	*	13,292	106,371	*
Andrew Fenton	58,678	*	6,518	52,160	*
OCP WC Investment Inc.(12).	4,739,166	1.9%	526,433	4,212,733	1.7%

	Shares Beneficially Owned Before Offering		Shares Being Offered	Shares Beneficially Owned After Offering(1)
Name and Address	Number	Percent		Number	Percent
AlpInvest Partners CS Investments 2003 C.V.(13).	4,300,516	1.7%	477,707	3,822,809	1.5%
AlpInvest Partners Later Stage Co-Investments Custodian II B.V.(13).	386,088	*	42,887	343,201	*
AlpInvest Partners Later Stage Co-Investments Custodian IIA B.V.(13).	52,560	*	5,838	46,722	*
Filbert Investment PTE LTD(14)	4,739,167	1.9%	526,434	4,212,733	1.7%
The Northwestern Mutual Life Insurance Company(15)	3,385,120	1.3%	376,024	3,009,096	1.2%
MERS Investment Partnership, L.P.(16) ..	977,453	*	108,576	868,877	*
CSFB Fund Co-Investment Program, L.P.(16) .	325,817	*	36,192	289,625	*
CFIG Co-Investors, L.P.(16).	50,776	*	5,640	45,136	*
Combined Jewish Philanthropies of Greater Boston, Inc.(17)	84,884	*	84,884	—	—
Fidelity Investments Charitable Gift Fund(17)	125,800	*	125,800	—	—
Conard Davis Family Foundation(17)	18,046	*	18,046	—	—
Edgerley Family Foundation(17)	36,672	*	36,672	—	—
Tyler Charitable Foundation(17)	1,442	*	1,442	—	—
Crimson Lion Foundation(17)	13,284	*	13,284	—	—

	204,455,005	81.3%	20,000,000	184,605,413	73.4%

*	Less than 1%.

(1)	Assumes no exercise of the underwriters’ option to purchase additional shares. If the option is exercised, OCP WC Investment Inc., AlpInvest Partners CS Investments 2003 C.V., AlpInvest Partners Later Stage Co-Investments Custodian II B.V., AlpInvest Partners Later Stage Co-Investments Custodian IIA B.V., Filbert Investment Pte Ltd and The Northwestern Mutual Life Insurance Company will sell additional shares to the underwriters.

(2)	Includes interests owned by each of Bain Capital Integral Investors II, L.P. (“Integral”), BCIP Trust Associates III, BCIP Trust Associates III-B and BCIP Associates—G. Bain Capital Investors, LLC (“BCI”) is the general partner of Integral and the managing general partner of each other entity. BCI is associated with Bain Capital Partners, LLC, one of our Sponsors. Investment and voting decisions at BCI are made jointly by three or more individuals who are managing directors of the entity, and therefore no individual managing director of BCI is the beneficial owner of the securities, except with respect to the shares in which such member holds a pecuniary interest.

John P. Connaughton is a Managing Director and Member of BCI and may therefore be deemed to share voting and dispositive power with respect to the shares. Mr. Connaughton disclaims any beneficial ownership of any shares beneficially owned by the Bain Capital entities, except to the extent of his pecuniary interest therein.

The address of Mr. Connaughton and each of the Bain Capital entities is c/o Bain Capital Investors, LLC, 111 Huntington Avenue, Boston, Massachusetts 02199.

(3)

Includes interests owned by DLJMB Overseas Partners III, C.V., DLJ Offshore Partners III, C.V., DLJ Offshore Partners III-1, C.V. and DLJ Offshore Partners III-2, C.V. (collectively, the “Offshore Partners”), DLJ MB Partners III GmbH & Co. KG, Millennium Partners II, L.P. and MBP III Plan Investors, L.P. (collectively and together with the Offshore Partners, the “DLJ Merchant Banking Funds”). DLJMB Overseas Partners III, C.V. is a limited partnership, the managing general partner of which is DLJ Merchant Banking III, Inc. (“MGP”) and the associate general partner of which is DLJMB III (Bermuda), L.P. (“AGP”). The general partner of the AGP is DLJ Merchant Banking III, Inc. Credit Suisse, a Swiss bank, owns the majority of the voting stock of Credit Suisse Holdings (USA), Inc., which in turn owns all of the voting stock of Credit Suisse (USA) Inc. (“CS USA”). The DLJ Merchant Banking Funds are private equity funds advised by indirect subsidiaries of CS USA, including the MGP and the AGP, and form part of Credit Suisse’s asset management business. Credit Suisse Securities (USA) LLC is a subsidiary of CS

USA and thus an affiliate of each of the DLJ Merchant Banking Funds. The investment committee of the DLJ Merchant Banking Funds makes investment decisions on the funds’ behalf. The investment committee consists of senior investment professionals of the DLJ Merchant Banking Funds. The members of the investment committee are appointed by the general partner of the associate general partner of the DLJ Merchant Banking Funds. The composition of the investment committee changes from time to time. The address of the principal business and office of each of the foregoing is Eleven Madison Avenue, New York, New York 10010. DLJ Merchant Banking is one of our Sponsors.

On January 12, 2007, the DLJ Merchant Banking Funds entered into a voting agreement with the company, pursuant to which the DLJ Merchant Banking Funds agreed with the company not to vote any shares of Class A common stock of the company owned by the DLJ Merchant Banking Funds in excess of 9.99% of the outstanding shares of the company’s Class A common stock.

Also includes interests owned by CFIG Co-Investors, L.P., MERS Investment Partnership, L.P. and CSFB Fund Co-Investment Program, L.P., each of which is an affiliate of Credit Suisse Securities (USA) LLC. However, the 4,226,145 shares being offered by DLJ Merchant Banking III, Inc. do not include the shares being offered by these funds. See Footnote (16) below.

The address of each of the DLJ Merchant Banking entities is c/o DLJ Merchant Banking III, Inc., Eleven Madison Avenue, New York, New York 10010, except that the address of the Offshore Partners entities is John B. Gorsiraweg 14, Willemstad, Curacao, Netherlands Antilles.

(4)	In the case of JPMP Capital Corp., includes interests owned by J.P. Morgan Partners Global Investors, L.P., J.P. Morgan Partners Global Investors A, L.P., J.P. Morgan Partners Global Investors (Cayman), L.P., J.P. Morgan Partners Global Investors (Cayman) II, L.P., J.P. Morgan Partners Global Investors (Cayman) III, L.P., J.P. Morgan Partners Global Investors (Selldown), L.P., J.P. Morgan Partners Global Investors (Selldown) II-A, L.P. and J.P. Morgan Partners Global Investors (Cayman/Selldown) III, L.P. (collectively, the “Global Investor Funds”) and J.P. Morgan Partners (BHCA), L.P. (“JPMP BHCA”). The general partner of the Global Investor Funds is JPMP Global Investors, L.P. (“JPMP Global”). The general partner of JPMP BHCA is JPMP Master Fund Manager, L.P. (“JPMP MFM”). The general partner of JPMP Global and JPMP MFM is JPMP Capital Corp. (“JPMP Capital”), a wholly owned subsidiary of JPMorgan Chase & Co., a publicly traded company (“JPM Chase”). Each of JPMP Global, JPMP MFM and JPMP Capital may be deemed, pursuant to Rule 13d-3 under the Exchange Act, to beneficially own the shares held by the Global Investor Funds and JPMP BHCA. JPMP Capital exercises voting and dispositive power over the securities held by the Global Investor Funds and JPMP BHCA. Voting and disposition decisions at JPMP Capital are made by three or more of its officers, and therefore no individual officer of JPMP Capital is the beneficial owner of the securities. The address of each of the JPMorgan Partners entities is c/o J.P. Morgan Partners, LLC, 270 Park Avenue, New York, New York 10017, except that the address of each Cayman entity is c/o Walkers SPV Limited, PO Box 908 GT, Walker House, George Town, Grand Cayman, Cayman Islands. Each of the Global Investor Funds, JPMP BHCA, JPMP Global, JPMP MFM and JPMP Capital are part of the J.P. Morgan Partners private equity business unit of JPM Chase. J.P. Morgan Partners is one of our Sponsors.

Stephen P. Murray is the President and Chief Executive Officer of CCMP Capital Advisors, LLC, a private equity firm formed in August 2006 when the buyout/growth equity professionals of J.P. Morgan Partners separated from JPM Chase to form an independent private equity platform. Mr. Murray disclaims any beneficial ownership of any shares beneficially owned by the J.P. Morgan Partners entities. The address of Mr. Murray is c/o CCMP Capital Advisors, LLC, 245 Park Avenue, New York, New York 10167.

(5)	Includes interests owned by each of Thomas H. Lee (Alternative) Fund V, L.P., Thomas H. Lee (Alternative) Parallel Fund V, L.P., Thomas H. Lee (Alternative) Cayman Fund V, L.P., Thomas H. Lee Investors Limited Partnership, Great West Investors L.P., Putnam Investments Employees’ Securities Company I LLC and Putnam Investments Employees’ Securities Company II LLC. Each of Thomas H. Lee (Alternative) Fund V, L.P., Thomas H. Lee (Alternative) Parallel Fund V, L.P. and Thomas H. Lee (Alternative) Cayman Fund V, L.P. are exempted limited partnerships formed under the laws of the Cayman Islands, each of whose general partner is THL Advisors (Alternative) V, L.P., an exempted limited partnership formed under the laws of the Cayman Islands. Thomas H. Lee Advisors (Alternative) V Limited, LDC, a limited duration company formed under the laws of the Cayman Islands (the “LDC”), is the general partner of THL Advisors (Alternative) V, L.P. The address of each of these entities is c/o Walkers, Walker House, Mary Street, George Town, Grand Cayman, Cayman Islands.

The persons who are members of the LDC are the same persons who are members of Thomas H. Lee Advisors, LLC, a Delaware limited liability company. Thomas H. Lee Advisors, LLC is the general partner of Thomas H. Lee Partners, L.P., a Delaware limited partnership.

Thomas H. Lee Partners, L.P. is one of our Sponsors. Thomas H. Lee Investors Limited Partnership (formerly known as THL-CCI Limited Partnership) is a Massachusetts limited partnership, whose general partner is THL Investment Management Corp., a Massachusetts corporation.

Great West Investors L.P., Putnam Investments Employees’ Securities Company I LLC and Putnam Investments Employees’ Securities Company II LLC are co-investment entities of funds affiliated with Thomas H. Lee Partners, L.P. and each disclaims beneficial ownership of any shares other than the shares held directly by such entity. The address for the Putnam entities is c/o Putnam Investment, LLC, One Post Office Square, Boston, Massachusetts 02109. The address of the Great West Investors L.P. is 8515 E. Orchard Road, Greenwood Village, Colorado 80110.

Todd M. Abbrecht is a member of the LDC, and a Vice President of THL Investment Management Corp., and therefore has shared voting and investment power over, and therefore may be deemed to beneficially own shares held of record by, Thomas H. Lee (Alternative) Fund V, L.P., Thomas H. Lee Parallel (Alternative) Fund V, L.P., Thomas H. Lee Equity (Cayman) Fund V, L.P. and Thomas H. Lee Investors Limited Partnership. Mr. Abbrecht disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein. The address of Mr. Abbrecht is c/o Thomas H. Lee Partners, L.P., 100 Federal Street, 35th Floor, Boston, Massachusetts 02110.

(6)	Based upon the statement on Schedule 13G filed with the SEC on February 17, 2009, includes interests beneficially owned by D.E. Shaw & Co., L.P. (“D.E. Shaw & Co., L.P.”), David E. Shaw (“Mr. Shaw”) and D.E. Shaw Valence Portfolios, L.L.C. (“Valence Portfolios”).

Valence Portfolios is a limited liability company organized under the laws of the state of Delaware. D.E. Shaw & Co., L.P. is a limited partnership organized under the laws of the state of Delaware. Mr. Shaw is a citizen of the United States of America. The business address of each of D.E. Shaw & Co., L.P., Mr. Shaw and Valence Portfolios is 120 W. 45th Street, Tower 45, 39th Floor, New York, NY 10036.

Mr. Shaw does not own any shares directly. By virtue of Mr. Shaw’s position as President and sole shareholder of D.E. Shaw & Co., Inc., which is the general partner of D.E. Shaw & Co., L.P., which in turn is the managing member and investment adviser of Valence Portfolios, Mr. Shaw may be deemed to have the shared power to vote or direct the vote of, and the shared power to dispose or direct the disposition of, the 22,232,929 shares constituting 8.8% of the outstanding shares and, therefore, Mr. Shaw may be deemed to be the beneficial owner of such shares. Mr. Shaw disclaims beneficial ownership of such 22,232,929 shares.

(7)	Includes interests owned by The Boissonneault 2005 Children’s Trust, a trust for which Mr. Boissonneault’s wife, Terri Boissonneault, serves as trustee. The address of Mr. Boissonneault is c/o Warner Chilcott plc, Unit 19 Ardee Business Park, Hale Street, Ardee, Co Louth, Ireland.

(8)	Mr. Burgstahler has sole dispositive voting and investment power over the 22,095 shares listed. The address of Mr. Burgstahler is c/o Avista Capital Partners, 65 East 55th Street, 18th Floor, New York, New York 10022.

(9)	Includes interests owned by Highberry Investments Limited No. 3. The address of Dr. King is c/o Warner Chilcott plc, Unit 19 Ardee Business Park, Hale Street, Ardee, Co. Louth, Ireland.

(10)	Includes interests owned by the Article Fourth Trust f/b/o Jeffrey B. Reichel and the Article Fourth Trust f/b/o Kimberly B. Reichel, trusts for which Mr. Reichel’s wife, Margaret S. Reichel, and certain other relatives of Mr. and Mrs. Reichel serve as trustee. The address of Mr. Reichel is c/o Warner Chilcott plc, Unit 19 Ardee Business Park, Hale Street, Ardee, Co. Louth, Ireland.

(11)	Includes interests owned by the Anthony D. Bruno 2006 GRAT, a trust for which Mr. Bruno’s wife, Gina Bruno, and J.P. Morgan Trust Company of Delaware serve as co-trustees. The address of Mr. Bruno is c/o Warner Chilcott plc, Unit 19 Ardee Business Park, Hale Street, Ardee, Co. Louth, Ireland.

(12)	OCP WC Investment is a wholly owned subsidiary of OMERS Administration Corporation. The address of OMERS Administration Corporation is One University Avenue, Suite 800, Toronto, Ontario, Canada, M5J 2P1. The address of OCP WC Investment Inc. is c/o OMERS Secretariat, One University Avenue, Suite 800, Toronto, Ontario, Canada M5J 2P1.

(13)	Volkert Doeksen, Paul de Klerk, Wim Borgdorff and Erik Thyssen exercise voting and dispositive power over the securities held by AlpInvest Partners CS Investments 2003 C.V., AlpInvest Partners Later Stage Co-Investments Custodian II B.V. and AlpInvest Partners Later Stage Co-Investments Custodian IIA B.V. (collectively, the “AlpInvest Funds”). The address of the AlpInvest Funds and each of the foregoing is c/o AlpInvest Partners N.V., Jachthavenweg 118, 1081 KJ Amsterdam, The Netherlands.

(14)	Filbert Investment Pte Ltd shares the power to vote and the power to dispose of the securities held by Filbert Investment Pte Ltd with each of GIC Special Investments Pte Ltd and the Government of Singapore Investment Corporation Pte Ltd, each of which is a Singapore private limited company. No individual has beneficial ownership over these securities. Voting and investment decisions relating to these securities are made by GIC Special Investments Pte Ltd investment committee, which is currently comprised of eight members: Teh Kok Peng, Ng Kin Sze, Ang Eng Seng, Kunna Chinniah, Tay Lim Hock, Eugene Wong, John Tang and Mayukh Mitter. The investment committee acts by majority vote and no member may act individually to vote or sell these securities. Beneficial ownership is disclaimed by the investment committee and its members. Each of the reporting persons disclaim beneficial ownership of the securities, except to the extent of their pecuniary interest therein. The address for GIC Special Investments Pte Ltd is 168 Robinson Road #37-01, Capital Tower, Singapore 068912.

The address for Filbert Investment Pte Ltd is c/o GIC Special Investments, 156 W. 56th Street, Suite 1900, New York, NY 10019.

(15)	Northwestern Investment Management Company, LLC (“NIMC”), a wholly owned company of The Northwestern Mutual Life Insurance Company (“Northwestern Mutual”), is the investment adviser to Northwestern Mutual with respect to the shares held by Northwestern Mutual. NIMC therefore may be deemed to be an indirect beneficial owner with shared voting power/investment power with respect to such securities. David Barras is a portfolio manager for NIMC and manages the portfolio which holds the securities and therefore may be deemed to be an indirect beneficial owner with shared voting power/investment power with respect to such securities. However, pursuant to Rule 13d-4 under the Securities Exchange Act of 1934, the immediately preceding sentence shall not be construed as an admission that Mr. Barras is, for the purposes of section 13(d) or 13(g) of the Securities Exchange Act of 1934, the beneficial owner of any securities covered by the statement. In the ordinary course of business, broker-dealer affiliates of Northwestern Mutual listed above may, from time to time, have acquired or disposed of, or may in the future acquire or dispose of, securities of the Company, for such broker-dealers’ own accounts or for the accounts of others. Other affiliates of Northwestern Mutual, including investment adviser affiliates, may in the ordinary course of business, effect transactions in the securities of the Company. Northwestern Mutual and its affiliates may, in the ordinary course of business, provide insurance or investment-related products to, or take part in transactions involving the real property of, the Company or its affiliates. The address of each of NIMC and Northwestern Mutual is 720 East Wisconsin Avenue, Milwaukee, WI 53202.

(16)

Investment control over the securities held by CFIG Co-Investors, L.P, MERS Investment Partnership, L.P. and CSFB Fund Co-Investment Program, L.P. is held by an investment committee of the general partners of the foregoing funds. Credit Suisse Securities (USA) LLC is an affiliate of each of the foregoing funds. The address of each of the foregoing funds is 11 Madison Avenue, New York, NY 10010. The number of shares beneficially owned before the offering and after the offering by these funds are included in the 39,485,537 shares beneficially owned before the offering and the 35,259,392 shares beneficially owned after the offering by DLJ Merchant Banking III, Inc., as shown in the table above.

(17)

Represents shares received by such entities as a result of charitable contributions by certain partners and other employees of Bain Capital entities. The business address for Combined Jewish Philanthropies of Greater Boston, Inc. is 126 High Street, Boston, MA 02110-2700. The business address for Conard Davis Family Foundation is c/o Edward Conard, Bain Capital, 590 Madison Avenue, 42nd floor, New York, NY 10022. The business address for Crimson Lion Foundation is 31 St. James Avenue, Suite 740, Boston, MA 02116. The business address for Edgerley Family Foundation is c/o Bain Capital Investors, LLC, 111 Huntington Avenue Boston, Massachusetts 02199. The business address for Fidelity Investments Charitable Gift Fund is 200 Seaport Boulevard, ZE7, Boston, MA 02210. The business address for Tyler Charitable Foundation is c/o R. Bradford Malt, Ropes & Gray LLP, One International Place, Boston, MA 02110.

MATERIAL TAX CONSIDERATIONS

The information presented under the caption “U.S. Federal Income Tax Considerations” below is a discussion of the material U.S. federal income tax consequences to U.S. Holders (as defined below) of investing in the ordinary shares. The information presented under the caption “Irish Tax Considerations” is a discussion of the material Irish tax consequences of investing in the ordinary shares.

You should consult your tax adviser regarding the applicable tax consequences to you of investing in ordinary shares under the laws of the United States (federal, state and local), Ireland and any other applicable foreign jurisdiction.

U.S. Federal Income Tax Considerations

The following are the material U.S. federal income tax consequences of owning and disposing of ordinary shares. This discussion does not address any aspects of U.S. taxation other than U.S. federal income taxation and does not purport to be a comprehensive description of all tax considerations that may be relevant to a particular person’s decision to acquire ordinary shares. This discussion applies only to U.S. Holders that hold their ordinary shares as capital assets for U.S. federal income tax purposes. In addition, it does not describe all of the tax consequences that may be relevant in light of a U.S. Holder’s particular circumstances, and does not address the tax consequences applicable to U.S. Holders subject to special rules, such as:

•	a holder of ordinary shares who, actually or constructively owned or will own 10% or more of the total combined voting power of all classes of our shares entitled to vote;

•	a U.S. Holder who is also resident or ordinarily resident in Ireland for Irish tax purposes or who is otherwise subject to Irish income tax or capital gains tax with respect to our ordinary shares;

•	a bank or other financial institution;

•	an insurance company;

•	a dealer or trader in securities who uses a mark-to-market method of tax accounting;

•

a person holding ordinary shares as part of a hedging transaction, straddle, wash sale, conversion transaction or integrated transaction or a person entering into a constructive sale with respect to ordinary shares;

•	a U.S. Holder whose functional currency for U.S. federal income tax purposes is not the U.S. dollar;

•	an entity classified as a partnership for U.S. federal income tax purposes;

•	a tax-exempt entity, including an “individual retirement account” or “Roth IRA”;

•	a person who is liable for the alternative minimum tax;

•	a U.S. expatriate;

•	a real estate investment trust;

•	a regulated investment company;

•	a person who acquired our ordinary shares pursuant to the exercise of an employee stock option or otherwise as compensation; or

•	a person holding our ordinary shares in connection with a trade or business conducted outside of the United States.

If an entity that is classified as a partnership for U.S. federal income tax purposes holds ordinary shares, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. Partnerships holding ordinary shares and partners in such partnerships should consult their tax advisers as to the particular U.S. federal income tax consequences of holding and disposing of ordinary shares.

This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations all as of the date hereof, any of which is subject to change, possibly with retroactive effect.

A “U.S. Holder” is a holder who is a beneficial owner of ordinary shares and for U.S. federal income tax purposes is:

•	an individual citizen or individual resident of the United States;

•	a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States or any political subdivision thereof; or

•	an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

U.S. Holders should consult their tax advisers concerning the U.S. federal, state, local and foreign tax consequences of owning and disposing of ordinary shares in their particular circumstances.

This discussion assumes that the Company is not, and will not become, a passive foreign investment company (a “PFIC”), as described below.

Tax Consequences of Owning Ordinary Shares

Taxation of Distributions

Although the Company does not currently plan to pay dividends (see “Dividend Policy”), any future distributions paid on ordinary shares will be treated as taxable dividends to the extent of the Company’s current or accumulated earnings and profits (as determined under U.S. federal income tax principles). To the extent that a distribution paid with respect to our ordinary shares exceeds our current or accumulated earnings and profits (as determined for U.S. federal income tax purposes), it will be treated as a non-taxable return of capital to the extent of the shareholder’s basis in the ordinary shares, and thereafter generally should be treated as a capital gain. Please see “—Sale or Other Disposition of Ordinary Shares.” Because the Company will not maintain calculations of its earnings and profits under U.S. federal income tax principles, it is expected that distributions generally will be reported to U.S. Holders as dividends. Dividends received by a non-corporate U.S. Holder in tax years prior to 2011 will be eligible to be taxed at reduced rates, up to a maximum of 15%, if the U.S. Holder meets certain holding period and other applicable requirements. This reduced rate is not available for dividends paid by a PFIC (described below) or in certain other situations.

For foreign tax credit limitation purposes, dividends paid on the ordinary shares will be treated as income from sources outside the United States and will generally constitute passive category income.

Dividends received by a corporate U.S. Holder will not be eligible for the dividends-received deduction generally available to U.S. corporate shareholders under the Code for dividends received from certain U.S. corporations.

Sale or Other Disposition of Ordinary Shares

For U.S. federal income tax purposes, gain or loss recognized on the sale or other disposition of ordinary shares generally will be capital gain or loss, and will be long-term capital gain or loss if the U.S. Holder held the shares for more than one year. The amount of the gain or loss will equal the difference between the U.S. Holder’s adjusted tax basis in the ordinary shares disposed of and the amount realized on the disposition, in each case as determined in U.S. dollars. There are limitations on the deductibility of capital losses. Any gain or loss will generally be U.S.-source gain or loss for foreign tax credit limitation purposes.

Passive Foreign Investment Company Rules

The Company believes that it was not a PFIC (generally, a foreign corporation that has a specified percentage of “passive” income or assets, after the application of certain “look-through” rules) for U.S. federal income tax purposes for its 2008 taxable year and it does not expect to become a PFIC in the foreseeable future. However, because PFIC status depends on the composition of a company’s income and assets and the market value of its assets from time to time, there can be no assurance that the Company will not be a PFIC for any taxable year. If the Company was or is a PFIC for any taxable year during which a U.S. Holder holds ordinary shares, certain adverse tax consequences could apply to such U.S. Holder.

Information Reporting and Backup Withholding

Payments of dividends and sales proceeds that are made within the United States or through certain U.S.-related financial intermediaries generally are subject to information reporting, and may be subject to backup withholding, unless (i) the U.S. Holder is a corporation or other exempt recipient or (ii) in the case of backup withholding, the U.S. Holder provides a correct taxpayer identification number and certifies that it is not subject to backup withholding.

The amount of any backup withholding from a payment to a U.S. Holder will be allowed as a credit against the U.S. Holder’s U.S. federal income tax liability and may entitle it to a refund, provided that the required information is timely furnished to the IRS.

Irish Tax Considerations

Scope of Discussion

The following is a general summary of the main Irish tax considerations applicable to certain investors in respect of owning and disposing of ordinary shares. It is based on existing Irish law and practices in effect on the date of this prospectus supplement and on discussions and correspondence with the Irish Revenue Commissioners. Legislative, administrative or judicial changes may modify the tax consequences described below. The statements do not constitute tax advice and are intended only as a general guide. Furthermore, this information applies only to ordinary shares held as capital assets and does not apply to all categories of shareholders, such as dealers in securities, trustees, insurance companies, collective investment schemes and shareholders who have, or who are deemed to have, acquired their shares by virtue of an office or employment. This summary is not exhaustive and shareholders should consult their own tax advisers as to the tax consequences in Ireland, or other relevant jurisdictions, of investing in ordinary shares.

Withholding Tax on Dividends

The Company does not anticipate paying any cash dividends on ordinary shares within the foreseeable future. Please see “Dividend Policy.” However, if in the future the company makes distributions to its shareholders, such distributions will generally be subject to dividend withholding tax

(“DWT”) at the standard rate of Irish income tax (currently 20%) unless one of the exemptions described below applies. DWT (if any) arises in respect of dividends paid by Irish resident companies. For DWT purposes, a dividend includes any distribution that may be made by the company to its shareholders, including cash dividends, non-cash dividends and additional stock or units taken in lieu of a cash dividend. The company is responsible for withholding DWT at source in respect of a distribution and forwarding the relevant payment to the Irish Revenue Commissioners.

Certain shareholders (both individual and corporate) are entitled to an exemption from DWT. In particular, a non-Irish resident shareholder is not subject to DWT on dividends received from the company if the shareholder is:

•	an individual shareholder resident for tax purposes in a “relevant territory,” and the individual is neither resident nor ordinarily resident in Ireland;

•	a corporate shareholder that is not resident for tax purposes in Ireland and which is ultimately controlled, directly or indirectly, by persons resident in a “relevant territory”;

•

a corporate shareholder resident for tax purposes in a “relevant territory” provided that the corporate shareholder is not under the control, whether directly or indirectly, of a person or persons who is or are resident in Ireland;

•

a corporate shareholder that is not resident for tax purposes in Ireland and whose principal class of shares (or those of its 75% parent) is substantially and regularly traded on a recognized stock exchange either in a “relevant territory” or on such other stock exchange approved by the Irish Minister for Finance; or

•

a corporate shareholder that is not resident for tax purposes in Ireland and is wholly owned, directly or indirectly, by two or more companies where the principal class of shares of each of such companies is substantially and regularly traded on a recognized stock exchange in a “relevant territory” or on such other stock exchange approved by the Irish Minister for Finance;

and provided that, in all cases noted above but subject to the matters described below, the shareholder has provided the appropriate forms to his or her broker (and the relevant information is further transmitted to the company or any qualifying intermediary appointed by the company) (in the case of shares held through the Depository Trust Company (“DTC”)), or to the company’s Transfer Agent, American Stock Transfer & Trust Company, LLC (in the case of shares held outside of DTC).

Prior to paying any dividend the company will put in place an agreement with an entity which is recognized by the Irish Revenue Commissioners as a “qualifying intermediary” which satisfies one of the Irish requirements for dividends to be paid free of DWT to certain shareholders who hold their shares through DTC, as described below. The agreement will generally provide for certain arrangements relating to distributions in respect of those ordinary shares that are held through DTC (the “Deposited Securities”). The agreement will provide that the qualifying intermediary shall distribute or otherwise make available to Cede & Co., as nominee for DTC, any cash dividend or other cash distribution with respect to the Deposited Securities, after the company delivers or causes to be delivered to the qualifying intermediary the cash to be distributed.

The company will rely on information received directly or indirectly from brokers and its Transfer Agent in determining where shareholders reside, whether they have provided the required U.S. tax information and whether they have provided the required Irish dividend withholding tax forms, as described below. Shareholders who are required to file Irish forms in order to receive dividends free of DWT should note that such forms are valid for five years and new forms must be filed before the expiration of that period in order to continue to enable them to receive dividends without DWT. Links to the various Irish Revenue forms are available at http://www.revenue.ie/en/tax/dwt/forms/index.html. The table below sets forth “relevant territories” as defined for the purposes of DWT.

Relevant Territories

Australia	Estonia	Lithuania	Russia
Austria	Finland	Luxembourg	Serbia
Bahrain	France	Macedonia	Slovak Republic
Belarus	Georgia	Malaysia	Slovenia
Belgium	Germany	Malta	South Africa
Bosnia & Herzegovina	Greece	Mexico	Spain
Bulgaria	Hungary	Moldova	Sweden
Canada	Iceland	Netherlands	Switzerland
Chile	India	New Zealand	The Republic of Turkey
China	Israel	Norway	United Kingdom
Croatia	Italy	Pakistan	United States
Cyprus	Japan	Poland	Vietnam
Czech Republic	Korea	Portugal	Zambia
Denmark	Latvia	Romania

Shares Held by U.S. Resident Shareholders

Dividends paid on ordinary shares that are owned by residents of the U.S. should not be subject to DWT, subject to the completion and delivery of the relevant forms.

Residents of the U.S. who hold their shares through DTC will be entitled to received dividends without DWT provided that the address of the beneficial owner of the shares in the records of the broker is in the United States. Warner Chilcott strongly recommends that such shareholders ensure that their information has been properly recorded by their brokers (so that such brokers can further transmit the relevant information to a qualifying intermediary appointed by the company). To provide proof of a U.S. address, U.S. shareholders should have a Form W-9 on file with their broker.

Residents of the U.S. who hold their shares outside of DTC will be entitled to received dividends without DWT provided that the shareholder has completed the appropriate Irish dividend withholding tax form and filed it with the company’s Transfer Agent. Warner Chilcott strongly recommends that such shareholders complete the appropriate Irish DWT forms and provide them to the company’s Transfer Agent as soon as possible after acquiring their shares.

If any shareholder who is resident in the U.S. receives a dividend subject to DWT, he or she should generally be able to make an application for a refund from the Irish Revenue Commissioners on the prescribed form.

Shares Held by Residents of “Relevant Territories” Other Than the United States

Shareholders who are residents of “relevant territories” other than the United States must complete the appropriate Irish DWT forms in order to receive dividends without DWT. Such shareholders must provide the appropriate Irish DWT forms to their brokers (so that such brokers can further transmit the relevant information to a qualifying intermediary appointed by the company) (in the case of shares held through DTC), or to the company’s Transfer Agent (in the case of shares held outside of DTC). Warner Chilcott strongly recommends that such shareholders complete the appropriate Irish DWT forms and provide them to their brokers or the company’s Transfer Agent, as the case may be, as soon as possible. If any shareholder who is resident in a “relevant territory” receives a dividend subject to DWT, he or she should generally be able to make an application for a refund from the Irish Revenue Commissioners on the prescribed form.

Please note that this exemption from DWT does not apply to a shareholder (other than a body corporate) that is resident or ordinarily resident in Ireland or to a body corporate that is under the control, whether directly or indirectly, of a person or persons who is or are resident in Ireland, but other exemptions may apply. It may also be possible for such a shareholder to rely on a double tax treaty to limit the applicable DWT.

Shares Held by Residents of Ireland

Most Irish tax resident or ordinarily resident shareholders will be subject to DWT in respect of dividends paid on their ordinary shares.

Shareholders that are residents of Ireland but are entitled to receive dividends without DWT must complete the appropriate Irish DWT forms and provide them to their brokers (so that such brokers can further transmit the relevant information to a qualifying intermediary appointed by the company) (in the case of shares held through DTC), or to the company’s Transfer Agent (in the case of shares held outside of DTC). Shareholders who are resident or ordinarily resident in Ireland or are otherwise subject to Irish tax should consult their own tax adviser.

Shares Held by Other Persons

Shareholders who do not reside in “relevant territories” or in Ireland will usually be subject to DWT in respect of dividends paid on their ordinary shares, but there are a number of other exemptions that could apply on a case-by-case basis. Dividends paid to such shareholders will be paid subject to DWT unless the relevant shareholder has provided the appropriate Irish DWT form to his or her broker (so that such broker can further transmit the relevant information to a qualifying intermediary appointed by the company) (in the case of shares held through DTC), or to the company’s Transfer Agent (in the case of shares held outside of DTC). Warner Chilcott strongly recommends that such shareholders to whom an exemption applies complete the appropriate Irish DWT forms and provide them to their brokers or the company’s Transfer Agent, as the case may be, as soon as possible.

If any shareholder who is not a resident of a “relevant territory” or Ireland but is exempt from withholding receives a dividend subject to DWT, he or she may make an application for a refund from the Irish Revenue Commissioners on the prescribed form.

Income Tax on Dividends Paid on Ordinary Shares

Irish income tax (if any) arises in respect of dividends paid by Irish resident companies.

A shareholder who is not resident or ordinarily resident in Ireland and who is entitled to an exemption from DWT generally has no liability to Irish income tax or the income and health levies on a dividend from the company unless he or she holds his or her Warner Chilcott shares through a branch or agency in Ireland through which a trade is carried on.

A shareholder who is not resident or ordinarily resident in Ireland and who is not entitled to an exemption from DWT generally has no additional Irish income tax liability or a liability to the levies unless he or she holds his or her ordinary shares through a branch or agency in Ireland through which a trade is carried on. The DWT deducted by the company discharges such liability to tax provided that the shareholder furnishes a statement of DWT imposed to the Irish Revenue Commissioners.

Irish resident or ordinarily resident shareholders may be subject to Irish tax and/or levies on dividends received from the company. Such shareholders should consult their own tax adviser.

Irish Tax on Chargeable Gains

A disposal of ordinary shares by a shareholder who is resident or ordinarily resident in Ireland may, depending on the circumstances (including the availability of exemptions and reliefs, and taking into account the price paid or treated as paid for the asset), give rise to a chargeable gain or allowable loss for the purposes of the Irish taxation of chargeable gains. The rate of capital gains tax in Ireland is 25%. A holder of ordinary shares who is an individual and who is temporarily non-resident in Ireland may, under Irish anti-avoidance legislation, still be liable to Irish taxation on any chargeable gain realized.

Holders of ordinary shares who are not resident or, in the case of individuals, ordinarily resident for tax purposes in Ireland should not be liable for Irish tax on chargeable gains realized on a disposal of their ordinary shares unless such shares are used, held or acquired for the purposes of a trade or business carried on by such holder in Ireland through a branch or agency.

Capital Acquisitions Tax

Irish capital acquisitions tax (“CAT”) comprises principally of gift tax and inheritance tax. CAT could apply to a gift or inheritance of ordinary shares irrespective of the place of residence, ordinary residence or domicile of the parties. This is because the ordinary shares are regarded as property situated in Ireland as the share register of Warner Chilcott must be held in Ireland. The person who receives the gift or inheritance has primary liability for CAT.

CAT is levied at a rate of 25 percent above certain tax-free thresholds. The appropriate tax-free threshold is dependent upon (1) the relationship between the donor and the donee and (2) the aggregation of the values of previous gifts and inheritances received by the donee from persons within the same group threshold. Gifts and inheritances passing between spouses are exempt from CAT.

Stamp Duty

Irish stamp duty (if any) becomes payable in respect of the transfer of Warner Chilcott shares. Irish stamp duty is currently 1% of the price paid or market value of the shares acquired, if higher, and is a liability of the buyer or transferee.

Shares Held Through DTC

A transfer of ordinary shares from a seller who holds the shares through DTC to a buyer who holds the acquired shares through DTC will not be subject to Irish stamp duty.

Shares Held Outside of DTC or Transferred Into or Out of DTC

A transfer of ordinary shares by a seller who holds the shares outside of DTC to any buyer, or by a seller who holds the shares through DTC to a buyer who holds the acquired shares outside of DTC, may be subject to Irish stamp duty.

A shareholder who holds ordinary shares outside of DTC may transfer those shares into DTC (or vice versa) without giving rise to Irish stamp duty provided there is no change in the ultimate beneficial ownership of the shares as a result of the transfer and at the time of the transfer into DTC (or vice versa) there is no agreement for the sale of the shares by the beneficial owner to a third party. In order to benefit from this exemption from Irish stamp duty, the seller must confirm to the company that there is no change in the ultimate beneficial ownership of the shares as a result of the transfer and there is no agreement for the sale of the shares by the beneficial owner to a third party.

Any transfer of ordinary shares that is subject to Irish stamp duty will not be registered in the name of the buyer unless an instrument of transfer is duly stamped and provided to the company’s Transfer Agent. The company’s articles of association delegate to the company’s Secretary or an assistant secretary the authority to execute an instrument of transfer on behalf of a transferring party, which the Secretary or an assistant secretary may do if for any reason such instrument is required and has not been lodged with the company. The company may, in its absolute discretion, pay (or cause one of its affiliates to pay) any Irish stamp duty payable in respect of a transfer of shares. In the event of any such payment, the company (i) may seek reimbursement from the buyer, (ii) have a lien against the Warner Chilcott shares acquired by such buyer and any dividends paid on such shares and (iii) may set-off the amount of the Irish stamp duty against future dividends on such shares.

UNDERWRITING

The Company, the selling shareholders and the underwriters named below have entered into an underwriting agreement with respect to the shares being offered. Subject to certain conditions, each underwriter has severally agreed to purchase the number of shares indicated in the following table. Goldman, Sachs & Co., Morgan Stanley & Co. Incorporated, Credit Suisse Securities (USA) LLC and J.P. Morgan Securities Inc. are the representatives of the underwriters.

Underwriter	Total Number of Firm Shares to be Purchased	Number of Optional Shares to be Purchased if Maximum Option is Exercised
Goldman, Sachs & Co.	4,000,000	600,000
Morgan Stanley & Co. Incorporated	4,000,000	600,000
Credit Suisse Securities (USA) LLC	4,000,000	600,000
J.P. Morgan Securities Inc.	4,000,000	600,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated	1,200,000	180,000
Barclays Capital Inc.	700,000	105,000
Citigroup Global Markets Inc.	700,000	105,000
Deutsche Bank Securities	700,000	105,000
UBS Securities LLC	700,000	105,000

Total	20,000,000	3,000,000

The underwriters are committed to take and pay for all of the shares being offered, if any are taken, other than the shares covered by the option described below unless and until this option is exercised.

If the underwriters sell more shares than the total number set forth in the table above, the underwriters have an option to buy up to an additional 3,000,000 shares from certain of the selling shareholders. They may exercise that option for 30 days. If any shares are purchased pursuant to this option, the underwriters will severally purchase shares in approximately the same proportion as set forth in the table above.

The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters by the selling shareholders. Such amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase 3,000,000 additional shares.

Paid by the Selling Shareholders	No Exercise	Full Exercise
Per Share	$0.8343	$0.8343

Total	$16,686,000	$19,188,900

Shares sold by the underwriters to the public will initially be offered at the public offering price set forth on the cover of this prospectus supplement. Any shares sold by the underwriters to securities dealers may be sold at a discount of up to $0.5007 per share from the public offering price. If all the shares are not sold at the public offering price, the representatives may change the public offering price and the other selling terms. The offering of the shares by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

The Company and the selling shareholders estimate that their share of the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $1.3 million.

The Company and the selling shareholders have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

The Company and the selling shareholders and other parties have agreed with the underwriters, subject to certain exceptions, not to dispose of or hedge any of their ordinary shares or securities convertible into or exchangeable for ordinary shares during the period from the date of this prospectus supplement continuing through the date 90 days after the date of this prospectus supplement, except with the prior written consent of the representatives. This agreement does not apply to any existing employee benefit plans.

In connection with the offering, the underwriters may purchase and sell ordinary shares in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. “Covered” short sales are sales made in an amount not greater than the underwriters’ option to purchase additional shares from the selling shareholders in the offering. The underwriters may close out any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase additional shares pursuant to the option granted to them. “Naked” short sales are any sales in excess of such option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the ordinary shares in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of ordinary shares made by the underwriters in the open market prior to the completion of the offering.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

Purchases to cover a short position and stabilizing transactions, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of the Company’s ordinary shares, and together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of the ordinary shares. As a result, the price of the ordinary shares may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued at any time. These transactions may be effected on Nasdaq, in the over-the-counter market or otherwise.

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a Relevant Member State), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the Relevant Implementation Date) it has not made and will not make an offer of shares to the public in that Relevant Member State prior to the publication of a prospectus in relation to the shares which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of shares to the public in that Relevant Member State at any time:

(a)	to legal entities which are authorised or regulated to operate in the financial markets or, if not so authorised or regulated, whose corporate purpose is solely to invest in securities;

(b)	to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

(c)	to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the representatives for any such offer; or

(d)	in any other circumstances which do not require the publication by the Issuer of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of shares to the public” in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe the shares, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State and the expression Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

Each underwriter has represented and agreed that:

(a)	it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the shares in circumstances in which Section 21(1) of the FSMA would not, if the Issuer was not an authorized person, apply to the Issuer; and

(b)	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares in, from or otherwise involving the United Kingdom.

Hong Kong

The shares may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Singapore

This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the shares are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the shares under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

Japan

The shares have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the Securities and Exchange Law), and each underwriter has agreed that it will not offer or sell any shares, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Other Relationships

Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for the company, for which they have received or will receive customary fees and expenses. Credit Suisse Securities (USA) LLC acted as senior lead arranger and joint bookrunner for, and an affiliate of Credit Suisse Securities (USA) LLC acts as administrative agent for and a lender under our new senior secured credit facilities entered into on October 30, 2009 in connection with the PGP Acquisition. Banc of America Securities LLC (an affiliate of Merrill Lynch, Pierce, Fenner & Smith Incorporated) acted as senior lead arranger for, and an affiliate of Merrill, Lynch, Pierce, Fenner & Smith Incorporated acts as a lender under, our new senior secured credit facilities. Barclays Capital Inc., Citigroup Global Markets Inc., J.P. Morgan Securities Inc. and Morgan Stanley Senior Funding, Inc. (an affiliate of Morgan Stanley & Co. Incorporated) acted as joint bookrunners for, and affiliates of certain of the underwriters act as lenders under, our new senior secured credit facilities.

Affiliates of Credit Suisse Securities (USA) LLC and J.P. Morgan Securities Inc. indirectly owned approximately 15.7% and 15.1%, respectively, of our ordinary shares prior to this offering and indirectly own approximately 14.0% and 13.5%, respectively, of our ordinary shares after giving effect to this offering. See “Principal and Selling Shareholders” and “Conflicts of Interest.”

CONFLICTS OF INTEREST

Affiliates of J.P. Morgan Securities Inc. and Credit Suisse Securities (USA) LLC beneficially own more than 10% of our ordinary shares. Because J.P. Morgan Securities Inc. and Credit Suisse Securities (USA) LLC are underwriters and their affiliates beneficially own more than 10% of our ordinary shares, the underwriters are deemed to have a “conflict of interest” under Rule 2720 of the Conduct Rules of the National Association of Securities Dealers, Inc., which are overseen by the Financial Industry Regulatory Authority. Accordingly, this offering will be made in compliance with the applicable provisions of Rule 2720. Pursuant to Rule 2720, the appointment of a qualified independent underwriter is not necessary in connection with this offering, as the offering is of equity securities that have a bona fide public market. Neither J.P. Morgan Securities Inc. nor Credit Suisse Securities (USA) LLC will confirm sales to any accounts over which it exercises discretionary authority without first receiving a written consent from those accounts.

LEGAL MATTERS

The validity of the ordinary shares being offered will be passed on for us by Arthur Cox, Solicitors, Dublin, Ireland. Certain other legal matters will be passed on by Davis Polk & Wardwell LLP, New York, New York. Certain legal matters will be passed on for the underwriters by Simpson Thacher & Bartlett LLP, New York, New York.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus supplement by reference to the Annual Report on Form 10-K for the year ended December 31, 2008 have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The financial statements of Procter & Gamble Pharmaceuticals as of June 30, 2009 and June 30, 2008 and for each of the three years in the period ended June 30, 2009 incorporated in this prospectus supplement by reference from the Current Report on Form 8-K of Warner Chilcott plc dated November 13, 2009 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference. Such financial statements have been so incorporated in reliance upon the report of such firm given on their authority as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

Warner Chilcott files annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended. You may read and copy this information at the following location of the Securities and Exchange Commission:

Public Reference Room

100 F Street, N.E.

Room 1580

Washington, D.C. 20549

You may also obtain copies of this information by mail from the Public Reference Section of the Securities and Exchange Commission, 100 F Street, N.E., Room 1580, Washington, D.C. 20549, at prescribed rates. You may obtain information on the operation of the Securities and Exchange Commission’s Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission also maintains an Internet worldwide web site that contains reports, proxy statements and other information about issuers like Warner Chilcott who file electronically with the Securities and Exchange Commission. The address of the site is http://www.sec.gov.

The Securities and Exchange Commission allows Warner Chilcott to incorporate by reference information into this document. This means that Warner Chilcott can disclose important information to you by referring you to another document filed separately with the Securities and Exchange Commission. The information incorporated by reference is considered to be a part of this document, except for any information superseded by information that is included directly in this document or incorporated by reference subsequent to the date of this document.

This prospectus supplement incorporates by reference the documents listed below and any future filings that Warner Chilcott makes with the Securities and Exchange Commission under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (other than information in the documents or filings that is deemed to have been furnished and not filed) until all the securities offered under this prospectus supplement are sold.

Warner Chilcott SEC Filings	Period or Date Filed
Annual Report on Form 10-K, as amended	Fiscal year ended December 31, 2008

Quarterly Reports on Form 10-Q	Quarters ended March 31, 2009, June 30, 2009 and September 30, 2009

Current Reports on Form 8-K	Filed on January 30, 2009, March 17, 2009, March 20, 2009, May 4, 2009, May 11, 2009 (except Item 2.02), June 26, 2009, August 3, 2009, August 6, 2009, August 21, 2009, August 24, 2009, September 10, 2009 (except Item 7.01), September 23, 2009 (except Item 7.01), October 16, 2009, October 21, 2009, October 23, 2009 and November 2, 2009, as amended on November 13, 2009

Documents incorporated by reference are available from Warner Chilcott without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit in this document. You can obtain documents incorporated by reference in this document by requesting them in writing or by telephone from the appropriate company at the following addresses:

c/o Warner Chilcott Corporation

100 Enterprise Drive

Rockaway, NJ 07866

Attention: Investor Relations

Telephone: (973) 442-3200

PROSPECTUS

WARNER CHILCOTT PLC

Ordinary Shares, Preferred Shares, Debt Securities,

Warrants, Purchase Contracts and Units

We may offer from time to time ordinary shares, preferred shares, debt securities, warrants, purchase contracts or units. In addition, certain selling shareholders to be identified in a prospectus supplement may offer and sell these securities from time to time, in amounts, at prices and on terms that will be determined at the time the securities are offered. We urge you to read this prospectus and the accompanying prospectus supplement, which will describe the specific terms of these securities, carefully before you make your investment decision.

Our ordinary shares are listed on The NASDAQ Stock Exchange under the trading symbol “WCRX.”

Investing in these securities involves certain risks. See “Risk Factors” in our annual report on Form 10-K for the year ended December 31, 2008, which is incorporated by reference herein, and in any comparable section of the accompanying prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is November 13, 2009

You should rely only on the information contained in or incorporated by reference in this prospectus or any related prospectus supplement or free writing prospectus we provide to you. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in or incorporated by reference in this prospectus is accurate as of any date other than the date on the front of this prospectus. Unless otherwise noted or the context otherwise requires, references in this prospectus to “Warner Chilcott,” “the Company,” “our company,” “we,” “us” or “our” refer to Warner Chilcott plc and its direct and indirect subsidiaries. The company that we acquired in 2005, Warner Chilcott PLC, is referred to as the “Predecessor” for all 2004 periods.

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or the SEC, utilizing a “shelf” registration process. Under this shelf process, we may sell any combination of the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information.”

We have filed or incorporated by reference exhibits to the registration statement of which this prospectus forms a part. You should read the exhibits carefully for provisions that may be important to you.

Neither the delivery of this prospectus nor any sale made under it implies that there has been no change in our affairs or that the information in this prospectus is correct as of any date after the date of this prospectus. You should not assume that the information in this prospectus, including any information incorporated in this prospectus by reference, the accompanying prospectus supplement or any free writing prospectus prepared by us, is accurate as of any date other than the date on the front of those documents. Our business, financial condition, results of operations and prospects may have changed since that date.

WARNER CHILCOTT PLC

We are a leading specialty pharmaceutical company currently focused on the gastroenterology, women’s healthcare, dermatology and urology segments of the U.S. and Western European pharmaceuticals markets. We are a fully integrated company with internal resources dedicated to the development, manufacture and promotion of our products. Our broad portfolio of established branded products includes a treatment for ulcerative colitis (ASACOL), a non-injectionable osteoporosis product (ACTONEL), oral contraceptives (LOESTRIN 24 FE and FEMCON FE), hormone therapies (ESTRACE Cream, FEMHRT and others) and an oral anti-infective for acne (DORYX).

Our principal executive offices are located at Unit 19 Ardee Business Park, Hale Street, Ardee, Co. Louth, Ireland, and our telephone number at that address is +353 41 685 6983. We maintain a website at www.wcrx.com, where general information about us is available. We are not incorporating the contents of our website into this prospectus.

USE OF PROCEEDS

Unless otherwise indicated in a prospectus supplement, the net proceeds from our sale of the securities will be used for general corporate purposes, including working capital, acquisitions, retirement of debt and other business opportunities. In the case of a sale by a selling shareholder, we will not receive any of the proceeds from such sale.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratio of earnings to fixed charges for the periods indicated.

	Fiscal Year Ended September 30,	Transition Period Quarter Ended December 31,	Year Ended December 31,				Nine Months Ended September 30,
	Predecessor	Predecessor	Warner Chilcott				Warner Chilcott
	2004	2004	2005	2006	2007	2008	2008	2009
							(Unaudited)	(Unaudited)
Ratio of earnings to fixed charges	18.5x	(1)	(1)	(1)	1.4x	1.2x	2.8x	12.1x

For purposes of these computations, earnings consist of income from continuing operations before income taxes plus fixed charges, plus the amortization of capitalized interest, less interest capitalized. Fixed charges include interest on indebtedness from both continuing and discontinued operations, amortization of debt issuance costs, capitalized interest and the portion of lease rental expense representative of interest. We estimate the interest component of lease rental expense to be one-third of lease rental expense.

As of the date of this prospectus, we have not issued any preferred shares.

(1)	For the quarter ended December 31, 2004 and the years ended December 31, 2005 and 2006, our earnings were insufficient by $17.5 million, $569.8 million and $164.7 million, respectively, to cover our fixed charges for such periods.

DESCRIPTION OF SECURITIES

This prospectus contains a summary of the securities that we or certain selling stockholders to be identified in a prospectus supplement may sell. These summaries are not meant to be a complete description of each security. However, this prospectus and the accompanying prospectus supplement contain the material terms of the securities being offered.

DESCRIPTION OF WARNER CHILCOTT PLC SHARE CAPITAL

The following description of our share capital summarizes certain provisions of our memorandum and articles of association. Such summaries do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of our memorandum and articles of association and the Irish Companies Acts. Copies of our memorandum and articles of association are incorporated by reference herein and will be sent to you at no charge upon request. See “Where You Can Find More Information” below.

General

We are public limited company incorporated under the laws of Ireland. Our registered office is located at Unit 19 Ardee Business Park, Hale Street, Ardee, Co. Louth, Ireland.

Capital Structure

Authorized Share Capital.    Our authorized share capital is €40,000 and $6,000,000, divided into 40,000 ordinary shares with a par value of €l per share, 500,000,000 ordinary shares with a par value of $0.01 per share and 100,000,000 preferred shares with a par value of $0.01 per share. The authorized share capital includes 40,000 ordinary shares with a par value of €1 per share in order to satisfy statutory requirements for the incorporation of all Irish public limited companies. We may issue shares subject to the maximum prescribed by our authorized share capital contained in our memorandum of association.

As a matter of Irish company law, the directors of a company may issue new ordinary or preferred shares without shareholder approval once authorized to do so by the articles of association of the company or by an ordinary resolution adopted by the shareholders at a general meeting. An ordinary resolution requires over 50% of the votes of a company’s shareholders cast at a general meeting. The authority conferred can be granted for a maximum period of five years, at which point it must be renewed by the shareholders of the company by an ordinary resolution. Because of this requirement of Irish law, our articles of association authorize our board of directors to issue new ordinary or preferred shares without shareholder approval for a period of five years from the date of our incorporation in June 2009.

The authorized share capital may be increased or reduced by way of an ordinary resolution of our shareholders. The shares comprising our authorized share capital may be divided into shares of such par value as the resolution shall prescribe.

Ordinary Shares.    The rights and restrictions to which the ordinary shares are subject are prescribed in our articles of association. Our articles of association entitle our board of directors, without shareholder approval, to determine the terms of preferred shares we issue.

Preferred Shares.    Preferred shares may be preferred as to dividends, rights on a winding up or voting in such manner as our directors may resolve. The preferred shares may also be redeemable at the option of the holder of the preferred shares or at our option, and may be convertible into or exchangeable for shares of any other class or classes of Warner Chilcott plc, depending on the terms of such preferred shares. Such terms will be described in the applicable prospectus supplement.

Issued Share Capital.    As of October 30, 2009, we had issued approximately 251.5 million ordinary shares with a par value of $0.01 each. All shares issued are fully paid up.

Preemption Rights, Share Warrants and Share Options

Certain statutory preemption rights apply automatically in favor of shareholders under Irish company law where shares are to be issued for cash. However, we have opted out of these preemption rights in our articles of association as permitted under Irish company law. Because Irish law requires that this opt-out be renewed every five years by a special resolution of the shareholders, our articles of association provide that this opt-out will expire five years from the date of our incorporation. A special resolution requires not less than 75% of the votes of our shareholders cast at a general meeting. If the opt-out is not renewed, shares issued for cash must be offered to our pre-existing shareholders pro rata to their existing shareholding before the shares can be issued to any new shareholders. The statutory preemption rights do not apply where shares are issued for non-cash consideration and do not apply to the issue of non-equity shares (that is, shares that have the right to participate only up to a specified amount in any income or capital distribution).

Our articles of association provide that, subject to any shareholder approval requirement under any laws, regulations or the rules of any stock exchange to which we are subject, the board is authorized, from time to time, in its discretion, to grant such persons, for such periods and upon such terms as the board deems advisable, options to purchase such number of shares of any class or classes or of any series of any class as the board may deem advisable, and to cause warrants or other appropriate instruments evidencing such options to be issued. The Irish Companies Acts provide that directors may issue share warrants or options without shareholder approval once authorized to do so by the articles of association or an ordinary resolution of shareholders. Thus, the board may issue shares upon exercise of warrants or options without shareholder approval or authorization.

Dividends

Under Irish law, dividends and distributions may only be made from distributable reserves. Distributable reserves, broadly, means our accumulated realized profits, less our accumulated realized losses. In addition, no distribution or dividend may be made unless our net assets are equal to, or in excess of, our aggregate called-up share capital plus undistributable reserves and the distribution does not reduce our net assets below such aggregate. Undistributable reserves include the share premium account, the capital redemption reserve fund and the amount by which our accumulated unrealized profits, so far as not previously utilized by any capitalization, exceed our accumulated unrealized losses, so far as not previously written off in a reduction or reorganization of capital.

The determination as to whether or not we have sufficient distributable reserves to fund a dividend must be made by reference to our “relevant accounts.” The “relevant accounts” are either the last set of unconsolidated annual audited financial statements or unaudited financial statements prepared in accordance with the Irish Companies Acts that give a “true and fair view” of our unconsolidated financial position and accord with accepted accounting practice. If such unaudited financial statements are prepared prior to the first audited financial statements, they must be reported on by Warner Chilcott’s auditors. The relevant accounts must be filed in the Companies Registration Office (the official public registry for companies in Ireland).

On November 9, 2009, the High Court of Ireland approved the reduction of the $3,910,472,012 share premium created when the Irish company Warner Chilcott plc, became the holding company of the group in August 2009. This reduction will create distributable reserves of approximately $3.9 billion, which can be used to fund distributions (including the payment of cash dividends) to shareholders or share buy-backs in future periods. The reduction became effective upon the filing of the order of the High Court of Ireland with the Irish Companies Registration Office on November 12, 2009.

The mechanism as to who declares a dividend and when a dividend shall become payable is governed by our articles of association. Our articles of association authorize our directors to declare such dividends as appear justified from our profits without the approval of shareholders at a general meeting. The board of directors may also recommend a dividend to be approved and declared by shareholders at a general meeting. Although the shareholders may direct that the payment be made by distribution of assets, shares or cash, no dividend issued may exceed the amount recommended by the directors. Dividends can be declared and paid in the form of cash or non-cash assets.

Our directors may deduct from any dividend payable to any shareholder all sums of money (if any) payable by such shareholder to our company in relation to our shares.

Our directors are also entitled to issue shares with preferred rights to participate in dividends we declare. The holders of such preferred shares may, depending on their terms, be entitled to claim arrears of a declared dividend out of subsequently declared dividends in priority to ordinary shareholders.

Share Repurchases and Redemptions

Overview

Article 3(d) of our articles of association provides that any ordinary share that we have acquired or agreed to acquire shall be deemed to be a redeemable share. Accordingly, for Irish company law purposes, our repurchase of ordinary shares will technically be effected as a redemption of those shares as described below under “—Repurchases and Redemptions by Warner Chilcott plc.” If our articles of association did not contain Article 3(d), repurchases by our company would be subject to many of the same rules that apply to purchases of our shares by subsidiaries described below under “—Purchases by Subsidiaries of Warner Chilcott plc,” including the shareholder approval requirements described below and the requirement that any market purchases be effected on a “recognized stock exchange.” Except where otherwise noted, when we refer elsewhere in this prospectus to repurchasing or buying back ordinary shares of Warner Chilcott plc, we are referring to the redemption of ordinary shares by Warner Chilcott plc pursuant to Article 3(d) of the articles of association or the purchase of ordinary shares of Warner Chilcott plc by a subsidiary of Warner Chilcott plc, in each case in accordance with our articles of association and Irish company law as described below.

Repurchases and Redemptions by Warner Chilcott plc

Under Irish law, a company can issue redeemable shares and redeem them out of distributable reserves (which are described above under “—Dividends”) or the proceeds of a new issue of shares for that purpose. On November 9, 2009, the High Court of Ireland approved the reduction of the $3,910,472,012 share premium created when the Irish company Warner Chilcott plc, became the holding company of the group in August 2009. This reduction will create distributable reserves of approximately $3.9 billion, which can be used to fund distributions (including the payment of cash dividends) to shareholders or share buy-backs in future periods. The reduction became effective upon the filing of the order of the High Court of Ireland with the Irish Companies Registration Office on November 12, 2009. We may only issue redeemable shares where the nominal value of the issued share capital that is not redeemable is not less than 10% of the nominal value of our total issued share capital. All redeemable shares must also be fully paid and the terms of redemption of the shares must provide for payment on redemption. Redeemable shares may be, upon redemption, cancelled or held in treasury. Shareholder approval will not be required to redeem our shares.

Our board of directors is also entitled to issue preferred shares which may be redeemed at the option of either our company or the shareholder, depending on the terms of such preferred shares. Please see “—Capital Structure—Authorized Share Capital” above for additional information on redeemable preferred shares.

Repurchased and redeemed shares may be cancelled or held as treasury shares. The nominal value of treasury shares held by our company at any time must not exceed 10% of the nominal value of our issued share capital. While we hold shares as treasury shares, we cannot exercise any voting rights in respect of those shares. We may cancel treasury shares or re-issue them subject to certain conditions.

Purchases by Subsidiaries of Warner Chilcott plc

Under Irish law, it may be permissible for an Irish or non-Irish subsidiary to make either market or non-market purchases of our shares. A general authority of our shareholders is required to allow one of our subsidiaries to make market purchases of our shares; however, as long as this general authority has been granted, no specific shareholder authority for a particular market purchase by a subsidiary of our shares is required. Our shareholders have adopted a resolution to permit subsidiaries to make market purchases of our shares once The NASDAQ Stock Exchange (“NASDAQ”) becomes a recognized stock exchange for this purpose. This authority will expire at our 2010 annual general meeting. We may seek the renewal of such general authority, which must expire no later than 18 months after the date on which it was granted, at our annual general meeting in 2010 and at subsequent annual general meetings. In order for one of our subsidiaries to make a market purchase of our shares, such shares must be purchased on a “recognized stock exchange.” NASDAQ, on which our shares are listed, is not currently specified as a recognized stock exchange for this purpose by Irish company law. We understand, however, that it is likely that the Irish authorities will take appropriate steps in the near future to add NASDAQ to the list of recognized stock exchanges.

For a non-market purchase by one of our subsidiaries, the proposed purchase contract must be authorized by special resolution of our shareholders before the contract is entered into. The person whose shares are to be bought back cannot vote in favor of the special resolution and, for at least 21 days prior to the special resolution, the purchase contract must be on display or must be available for inspection by shareholders at our registered office.

The number of shares held by our subsidiaries at any time will count as treasury shares for the purposes of the permitted treasury share threshold of 10% of the nominal value of our issued share capital. While a subsidiary holds our shares, it cannot exercise any voting rights in respect of those shares. The acquisition of our shares must be funded out of distributable reserves of the subsidiary.

Bonus Shares

Under our articles of association, the board may resolve to capitalize any amount credited to any reserve or fund available for distribution or our share premium account for issuance and distribution to shareholders as fully paid up bonus shares on the same basis of entitlement as would apply in respect of a dividend distribution.

Consolidation and Division; Subdivision

Under our articles of association, we may by ordinary resolution consolidate and divide all or any of our share capital into shares of larger par value than our existing shares or subdivide our shares into smaller amounts than is fixed by our articles of association.

Reduction of Share Capital

We may, by ordinary resolution, reduce our authorized share capital in any way. We also may, by special resolution and subject to confirmation by the High Court of Ireland, reduce or cancel our issued share capital in any way.

General Meetings of Shareholders

We are required to hold an annual general meeting within 18 months of incorporation and at intervals of no more than 15 months thereafter, provided that an annual general meeting is held in each calendar year following the first annual general meeting and no more than nine months after our fiscal year-end. The first annual general meeting of Warner Chilcott plc may be held outside Ireland. Thereafter, any annual general meeting may be held outside Ireland if a resolution so authorizing has been passed at the preceding annual general meeting. Because of the 15-month requirement described in this paragraph, our articles of association include a provision reflecting this requirement of Irish law.

Our extraordinary general meetings may be convened (i) by the board of directors, (ii) on requisition of the shareholders holding not less than 10% of our paid up share capital carrying voting rights or (iii) on requisition of our auditors. Extraordinary general meetings are generally held for the purposes of approving shareholder resolutions as may be required from time to time.

Notice of a general meeting must be given to all of our shareholders and to our auditors. The minimum notice periods are 21 days’ notice in writing for an annual general meeting or an extraordinary general meeting to approve a special resolution and 14 days’ notice in writing for any other extraordinary general meeting. General meetings may be called by shorter notice, but only with the consent of the our auditors and all of our shareholders entitled to attend and vote thereat. Because of the 21-day and 14-day requirements described in this paragraph, our articles of association include provisions reflecting these requirements of Irish law.

In the case of an extraordinary general meeting convened by our shareholders, the proposed purpose of the meeting must be set out in the requisition notice. The requisition notice can contain any resolution. Upon receipt of this requisition notice, the board of directors has 21 days to convene a meeting of our shareholders to vote on the matters set out in the requisition notice. This meeting must be held within two months of the receipt of the requisition notice. If the board of directors does not convene the meeting within such 21-day period, the requisitioning shareholders, or any of them representing more than one-half of the total voting rights of all of them, may themselves convene a meeting, which meeting must be held within three months of the receipt of the requisition notice.

The only matters which must, as a matter of Irish company law, be transacted at an annual general meeting are the presentation of the annual accounts, balance sheet and reports of the directors and auditors, the appointment of auditors and the fixing of the auditor’s remuneration (or delegation of same). If no resolution is made in respect of the reappointment of an auditor at an annual general meeting, the previous auditor will be deemed to have continued in office. Directors are elected by the affirmative vote of a majority of the votes cast by shareholders at an annual general meeting. Any nominee for director who does not receive a majority of the votes cast is not elected to the board.

Each director serves a three-year term, with the expiration of such three-year terms staggered according to class.

If the directors become aware that our net assets are half or less of the amount of our called-up share capital, our directors must convene an extraordinary general meeting of our shareholders not later than 28 days from the date that they learn of this fact. This meeting must be convened for the purposes of considering whether any, and if so what, measures should be taken to address the situation.

Voting

Where a poll is demanded at a general meeting, every shareholder shall have one vote for each ordinary share that he or she holds as of the record date for the meeting. Voting rights on a poll may be exercised by shareholders registered in our share register as of the record date for the meeting or by a duly appointed proxy of such a registered shareholder, which proxy need not be a shareholder. Where interests in shares are held by a nominee trust company, this company may exercise the rights of the beneficial holders on their behalf as their proxy. All proxies must be appointed in the manner prescribed by our articles of association. Our articles of association permit shareholders to electronically notify us of the appointment of proxies.

Our articles of association provide that all resolutions shall be decided by a show of hands unless a poll is demanded by: the chairman; at least three shareholders present in person or represented by proxy; any shareholder or shareholders present in person or represented by proxy and holding between them not less than 10% of the total voting rights of all the members having the right to vote at such meeting; or a shareholder or shareholders present in person or represented by proxy holding shares in the company conferring the right to vote at such meeting, being shares on which an aggregate sum has been paid up equal to not less than 10% of the total sum paid up on all such shares conferring such right. Each ordinary shareholder of record as of the record date for the meeting has one vote at a general meeting on a show of hands.

In accordance with our articles of association, our directors may from time to time cause our company to issue preferred shares. These preferred shares may have such voting rights as may be specified in the terms of such preferred shares (e.g., they may carry more votes per share than ordinary shares or may entitle their holders to a class vote on such matters as may be specified in the terms of the preferred shares).

Treasury shares and shares held by our subsidiaries will not be entitled to vote at general meetings of shareholders.

Irish company law requires “special resolutions” of the shareholders at a general meeting to approve certain matters. A special resolution requires not less than 75% of the votes cast of our shareholders at a general meeting. This may be contrasted with “ordinary resolutions,” which require a simple majority of the votes of our shareholders cast at a general meeting. Examples of matters requiring special resolutions include:

•	Amending the objects of Warner Chilcott plc;

•	Amending the articles of association of Warner Chilcott plc;

•	Approving the change of name of Warner Chilcott plc;

•	Authorizing the entering into of a guarantee or provision of security in connection with a loan, quasi-loan or credit transaction to a director or related person;

•	Opting out of the preemption rights on the issuance of new shares;

•	Re-registration of Warner Chilcott plc from a public limited company to a private company;

•	Variation of class rights attaching to classes of shares;

•	Non-market purchasing of own shares;

•	Reduction of share capital;

•	Resolving that Warner Chilcott plc be wound up by the Irish courts;

•	Resolving in favor of a shareholder’s voluntary winding-up;

•	Re-designation of shares into different share classes; and

•	Setting the re-issue price of treasury shares.

A scheme of arrangement with shareholders requires a court order from the High Court of Ireland and the approval of: (1) 75% of the voting shareholders by value and (2) 50% in number of the voting shareholders, at a meeting called to approve the scheme.

Variation of Class Rights Attaching to Shares

Variation of all or any special rights attached to any class of our shares is addressed in our articles of association as well as the Irish Companies Acts. Any variation of class rights attaching to our issued shares must be approved by a special resolution of the shareholders of the class affected.

Quorum for General Meetings

The presence of at least two persons present in person and representing, in person or by proxy, more than 50% in voting rights of our shares constitutes a quorum for the conduct of business. No business may take place at a general meeting of our shareholders if a quorum is not present in person or by proxy. The board of directors has no authority to waive quorum requirements stipulated in our articles of association. Abstentions and broker non-votes will be counted as present for purposes of determining whether there is a quorum.

Inspection of Books and Records

Under Irish law, shareholders have the right to: (1) receive a copy of our memorandum and articles of association and notice of any act of the Irish Government which alters our memorandum of association; (2) inspect and obtain copies of the minutes of our general meetings and resolutions; (3) inspect and receive a copy of our register of shareholders, register of directors and secretaries, register of directors’ interests and the other statutory registers we maintain; (4) receive copies of balance sheets and directors’ and auditors’ reports which have previously been sent to shareholders prior to an annual general meeting; and (5) receive balance sheets of any of our subsidiaries that have previously been sent to shareholders prior to an annual general meeting during the preceding ten years. Our auditors will also have the right to inspect all of our books, records and vouchers. The auditors’ report must be circulated to the shareholders with Warner Chilcott plc’s IFRS Financial Statements 21 days before the annual general meeting and must be read to the shareholders at our annual general meeting. We will only provide IFRS Financial Statements if required by Irish law.

Acquisitions and Appraisal Rights

There are a number of mechanisms for acquiring an Irish public limited company, including:

(a)	a court-approved scheme of arrangement under the Irish Companies Acts. A scheme of arrangement with shareholders requires a court order from the High Court of Ireland and the approval of: (1) 75% of the voting shareholders by value, and (2) 50% in number of the voting shareholders, at a meeting called to approve the scheme;

(b)	through a tender offer by a third party for all of our shares. Where the holders of 80% or more of our shares have accepted an offer for their shares in our company, the remaining shareholders may be statutorily required to also transfer their shares. If the bidder does not exercise its “squeeze out” right, then the non-accepting shareholders also have a statutory right to require the bidder to acquire their shares on the same terms. If our shares were listed on the Irish Stock Exchange or another regulated stock exchange in the European Union (“E.U.”), this threshold would be increased to 90%; and

(c)	it is also possible for our company to be acquired by way of a merger with an E.U.-incorporated public company under the E.U. Cross Border Merger Directive 2005/56. Such a merger must be approved by a special resolution. If we are being merged with another E.U. public company under the E.U. Cross Border Merger Directive 2005/56 and the consideration payable to our shareholders is not all in the form of cash, our shareholders may be entitled to require their shares to be acquired at fair value.

Under Irish law, there is no requirement for a company’s shareholders to approve a sale, lease or exchange of all or substantially all of a company’s property and assets.

Disclosure of Interests in Shares

Under the Irish Companies Acts, there is a notification requirement for shareholders who acquire or cease to be interested in 5% of the shares of an Irish public limited company. A shareholder of ours must therefore make such a notification to our company if, as a result of a transaction, the shareholder will be interested in 5% or more of our shares; or, if as a result of a transaction, a shareholder who was interested in more than 5% of our shares ceases to be so interested. Where a shareholder is interested in more than 5% of our shares, any alteration of his or her interest that brings his or her total holding through the nearest whole percentage number, whether an increase or a reduction, must be notified to our company. The relevant percentage figure is calculated by reference to the aggregate par value of the shares in which the shareholder is interested as a proportion of the entire par value of our share capital. Where the percentage level of the shareholder’s interest does not amount to a whole percentage, this figure may be rounded down to the next whole number. All such disclosures should be notified to our company within 5 business days of the transaction or alteration of the shareholder’s interests that gave rise to the requirement to notify. Where a person fails to comply with the notification requirements described above, no right or interest of any kind whatsoever in respect of any of our shares concerned held by such person shall be enforceable by such person, whether directly or indirectly, by action or legal proceeding. However, such person may apply to the court to have the rights attaching to the shares concerned reinstated.

In addition to the above disclosure requirement, under the Irish Companies Acts, we may by notice in writing require a person whom we know or have reasonable cause to believe to be, or at any time during the three years immediately preceding the date on which such notice is issued to have been, interested in shares comprised in our relevant share capital to: (a) indicate whether or not it is the case and (b) where such person holds or has during that time held an interest in our shares, to give such further information as we may require, including particulars of such person’s own past or present interests in our shares. Any information given in response to the notice is required to be given in writing within such reasonable time as may be specified in the notice.

Where we serve such a notice on a person who is or was interested in our shares and that person fails to give our company any information required within the reasonable time specified, we may apply to court for an order directing that the affected shares be subject to certain restrictions.

Under the Irish Companies Acts, the restrictions that may be placed on the shares by the court are as follows:

(a)	any transfer of those shares, or in the case of unissued shares any transfer of the right to be issued with shares and any issue of shares, shall be void;

(b)	no voting rights shall be exercisable in respect of those shares;

(c)	no further shares shall be issued in right of those shares or in pursuance of any offer made to the holder of those shares; and

(d)	no payment shall be made of any sums due from us on those shares, whether in respect of capital or otherwise.

Where our shares are subject to these restrictions, the court may order the shares to be sold and may also direct that the shares shall cease to be subject to these restrictions.

In addition to the statutory rights set out above, our articles of association allow our directors to suspend the voting rights attaching to the relevant shares without recourse to the courts where a disclosure notice has not been complied with. Where the disclosure notice that has not been complied with relates to at least 0.25 per cent of the nominal value of all the issued shares of that class, the articles of association also permit the directors to take the following action without recourse to the courts:

(a)	dividends and other distributions payable on those shares may be suspended;

(b)	the directors may decline to register transfers of those shares until the disclosure notice has been complied with or the directors are satisfied that they have been provided with the details of the beneficial owner of the shares or the shares have been transferred on a stock market where the shares are normally traded or are acquired by a person unconnected to the persons believed to have been interested in the shares.

It is within the directors’ general discretion to end the suspension of rights imposed pursuant to these powers under the articles of association.

Anti-Takeover Provisions

Shareholder Rights Plans and Share Issuances

Irish law does not expressly prohibit companies from issuing share purchase rights or adopting a shareholder rights plan as an anti-takeover measure. However, there is no directly relevant case law on the validity of such plans under Irish law, and shareholder approval may be required under Irish law to implement such a plan. In addition, such a plan would be subject to the Irish Takeover Rules described below.

Subject to the Irish Takeover Rules described below, the board has power to issue any of our authorized and unissued shares on such terms and conditions as it may determine (as described above under “—Capital Structure—Authorized Share Capital”) and any such action should be taken in our best interests. It is possible, however, that the terms and conditions of any issue of preferred shares could discourage a takeover or other transaction that holders of some or a majority of the ordinary shares believe to be in their best interests or in which holders might receive a premium for their shares over the then market price of the shares.

Irish Takeover Rules and Substantial Acquisition Rules

A transaction by virtue of which a third party is seeking to acquire 30% or more of the voting rights of Warner Chilcott plc will be governed by the Irish Takeover Panel Act 1997 and the Irish Takeover Rules made thereunder and will be regulated by the Irish Takeover Panel. The “General Principles” of the Irish Takeover Rules and certain important aspects of the Irish Takeover Rules are described below.

General Principles

The Irish Takeover Rules are built on the following General Principles which will apply to any transaction regulated by the Irish Takeover Panel:

•

in the event of an offer, all classes of shareholders of the target company should be afforded equivalent treatment and, if a person acquires control of a company, the other holders of securities must be protected;

•	the holders of securities in the target company must have sufficient time to allow them to make an informed decision regarding the offer;

•

the board of a company must act in the interests of the company as a whole. If the board of the target company advises the holders of securities as regards the offer, it must advise on the effects of the implementation of the offer on employment, employment conditions and the locations of the target company’s place of business;

•	false markets in the securities of the target company or any other company concerned by the offer must not be created;

•	a bidder can only announce an offer after ensuring that he or she can fulfill in full the consideration offered;

•

a target company may not be hindered longer than is reasonable by an offer for its securities. This is a recognition that an offer will disrupt the day-to-day running of a target company particularly if the offer is hostile and the board of the target company must divert its attention to resist the offer; and

•

a “substantial acquisition” of securities (whether such acquisition is to be effected by one transaction or a series of transactions) will only be allowed to take place at an acceptable speed and shall be subject to adequate and timely disclosure.

Mandatory Bid

If an acquisition of shares were to increase the aggregate holding of an acquirer and its concert parties to shares carrying 30% or more of the voting rights in Warner Chilcott plc, the acquirer and, depending on the circumstances, its concert parties would be required (except with the consent of the Irish Takeover Panel) to make a cash offer for the outstanding shares at a price not less than the highest price paid for the shares by the acquirer or its concert parties during the previous 12 months. This requirement would also be triggered by an acquisition of shares by a person holding (together with its concert parties) shares carrying between 30% and 50% of the voting rights in Warner Chilcott plc if the effect of such acquisition were to increase the percentage of the voting rights held by that person (together with its concert parties) by 0.05% within a twelve-month period. A single holder (that is, a holder excluding any parties acting in concert with the holder) holding more than 50% of the voting rights of a company is not subject to this rule.

Voluntary Bid; Requirements to Make a Cash Offer and Minimum Price Requirements

A voluntary offer is an offer that is not a mandatory offer. If a bidder or any of its concert parties acquire our ordinary shares within the period of three months prior to the commencement of the offer period, the offer price must be not less than the highest price paid for our ordinary shares by the bidder or its concert parties during that period. The Irish Takeover Panel has the power to extend the “look back” period to 12 months if the Irish Takeover Panel, having regard to the General Principles, believes it is appropriate to do so.

If the bidder or any of its concert parties has acquired our ordinary shares (i) during the period of 12 months prior to the commencement of the offer period which represent more than 10% of our total ordinary shares or (ii) at any time after the commencement of the offer period, then the offer shall be in cash (or accompanied by a full cash alternative) and the price per Warner Chilcott plc ordinary share shall be not less than the highest price paid by the bidder or its concert parties during, in the case of (i), the period of 12 months prior to the commencement of the offer period and, in the case of (ii), the offer period. The Irish Takeover Panel may apply this rule to a bidder who, together with its concert parties, has acquired less than 10% of our total ordinary shares in the 12-month period prior to the commencement of the offer period if the Panel, having regard to the General Principles, considers it just and proper to do so.

An offer period will generally commence from the date of the first announcement of the offer or proposed offer.

Substantial Acquisition Rules

The Irish Takeover Rules also contain rules governing substantial acquisitions of shares which restrict the speed at which a person may increase his or her holding of shares and rights over shares to an aggregate of between 15% and 30% of the voting rights of Warner Chilcott plc. Except in certain circumstances, an acquisition or series of acquisitions of shares or rights over shares representing 10% or more of the voting rights of Warner Chilcott plc is prohibited, if such acquisition(s), when aggregated with shares or rights already held, would result in the acquirer holding 15% or more but less than 30% of the voting rights of Warner Chilcott plc and such acquisitions are made within a period of seven days. These rules also require accelerated disclosure of acquisitions of shares or rights over shares relating to such holdings.

Frustrating Action

Under the Irish Takeover Rules, our board of directors is not permitted to take any action that might frustrate an offer for our shares once the board of directors has received an approach which may lead to an offer or has reason to believe an offer is imminent except as noted below. Potentially frustrating actions such as (i) the issue of shares, options or convertible securities, (ii) material disposals, (iii) entering into contracts other than in the ordinary course of business or (iv) any action, other than seeking alternative offers, which may result in frustration of an offer, are prohibited during the course of an offer or at any time during which the board has reason to believe an offer is imminent. Exceptions to this prohibition are available where:

(a)	the action is approved by our shareholders at a general meeting; or

(b)	with the consent of the Irish Takeover Panel where:

(i)	the Irish Takeover Panel is satisfied the action would not constitute a frustrating action;

(ii)	the holders of 50% of the voting rights state in writing that they approve the proposed action and would vote in favor of it at a general meeting;

(iii)	in accordance with a contract entered into prior to the announcement of the offer; or

(iv)	the decision to take such action was made before the announcement of the offer and either has been at least partially implemented or is in the ordinary course of business.

For other provisions that could be considered to have an anti-takeover effect, please see above at “—Preemption Rights, Share Warrants and Share Options” and “—Disclosure of Interests in Shares,” in addition to “—Corporate Governance,” “—Election of Directors,” “—Vacancies on Board of Directors,” “—Removal of Directors,” “—Shareholder Consent to Action Without Meeting,” “—Director Nominations; Proposals of Shareholders” and “—Amendment of Governing Documents” below.

Corporate Governance

Our articles of association delegate the day-to-day management of our company to the board of directors. The board of directors may then delegate management of our company to committees, executives or to a management team, but regardless, the directors will remain responsible, as a matter of Irish law, for the proper management of the affairs of our company. Our committees include a Compensation Committee, a Nominating and Corporate Governance Committee and an Audit Committee. In addition, we have adopted a Code of Business Conduct and Ethics.

Legal Name; Formation; Fiscal Year; Registered Office

The legal and commercial name of our company is Warner Chilcott public limited company. Warner Chilcott plc was incorporated in Ireland as a public limited company on June 2, 2009 with company registration number 471506. Our fiscal year ends on December 31, and our registered address is Unit 19, Ardee Business Park, Hale Street, Ardee, Co. Louth, Ireland.

Duration; Dissolution; Rights upon Liquidation

Our duration is unlimited. We may be dissolved at any time by way of either a shareholders’ voluntary winding up or a creditors’ voluntary winding up. In the case of a shareholders’ voluntary winding up, the consent of not less than 75% of the shareholders of our company is required. We may also be dissolved by way of court order on the application of a creditor, or by the Companies Registration Office as an enforcement measure where we have failed to file certain returns.

The rights of the shareholders to a return of our company’s assets on dissolution or winding up, following the settlement of all claims of creditors, may be prescribed in our articles of association or the terms of any preferred shares issued by our company from time to time. The holders of any preferred shares in particular may have the right to priority in a dissolution or winding up of our company. If our articles of association contain no specific provisions in respect of a dissolution or winding up then, subject to the priorities of any creditors, our assets will be distributed to shareholders in proportion to the paid-up par value of the shares held. Our articles of association provide that the ordinary shareholders of our company are entitled to participate pro rata in a winding up, but their right to do so may be subject to the rights of any preferred shareholders to participate under the terms of any series or class of preferred shares.

Certificated and Uncertificated Shares

The shares of our company may be represented in either certificated or uncertificated form.

Stock Exchange Listing

Our ordinary shares are listed on NASDAQ under the symbol “WCRX.”

No Liability for Further Calls or Assessments

All of our issued shares have been duly and validly issued and fully paid.

Transfer and Registration of Shares

Our company’s share register is maintained by our Transfer Agent, American Stock Transfer & Trust Company, LLC. Registration in this share register is determinative of membership in Warner Chilcott plc. A shareholder of who holds our shares through DTC is not the holder of record of such shares. Instead, the depository (for example, Cede & Co., as nominee for DTC) or other nominee is the holder of record of such shares. Accordingly, a transfer of shares from a person who holds such shares through DTC to a person who also holds such shares through DTC will not be registered in our company’s official share register, as the depository or other nominee will remain the record holder of such shares.

A written instrument of transfer is required under Irish law in order to register on our company’s official share register any transfer of shares (i) from a person who holds such shares outside of DTC to any other person, (ii) from a person who holds such shares through DTC to a person who holds such shares outside of DTC or (iii) from a person who holds such shares through a depository to another person who holds such shares through a depository where the transfer involves a change in the depository or other nominee that is the record owner of the transferred shares. An instrument of transfer also is required for a shareholder who holds shares outside of DTC to transfer those shares into his or her own broker account at a depository (or vice versa). Such instruments of transfer may give rise to Irish stamp duty, which must be paid prior to registration of the transfer on our company’s official Irish share register.

Our articles of association delegate to our Secretary or an assistant secretary the authority to execute an instrument of transfer on behalf of a transferring party, which the Secretary or an assistant secretary may do if for any reason such instrument is required and has not been lodged with the company. We may, in our absolute discretion, pay (or cause one of our affiliates to pay) any Irish stamp duty payable in respect of a transfer of shares. Our articles of association provide that, in the event of any such payment, we (i) may seek reimbursement from the buyer, (ii) have a lien against the Warner Chilcott plc shares acquired by such buyer and any dividends paid on such shares and (iii) may set-off the amount of the Irish stamp duty against future dividends on such shares.

The directors may decline to recognize any instrument of transfer unless:

(i)	the instrument of transfer is duly stamped (if required by law) and lodged with the company, at such place as the directors shall appoint for the purpose, accompanied by the certificate for the shares (if any has been issued) to which it relates, and such other evidence as the directors may reasonably require to show the right of the transferor to make the transfer,

(ii)	the instrument of transfer is in respect of only one class of share, and

(iii)	they are satisfied that all applicable consents, authorizations, permissions or approvals required to be obtained pursuant to any applicable law or agreement prior to such transfer have been obtained or that no such consents, authorizations, permissions or approvals are required.

Election of Directors

The Irish Companies Acts provide for a minimum of two directors. Our articles of association provide for a minimum of two directors and a maximum of ten directors. The shareholders of our company may from time to time increase or reduce the maximum number of directors by ordinary resolution, or increase the minimum number of directors by a special resolution amending the articles of association.

Directors are elected by the affirmative vote of a majority of the votes cast by shareholders at an annual general meeting. Any nominee for director who does not receive a majority of the votes cast is not elected to the board. Each director serves a three-year term, with the expiration of such three-year terms staggered according to class.

Vacancies on Board of Directors

Our articles of association provide that the directors shall have the authority to appoint one or more directors to our board, subject to the maximum number of directors provided for in the articles of association. A vacancy caused by the removal of a director by shareholders may be filled at the meeting at which the director is removed by resolution of our shareholders. If not, it may be filled by the board of directors.

Any director so appointed or elected shall constitute a member of the class of directors represented by the person that was replaced. During any vacancy in the board, the remaining directors shall have full power to act as the board.

Removal of Directors

The Irish Companies Acts provide that notwithstanding anything contained in the articles of association of a company or in any agreement between that company and a director, the shareholders may by an ordinary resolution remove a director from office before the expiration of his or her term. The power of removal is without prejudice to any claim for damages for breach of contract (e.g., employment contract) which the director may have against our company in respect of his or her removal.

Duties of the Board of Directors

Our directors have certain statutory and fiduciary duties. All of the directors have equal and overall responsibility for the management of our company (although directors who also serve as employees will have additional responsibilities and duties arising under their employment agreements and will be expected to exercise a greater degree of skill and diligence than non-executive directors). The principal directors’ duties include the common law fiduciary duties of good faith and exercising due care and skill. The statutory duties include ensuring the maintenance of proper books of account, having annual accounts prepared, having an annual audit performed, the duty to maintain certain registers and make certain filings as well as disclosure of personal interests. Particular duties also apply to directors of insolvent companies (for example, the directors could be liable to sanctions where they are deemed by the court to have carried on the business of our company while insolvent, without due regard to the interests of creditors). For public limited companies like ours, directors are under a specific duty to ensure that the Secretary is a person with the requisite knowledge and experience to discharge the role.

Indemnification of Directors and Officers; Insurance

Our articles of association confer an indemnity on our directors and Secretary only in the limited circumstances permitted by the Irish Companies Acts. The Irish Companies Acts prescribe that such an indemnity only permits a company to pay the costs or discharge the liability of a director or the Secretary where judgment is given in any civil or criminal action in respect of such costs or liability, or where an Irish court grants relief because the director or Secretary acted honestly and reasonably and ought fairly to be excused. This restriction does not apply to executives who are not directors or the Secretary of our company. Any provision which seeks to indemnify a director or secretary of an Irish company over and above this shall be void under Irish law, whether contained in its articles of association or any contract between the director and the company.

We and our wholly owned subsidiary Warner Chilcott Limited have entered into indemnification agreements (the “Indemnification Agreements”) with each of our directors and our Secretary that provide for indemnification and expense advancement and include related provisions meant to facilitate the indemnitee’s receipt of such benefits. Specifically, the Indemnification Agreements provide that Warner Chilcott Limited will indemnify the indemnitee against claims related to such indemnitee’s service to our company, and against claims related to such indemnitee’s service to Warner Chilcott Limited, except (i) in respect of any claim as to which a final and non-appealable judgment is rendered against the indemnitee (x) for an accounting of profits made from the purchase or sale by such indemnitee of securities of our company, or Warner Chilcott Limited, as applicable, pursuant to the provisions of Section 16(b) of the Exchange Act or similar provision of state statutory or common law or (y) for reimbursement to our company, or Warner Chilcott Limited, as applicable, of any bonus or other incentive-based or equity-based compensation or of any profits realized by such indemnitee from the sale of securities of our company, or Warner Chilcott Limited, as applicable, as required under the Exchange Act; (ii) in certain circumstances, in respect of any action, suit or proceeding initiated by the indemnitee against our company, Warner Chilcott Limited or any of our respective subsidiaries, directors, officers, employees, agents or other indemnities; (iii) in respect of any proceeding brought by our company, Warner Chilcott Limited or any of our respective subsidiaries against such indemnitee; (iv) in respect of any claim as to which a court of competent jurisdiction has determined in a final and non-appealable judgment that indemnification is not permitted under applicable law; (v) in respect of any claim as to which the indemnitee is convicted of a crime constituting a felony under the laws of the jurisdiction where the criminal action was brought (or, where a jurisdiction does not classify any crime as a felony, a crime for which the indemnitee is sentenced to death or imprisonment for a term exceeding one year). The Indemnification Agreements provide that expense advancement is provided subject to an undertaking by the indemnitee to repay amounts advanced if it is ultimately determined that such person is not entitled to indemnification. The Indemnification Agreements further provide that prior to seeking an indemnification payment or expense advancement under the agreement, the indemnitee shall seek an indemnification payment or expense advancement under any applicable insurance policy. In the event an indemnification payment or expense advancement is not received pursuant to an insurance policy within five business days of a request of the insurer, the indemnitee shall be entitled to receive such indemnification payment or expense advancement pursuant to the terms of the Indemnification Agreement. Any appropriate person or body consisting of a member or members of the board of directors of our company or any other person or body appointed by the board of directors of our company who is not a party to the particular proceeding with respect to which the indemnitee is seeking indemnification, or an independent counsel, may preclude an indemnification payment or expense advancement under the Indemnification Agreement if such person or body determines that the indemnitee is not permitted to be indemnified under applicable law. The indemnitee seeking indemnification may challenge such determination. The Indemnification Agreements provide that in the event the indemnitee receives judgment in his or her favor or the claim against the indemnitee is otherwise disposed of in a manner that allows our company to indemnify such indemnitee under our articles of association as then in effect, we will reimburse Warner Chilcott Limited for any related indemnification payments or expense advancements.

Our directors may on a case-by-case basis decide at their discretion that it is in the best interest of our company to indemnify an individual director from any liability arising from his or her position as a director of our company. However, this discretion must be exercised bona fide in the best interests of our company as a whole.

In addition, our articles of association provide that, as far as is permissible under the Irish Companies Acts, we shall indemnify any executive officer of our company (excluding the Secretary) against any expenses, including attorney’s fees, judgments, fines, and amounts paid in settlement actually and reasonably incurred by him or her in connection with any threatened, pending, or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, to which he or she was, is, or is threatened to be made a party, or is otherwise involved, by reason of the fact that he or she is or was an executive officer. This indemnity does not extend to any liability arising out of (a) any fraud or dishonesty in the performance of such person’s duty to our company, or (b) such person’s conscious, intentional or willful breach of the obligation to act honestly and in good faith with a view to the best interests of our company.

We have taken out directors and officers liability insurance, as well as other types of insurance, for our directors and officers.

Limitation on Director Liability

Under Irish law, a company may not exempt its directors from liability for negligence or a breach of duty. However, where a breach of duty has been established, directors may be statutorily exempted by an Irish court from personal liability for negligence or breach of duty if, among other things, the court determines that they have acted honestly and reasonably, and that they may fairly be excused as a result.

Conflicts of Interest

As a matter of Irish law, a director is under a general fiduciary duty to avoid conflicts of interest. Directors who have a personal interest in a contract or a proposed contract with our company are required to declare the nature of their interest at a meeting of our directors. We are required to maintain a register of such declared interests which must be available for inspection by the shareholders.

Our articles of association provide that a director may hold any other office with our company (except that of auditor) and may be paid extra remuneration therefor; a director may act by himself or for his firm in a professional capacity for our company and shall be entitled to remuneration therefor; and subject to the provisions of the applicable law, a director may be a party to, or otherwise interested in, any transaction or arrangement with our company or in which we are interested. Further, so long as a director declares his interest at the first opportunity at a meeting of the board of directors or by writing to the board of directors, he will not be accountable to our company for any benefit he derives from any such arrangements.

Our articles of association, to the maximum extent permitted under Irish law, renounce any interest or expectancy of our company in opportunities that are presented to our officers, directors or shareholders, or their affiliates.

Shareholders’ Suits

In Ireland, the decision to institute proceedings is generally taken by a company’s board of directors who will usually be empowered to manage the company’s business. In certain limited circumstances, a shareholder may be entitled to bring a derivative action on behalf of Warner Chilcott plc. The central question at issue in deciding whether a minority shareholder may be permitted to bring a derivative action is whether, unless the action is brought, a wrong committed against Warner Chilcott plc would otherwise go un-redressed.

The principal case law in Ireland indicates that to bring a derivative action a person must first establish a prima facie case (1) that the company is entitled to the relief claimed and (2) that the action falls within one of the five exceptions derived from case law, as follows:

•	Where an ultra vires or illegal act is perpetrated.

•	Where more than a bare majority is required to ratify the “wrong” complained of.

•	Where the shareholders’ personal rights are infringed.

•	Where a fraud has been perpetrated upon a minority by those in control.

•	Where the justice of the case requires a minority to be permitted to institute proceedings.

The shareholders of our company may also bring proceedings against our company where the affairs of our company are being conducted, or the powers of the directors are being exercised, in a manner oppressive to the shareholders or in disregard of their interests. Oppression connotes conduct which is burdensome, harsh or wrong. The conduct must relate to our internal management. This is an Irish statutory remedy and the court can grant any order it sees fit, usually providing for the purchase or transfer of the shares of any shareholder.

Shareholder Consent to Action Without Meeting

The Irish Companies Acts provide that shareholders may approve an ordinary or special resolution of shareholders without a meeting if (a) all shareholders sign the written resolution and (b) the company’s articles of association permit written resolutions of shareholders. Our articles of association do not include provisions permitting shareholders to take action by written resolution.

Record Dates for Shareholder Meetings

Our articles of association provide that the record date for any general shareholder meeting shall be at least 10 days and at most 60 days prior to the general meeting.

Director Nominations; Proposals of Shareholders

Our articles of association provide that with respect to general meetings of shareholders, nominations of persons for election to the board of directors and the proposal of business to be considered by shareholders may be proposed by or at the direction of the board of directors; at the direction of the High Court of Ireland; by shareholders in accordance with the relevant provisions of the Irish Companies Acts or, in respect of annual general meetings only, in accordance with the procedures set forth in the articles of association; or by the chairman of the meeting.

In order to comply with the advance notice procedures of our articles of association, a shareholder must give written notice to our Secretary on a timely basis. To be timely for an annual general meeting, notice must be received by the company not less than 120 days nor more than 150 days in advance of the first anniversary of the notice convening Warner Chilcott Limited’s, or Warner Chilcott plc’s, as the case may be, annual general meeting for the prior year.

The notice must include the name and address of the shareholder who intends to make a proposal or nomination and certain affiliates of the shareholder (each, a “Shareholder Associated Person”); the class and number of shares held by the shareholder and any Shareholder Associated Person; a description of any agreement, arrangement or understanding with respect to the proposal or nomination between the shareholder and any Shareholder Associated Person; a description of any agreement, arrangement or understanding that has been entered into by or on behalf of the shareholder or any Shareholder Associated Person the effect or intent of which is to mitigate loss to, manage risk or benefit from share price changes for, or increase or decrease the voting power of, such shareholder or Shareholder Associated Person with respect to shares of Warner Chilcott plc; a representation that the shareholder is a record holder of shares of Warner Chilcott plc and is entitled to vote at the shareholder meeting; and a representation of whether the shareholder or the Shareholder Associated Person, if any, intends to deliver a proxy statement or otherwise solicit proxies in favor of the proposal or nomination. In addition, a notice regarding a shareholder proposal must include the text of the proposal, a brief description of the proposed business and the reasons for conducting such business at the meeting. With respect to a shareholder nomination, we may require the proposed nominee to furnish additional information to determine the eligibility of the proposed nominee to serve as a director.

The chairman of the meeting may refuse to transact any business or may disregard nomination of any person if a shareholder fails to comply with the foregoing procedures.

Additionally, the Irish Companies Acts provide that shareholders holding not less than 10% of the total voting rights may call an extraordinary general meeting for the purpose of considering director nominations or other proposals, as described above under “—General Meetings of Shareholders.”

Adjournment of Shareholder Meetings

Our articles of association provide that the chairman of any shareholder meeting may, with the consent of a majority of votes cast by the shareholders present and voting on an adjournment proposal at a meeting at which a quorum is present, and shall, if so directed by the meeting, adjourn the meeting from time to time and from place to place. No business shall be conducted at any adjourned meeting other than business which might have been transacted at the meeting from which the adjournment took place. Any meeting duly called at which a quorum is not present shall be adjourned and we shall provide notice pursuant to our articles of association.

Amendment of Governing Documents

Irish companies may only alter their memorandum and articles of association by the passing of a special resolution.

Enforcement of Civil Liabilities against Foreign Persons

We have been advised by our Irish counsel, Arthur Cox, that a judgment for the payment of money rendered by a court in the United States based on civil liability would not be automatically enforceable in Ireland. There is no treaty between Ireland and the United States providing for the reciprocal enforcement of foreign judgments. The following requirements must be met before the foreign judgment will be deemed to be enforceable in Ireland:

•	The judgment must be for a definite sum;

•	The judgment must be final and conclusive; and

•	The judgment must be provided by a court of competent jurisdiction.

An Irish court will also exercise its right to refuse judgment if the foreign judgment was obtained by fraud, if the judgment violated Irish public policy, if the judgment is in breach of natural justice or if it is irreconcilable with an earlier foreign judgment.

DESCRIPTION OF DEBT SECURITIES

The debt securities will be our direct general obligations. The debt securities will be either senior debt securities or subordinated debt securities and may be secured or unsecured and may be convertible into other securities, including our ordinary shares. The debt securities will be issued under one or more separate indentures between our company and a financial institution that will act as trustee. Senior debt securities will be issued under a senior indenture. Subordinated debt securities will be issued under a subordinated indenture. The senior indenture and the subordinated indenture is referred to as an indenture. The material terms of any indenture will be set forth in the applicable prospectus supplement.

DESCRIPTION OF WARRANTS

We may issue warrants to purchase debt securities, preferred shares, ordinary shares or other securities. We may issue warrants independently or together with other securities. Warrants sold with other securities may be attached to or separate from the other securities. We will issue warrants under one or more warrant agreements between our company and a warrant agent that we will name in the prospectus supplement.

The prospectus supplement relating to any warrants we offer will include specific terms relating to the offering. These terms will include some or all of the following:

•	the title of the warrants;

•	the aggregate number of warrants offered;

•

the designation, number and terms of the debt securities, preferred stock, common stock, or other securities purchasable upon exercise of the warrants and procedures by which those numbers may be adjusted;

•	the exercise price of the warrants;

•	the dates or periods during which the warrants are exercisable;

•	the designation and terms of any securities with which the warrants are issued;

•	if the warrants are issued as a unit with another security, the date on and after which the warrants and the other security will be separately transferable;

•	if the exercise price is not payable in U.S. dollars, the foreign currency, currency unit or composite currency in which the exercise price is denominated;

•	any minimum or maximum amount of warrants that may be exercised at any one time;

•	any terms relating to the modification of the warrants;

•	any terms, procedures and limitations relating to the transferability, exchange or exercise of the warrants; and

•	any other specific terms of the warrants.

The description in the prospectus supplement will not necessarily be complete and will be qualified in its entirety by reference to the applicable warrant agreement, which will be filed with the SEC.

DESCRIPTION OF PURCHASE CONTRACTS

We may issue purchase contracts for the purchase or sale of debt or equity securities issued by our company or securities of third parties, a basket of such securities, an index or indices of such securities or any combination of the above as specified in the applicable prospectus supplement.

Each purchase contract will entitle the holder thereof to purchase or sell, and obligate us to sell or purchase, on specified dates, such securities at a specified purchase price, which may be based on a formula, all as set forth in the applicable prospectus supplement. We may, however, satisfy our obligations, if any, with respect to any purchase contract by delivering the cash value of such purchase contract or the cash value of the property otherwise deliverable, as set forth in the applicable prospectus supplement. The applicable prospectus supplement will also specify the methods by which the holders may purchase or sell such securities and any acceleration, cancellation or termination provisions or other provisions relating to the settlement of a purchase contract.

The purchase contracts may require us to make periodic payments to the holders thereof or vice versa, which payments may be deferred to the extent set forth in the applicable prospectus supplement, and those payments may be unsecured or prefunded on some basis. The purchase contracts may require the holders thereof to secure their obligations in a specified manner to be described in the applicable prospectus supplement. Alternatively, purchase contracts may require holders to satisfy their obligations thereunder when the purchase contracts are issued. Our obligation to settle such pre-paid purchase contracts on the relevant settlement date may constitute indebtedness. Accordingly, pre-paid purchase contracts will be issued under either the senior indenture or the subordinated indenture.

DESCRIPTION OF UNITS

As specified in the applicable prospectus supplement, we may issue units consisting of one or more purchase contracts, warrants, debt securities, preferred shares, ordinary shares or any combination of such securities.

FORMS OF SECURITIES

Each debt security, warrant and unit will be represented either by a certificate issued in definitive form to a particular investor or by one or more global securities representing the entire issuance of securities. Certificated securities in definitive form and global securities will be issued in registered form. Definitive securities name you or your nominee as the owner of the security, and in order to transfer or exchange these securities or to receive payments other than interest or other interim payments, you or your nominee must physically deliver the securities to the trustee, registrar, paying agent or other agent, as applicable. Global securities name a depositary or its nominee as the owner of the debt securities, warrants or units represented by these global securities. The depositary maintains a computerized system that will reflect each investor’s beneficial ownership of the securities through an account maintained by the investor with its broker/dealer, bank, trust company or other representative, as we explain more fully below.

Registered Global Securities

We may issue the registered debt securities, warrants and units in the form of one or more fully registered global securities that will be deposited with a depositary or its nominee identified in the applicable prospectus supplement and registered in the name of that depositary or nominee. In those cases, one or more registered global securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal or face amount of the securities to be represented by registered global securities. Unless and until it is exchanged in whole for securities in definitive registered form, a registered global security may not be transferred except as a whole by and among the depositary for the registered global security, the nominees of the depositary or any successors of the depositary or those nominees.

If not described below, any specific terms of the depositary arrangement with respect to any securities to be represented by a registered global security will be described in the prospectus supplement relating to those securities. We anticipate that the following provisions will apply to all depositary arrangements.

Ownership of beneficial interests in a registered global security will be limited to persons, called participants, that have accounts with the depositary or persons that may hold interests through participants. Upon the issuance of a registered global security, the depositary will credit, on its book-entry registration and transfer system, the participants’ accounts with the respective principal or face amounts of the securities beneficially owned by the participants. Any dealers, underwriters or agents participating in the distribution of the securities will designate the accounts to be credited. Ownership of beneficial interests in a registered global security will be shown on, and the transfer of ownership interests will be effected only through, records maintained by the depositary, with respect to interests of participants, and on the records of participants, with respect to interests of persons holding through participants. The laws of some states may require that some purchasers of securities take physical delivery of these securities in definitive form. These laws may impair your ability to own, transfer or pledge beneficial interests in registered global securities.

So long as the depositary, or its nominee, is the registered owner of a registered global security, that depositary or its nominee, as the case may be, will be considered the sole owner or holder of the securities represented by the registered global security for all purposes under the applicable indenture, warrant agreement or unit agreement. Except as described below, owners of beneficial interests in a registered global security will not be entitled to have the securities represented by the registered global security registered in their names, will not receive or be entitled to receive physical delivery of the securities in definitive form and will not be considered the owners or holders of the securities under the applicable indenture, warrant agreement or unit agreement. Accordingly, each person owning a beneficial interest in a registered global security must rely on the procedures of the depositary for that registered global security and, if that person is not a participant, on the procedures of the participant through which the person owns its interest, to exercise any rights of a holder under the applicable indenture, warrant agreement or unit agreement. We understand that under existing industry practices, if we request any action of holders or if an owner of a beneficial interest in a registered global security desires to give or take any action that a holder is entitled to give or take under the applicable indenture, warrant agreement or unit agreement, the depositary for the registered global security would authorize the participants holding the relevant beneficial interests to give or take that action, and the participants would authorize beneficial owners owning through them to give or take that action or would otherwise act upon the instructions of beneficial owners holding through them.

Principal, premium, if any, and interest payments on debt securities, and any payments to holders with respect to warrants or units, represented by a registered global security registered in the name of a depositary or its nominee will be made to the depositary or its nominee, as the case may be, as the registered owner of the registered global security. None of Warner Chilcott, its affiliates, the trustees, the warrant agents, the unit agents or any other agent of Warner Chilcott, agent of the trustees or agent of the warrant agents or unit agents will have any responsibility or liability for any aspect of the records relating to payments made on account of beneficial ownership interests in the registered global security or for maintaining, supervising or reviewing any records relating to those beneficial ownership interests.

We expect that the depositary for any of the securities represented by a registered global security, upon receipt of any payment of principal, premium, interest or other distribution of underlying securities or other property to holders on that registered global security, will immediately credit participants’ accounts in amounts proportionate to their respective beneficial interests in that registered global security as shown on the records of the depositary. We also expect that payments by participants to owners of beneficial interests in a registered global security held through participants will be governed by standing customer instructions and customary practices, as is now the case with the securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of those participants.

If the depositary for any of these securities represented by a registered global security is at any time unwilling or unable to continue as depositary or ceases to be a clearing agency registered under the Securities Exchange Act of 1934, and a successor depositary registered as a clearing agency under the Securities Exchange Act of 1934 is not appointed by us within 90 days, we will issue securities in definitive form in exchange for the registered global security that had been held by the depositary. Any securities issued in definitive form in exchange for a registered global security will be registered in the name or names that the depositary gives to the relevant trustee, warrant agent, unit agent or other relevant agent of ours or theirs. It is expected that the depositary’s instructions will be based upon directions received by the depositary from participants with respect to ownership of beneficial interests in the registered global security that had been held by the depositary.

PLAN OF DISTRIBUTION

We and/or the selling shareholders, if applicable, may sell the securities in one or more of the following ways (or in any combination) from time to time:

•	through underwriters or dealers;

•	directly to a limited number of purchasers or to a single purchaser; or

•	through agents.

The prospectus supplement will state the terms of the offering of the securities, including:

•	the name or names of any underwriters, dealers or agents;

•	the purchase price of such securities and the proceeds to be received by us, if any;

•	any underwriting discounts or agency fees and other items constituting underwriters’ or agents’ compensation;

•	any initial public offering price;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any securities exchanges on which the securities may be listed.

Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

If we and/or the selling shareholders, if applicable, use underwriters in the sale, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including:

•	negotiated transactions;

•	at a fixed public offering price or prices, which may be changed;

•	at market prices prevailing at the time of sale;

•	at prices related to prevailing market prices; or

•	at negotiated prices.

Unless otherwise stated in a prospectus supplement, the obligations of the underwriters to purchase any securities will be conditioned on customary closing conditions and the underwriters will be obligated to purchase all of such series of securities, if any are purchased.

We and/or the selling shareholders, if applicable, may sell the securities through agents from time to time. The prospectus supplement will name any agent involved in the offer or sale of the securities and any commissions we pay to them. Generally, any agent will be acting on a best efforts basis for the period of its appointment.

We and/or the selling shareholders, if applicable, may authorize underwriters, dealers or agents to solicit offers by certain purchasers to purchase the securities from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth any commissions we pay for solicitation of these contracts.

Underwriters and agents may be entitled under agreements entered into with us and/or the selling shareholders, if applicable, to indemnification by us and/or the selling shareholders, if applicable, against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the underwriters or agents may be required to make.

The prospectus supplement may also set forth whether or not underwriters may over-allot or effect transactions that stabilize, maintain or otherwise affect the market price of the securities at levels above those that might otherwise prevail in the open market, including, for example, by entering stabilizing bids, effecting syndicate covering transactions or imposing penalty bids.

Underwriters and agents may be customers of, engage in transactions with, or perform services for us and our affiliates in the ordinary course of business.

Each series of securities will be a new issue of securities and will have no established trading market, other than our ordinary shares, which are listed on NASDAQ. Any underwriters to whom securities are sold for public offering and sale may make a market in the securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. The securities, other than our ordinary shares, may or may not be listed on a national securities exchange.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended. You may read and copy this information at the following location of the Securities and Exchange Commission:

Public Reference Room

100 F Street, N.E.

Room 1580

Washington, D.C. 20549

You may also obtain copies of this information by mail from the Public Reference Section of the Securities and Exchange Commission, 100 F Street, N.E., Room 1580, Washington, D.C. 20549, at prescribed rates. You may obtain information on the operation of the Securities and Exchange Commission’s Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission also maintains an Internet worldwide web site that contains reports, proxy statements and other information about issuers like Warner Chilcott who file electronically with the Securities and Exchange Commission. The address of the site is http://www.sec.gov.

The Securities and Exchange Commission allows us to incorporate by reference information into this document. This means that we can disclose important information to you by referring you to another document filed separately with the Securities and Exchange Commission. The information incorporated by reference is considered to be a part of this document, except for any information superseded by information that is included directly in this document or incorporated by reference subsequent to the date of this document.

This prospectus incorporates by reference the documents listed below and any future filings that we make with the Securities and Exchange Commission under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (other than information in the documents or filings that is deemed to have been furnished and not filed) until all the securities offered under this prospectus are sold.

Warner Chilcott SEC Filings	Period or Date Filed
Annual Report on Form 10-K, as amended	Fiscal year ended December 31, 2008

Quarterly Reports on Form 10-Q	Quarters ended March 31, 2009, June 30, 2009 and September 30, 2009

Current Reports on Form 8-K	Filed on January 30, 2009, March 17, 2009, March 20, 2009, May 4, 2009, May 11, 2009 (except Item 2.02), June 26, 2009, August 3, 2009, August 6, 2009, August 21, 2009, August 24, 2009, September 10, 2009 (except Item 7.01), September 23, 2009 (except Item 7.01), October 16, 2009, October 21, 2009, October 23, 2009, and November 2, 2009, as amended on November 13, 2009

Documents incorporated by reference are available from us without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit in this document. You can obtain documents incorporated by reference in this document by requesting them in writing or by telephone from the appropriate company at the following addresses:

c/o Warner Chilcott Corporation

100 Enterprise Drive

Rockaway, NJ 07866

Attention: Investor Relations

Telephone: (973) 442-3200

INFORMATION CONCERNING FORWARD-LOOKING STATEMENTS

This prospectus and the financial statements and other documents incorporated by reference in this prospectus contain forward-looking statements, including statements concerning our operations, our economic performance and financial condition, and our business plans and growth strategy and product development efforts. These statements constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The words “may,” “might,” “will,” “should,” “estimate,” “project,” “plan,” “anticipate,” “expect,” “intend,” “outlook,” “believe” and other similar expressions are intended to identify forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their dates. These forward-looking statements are based on estimates and assumptions by our management that, although we believe to be reasonable, are inherently uncertain and subject to a number of risks and uncertainties.

The following represent some, but not necessarily all, of the factors that could cause actual results to differ from historical results or those anticipated or predicted by our forward-looking statements:

•	our substantial indebtedness;

•	competitive factors in the industry in which we operate (including the approval and introduction of generic or branded products that compete with our products);

•	our ability to protect our intellectual property;

•

a delay in qualifying our manufacturing facility to produce our products or production or regulatory problems with either third-party manufacturers upon whom we may rely for some of our products or our own manufacturing facilities;

•

pricing pressures from reimbursement policies of private managed care organizations and other third-party payors, government-sponsored health systems, the continued consolidation of the distribution network through which we sell our products, including wholesale drug distributors and the growth of large retail drug store chains;

•	the loss of key senior management or scientific staff;

•	adverse outcomes in our outstanding litigation or an increase in the number of litigation matters to which we are subject;

•

government regulation affecting the development, manufacture, marketing and sale of pharmaceutical products, including our ability and the ability of companies with which we do business to obtain necessary regulatory approvals;

•	our ability to manage the growth of our business by successfully identifying, developing, acquiring or licensing new products at favorable prices and marketing such new products;

•	our ability to obtain regulatory approval and customer acceptance of new products, and continued customer acceptance of our existing products;

•	changes in tax laws or interpretations that could increase our consolidated tax liabilities; and

•

the other factors that are described under “Risk Factors” in our periodic filings including our most recent annual report, our Current Report on Form 8-K filed on November 2, 2009, and other risks detailed from time-to-time in our public filings, financial statements and other investor communications.

Our actual results or performance could differ materially from those expressed in, or implied by, any forward-looking statements relating to those matters. Accordingly, no assurances can be given that any of the events anticipated by the forward-looking statements will transpire or occur, or if any of them do so, what impact they will have on our results of operations or financial condition. Except as required by law, we are under no obligation, and expressly disclaim any obligation, to update, alter or otherwise revise any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future events or otherwise.

LEGAL MATTERS

The validity of the ordinary shares and preferred shares in respect of which this prospectus is being delivered will be passed on for us by Arthur Cox, Solicitors, Dublin, Ireland. The validity of the other securities in respect of which this prospectus is being delivered will be passed on for us by Davis Polk & Wardwell LLP, New York, New York.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2008 have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The financial statements of Procter & Gamble Pharmaceuticals as of June 30, 2009 and June 30, 2008 and for each of the three years in the period ended June 30, 2009 incorporated in this prospectus by reference from the Current Report on Form 8-K of Warner Chilcott plc dated November 13, 2009 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference. Such financial statements have been so incorporated in reliance upon the report of such firm given on their authority as experts in auditing and accounting.